As filed with the Commission on November 12, 1999    File No. 333-_______



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                Humboldt Bancorp
             (Exact name of registrant as specified in its charter)

          California                          6712                93-1175446
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)      Classification Code)    Identification No.)

                                701 Fifth Street
                            Eureka, California 95501
                                 (707) 445-3233
          (Address and telephone number of principal executive offices)

                                Theodore S. Mason
                                    President
                                701 Fifth Street
                            Eureka, California 95501
                                 (707) 445-3233
            (Name, address and telephone number of agent for service)

                                   Copies to:

             Daniel B. Eng, Esq.                  Gary S. Findley, Esq.
            Regina Schroder, Esq.           Gary Steven Findley & Associates
         Bartel Eng Linn & Schroder             1470 North Hundley Street
        300 Capitol Mall, Suite 1100            Anaheim, California 92806
        Sacramento, California 95814            Telephone: (714) 630-7136
          Telephone: (916) 442-0400

        Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration   statement  for  the  same  offering.   |_|  If  this Form  is  a
post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                       Proposed maximum
    Title of each class of            aggregate offering          Amount of
 securities to be registered                 price            registration fee


--------------------------------------------------------------------------------
Common Stock, no par value               $8,000,000 (1)           $2,224 (1)

================================================================================

     (1) Calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

         Humboldt Bancorp hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Humboldt Bancorp shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1999
                                   PROSPECTUS
                              _____________ Shares
                                Humboldt Bancorp
                                  Common Stock

     We are offering a minimum of _____ shares and a maximum of ______ shares of our common stock. Prior to this offering, there has been only a limited market for our shares. Our shares are currently quoted on the OTC Bulletin Board under the symbol, "HBEK". However, we have filed an application with The NASDAQ National Market under the symbol, "HBEK". That application is currently pending. Based our business prospects, the recent trading price of our common stock quoted on the OTC Bulletin Board, and other factors, we anticipate that the offering price for the Common Stock will be $_____ per share.

     This is a "best efforts" offering by us, and it will be terminated upon the sale of a total of $8 million in shares or [30 days after the date of the effectiveness], whichever occurs first. However, we reserve the right to terminate the offering at any time after the sale of the minimum offering amount of $6 million in shares. The close of this offering is conditioned upon the sale of at least $6 million in shares and approval of a merger with Global Bancorp. Subscriptions are binding on subscribers and may not be revoked by subscribers without our consent. Pending closing, proceeds will be held in an interest-bearing account with our escrow agent, Pacific Coast Banker's Bank.

                           Price Per Share: $________
                     Proposed trading symbol: NASDAQ - HBEK

                                                                                              Proceeds to
                                                                 Underwriting               Humboldt Before
                                         Price to Public          Commissions              Offering Expenses
------------------------------------- ---------------------- ---------------------- --------------------------------

Per Share                                      -                       -                           -
Total Minimum                              $6,000,000                None                     $6,000,000
Total Maximum                              $8,000,000                None                     $8,000,000


     This offering will be made on our behalf by our directors and executive officers, to whom no commission or other compensation will be paid on account of such activity. We believe that our officers and directors will not be deemed brokers under the Securities and Exchange Act of 1934 (the "Exchange Act"), based on reliance on Rule 3a4-1 of the Exchange Act.

     An investment in our common stock involves risks. Please refer to our more extensive discussion of "Risk Factors" beginning on page __.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. Please note that the shares being offered are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and the shares are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, or any other governmental agency.

                  The date of this Prospectus is ________, 2000

[Humboldt Logo]
[Map of Northern California]
[Location of subsidiaries and their branch offices]


     The Company's shares are quoted on the OTC Bulletin Board under the symbol, "HBEK". The offering price may not reflect the market price of our shares after this offering.


                                Humboldt Bancorp

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. Except as otherwise specifically noted herein, all of the information in this Prospectus assumes that the merger with Global Bancorp will have taken place.

Humboldt Bancorp

     Humboldt Bancorp is a California corporation that owns two banks and part of a leasing company. Our main office is located at 701 Fifth Street, Eureka, California 95501 and our telephone number is (707) 445-3233.

     We own two banks. Humboldt Bank, a California community bank headquartered in Eureka, California. Humboldt Bank is licensed by the California Department of Financial Institutions. Humboldt Bank's deposits are insured up to the $100,000 legal limit by the Federal Deposit Insurance Corporation. In addition to its Eureka headquarters office, Humboldt Bank has nine branch offices located in Humboldt, Trinity and Mendocino counties, including two former branch offices of CalFed Bank which were acquired by Humboldt Bank on August 27, 1999. These two branch offices have total deposits of approximately $72.2 million and loans of $0.1 million. One branch office is located in Ukiah, California and the other in Eureka, California. As part of our merger with Global Bancorp and its subsidiary Capitol Thrift & Loan, Humboldt Bank will acquire the San Jose branch of Capitol Thrift. That branch office is estimated to have approximately $63 million in total deposits and approximately $63 million in loans.

     Our other bank is Capitol Valley Bank, a California community bank with one main branch in Roseville, California. Capitol Valley Bank is licensed by the California Department of Financial Institutions. Its deposits are insured up to the $100,000 legal limit by the Federal Deposit Insurance Corporation. Capitol Valley Bank opened for business on March 3, 1999. In September 1999, Humboldt Bancorp acquired Silverado Merger Corporation, formerly Silverado Bank, a bank in organization located in Roseville, California, which had yet to raise the necessary capital to open as a commercial banking institution. Although Silverado Merger Corporation had no operations, Capitol Valley Bank hired its former president, and several of its former directors became directors of Capitol Valley Bank, to assist Capitol Valley Bank in generating new business. As part of the acquisition, Humboldt Bancorp raised $1.6 million in additional capital.

     We also own 50% of Bancorp Financial Services, Inc., a California corporation. Bancorp Financial Services makes consumer automobile loans and commercial equipment leases, of less than $100,000, to small businesses. Bancorp Financial Services is located in Sacramento, California.

     On November 1, 1999, we entered into a merger agreement with Global Bancorp. Global Bancorp is a California corporation that owns Capitol Thrift & Loan Association, a California industrial loan company which is licensed by the California Department of Financial Institutions. Capitol Thrift has 10 branches located throughout California. Global Bancorp's main office is 1424 Second Street, Napa, California 94559. Under the merger agreement, Global Bancorp will merge into us, and Capitol Thrift will become our wholly-owned subsidiary. The acquisition of Global Bancorp is subject to several conditions, including approval of the merger by the shareholders of Global Bancorp, regulatory approval, and the sale of at least $6 million of our shares through this offering.

Business Strategy

Our business strategy is to:

o Develop a banking presence primarily in high-growth areas of Northern California through the acquisition of strongly performing, well-regarded community banks;

o Operate most acquired banks as separate subsidiaries to retain their boards of directors and the goodwill of the communities they serve;

o Consolidate operations of acquired banks which serve overlapping market areas;

o Form community banks in areas of Northern California that may have lost many of their independent community banks through consolidation, merger, acquisition and regulatory action;

o    Cross-sell services from our constituent banks;

o Realize efficiencies by combining functions like financial administration, data processing, insurance, employee benefits and contracts for services; and

o Take advantage of the combined size and diversity of our constituent banks to access capital at lower costs.

     We believe that banking customers value doing business with locally managed institutions that can provide full-service commercial banking relationships, understand customers' financial needs, and have the flexibility to customize products and services to meet those needs. We also believe that banks are better able to build successful customer relationships by affiliating with a holding company that provides cost effective administrative support services while promoting bank autonomy and individualized service.

                                  The Offering

Common Stock offered by us
  Minimum                                                      __ shares
  Maximum                                                      __ shares

Common Stock to be outstanding after this Offering
  Minimum                                                      __ shares
  Maximum                                                      __ shares

Use of proceeds
                                                               To  fund  the
                                                               Global Bancorp
                                                               acquisition,
                                                               and for
                                                               working capital

Proposed NASDAQ National Market symbol                             HBEK

                       SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data presented below should be read in conjunction with the more detailed Consolidated Financial Statements and Notes for us and Global Bancorp appearing elsewhere in this Prospectus and the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" for us and Global Bancorp. The table on page ___ summarizes the pro forma financial information as if the merger with Global Bancorp, acquisition of the San Jose branch of Capitol Thrift, acquisition of the two former CalFed branches, and the acquisition of Silverado Merger Corporation and related private placement of Humboldt Bancorp common stock had occurred at the beginning of each period presented.

     Operational efficiencies or additional expenses that might have occurred as a result of the these events are not considered. In addition, this pro forma information is not necessarily indicative of the results that would have been realized had these events been completed at the beginning of the periods presented.

     The financial information presented includes the following sections:

     o Summary of Earnings - This section shows the significant components of earnings. o Financial Position - This section shows significant assets, liabilities and shareholders' equity.

     o Per Share Data - This section shows net income, dividends and shareholders' equity on a per share basis. Basic income per share reflects net income divided by the weighted-average shares of common stock outstanding during the period. Diluted income per share reflects the potential reduction in income per share that could occur if stock options currently outstanding were exercised and resulted in the issuance of stock that also shared in net income. Book value per share is determined by dividing total shareholders' equity by the number of shares outstanding at the end of the period presented.

                        COMPARATIVE HISTORICAL FINANCIAL
                            DATA FOR HUMBOLDT BANCORP
                                   (UNAUDITED)


                                                                                                 As Of And For The
(Dollars in Thousands                             As Of And For The Years Ended                   Six Months Ended
except per share data)                                    December 31,                                June 30,
                                        ---------------------------------------------------------- -----------------------
                                         1994(1)     1995(1)      1996        1997        1998        1998        1999
                                        ---------  ----------  ----------- ----------- ----------- ----------- -----------
Income Statement Data:
  Interest income                       $ 11,163   $  15,241    $  16,562   $  20,053   $  23,504   $  11,733   $  11,506
  Interest expense                         3,540       5,244        5,549       7,024       7,742       3,907       3,581
                                        --------   ---------    ---------   ---------   ---------   ---------   ---------
    Net interest income                    7,623       9,997       11,013      13,029      15,762       7,826       7,925
Provision for loan and lease losses          783         792          533         773       2,124       1,024         506
                                        --------   ---------    ---------   ---------   ---------   ---------   ---------
  Net interest income after
    provision for loan and lease losses    6,840       9,205       10,480      12,256      13,638       6,802       7,419
  Non-interest income                      1,463       3,509        5,747       8,109      12,473       5,237       8,662
  Non-interest expense                     6,240       9,149       11,325      15,496      19,578       9,281      12,962

                                        --------   ---------    ---------   ---------   ---------   ---------   ---------





     Income before provision for
       income taxes                        2,063       3,565        4,902       4,869       6,533       2,758       3,119
  Provision for income taxes                 762       1,363        1,926       1,611       2,517       1,055       1,025
                                        --------   ---------    ---------   ---------   ---------   ---------   ---------
    Net income                          $  1,301   $   2,202    $   2,976   $   3,258   $   4,016   $   1,703   $   2,094
                                        ========   =========    =========   =========   =========   =========   =========
Balance Sheet Data (at period end):
  Investment securities                 $ 37,258   $  53,875    $  39,933   $  80,180   $  77,802   $  72,970   $  68,394
  Total net loans and leases            $ 92,462   $ 115,117    $ 142,824   $ 157,512   $ 186,038   $ 172,697   $ 197,717
  Total assets                          $152,863   $ 193,912    $ 214,738   $ 284,087   $ 319,975   $ 301,633   $ 330,389
  Total deposits                        $137,624   $ 174,526    $ 192,576   $ 255,186   $ 283,967   $ 269,115   $ 290,608
  Total stockholders' equity            $ 13,569   $  16,934    $  19,600   $  23,554   $  27,848   $  25,095   $  29,783

Per Share Data(2):
  Net income
    Basic                               $   0.36   $    0.52    $    0.71   $    0.75   $    0.91   $    0.39   $    0.46
    Diluted                             $   0.35   $    0.49    $    0.64   $    0.67   $    0.82   $    0.35   $    0.42
  Book value                            $   3.23   $    4.02    $    4.59   $    5.43   $    6.23   $    5.65   $    6.57
  Weighted average shares outstanding
    Basic                              3,610,000   4,204,000    4,215,000   4,324,000   4,433,000   4,404,000   4,515,000
    Diluted                            3,759,000   4,466,000    4,668,000   4,841,000   4,890,000   4,875,000   4,934,000


(1) Represents financial data for Humboldt Bank. Humboldt Bancorp completed its reorganization as a holding company on January 2, 1996.

(2)      All share and share  data  reflects  retroactive  restatement  for 10%
         stock  dividends  in  1994,   1995,   1996,  1997,  and  1998,  and  a
         five-for-two stock split in 1999.

                        COMPARATIVE HISTORICAL FINANCIAL
                             DATA FOR GLOBAL BANCORP
                                   (UNAUDITED)

                                                                                                    As Of And For The
(Dollars in Thousands,                           As Of And For The Years Ended                   Six Months Ended
except per share data)                                   December 31,                                June 30,
                                      ----------------------------------------------------------  ----------------------
                                         1994        1995         1996       1997        1998        1998       1999
                                      ----------  ----------  ----------- ---------- -----------  ---------- -----------
Income Statement Data:
  Interest income                      $   8,776   $   9,115   $   10,793  $  11,996   $  12,953   $    6,408  $   5,753
  Interest expense                         3,119       4,592        5,628      6,469       6,843       3,459       2,911
                                        --------   ---------   ----------  ---------   ---------   ---------   ---------
    Net interest income                    5,657                    5,165                              2,949       2,842
                                                       4,523                   5,527       6,110
  Provision for loan and lease losses       (287)        (63 )        151        416         226          53         391
                                        ---------  ----------   ---------- ----------  ----------  ----------  ---------
  Net interest income after
    provision for loan and lease losses    5,944       4,586        5,014      5,111       5,884       2,896       2,451
  Non-interest income                        538         479          464        494       1,302         280       1,251
  Non-interest expense                     4,787       5,641        4,158      4,624       5,473       2,030       2,781
                                        --------   ---------    ---------  ---------   ---------   ---------   ---------
     Income before provision for
      income taxes                         1,695          24        1,320        981       1,713         826         921
  Provision for income taxes                 694           9          501        349         658         339         201
                                       ---------   ---------    ---------  ---------   ---------   ---------   ---------
    Net income                         $   1,001   $      15    $     819  $     632   $   1,055   $     487   $     720
                                       =========   =========    =========  =========   =========   =========   =========
Balance Sheet Data (at period end):
  Investment securities                $   2,368   $     693    $   4,537  $  13,634   $  15,153   $   9,463   $   9,039
  Total assets                         $  85,571   $  98,517    $ 116,646  $ 129,964   $ 124,772   $ 133,804   $ 123,017
  Total net loans and leases           $  73,727   $  78,155    $  92,897  $ 101,167   $  97,480   $ 106,616   $ 101,063
  Total deposits                       $  75,933   $  89,146    $ 106,395  $ 118,179   $ 112,639   $ 122,263   $ 111,090
  Total stockholders' equity           $   8,905   $   8,800    $   9,482  $   9,988   $  10,828   $  10,341   $  11,366

Per Share Data:
  Net income
    Basic                              $    1.53   $    0.02    $    1.25    $  0.96   $    1.57    $   0.73    $   1.07
    Diluted                            $    1.47   $    0.02    $    1.19    $  0.92   $    1.52    $   0.70    $   1.04
  Book value per share                 $   13.56   $   13.40    $   14.44   $  14.89   $   16.14    $  15.41    $  16.94
  Weighted average shares outstanding
    Basic                                656,600     656,600      656,600    660,163     670,850     670,850     670,850
    Diluted                              681,212     684,784      686,749    688,994     693,428     692,657     693,936


                            PRO FORMA FINANCIAL DATA
                   BASED ON THE PURCHASE METHOD OF ACCOUNTING
                        HUMBOLDT BANCORP, GLOBAL BANCORP,
                  CALFED BRANCHES, SILVERADO MERGER CORPORATION
            AND PRIVATE PLACEMENT AND SAN JOSE CAPITOL THRIFT BRANCH
                                   (UNAUDITED)


(Dollars in Thousands,                  Year Ended           Six Months Ended
except per share amounts)           December 31, 1998          June 30, 1999
                                  ---------------------- -----------------------

SUMMARY OF EARNINGS:
  Net interest income                    $     21,190          $      10,426
  Provision for loan and lease losses          (2,350)                  (897)
  Non-interest income                          13,909                  9,299
  Non-interest expense                        (25,546)               (15,267)
  Provision for income taxes                    2,691)                 1,002)
                                  --------------------       ----------------
    Net income                          $       4,512          $       2,559
                                  ====================       ================

FINANCIAL POSITION:
  Total assets                          $     515,734          $     524,394
  Total net loans and leases            $     287,074          $     302,336
  Total deposits                        $     468,767          $     473,858
  Total stockholders' equity            $      35,712          $      37,649

PER SHARE DATA:
  Net income - basic                    $                      $
  Net income - diluted                  $                      $
  Book value                            $                      $

SELECTED FINANCIAL RATIOS:
  Return on average assets                       0.89%                  0.98%
  Return on average shareholders' equity         13.57%                13.67%


     The above pro forma information is based on the assumptions and conditions as set forth in the more detailed Pro Forma Financial Statements on page ___.

                                  RISK FACTORS

     In addition to the other information we provide in this prospectus, you should carefully consider the following risks before deciding whether to invest in our common stock. These are not the only risks we face. Some risks are not yet known to us and there are others we do not currently believe are material but could later turn out to be so. All of these could impair our business, operating results or financial condition. In evaluating the risks of investing in us, you should also evaluate the other information set forth in this prospectus, including our financial statements.

Risks Related to Our Business and Operations

Our acquisitions and growth may strain our personnel and systems

     We have grown substantially through

o    branch acquisition activity;
o    new bank and branch openings;
o    the introduction of new product lines; and
o    sustained increases in loans and deposits.

     Rapid growth has at times put high demands on our management and personnel, and has required increased

o    expenditures for new employees;
o    enhanced training;
o    office space; and
o    technology upgrades.

     When we acquire additional banks or branches, we must also integrate and manage their businesses effectively. From time to time we consider potential acquisitions as part of our growth strategy. However, there are only a limited number of suitable acquisition candidates within our existing or potential market areas, and many of these candidates would also be attractive acquisition candidates for other financial institutions. In addition, the risks and uncertainties of acquisitions, including the acquisition of Global Bancorp, include the following:

o    we will need regulatory approval;
o management will be diverted from their regular duties to integrate the new businesses;
o unexpected problems may result with the acquired banks' loans or legal liabilities;
o    we may experience a loss of customers and employees of the acquired banks;
o new management may not work efficiently with our established employees and customers;
o the assimilation of new operations, sites and personnel could divert resources from regular banking operations;
o the new banks or branches may not generate enough revenue to offset the acquisition costs;
o we may have trouble maintaining uniform standards, controls, procedures and policies; and
o we may have to issue additional shares of our common stock to pay for potential acquisitions, thereby effectively diluting the percentage ownership interest of our then-current shareholders.

     If we cannot overcome these risks or any other problems encountered in connection with acquisitions, it could negatively impact our profits.

We face strong competition

     In recent years, competition for bank customers, the source of deposits and loans, has greatly intensified. This competition includes

o large national and super-regional banks which have well-established branches and significant market share in many of the communities we serve;
o finance companies, investment banking and brokerage firms, and insurance companies that offer bank-like products;
o credit unions, which can offer highly competitive rates on loans and deposits because they receive tax advantages not available to commercial banks;
o government-assisted farm credit programs that offer competitive agricultural loans;
o other community banks, including start-up banks, that can compete with us for customers who desire a high degree of personal service; and
o technology-based financial institutions including large national and super-regional banks offering on-line deposit, bill payment, and mortgage loan application services.

     These competitors present different types of threats. For example, the super-regionals

o    have higher public visibility;
o    can spend more on advertising and marketing than we can;
o can make larger loans because they have larger single-borrower lending limits; and
o have the ability to devote significant resources developing and maintaining technology-based services.

     Also, while the super-regionals have for now largely reduced their presence as lenders in smaller communities, they could in the future re-enter this arena and attempt to win back loan and deposit customers by competing aggressively on price.

     Historically, insurance companies, brokerage firms, credit unions, and other non-bank competitors have less regulation than banks and can be more flexible in the  products  and services  they offer.  If the proposed  Financial
Services Act of 1999 is enacted, most separations between banks, brokerage firms, and insurance companies will be eliminated, which may increase competition. See "Business of Humboldt Bancorp -- Competition" and "Supervision and Regulation of Humboldt Bancorp, Humboldt Bank and Capitol Valley Bank -- Proposed Legislation."

     Other existing single or multi-branch community banks, or new community bank start-ups, have marketing strategies similar to ours. These other community banks can open new branches in the communities we serve and compete directly for customers who want the high level of service community banks offer. Other community banks also compete for the same management personnel and the same potential acquisition and merger candidates in northern California.

We may not be able to fund our planned growth

     Based on our current operating plan, we expect the net proceeds of this offering, together with our other available funds, to be sufficient to

o    purchase the San Jose branch of Capitol Thrift;
o    acquire Global Bancorp;
o    repay borrowing for the acquisition of the CalFed branches;
o    provide working capital; and
o    fund our capital expenditures in the near future.

     We intend to continue to grow by acquiring more bank or bank holding company assets. If the shareholders of the banks or bank holding companies we seek to acquire will not accept our stock in exchange for their shares, we may need to raise additional capital to complete the acquisitions. We may also need to raise additional capital if we seek to develop new or enhanced services, or to respond to competitive pressures. Market conditions may sometimes make it impossible to raise capital by selling our securities to the public or to private investors. We may be unable to obtain financing from other sources on acceptable terms.

We rely heavily on technology and computer systems and computer failure could result in loss of business

     Advances and changes in technology can significantly impact our business. We face many challenges including the increased demand for providing computer access to bank accounts and the systems to perform banking transactions electronically. Our ability to compete depends on our ability to continue to adapt our technology on a timely and cost-effective basis to meet these demands. In addition, our operations are susceptible to negative impacts from

o    computer system failures;
o    communication and energy disruption; and
o unethical individuals with the technological ability to cause disruptions or failures of our data processing systems.

     Financial institutions, including Humboldt Bank, Capitol Valley Bank and Capitol Thrift, and the vendors that provide us with technological products and services are potentially vulnerable to the effects of the year 2000 issue. Many computer programs were designed and developed utilizing only two digits in the date field, which means those computers are unable to recognize the year 2000 and the following years. If these programs and systems are not renovated, updated, or replaced prior to the year 2000, this defect could cause them to confuse data or fail entirely. In addition, many programs and systems may fail to recognize that the year 2000 is a leap year.

     The year 2000 issue extends beyond computer systems. ATMs, elevators, and vaults, could be adversely affected because they contain embedded microchips. This year 2000 issue creates risks for us from unforseen or unanticipated problems

o    in our internal computer systems;
o    from computer systems of

o    the Federal Reserve Bank of San Francisco,
o    correspondent banks,
o    customers, and
o    vendors.

     Failures of these systems or untimely disruptions could have a material adverse impact on our operations. We are addressing the impact of the year 2000 issue through current and pending plans and procedures, including computer system upgrades. We plan to integrate the CalFed branches in these plans and procedures. Capitol Thrift has its own Year 2000 Plan which will be monitored by us.

     For a discussion of our year 2000 readiness, see "Humboldt Bancorp Management's Discussion and Analysis of Financial Condition and Results of Operation -- Year 2000 Issue." For a discussion of Capitol Thrift's Year 2000 readiness, see "Global Bancorp Management's Discussion and Analysis of Financial Condition and Results of Operation -- Year 2000 Issue."

Interest rate fluctuations could hurt operating results

     Our income depends to a great extent on "interest rate differentials" and the resulting net interest margins, that is, the difference between the interest rates earned on loans and investment securities that are interest-earning assets, and the interest rates paid on deposits and borrowings and other interest-bearing liabilities. These rates are highly sensitive to many factors which are beyond our control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve. In addition, changes in monetary policy, including changes in interest rates, influence

o    the origination of loans;
o    the purchase of investments; and
o    the generation of deposits;

and affect the rates received on loans and investment securities and paid on deposits.

     For a discussion of Humboldt Bank's and Capitol Valley Bank's interest rate sensitivity, see "Humboldt Bancorp Management's Discussion and Analysis of Financial Condition and Results of Operation -- Asset-Liability Management and Interest Rate Sensitivity." For a discussion of Capitol Thrift's interest rate sensitivity, see "Global Bancorp Management's Discussion and Analysis of Financial Condition and Results of Operation - Asset-Liability Management and Liquidity."

Loan and lease losses could hurt our operating results

     A significant source of risk for financial institutions like Humboldt Bank, Capitol Valley Bank and Capitol Thrift arises from the possibility of losses from borrowers, guarantors and related parties failing to perform in accordance with the terms of their loans. We have adopted underwriting and credit monitoring procedures and credit policies, including establishment and review of the allowance for credit losses, that we believe are appropriate to minimize this risk. In addition, we create reserves for estimated loan losses. We base these allowances on estimates of the following:

o    industry standards;
o    historical experience with our loans;
o    evaluation of current economic conditions;
o    regular reviews of the quality mix and size of the overall loan portfolio;
o    regular reviews of delinquencies; and
o    the quality of the collateral underlying their loans.

     These policies and procedures, however, may not prevent unexpected losses which could materially adversely affect the respective companies' results of operations. For information about Humboldt Bank's loan loss experience, see "Humboldt Bancorp Management's Discussion and Analysis of Financial Condition and Results of Operation - Provision for Loan and Lease Losses." For information about Capitol Thrift's loan loss experience, see "Global Bancorp Management's Discussion and Analysis of Financial Condition and Results of Operation Provision for Loan Losses."

     Deterioration of real estate market or general economy could hurt Humboldt Bancorp's performance

     At June 30, 1999, of the combined real estate-secured loans of Humboldt Bank, Capitol Valley Bank and Capitol Thrift

o approximately 41.56% were loans for which operating-business income is the expected principal method of payment, and

o approximately 58.44% were loans for which personal income is the expected principal method of payment.

     The ability to continue to originate real estate-secured loans may be impaired by

o adverse changes in local and regional economic conditions in the real estate market; or

o    increasing interest rates.

     In addition, business loans, although secured by real estate, may become impaired if there is a deterioration of the general economy.

     These events could have a material adverse impact on the value of the real estate collateral we hold. For information about Humboldt Bank and Capitol Valley Bank real estate loans, see "Business of Humboldt Bancorp -- Lending Activities -- Real Estate Loans and Real Estate Banking Operations." For information about Capitol Thrift's real estate loans, see "Business of Global Bancorp -- Lending Activities."

Deterioration of local economic conditions could hurt our profitability

     The operations of Humboldt Bancorp's are primarily located in Northern California and are concentrated in Eureka and surrounding areas, and, to a lesser extent, Roseville, California. As a result of this geographic concentration, our financial results depend largely upon economic conditions in these areas. Adverse local economic conditions in Northern California, and in particular, Eureka, may have a material adverse effect on our financial condition and results of operations.

     In addition, in the early 1990's, the California economy experienced an economic recession that increased the level of loan delinquencies and losses for many of the state's financial institutions. Another recession could occur. An economic slow-down in California could have the following consequences, any of which could hurt our business:

o    Loan delinquencies may increase;
o    Problem assets and foreclosures may increase;
o    Claims and lawsuits may increase;
o    Demand for the banks' products and services may decline; and
o Collateral for loans made by the banks, especially real estate, may decline in value, in turn reducing customers' borrowing power, reducing the value of assets associated with problem loans and reducing collateral coverage of the banks' existing loans.

We are exposed to the risks of natural disasters

     A major earthquake could result in a material loss to us. Our operations are concentrated in Northern California, primarily Humboldt County. A significant percentage of our loans are secured by real estate. California is an earthquake-prone state. The San Andreas Fault runs directly through our service area. We have a disaster-recovery plan with offsite data processing resources located in San Ramon, California, and Chicago, Illinois. However, our properties and most of the real and personal property securing loans in our portfolios are in Northern California. Many of our borrowers could suffer uninsured property damage, experience interruption of their businesses or lose their jobs after an earthquake. Those borrowers might not be able to repay their loans, and the collateral for loans could decline significantly in value. Unlike a bank with operations that are more geographically diversified, we are vulnerable to greater losses if an earthquake, fire, flood or other natural catastrophe occurs in Northern California.

Government regulation and legislation could hurt our business and prospects

     We have extensive state and federal regulation, supervision and legislation which govern almost all aspects of our respective operations. Federal and state legislation may have the effect of

o    increasing  or  decreasing  the  cost  of  doing   business;
o    modifying permissible activities; or
o    enhancing the competitive position of other financial institutions.

     These laws change from time to time and are primarily intended for the protection of consumers, depositors, and the deposit insurance funds and not for the protection of our shareholders. If the proposed Financial Services Act of 1999 is enacted, most of the separations between banks, brokerage firms, and insurance companies will be eliminated, under the presumption that "one-stop financial shopping" is preferable for consumers.

     Bank regulation can hinder our ability to compete with financial services companies that are not regulated or are less regulated. In addition, bank regulators impose material compliance costs on us. Federal and state bank regulatory agencies regulate many aspects of our operations. These areas include:

o    the capital we must maintain;
o    the kinds of activities we can engage in;
o    the kinds and amounts of investments we can make;
o    the location of our offices;
o    insurance of our deposits and the premiums we must pay for this  insurance;
     and
o    how much cash we must set aside as reserves for deposits.

     We cannot predict what effect proposed legislation such as the Financial Services Modernization Act of 1999 or any other presently contemplated or future changes in the laws or regulations or their interpretations would have on our business and prospects, but it could be material and adverse. For information about supervision and regulation of banks, bank holding companies, and legislation, see "Regulation of Humboldt Bancorp, Humboldt Bank, Capitol Valley Bank."

Loss of key employees could hurt our performance

     The loss of the services of a key employee, or the failure to attract and retain other qualified persons, could have a material adverse effect on our business, financial condition and results of operations. We are heavily dependent on the services of Theodore S. Mason, our President and Chief Executive Officer, and on several other key executives who have been instrumental in our growth. The operation and performance of Capitol Thrift is heavily dependent on the services of Mr. Robert F. Kelly, President and Chief Executive Officer, and Mr. Leighton Monroe, Jr., Chief Financial Officer, of Capitol Thrift. We intend to enter into employment arrangements with Mr. Robert
F. Kelly and Mr. Leighton Monroe, Jr. for the continuation of their services for Capitol Thrift operations.

     Our rapid growth has placed significant demands on Mr. Mason's time, who until July 15, 1999, served as President and Chief Executive Officer of both Humboldt Bancorp and Humboldt Bank and Chairman of the Board of Capitol Valley Bank. As of July 15, 1999, Mr. Mason serves as President and Chief Executive Officer of Humboldt Bancorp. Paul Ziegler serves as Executive Vice President of Humboldt Bancorp. John Dalby serves as President and Chief Executive Officer of Humboldt Bank.

     Humboldt Bancorp's board of directors has extended Mr. Mason's employment agreement to January 1, 2002. In addition, other senior management have entered into employment contracts that are subject to renewal on an annual basis. No assurance can be given that Mr. Mason's or other key employees' contracts will be renewed upon their expiration dates. We may need to recruit additional senior level executives as our growth continues. However, the market for qualified persons is competitive and they may be unwilling to relocate to Eureka, a non-metropolitan city.

Limited trading market for Humboldt Bancorp common stock could make it difficult to sell shares after the merger

     Our common stock is currently quoted on the OTC Bulletin Board. We have filed an application with the NASDAQ National Market. There was limited trading when our common stock was quoted on the OTC Bulletin Board. We do not know if an active trading market for our common stock will develop if Humboldt Bancorp common stock is approved for listing on the NASDAQ National Market.

     You may encounter delay in selling your shares or you may have to accept a reduced price if the trading market for our common stock is inactive. For information about the trading history of Humboldt Bancorp's common stock, see "Market Prices."

The price of our common stock may change widely

     The per share value of our common stock may change widely. Given the limited trading history of our common stock on the OTC Bulletin Board and our inability to predict at what price level our common stock will trade in the future, the price of our common stock may fluctuate widely, depending on many factors that may have little to do with operating results or intrinsic worth. These factors may include

o    trading volume of the shares;

o announcements of expanded services by us, our competitors, or other banks in the banking industry;

o    general price and volume fluctuations in the stock market;

o    acquisitions of related companies;

o    variations in quarterly operating results; and

o the dilutive effects of future issuances of common or convertible preferred stock.

     Also, if the trading market for our common stock remains limited, that may exaggerate changes in market value, leading to more price volatility than would occur in a more active trading market.

     Sales of substantial amounts of our common stock in the public market after the completion of the offering could hurt the market price of our common stock and could cause the price of our common stock to decline. That could reduce our ability to raise capital in the future by issuing additional common stock.

Dependence on non-traditional banking income for growth

     Because of limited growth in the Humboldt-Eureka area, a substantial portion of our revenue is derived from non-traditional banking focused on fees on accounts, for services, leasing activity, and merchant bankcard processing. Although we intend to diversify our growth in other geographical areas through the merger with Global Bancorp and operations of Capitol Valley Bank, increased competition within the banking industry could reduce fees on deposits and for services. With respect to merchant bankcard processing, we have focused our marketing to first-time merchants and merchants who have had difficulty obtaining bankcard processing from other institutions. A downturn in the economy could affect our merchant bankcard processing. Additionally, VISA has announced some changes in its operating regulations which may adversely affect future growth opportunities in merchant bankcard processing. See "Business of Humboldt Bancorp - Merchant Bankcard."

Our ability to pay dividends is limited

     We do not intend to pay cash dividends on our common stock for the foreseeable future. Instead, we intend to reinvest our earnings in our business. In addition, in order to pay dividends to our shareholders, we would need to obtain funds from our bank subsidiaries. The ability of Humboldt Bank, Capitol Valley Bank, Bancorp Financial Services, and after the merger Capitol Thrift, to pay dividends to us is limited by California law and federal banking law. In particular, no dividend could be paid that exceeds the lesser of the following:

o    the bank's retained earnings; or

o the bank's net income for its last three fiscal years, minus the amount of any prior dividend during those three years.

     With the approval of bank regulators, a bank may pay dividends above those amounts, but not more than the greater of the bank's retained earnings, its net income for its last fiscal year, or its net income for the current fiscal year. Even if one of the banks were able to meet the dividend test described above, it might not be able to pay dividends if the result would cause its capital to fall below federal capital standards that apply to banks.

Global Bancorp Merger-Related Risk Factors

     We will need to integrate and operate the businesses of Capitol Thrift, as our subsidiary, and the San Jose branch of Capitol Thrift (to be acquired) and CalFed branches (recently acquired) by Humboldt Bank

     While we have experience in managing growth through branch acquisitions, Capitol Thrift and Capitol Valley Bank represent our first major banking ventures into areas of California other than Humboldt and Trinity Counties. Capitol Thrift also represents our first venture into acquiring a California industrial thrift and loan institution. Unlike Humboldt Bank and Capitol Valley Bank, Capitol Thrift almost exclusively relies on net income generated from loan interest income. We plan on continuing the operation of Capitol Thrift as our subsidiary with a primary focus on loan production, although Humboldt Bank will purchase the assets and assume the liabilities of the San Jose branch of Capitol Thrift. This regional and operational diversity presents a challenge to us to effectively manage Capitol Thrift as an integral part of our organization.

     The CalFed branch acquisitions in Eureka and Ukiah, California provide an opportunity to increase Humboldt Bank's presence in Humboldt and Mendocino Counties along more traditional banking venues. Still, we will also need to successfully integrate these former CalFed branch operations with Humboldt Bank.

     We expect to increase our profits by reducing costs, expanding services and integrating administrative functions within our newly acquired operations, but we may not be able to realize these operating efficiencies or it may take longer than we expect. We may experience

o problems integrating Capitol Thrift and Capitol Valley Bank as our separate subsidiaries, and the CalFed branches as part of the operations of Humboldt Bank,

o    unexpected employee departures,

o    computer hardware or software problems and coordination, or

o    the failure to maintain and improve customer service.

     We may experience other integration problems we fail to foresee. If the integration does not proceed as anticipated it could negatively impact our profits.

     Adverse performance of Capitol Thrift's loan portfolio and our future performance

     Making loans is the principal business of Capitol Thrift. Its operations and performance rely almost solely on generating loan interest income rather than other income and fees. Also, Capitol Thrift's existing loan portfolios differ to some extent in the types of borrowers, industries and credits represented by Humboldt Bank's and Capitol Valley Bank's loan portfolios.

     Reliance on loan customers requires taking a "credit risk," which is the risk of losing principal and interest income if borrowers fail to repay loans and collateral may not be sufficient for repayment. Moreover, at any time there could be a downturn in the economy, the real estate market or one or more agricultural sectors, or a rapid increase in interest rates. These events could decrease collateral values, and could make it more difficult for borrowers to repay.

     Further, a change in ownership of Capitol Thrift may cause customers to refinance their loans or move their deposits. We believe that most Capitol Thrift loan customers will not refinance since Capitol Thrift will continue with its industrial thrift and loan charter without a name change, and no significant change in Capitol Thrift's personnel is expected, although there may be some branch consolidations or closures. Still, if Capitol Thrift's loan customers choose to refinance their loans elsewhere, achievement of the anticipated benefits of the merger may not be realized.

     Our performance and prospects after the merger will be largely dependent on the performance of our combined loan portfolios with Capitol Thrift, and ultimately on the financial condition of their respective borrowers and other customers. Our failure to effectively manage the combined loan portfolio could have a material adverse effect on our business, financial condition and results of operations after the merger. Any decrease in loan customers could adversely effect our shareholders' return on equity and cause us to lose some of the anticipated benefit of the Capitol Thrift acquisition. For information about our loan portfolio, see "Humboldt Bancorp Management's Discussion and Analysis of Financial Condition and Results of Operation -- Loans" and "Business of Humboldt Bancorp -- Lending Activities." For information about Capitol Thrift's loan portfolio, see "Global Bancorp Management's Discussion and Analysis of Financial Condition and Results of Operation - Loan Portfolio" and "Business of Global Bancorp -- Lending Activities."

     Capitol Thrift is under an agreement with the FDIC and California Department of Financial Institutions

     Capitol Thrift is subject to an agreement with the FDIC and California Department of Financial Institutions dated August 23, 1998. The agreement specifies certain actions Capitol Thrift must take including:

o    developing a plan for the reduction of all classified assets;

o developing specific strategies for the reduction of other real estate owned;

o    developing a plan to increase its Tier 1 capital.

     Although we believe that we have the business experience to address these issues, no assurance can be given that either the FDIC or California Department of Financial Institutions will not impose additional restrictions on Capitol Thrift's operations.

                                 USE OF PROCEEDS

     The net proceeds to be received by us from the sale of our shares of Common Stock, based upon an assumed offering price of $_______ per share, are estimated to be $__ million if the minimum number of shares are sold, $__ million if the maximum number of shares are sold, after deducting the estimated offering expenses.

     We expect to use the net proceeds of this offering to fund our acquisition of Global Bancorp. In the event the merger does not occur, all proceeds will be returned to the subscriber with interest. Pending such uses, the net proceeds will be invested in government securities and other short-term, investment-grade, interest-bearing instruments.

                                 CAPITALIZATION

     The following table sets forth, as of June 30, 1999, (i) our consolidated capitalization ("Actual"); (ii) our consolidated capitalization on an as adjusted basis giving effect to the minimum offering of $6 million and the application of the net proceeds therefrom ("As Adjusted"); and (iii) our consolidated capitalization on a pro formas adjusted basis giving effect to the merger, the minimum offering, and the application of net proceeds therefrom ("Pro Forma As Adjusted"). See "Use of Proceeds." This table should be read in conjunction with our historical and pro forma financial statements included elsewhere in this Prospectus.


                                                                                          June 30, 1999
                                                                                          -------------
                                                                                                As          Pro Forma
                                                                                  Actual     Adjusted      As Adjusted
                                                                                  ------     --------      -----------
                                                                                           (dollars in thousands)
Long-term debt, less current maturities ...................................... $   4,660
Stockholders' equity:
  Common stock, $.001 par value per share, 50,000,000 shares authorized;
     4,532,831 shares issued and outstanding, actual; and shares
     issued and outstanding, as adjusted .....................................    25,798
     Additional paid-in capital ..............................................       297
           Retained earnings .................................................     3,575
          Accumulated other comprehensive income .............................       113
          Total stockholders' equity .........................................    29,783
          Total capitalization ............................................... $  34,446     $             $
                                                                               =========     ========      ============
Capital Ratios (1)
Tier 1 capital ratio (regulatory minimum:  4.00%)
Total risk-based capital ratio (regulatory minimum 8.00%)
Leverage capital ratio (regulatory minimum 3.00%)



(1) Minimum ratios are established by Federal Deposit Insurance Corporation and Federal Reserve regulations. See "Supervision and Regulation."

                                  MARKET PRICES

     Humboldt Bancorp's common stock is quoted on the OTC Bulletin Board under the symbol, "HBEK". Humboldt Bancorp has filed an application to list its common stock on the NASDAQ National Market.

     For the six months ended June 30, 1999, Humboldt Bancorp was aware of 35 trades of Humboldt Bancorp common stock totaling 34,600 shares of common stock. This compared with 51 trades totaling 40,900 shares for the year ended December 31, 1998, and 51 trades totaling 104,932 shares of Humboldt Bancorp's stock in the year ending December 31, 1997. Humboldt Bancorp, however, was informed by market makers of the high and low bid price for the common stock during the last two fiscal years and for the first six months of the current fiscal year as follows, but no assurances can be given that these high and low bid prices reflected the actual market value of Humboldt Bancorp's common stock. The high and low bids have been adjusted to give effect to prior stock dividends and splits. In addition, the prices indicated reflect inter-dealer prices, without retail mark-up, mark down or commission and may not represent actual transactions.

                                       NUMBER OF
   YEAR             QUARTER             TRADES          HIGH BID     LOW BID

  -1999-        First Quarter             16             $11.90       $9.60
                Second Quarter            19             $12.75       $9.60
                Third Quarter             29             $16.10      $12.00

  -1998-        First Quarter             15             $12.60      $11.20
                Second Quarter            18             $13.00      $10.00
                Third Quarter              7             $12.50      $10.80
                Fourth Quarter            16             $12.40      $ 9.60

  -1997-        First Quarter              5             $ 9.20      $ 8.45
                Second Quarter             8             $11.60      $ 9.20
                Third Quarter             23             $12.40      $11.00
                Fourth Quarter            15             $12.50      $11.60

     As of June 30, 1999, our shares of common stock were held by approximately 553 shareholders, not including those held in street name by several brokerage firms. As of June 30, 1999, a total of 865,937 shares of our common stock underlie outstanding options.

     We distributed a 10% stock dividend on the common stock on May 30, 1996, 1997, and 1998. In addition, effective June 30, 1999, we completed a 5-for-2 stock split.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. Following the offering, we do not intend to pay cash dividends in the near future. We intend to retain all earnings to support our planned growth. In addition, California and federal banking laws and regulations place restrictions on the payment of dividends by a bank to its shareholders. See "Supervision and Regulation -- Dividends." Any future dividends will be at the discretion of our Board of Directors, subject to a number of factors, including our results of operations, general business conditions, capital requirements, general financial condition, and other factors deemed relevant by our Board of Directors.

                            DESCRIPTION OF THE MERGER

     We intend to merge with Global Bancorp. Under the merger, we will acquire all of the outstanding stock of Global Bancorp and Capitol Thrift shall become our wholly-owned subsidiary. The merger is expected to be completed by March 31, 2000, and is subject to a number of conditions including, but not limited to, approval by the majority of the outstanding shares of Global Bancorp, the sale of at least $6 million of our shares of common stock through this offering and regulatory approval.

     Global Bancorp is a California corporation that owns Capitol Thrift & Loan Association, a California industrial loan corporation licensed by the California Department of Financial Institutions. Capitol Thrift has 10 branches located throughout California. Global Bancorp's main office is in Napa, California. For the six months ended June 30, 1999, Global Bancorp had net income of $720,000, and at June 30, 1999, had total assets of $123.0 million, loans of $101.0 million, and deposits of $111.1 million.

     A schematic showing the companies before the merger and after the merger is presented on the following page:

                              ORGANIZATIONAL CHART




Chart of Humboldt Bancorp and Subsidiaries
Chart of Global Bancorp and Subsidiary
Carht of Humboldt Bancorp and Subsidiaries after the merger

                         PRO FORMA FINANCIAL STATEMENTS

     This prospectus contains in addition to historical information, "forward-looking statements." These statements are based on management's beliefs and assumptions, and on information currently available to management. Forward-looking statements include statements in which words such as "expect," anticipate," "intend," "plan," "believe," "estimate," "consider," or similar expressions are used. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions, including those described below. Many of the factors that will determine results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements. Therefore, the information set forth in this prospectus should be carefully considered when evaluating the business prospects of Humboldt Bancorp.

     We will account for the merger using the purchase method of accounting. The purchase method accounts for a business combination such as the merger as the acquisition of one business by another. We will record at its cost the acquired assets of Global Bancorp and Capital Thrift less the liabilities assumed. The difference between the cost of the acquisition and the fair value of the net assets acquired will be recorded as goodwill. The reported income of Humboldt Bancorp will include the operations of Global Bancorp and Capitol Thrift after acquisition, based on the cost to Humboldt Bancorp.

     The purchase price to acquire Global Bancorp will consist of a cash payment due at the merger date and a contingent payment in the form of a Humboldt Bancorp promissory note due on January 30, 2002 or 60 days from the occurrence of a material adverse effect with respect to Humboldt Bancorp, but in no event earlier than January 31, 2001. The amount of the note may be decreased or increased based on events identified in the merger agreement. Since the amount to be paid is contingent upon future events, the Humboldt Bancorp note will not be recorded as part of the purchase price until the contingencies are resolved and the consideration paid. As a result, the fair value of the net assets acquired exceeds the recorded purchase price in the following pro forma financial statements. Accordingly, the cost of non-current assets acquired are adjusted downward to zero and the excess is recorded as a deferred credit for negative goodwill. When the consideration is paid, the additional cost will first be applied against the deferred credit for negative goodwill with the excess, if any, used to restore premises and equipment to fair value. The remaining excess, if any, will be recorded as goodwill.

     The Statement of Income table that follows contains information which is calculated by using "weighted average shares." The weighted average shares calculation takes into consideration both the number of shares outstanding and common share equivalents and the length of time the shares and equivalents were outstanding during the period. The weighted average shares calculation is then used to calculate basic and diluted earnings per share. At the election of Global Bancorp stockholders, up to $2,000,000 of the contingent payment under the Humboldt Bancorp promissory note may be paid in Humboldt Bancorp common stock. The number of shares issued under this provision, if any, will reduce Humboldt Bancorp's basic and fully diluted earnings per share.

     The following pro forma financial information combines the historical financial information of us and Global Bancorp, the merger, acquisition of the two former CalFed branches, acquisition of the Silverado Merger Corporation and related private placement of Humboldt Bancorp common stock, and the purchase of the San Jose, California branch of Capitol Thrift as if the foregoing had occurred at the beginning of each period presented. The pro forma financial information does not take into consideration operational efficiencies or additional expenses that might have occurred as a result of combining the institutions. The following tables show our pro forma consolidated condensed balance sheets following the foregoing transactions as of June 30, 1999 and our pro forma consolidated condensed income statements following the foregoing transactions for the six-month period ended June 30, 1999 and the year ended December 31, 1998.

     The pro forma financial information and related notes are based on the historical financial statements of ours and Global Bancorp giving effect to the merger under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial information. The pro forma financial information also takes into account the merger, the acquisition of the two former CalFed branches, acquisition of Silverado Merger Corporation and the related private placement, and the purchase of the San Jose, California branch of Capitol Thrift in the earlier periods presented. The pro forma financial information further assumes the issuance of approximately _____ shares at $____ per share. Our pro forma financial information is not necessarily indicative of the financial position or results of operations following the transactions as it may be in the future or as it might have been had the transactions been affected on the assumed dates.

     The pro forma financial information should be read in conjunction with the historical financial statements of Humboldt Bancorp and Global Bancorp and the notes related thereto, presented elsewhere in this Prospectus.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1999
                                   (Unaudited)


                                                Historical
                                            -----------------------
                                              Humboldt       Global           As               Pro Forma         Pro Forma,
(Dollars in Thousands)                         Bancorp      Bancorp        Adjusted           Adjustments       As Adjusted
                                            ----------      --------      ----------          -----------       ------------

Assets
  Cash and due from banks                  $  28,534       $   642       $                   $                  $  29,176
  Federal funds sold                          10,534         5,801         69,328 B             (11,000) A(1)      82,529
                                                                            1,866 D
                                                                            6,000 E
  Investment securities available-
    for-sale                                  68,394         9,463                                                 77,857
  Loans and leases, net of allowance
    for loan and lease losses and
    unearned income                          197,717       101,063             56 B               3,500  A(3)     302,336

  Premises and equipment, net                  8,648           691            657 B                (691) A(4)       9,305

  Accrued interest and other assets           16,562         5,356          2,384 B              (1,156) A(4)      23,191
                                                                               45 C
                                            ---------      --------       --------             ---------         ---------
      Total assets                         $ 330,389      $123,016       $ 80,336            $   (9,347)        $ 524,394
                                            =========      ========       ========             =========         =========

Liabilities
  Deposits
     Non-interest-bearing                  $ 102,261      $      -       $    874 B                             $ 103,135
     Interest-bearing                        188,347       111,089         71,287 B                               370,723
                                           ---------       --------       --------             ---------         ---------
       Total deposits                        290,608       111,089         72,161                     -           473,858
  Accrued interest and other liabilities       5,338           560            264 B               2,020  A(4)       8,227
                                                                               45 C

    Long-term debt                             4,660             -                                                  4,660
                                           ---------       --------       --------             ---------         ---------
    Total liabilities                        300,606       111,649         72,470                 2,020           486,745

Stockholders' Equity
  Common Stock                                26,095         7,831          1,866 D              (7,831) A(2)      33,961
                                                                            6,000 E
  Retained earnings                            3,575         3,525                               (3,525) A(2)       3,575
  Accumulated other comprehensive
    income                                       113            11                                  (11) A(2)         113
                                           ---------       --------       --------             ---------         ---------
      Total stockholders' equity              29,783        11,367          7,866               (11,367)           37,649
                                           ---------       --------       --------             ---------         ---------
      Total Liabilities and
      Stockholders' Equity                 $ 330,389     $ 123,016       $ 80,336              $ (9,347)        $ 524,394
                                           =========     =========       ========              =========         =========


                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1998
                                   (Unaudited)


                                                 Historical
                                           -----------------------

(Dollars in Thousands                       Humboldt      Global           As               Pro Forma           Pro Forma,
except per share amounts)                   Bancorp       Bancorp       Adjusted           Adjustments         As Adjusted
                                           ---------      -------      ---------           -----------         -----------

Interest Income
  Interest and fees on loans and
leases                                    $  18,762       $ 11,721      $  3,466 B         $     (500) A(3)      $  33,293
                                                                            (156)E
  Interest on investments                     4,742          1,232                                                   5,974
                                          ---------       --------       --------           ----------            ---------
    Total interest income                    23,504         12,953         3,310                 (500)              39,267
                                          ---------       --------       --------           ----------            ---------

Interest Expense
  Interest on deposits                        7,565          6,843         3,492 B                                  17,900
  Interest on long-term debt                    177              -                                                     177
                                          ---------       --------       --------           ----------            ---------
    Total interest expense                    7,742          6,843         3,492                                    18,077
                                          ---------       --------       --------           ----------            ---------
    Net interest income                      15,762          6,110          (182)                (500)              21,190
Provision for Loan and Lease Losses           2,124            226                                                   2,350
                                          ---------       --------       --------           ----------            ---------
Net Interest Income After Provision
  for Loan and Lease Losses                  13,638          5,884          (182)                (500)              18,840
                                          ---------       --------       --------           ----------            ---------
Non-interest Income
  Service charges and fees                   11,828            826                                134 A(4)          12,788
  Net gain on sale of loans                     645            476                                                   1,121
                                          ---------       --------       --------           ----------            ---------
     Total non-interest income               12,473          1,302             -                  134               13,909
                                          ---------       --------       --------           ----------            ---------
  Salaries and employee benefits              9,151          2,023                                                  11,174
  Net occupancy and equipment                 2,711            440           176 B               (128) A(4)          3,199
  Loss on sale and provision for
    losses on real property held for sale         -          1,224                                                   1,224
  Other expenses                              7,716          1,786           447 B                                   9,949
                                          ---------       --------       --------           ----------            ---------
    Total non-interest expense               19,578          5,473           623                 (128)              25,546
                                          ---------       --------       --------           ----------            ---------
Income Before Income Taxes                    6,533          1,713          (805)                (238)               7,203
Provision for Income Taxes                    2,517            658          (331)F               (153) F             2,691
                                          ---------       --------       --------           ----------            ---------
Net Income                               $    4,016       $  1,055      $   (474)           $     (85)            $  4,512
                                         ==========       =========      ========           ==========            =========

Net Income per Share of
  Common Stock
  Basic                                                                                                            $
                                                                                                                   ========
  Diluted                                                                                                          $
                                                                                                                   ========
Weighted Average Common
  Shares Outstanding
  Basic                                                                                                            $
                                                                                                                   ========
  Diluted                                                                                                          $
                                                                                                                   ========

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                         SIX MONTHS ENDED JUNE 30, 1999
                                   (Unaudited)



                                                Historical
                                        ------------------------
(Dollars in Thousands
except per share amounts)                Humboldt         Global               As            Pro Forma       Pro Forma,
                                          Bancorp         Bancorp           Adjusted        Adjustments      As Adjusted
                                        ----------       ---------        -----------       ------------    ------------
Interest Income
  Interest and fees on loans and
leases                                  $  9,266          $ 5,220          $  1,733 B        $ (250) A(3)     $   15,891
                                                                                (78)E
  Interest on investments                  2,240              533                                                  2,773
                                        ---------        ---------         ---------          -------          ---------
    Total interest income                 11,506            5,753             1,655            (250)              18,664
                                        ---------        ---------         ---------          -------          ---------
Interest Expense
  Interest on deposits                     3,435            2,911             1,746 B                              8,092
  Interest on long-term debt                 146                -                                                    146
                                        ---------        ---------         ---------          -------          ---------
    Total interest expense                 3,581            2,911             1,746                -               8,238
                                        ---------        ---------         ---------          -------          ---------
    Net interest income                    7,925            2,842               (91)            (250)             10,426
Provision for Loan and Lease Losses          506              391                                                    897
                                        ---------        ---------         ---------          -------          ---------
Net Interest Income After Provision
  for Loan and Lease Losses                7,419            2,451               (91)            (50)              9,529
                                        ---------        ---------         ---------          -------          ---------
Non-interest Income
  Service charges and fees                 8,364              334                                 67 A(4)          8,765
  Net gain on sale of loans                  298              236                                                    534
                                        ---------        ---------         ---------          -------          ---------
      Total non-interest income            8,662              570                -                67               9,299
                                        ---------        ---------         ---------          -------          ---------
Non-interest Expense
  Salaries and employee benefits           5,570            1,030                                                  6,600
  Net occupancy and equipment              1,285              243                88 B           (107) A(4)         1,509
  Other expenses                           6,107              827               224 B                              7,158
                                        ---------        ---------         ---------          -------          ---------
    Total non-interest expense            12,962            2,100               312             (107)             15,267
                                        ---------        ---------         ---------          -------          ---------
Income Before Income Taxes                 3,119              921              (403)             (76)              3,561
Provision for Income Taxes                 1,025              201              (165)             (59)F             1,002
                                        ---------        ---------         ---------          -------          ---------
Net Income                              $  2,094          $   720          $   (238)         $   (17)           $  2,559
                                        =========        =========         =========          =======           ========

Net Income per Share of
  Common Stock
  Basic                                                                                                          $
                                                                                                                 ========
  Diluted                                                                                                        $
                                                                                                                 ========
Weighted Average Common
  Shares Outstanding
  Basic                                                                                                          $
                                                                                                                 ========
  Diluted                                                                                                        $
                                                                                                                 ========


Notes to Pro Forma  Consolidated  Financial  Statements

A The Merger of Humboldt Bancorp and Global Bancorp, and the Acquisition of the San Jose branch of Capitol Thrift. Humboldt Bancorp will acquire Global Bancorp's outstanding common stock and Humboldt Bank will acquire the San Jose branch of Capitol Thrift for approximately $16,500,000, payable in cash of approximately $11.0 million and a contingent payment in the form of a Humboldt Bancorp promissory note of approximately $5,500,000. The merger and branch acquisition are treated as a single transaction in the consolidated financial statements. The promissory note is due January 30, 2002 and the amount payable may be decreased or increased based on events identified in the merger agreement. Since the amount to be paid is contingent upon future events, generally accepted accounting principles require that this note be recorded when the contingencies are resolved and the consideration is paid. Accordingly, the purchase accounting adjustments to record the acquisition are summarized below (dollars in thousands):

        Purchase price to be paid in cash at merger date         $11,000    (1)
        Less historical net assets acquired                       11,367    (2)
                                                                --------
        Discount to allocate                                    $   (367)
                                                                =========

        Adjustments to the historical net assets acquired
          Loans and leases                                     $   3,500    (3)
          Premises and equipment                                    (691)   (4)
          Accrued interest and other assets                       (1,156)   (4)
          Deferred credit for negative goodwill                   (2,020)   (4)
                                                                ---------
        Allocated discount                                     $    (367)
                                                               ==========

     (1)  Cash portion of price paid for Global Bancorp.

     (2) Acquisition of all of the outstanding shares of Global Bancorp's common stock results in recording Global Bancorp's assets and liabilities on the books of Humboldt Bancorp and subsidiaries and the elimination of Global Bancorp's stockholders' equity.

     (3) To adjust the carrying value of loans at Global Bancorp to estimated fair value. This amount will be recognized as an adjustment to yield over the estimated life of the related loans. The carrying value of all other assets and liabilities approximates estimated fair value, except as noted in footnote (4) below.

     (4) The fair value of the net assets acquired exceeds the purchase price in this pro forma scenario. Accordingly, the cost of noncurrent assets acquired, in this case premises and equipment, are adjusted downward to zero and the excess is recorded as a deferred credit for negative goodwill. A deferred tax liability of $1,156 is recorded and netted against deferred tax assets as a result of the tax effect of the fair value adjustment to loans and leases and the reduction in premises and equipment. Depreciation expense related to the reduction of premises and equipment to zero has been eliminated from the pro forma statements. The deferred credit for negative goodwill will be amortized using the straight-line method over 15 years. When the contingencies related to the promissory note are resolved and the additional consideration is paid, the additional cost will first be applied against the deferred credit for negative goodwill with the excess, if any, used to restore premises and equipment to fair value. The remaining excess, if any, will be recorded as goodwill and amortized using the straight-line method over 15 years. Up to $2,000,000 of the contingent payment under the promissory note may be paid in Humboldt Bancorp common stock. The number of shares issued under this provision, if any, will reduce basic and fully diluted earnings per share.

B Humboldt Bank Acquisition of CalFed Branches. In August 1999, Humboldt Bank acquired the deposits of two branch offices of CalFed Bank. The premium paid to acquire the deposits of approximately $2,384,000 was allocated to core deposit intangible asset. The estimated runoff of these deposits will result in amortization of the balance of the core deposit intangible asset on an accelerated basis over a period of ten years. Adjustments were also made to the pro forma statements of income to estimate the additional interest income, interest expense and depreciation expense that would result from this transaction using an estimated average interest rate earned on federal funds sold of approximately 5.0%, an average rate paid on the deposits of approximately 4.9% and depreciation computed using the straight-line method over the estimated lives of the premises and equipment acquired.

C Humboldt Bancorp Acquisition of Silverado Merger Corporation. In September 1999, Humboldt Bancorp acquired all of the outstanding shares of Silverado Merger Corporation for 45,002 shares of Humboldt Bancorp restricted common stock and warrants to purchase up to 90,000 shares of Humboldt Bancorp stock for $12.00 per share. Humboldt Bancorp has the right to repurchase the 45,002 shares of common stock for $1.00 each, and the warrants to purchase up to 90,000 shares of common stock for $12.00 per share cannot become exercisable, in the event Capitol Valley Bank fails to achieve certain business objectives by December 31, 2001. Until the contingencies related to the issuance of the restricted stock and warrants are resolved, the amount recorded for this transaction will be a liability of $45,002 and the stock and warrants issued will not be included in per share information. The fair value as of the merger date of the stock and warrants issued to the Silverado Merger Corporation stockholders will be recorded as an additional cost of the acquisition if all the requirements of the acquisition agreement are achieved. Otherwise, the 45,002 shares of restricted stock will be repurchased for $1.00 per share and the warrants will expire.

D Private Placement of Humboldt Bancorp Common Stock. The total amount purchased subsequent to June 30, 1999 pursuant to the private placements of Humboldt Bancorp common stock less offering costs was approximately $1,866,000. The former Silverado Merger Corporation stockholders' purchased 133,487 shares of restricted common stock at $12.00 per share, thereby fulfilling the acquisition agreement requirement to purchase stock. The directors of Capitol Valley Bank purchased 22,250 shares at $12.00 per share.

E Humboldt Bancorp Stock Offering. In this scenario, it is assumed the acquisition of Global Bancorp will take place after the sale of _____ shares of Humboldt Bancorp common stock at a price of $____ per share. The pro forma statements of income are adjusted to recognize the estimated loss of earnings from the net funds used to acquire Global Bancorp at an estimated average rate earned on federal funds sold of 5.0%.

F Income Tax Effect. These amounts represent the estimated tax effect of the transactions described in preceding Notes computed at an effective combined federal and state tax rate of 41.15%. Amortization of the deferred credit for negative goodwill described in Note A is not taxable.

                      REGULATORY CAPITAL AND LEVERAGE RATIO

     The following table illustrates the actual regulatory capital and leverage ratios of Humboldt Bancorp and Global Bancorp and the pro forma regulatory capital and leverage ratios of Humboldt Bancorp, as of June 30, 1999. The pro forma ratios are stated after giving effect to this offering and the acquisitions, assuming $6.0 million in net proceeds is raised in the public offering; all of which is held in cash or cash equivalent investments. Please refer to "Unaudited Pro Forma Combined Financial Data" and the assumptions set forth therein.



                                                                                                   At June 30, 1999
                                                                                   ------------------------------------------
                                                                                                      Tier 1           Total
                                                                                      Leverage      Risk-Based      Risk-Based
                                                                                       Ratio      Capital Ratio   Capital Ratio
                                                                                    ----------- ---------------- ---------------
Humboldt Bancorp                                                                        8.67%           11.98%          13.23%

Global Bancorp                                                                          9.13%           11.15%          12.40%

Minimum regulatory requirement for a "well-capitalized" bank (1)                        5.00%            6.00%          10.00%

Minimum regulatory capital for a bank (1)                                               4.00%            4.00%           8.00%

Pro forma for Humboldt Bancorp after the offering and merger                            6.91%           10.15%          11.33%

Minimum regulatory capital for a holding company  (2)                                   4.00%            4.00%           8.00%


(1) Pursuant to regulations of the Federal Deposit Insurance Corporation. Please refer to "Supervision and Regulation - Capital Standards."

(2) Pursuant to regulations of the Federal Reserve board. Please refer to "Supervision and Regulation - Capital
     Standards."

                    HUMBOLDT BANCORP SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of Humboldt Bancorp (on a consolidated basis) as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998, and as of and for the six months ended June 30, 1998 and 1999, and should be read in conjunction with Management's Discussion and Analysis and with the financial statements presented elsewhere.



                                                                                                   As Of And For The
(Dollars In Thousands except per                            As Of And For The                          Six Months
share data)                                              Years Ended December 31,                    Ended June 30,
                                         ------------------------------------------------------- ----------------------
                                           1994 (1)   1995 (1)    1996       1997        1998        1998       1999
                                         ---------- ---------- ---------- ---------- ----------- ----------- ----------
                                                                                                       (Unaudited)
Income Statement Data
  Interest income                        $ 11,163   $ 15,241   $ 16,562   $ 20,053   $  23,504   $  11,733   $ 11,506
  Interest expense                          3,540      5,244      5,549      7,024       7,742       3,907      3,581
                                         --------   --------   --------   --------   ---------   ---------   --------
    Net interest income                     7,623      9,997     11,013     13,029      15,762       7,826      7,925
  Provision for loan and lease losses         783        792        533        773       2,124       1,024        506
                                         --------   --------   --------   --------   ---------   ---------   --------
  Net interest income after provision for
    loan and lease losses                   6,840      9,205     10,480     12,256      13,638       6,802      7,419
  Non-interest income                       1,463      3,509      5,747      8,109      12,473       5,237      8,662
  Non-interest expense                      6,240      9,149     11,325     15,496      19,578       9,281     12,962
                                         --------   --------   --------   --------   ---------   ---------   --------
    Income before provision for
      icome taxes                           2,063      3,565      4,902      4,869       6,533       2,758      3,119
Provision for income taxes                    762      1,363      1,926      1,611       2,517       1,055      1,025
                                         --------   --------   --------   --------   ---------   ---------   --------




(Dollars In Thousands except per                            As Of And For The                          Six Months
share data)                                              Years Ended December 31,                    Ended June 30,
                                         ------------------------------------------------------- ----------------------
                                           1994 (1)    1995 (1)      1996         1997       1998         1998       1999
                                         ----------  ----------   ----------   ----------  ----------  ----------- ----------
                                                                                                             (Unaudited)
Net income                               $   1,301   $    2,202   $    2,976   $    3,258    $    4,016   $    1,703   $    2,094
                                         =========   ===========   =========   ==========    ==========   ==========   ==========
Balance Sheet Data
  Investment securities                  $  37,258   $   53,875   $   39,933   $   80,180    $   77,802   $   72,970   $   68,394
  Total net loans and leases             $  92,462   $  115,117   $  142,824   $  157,512    $  186,038   $  172,697   $  197,717
  Total assets                           $ 152,863   $  193,912   $  214,738   $  284,087    $  319,975   $  301,633   $  330,389
  Total deposits                         $ 137,624   $  174,526   $  192,576   $  255,186    $  283,967   $  269,115   $  290,608
  Total shareholders' equity             $  13,569   $   16,934   $   19,600   $   23,554    $   27,848   $   25,095   $   29,783

Per Share Data (2)
  Net income
    Basic                                $    0.36   $     0.52   $     0.71   $     0.75    $     0.91   $     0.39   $     0.46
    Diluted                              $    0.35   $     0.49   $     0.64   $     0.67    $     0.82   $     0.35   $     0.42
  Book value                             $    3.23   $     4.02   $     4.59   $     5.43    $     6.23   $     5.65   $     6.57
  Weighted average shares outstanding
    Basic                                3,610,000    4,204,000    4,215,000    4,324,000     4,433,000    4,404,000    4,515,000
    Diluted                              3,759,000    4,466,000    4,668,000    4,841,000     4,890,000    4,875,000    4,934,000

Selected Ratios (3)
  Return on average assets                    0.93%        1.22%        1.48%        1.30%         1.32%        1.17%        1.28%
  Return on average equity                   12.08%       14.57%       16.96%       14.50%        16.02%       14.10%       14.44%
  Total loans to deposits                    67.18%       65.96%       74.17%       61.72%        65.51%       64.17%       68.04%
  Net interest margin                         6.01%        6.07%        5.98%        5.85%         5.94%        6.13%        5.69%
  Efficiency ratio (4)                       68.68%       67.74%       67.57%       73.31%        69.34%       71.20%       78.85%

Asset Quality Ratios
  Reserve for loan and lease losses to:
    Ending total loans and leases             1.42%        1.60%        1.48%        1.48%         1.62%        1.50%        1.64%
    Nonperforming assets                    260.98%      195.60%      351.80%      128.02%       420.22%      212.92%      243.99%
  Nonperforming assets to ending total
    assets                                    0.33%        0.49%        0.28%        0.65%         0.23%        0.41%        0.41%
  Net loan and lease charge-offs
    (recoveries) to average loans and
    leases                                    0.34%        0.25%        0.19%        0.36%         0.82%        1.83%        0.28%
  Reserve/nonperforming loans               260.98%      195.60%      569.23%      139.14%       553.44%      296.51%      280.39%

Capital Ratios
  Average stockholders' equity to average
    assets                                    7.50%        8.40%        8.85%        8.48%         8.35%        8.28%        8.87%

  Tier 1 capital ratio (5)                    12.52%      11.37%       11.35%       10.79%        10.41%       10.70%       11.98%
  Total risk-based capital ratio (6)          13.78%      12.62%       12.60%       12.02%        11.66%       11.90%       13.23%
  Leverage ratio (7)                           8.55%       7.64%        8.53%        7.38%         7.23%        7.89%        8.67%

Other
  End of period ("EOP") common stock
    outstanding                           4,199,000   4,212,000    4,266,000    4,335,000     4,470,000    4,439,000    4,533,000
  Average assets                         $  139,982  $  180,584   $  201,780   $  251,095    $  304,515   $  294,079   $  329,638
  Average earning assets                 $  126,809  $  164,844   $  183,930   $  222,555    $  265,355   $  257,387   $  280,934
  Number of branch offices (8)                    4           7            8            9             8            9            8
  Number of full-time equiv. employees          101         130          175          209           250          248          286


(1) Represents financial data for Humboldt Bank. Humboldt Bancorp completed its reorganization as a holding company on January 2, 1996.

(2) Per share data reflects retroactive restatement for 10% stock dividends in 1994, 1995, 1996, 1997, and 1998, and a five-for-two stock split in 1999.

(3)  Annualized, when appropriate.

(4) Efficiency ratio is non-interest expense divided by the sum of net interest income plus non-interest income.

(5)  Tier I capital divided by risk-weighted assets.

(6)  Total capital divided by risk-weighted assets.

(7)  Tier I capital divided by average assets.

(8)  Including head office.

                          HUMBOLDT BANCORP MANAGEMENT'S
                 DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION

     The following management's discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the factors described in the section entitled "Risk Factors" and elsewhere in this prospectus.

     General Humboldt Bancorp's results of operations are primarily dependent upon the results of operations of Humboldt Bank and Capitol Valley Bank and, to a lesser extent, Bancorp Financial Services. Humboldt Bank and Capitol Valley Bank conduct general commercial banking business, such as gathering deposits from the general public and applying those funds to the origination of loans for commercial, consumer and residential purposes. Bancorp Financial Services makes consumer automobile loans and commercial equipment leases, of less than $100,000, to small businesses. Reference to Humboldt Bancorp in this section constitutes reference to Humboldt Bank, and Capitol Valley Bank which began operations March 3, 1999. Reference to Humboldt Bank is a reference to just Humboldt Bank and reference to Capitol Valley Bank is a reference to just Capitol Valley Bank.

     Humboldt Bancorp's profitability depends on net interest income, which is the difference between (a) interest income generated by interest-earning assets (i.e., loans and investments) and (b) interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the difference ("interest rate spread") between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities, as well as the relative amounts of interest-earning assets and interest-bearing liabilities. If the total of interest-earning assets approximates or exceeds the total of interest-bearing liabilities, any positive interest rate spread will generate net interest income. Financial institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest-earning assets" or "net interest margin," which is net interest income divided by average interest-earning assets.

     More recently and because of the limited loan growth in the Humboldt-Trinity, California area, a substantial part of our revenues are also derived from non-interest income. Non-interest income consists primarily of fees generated by the Merchant Bankcard and Issuing Bankcard (Credit Card) Departments and lease residuals and rentals generated by the Lease Finance Department. During the year ended December 31, 1994, Humboldt Bank began to emphasize the growth in such fees and other income. For the years ended December 31, 1998, 1997 and 1996, fees and other income were $9.7 million, $6.9 million and $4.3 million, respectively. Of this growth, most can be attributed to Humboldt Bank's Merchant Bankcard processing fees. During the first six months ended June 30, 1999, Humboldt Bank continued to reduce its Issuing Bankcard (Credit Card) activities. This planned reduction in credit card receivables was initiated in early 1997 due to increased competition in all credit card issuing markets and a noticeable trend in charge-offs in connection with credit card receivables. The focus of the Issuing Bankcard (Credit Card) Department is now issuance of credit cards to Humboldt Bank customers.

     Although Humboldt Bancorp intends to diversify its growth of traditional banking through the establishment of Capitol Valley Bank and acquisition of Global Bancorp and Capitol Thrift, Humboldt Bancorp will continue to emphasize revenues from non-interest income. For example, during 1997 Humboldt Bancorp, along with Tehama Bancorp, formed Bancorp Financial Services. Bancorp Financial Services makes consumer automobile loans and commercial equipment leases, of less than $100,000, to small businesses. Humboldt Bank's Lease Finance Department operations, on the other hand, consist principally of the leasing of point-of-sale terminals, printers for credit card vouchers and related equipment. Humboldt Bancorp accounts for its investment in Bancorp Financial Services using the equity method in which only Humboldt Bancorp's net investment in Bancorp Financial Services is accounted for on Humboldt Bancorp's financial statements rather than Bancorp Financial Services' financial statements being consolidated with Humboldt Bancorp's financial statements. Therefore, the following discussion does not include a detailed description of Bancorp Financial Services' operations. See "Business of Humboldt Bancorp - Bancorp Financial Services."

     To a lesser extent, Humboldt Bancorp's profitability is also affected by such factors as the level of non-interest expenses, the provision for loan losses, and the effective tax rate. Non-interest expenses consist of salaries and benefits, fixed assets (occupancy related expenses), and merchant and proprietary expenses related to the Merchant Bankcard Department.

     Management's discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the consolidated financial condition and results of operations of Humboldt Bancorp and Humboldt Bank for the fiscal years ended December 31, 1998, 1997 and 1996, and of Humboldt Bancorp, Humboldt Bank and Capitol Valley Bank for the six months ended June 30, 1999. This discussion should be read in conjunction with the consolidated financial statements and related footnotes presented elsewhere herein.

Summary of Operations

     For the six months ended June 30, 1999, net income was $2.1 million, an increase of 23.5% over net income of $1.7 million earned during the six months ended June 30, 1998. Diluted earnings per share were $0.42 and $0.35 for the six months ended June 30, 1999 and June 30, 1998, respectively. Annualized return on average assets was 1.3% for the six months ended June 30, 1999, compared with 1.2% for the comparable six months in 1998. For the first six months of 1999 annualized return on average equity was 14.4%, compared with 14.1% during the first six months of 1998. The increase in earnings for the six months ended June 30, 1999, versus the comparable period in 1998 can be attributed to growth in earning assets, fee income growth, and increased customer activity at the Merchant Bankcard level.

     Humboldt Bancorp reported net income of $4.0 million for the year ended December 31, 1998, compared to $3.3 million for the year ended December 31, 1997. Increase in net income is attributable to an increase of $2.8 million or 21.5% in net interest income and an increase in other non-interest income of $4.4 million or 54.3%. These increases were offset by an increase in provision for loan losses of $1.3 million or 162.5%, an increase in other non interest expense of $4.1 million or 26.5% and an increase in provision for income taxes of $906,000 or 56.2%. The increase in net interest income is attributable to the substantial increase in earning assets and a slight increase in the net interest yield. The increase in non-interest income is primarily attributable to substantial increases in Merchant Bankcard Department activities and Issuing Bankcard (Credit Card) Department income and to increases in service charges on deposit accounts. These increases were offset in part by a decrease in gains on sale of loans and investments. The increase in non-interest expense is primarily attributable to increases in salaries and employee benefits and Merchant Bankcard expenses. These increases can be attributed to the continued growth of

Humboldt Bank and Humboldt Bancorp. These increases were offset in part by a decrease in Issuing Bankcard (Credit Card) Department expenses. The increase in provision for loan losses is attributable to an increase in loans originated by Humboldt Bank, and a recognition of an increase in charge-offs in the Issuing Bankcard (Credit Card) Department and Lease Finance Department.

     Humboldt Bancorp reported net income of $3.3 million for the year ended December 31, 1997, compared to $3.0 million for the year ended December 31, 1996. The increase in net income is attributable to an increase of $2.0 million or 18.2% in net interest income, and an increase in other non-interest income of $2.4 million or 42.1%. These increases were offset by an increase in provision for loan losses of $240,000 or 45.0% from 1996, an increase in other non-interest expense of $4.2 million or 37.2%, and a decrease in provision for income taxes of $315,000 or 16.4%. The increase in net interest income is attributable to the substantial increase in earning assets offset by a slight decrease in net interest yield. The increase in non-interest income is attributable to substantial increases in the Merchant Bankcard and Issuing Bankcard (Credit Card) Departments' income, to increases in service charges on deposit accounts, and increased lease residuals and rentals in the Lease Finance Department. These increases were offset in part by a decrease in gains on sale of loans and investments. The increase in other non-interest expense is attributable to increases in salaries and employee benefits, fixed asset expenses, professional service expense, Issuing Bankcard (Credit Card)
Department and Merchant Bankcard Department expenses. These increases were offset in part by a decrease in Federal Deposit Insurance Corporation expense and data processing expense. The increase in provision for loan losses is attributable to an increase in loans originated, and a recognition of Humboldt Bank's potential credit risk in the Issuing Bankcard (Credit Card) Department. Although pre-tax income increased, the provision for income taxes decreased as a result of Humboldt Bancorp taking advantage of some deferred tax benefits.

Results of Operations

Net Interest Income

     Net interest income represents the excess of interest income and loan fees earned by Humboldt Bancorp on its earning assets over the interest expense paid on its interest bearing liabilities and other borrowed money. Net interest income as a percentage of average interest-earning assets is referred to as net interest margin. The levels of interest-earning assets and interest-bearing liabilities as well as changes in interest rates affect the level of net interest income. During periods of rapidly changing interest rates, Humboldt Bancorp's earnings can be significantly affected because interest rates on a substantial amount of the earning assets are tied to prime and therefore tend to change immediately, whereas interest rates on liabilities have a tendency to change more slowly, and normally only upon the maturity of the liability.

Average Balances and Average Rates Earned and Paid

     The following table shows unaudited average balances and interest income or interest expense, with the resulting average yield or rates by category of earning assets or interest-bearing liabilities.



(Dollars in Thousands)          Year Ended December 31, 1997     Year Ended December 31, 1998       Six Months Ended June 30,
                                                                                                             1999 (1)
                               -------------------------------  --------------------------------  -------------------------------
                                          Interest   Average                Interest    Average                Interest    Average
                                Average    Income    Yields or   Average     Income     Yields or   Average    Income     Yields or
(Unaudited)                     Balance   or Expense   Rate     Balance    or Expense    Rate       Balance   or Expense    Rate
                               ---------- ---------- ---------  ---------- ---------- ----------  ----------- ---------- ----------
Interest-earning assets:
Loans and Leases                $151,695   $ 15,961     10.52%   $175,173   $ 18,762      10.71%   $ 192,945   $  9,266     9.68%
Investment securities:
Taxable securities                46,989      2,783      5.92      63,494      3,317       5.22       57,482      1,482     5.20
Nontaxable securities (2)         10,396        569      5.47      13,682        739       5.40       15,968        422     5.33
    Interest-earning balances
due                                2,164        128      5.91       3,502        174       4.97        2,771         62     4.51
from banks
Federal funds sold                11,311        612      5.41       9,504        512       5.39       11,768        274     4.63
                               ---------- ---------- ---------  ---------- ---------- ----------  ----------- ---------- --------
Total interest-earning
assets(3)                        222,555     20,053      9.01     265,355     23,504       8.86      280,934     11,506     8.26
Cash and due from banks           12,679                           20,157                             26,073
Premises and equipment, net        5,860                            7,120                              8,333
Loan and lease loss allowance    (2,312)                          (2,626)                            (3,230)
Other assets                      12,313                           14,509                             17,518
                               ----------                       ----------                        -----------
Total assets                    $251,095                         $304,515                          $ 329,628
                               ==========                       ==========                        ===========
Interest-bearing liabilities:
Interest-bearing checking and
savings accounts                $ 66,153      1,516      2.29%   $ 72,594      1,439       1.98%   $  71,776        594     1.67%
Time deposit and IRA accounts    100,072      5,457      5.45     114,633      6,126       5.34      117,883      2,841     4.86
Borrowed funds                       828         51      6.16       3,003        177       5.89        4,407        146     6.68
                               ---------- ---------- ---------  ---------- ---------- ----------  ----------- ---------- --------
Total interest-bearing           167,053      7,024      4.20     190,230                  4.07      194,066                3.72
liabilities                                                                    7,742                              3,581
Non-interest-bearing deposits     59,050                           83,965                            101,024
Other liabilities                  3,694                            4,883                              5,291
                               ----------                       ----------                        -----------
Total liabilities                229,797                          279,078                            300,381
Stockholders' equity              21,298                           25,437                             29,247
                               ----------                       ----------                        -----------
Total liabilities and
stockholders' equity            $251,095                         $304,515                          $ 329,628
                                ========                         ========                          =========
Net interest income                        $ 13,029                         $ 15,762                           $  7,925
                                          ==========                       ==========                         ==========
Net interest spread                                      4.81%                             4.79%                            4.54%
                                                     =========                          ========                         ========
Average yield on average
earning                                                  9.01%                             8.86%                            8.26%
assets (2)
                                                     =========                          ========                         ========
Interest expense to average
earning                                                  3.16%                             2.92%                            2.57%
assets (1)
                                                     =========                          ========                         ========
Net interest margin (4)                                  5.85%                             5.94%                            5.69%
                                                     =========                          ========                         ========


--------------------------------

(1) Average yields and rates for the six months ended June 30, 1999, have been annualized.

(2)  Tax-exempt income has not been adjusted to its tax-equivalent basis.

(3)  Nonaccrual loans are included in the average balance.

(4) Net interest margin is computed by dividing net interest income by total average earning assets.

Analysis of Changes in Interest Differential

     The following table shows the unaudited dollar amount of the increase (decrease) in Humboldt Bancorp's net interest income and expense and attributes such dollar amounts to changes in volume as well as changes in rates. Rate and volume variances have been allocated proportionally between rate and volume changes.



                                          Year Ended                   Year Ended                 Six Months Ended
(Dollars in Thousands)                 December 31, 1997           December 31, 1998                June 30, 1999
                                           over 1996                   over 1997                 over June 30, 1998
                                  ---------------------------- ---------------------------  ------------------------------
                                  Increase (Decrease) Due To   Increase (Decrease) Due To    Increase (Decrease) Due To
                                  ---------------------------- ---------------------------  ------------------------------
                                   Volume    Rate     Total     Volume    Rate     Total     Volume     Rate      Total
                                  --------- -------- --------- --------- -------  --------  --------- ---------- ---------
Interest Income Attributable To:
  Loans and Leases                $  1,842   $  346   $ 2,188   $ 2,451  $  350   $ 2,801    $ 1,299   $ (1,098)  $  201
  Investment securities                976       10       986     1,220    (516)      704       (105)      (342)    (447)
  Balance due from banks                63       16        79        13      33        46        (17)        (9)     (26)
  Federal funds sold                   213       25       238       (98)     (2)     (100)        91        (46)      45
                                  --------   ------   -------   -------  ------   -------    -------   --------   -------
    Total increase (decrease)        3,094      397     3,491     3,586    (135)    3,451      1,268     (1,495)    (227)
                                  --------   ------   -------   -------  ------   -------    -------   --------   -------
Interest Expense Attributable To:
  Now and Super Now                     29       (2)       27        28     (11)       17          7        (23)     (16)
  Savings                               73      (29)       44        19       -        19         (5)       (17)     (22)
  Money Market                         114       87       201        88    (201)     (113)       (21)      (137)    (158)
  Time Deposits                      1,106       95     1,201       795    (126)      669        156       (359)    (203)
  Borrowed funds                         2        -         2       174     (48)      126         52         21       73
                                  --------   ------   -------   -------  ------   -------    -------   --------   -------
    Total increase (decrease)        1,324      151     1,475     1,104    (386)      718        189       (515)    (326)
                                  --------   -----   -------    -------  ------   -------    -------   --------   -------
Total Change in Net Interest      $  1,770   $  246   $ 2,016   $ 2,482  $  251   $ 2,733    $ 1,079   $   (980)  $   99
                                  ========   ======   =======   =======  ======   =======    =======   ========   =======



     Net interest income for the six months ended June 30, 1999, was $7.9 million, an increase of $99,000 over the corresponding period in 1998. The increase in net interest income is attributable to a decrease of $227,000 in income earned from interest-earning assets, offset by a decrease of $326,000 in expense from interest-bearing liabilities. Interest expense decreased 7.7% to $3.6 million for the six months ended June 30, 1999, compared to $3.9 million for the corresponding period in 1998. The decrease in interest expense was primarily a result of falling interest rates.

     Total interest-earning assets averaged $280.9 million for the six months ended June 30, 1999, compared to $265.4 million at year end December 31, 1998. Most of the increase was due to an increase in loans. An increase in federal funds was offset by a decrease in investment securities. The average yield on interest-earning assets, when adjusted to reflect the tax benefits on certain types of investments, decreased to 8.3% during the first six months of 1999, compared to 8.9% at year end December 31, 1998.

     Interest-bearing liabilities averaged $194.0 million during the first six months of 1999 compared to $190.2 million at year end December 31, 1998. The average cost of these liabilities decreased in the first six months of 1999 to 3.7% from 4.1% at year end December 31, 1998. The average cost of interest-bearing liabilities decreased primarily as a result of declining interest rates in 1999. Although further competitive pressure is expected in expanding deposit relationships, management, as a matter of policy, does not seek to attract high-priced, brokered deposits. In the near-term, management does not anticipate Humboldt Bancorp's net interest margins will be significantly impacted by competitive pressure for deposit accounts, although there can be no assurance that this will not occur.

     Net interest income for the year ended 1998 totaled $15.8 million compared with $13.0 million for the year ended 1997. The increase in net interest income was attributable to a significant increase in earning assets and a slight increase in net interest yield. The yield on loans increased by 0.2%, over the same period in 1997 and the cost of funds decreased 0.1%. The reference rate used to price a significant portion of the loan portfolio was 7.75% at December 31, 1998 and June 30, 1999, and 8.50% at December 31, 1997. Loans comprised 68.7% of average earning assets at June 30, 1999, 66.0% at December 31, 1998, and 68.2% at December 31, 1997.

     Loan fees included in net interest income were $547,000 for the six months ended June 30, 1999, $1.4 million for the year ended December 31, 1998, and $729,000 for the year ended December 31, 1997.

Provision for Loan and Lease Losses

     A reserve for loan and lease losses is maintained at a level that management of Humboldt Bancorp considers adequate for losses that can be reasonably anticipated. The reserve is increased by a charge to operating expenses referred to as a provision for loan and lease losses, and is reduced by the net loan that is charged-off. See "- Loan Losses and Recoveries" for a discussion of reserves and net loan charge-offs and a table summarizes the changes in the reserve for loan and lease losses. The provision for loan and lease losses does not contain charges related to the activities of the Merchant Bankcard Department since merchant bankcard accounts are not reflected as loans, and Merchant Bankcard Department's reserves do not constitute loan reserves.

     For the six months ended June 30, 1999, management charged $506,000 to Humboldt Bancorp's provision for loan and lease losses compared to $1.02 million for the six months ended June 30, 1998. This was a 50.6% decrease from the prior year. The decrease in the provision for loan and lease losses was directly related to a decline in anticipated credit card charge-offs. Credit card charge-offs for the six months ended June 30, 1999 were $298,000 compared to $439,000 for the same period ended June 30, 1998.

     For the years ended December 31, 1998, 1997 and 1996, management charged $2.1 million, $773,000, and $533,000, respectively, to Humboldt Bancorp's provision for loan and lease losses. The ratio of the reserve for loan and lease losses to total loans and leases at December 31, 1998, 1997, and 1996, equaled 1.6%, 1.5%, and 1.5%, respectively. The increase in the provision from 1997 to 1998 is attributable to an increase in loans originated, an increase in credit card charge-offs, and an increase in charge-offs in the Lease Finance Department. The increase in the provision from 1996 to 1997 was due to an increase in loans originated and to an increase in credit card charge-offs.

Non-Interest Income

     The  following   table  sets  forth   components   of  Humboldt   Bancorp's
non-interest income:



                                                                                               Six Months Ended
(Dollars in Thousands)                                         Years Ended December 31,            June 30,
                                                            -------------------------------   -------------------
                                                              1996       1997       1998        1998      1999
                                                            ---------- ---------- ---------   ---------- --------
Fees and Other Income:
  Merchant Bankcard services                                 $  2,508   $  3,906  $  6,177     $  2,367  $ 5,582
  Lease Finance Department (residuals and rentals)                752      1,306     1,575          834      673
  Issuing Bankcard (Credit Card) services                         169        778     1,019          533      229
  Fees for customer services                                      287        291       346          157      328
  Earnings on life insurance                                      142        195       106           53       45
  Loan and lease servicing fees                                   370        346        87           78      146
  Other                                                            57         89       421          213      216
                                                             --------   --------  --------     --------  -------
    Total Fees and Other Income                                 4,285      6,911     9,731        4,235    7,219
  Service charges on Deposit Accounts                             709      1,300     2,097        1,040    1,163
  Net Gain (Loss) on Sale of Loans                                 75       (204)      645          (38)     298




                                                                                               Six Months Ended
(Dollars in Thousands)                                         Years Ended December 31,            June 30,
                                                            -------------------------------   -------------------
                                                              1996       1997       1998        1998      1999
                                                            ---------- ---------- ---------   ---------- --------

  Net Investment Securities Gains (Losses)                        678        102         -            -      (18)
                                                             ---------  --------- --------     --------  -------
Total Non-Interest Income                                    $  5,747   $  8,109  $ 12,473     $  5,237  $ 8,662
                                                             =========  ========= ========     ========  =======


     Non-interest income is primarily derived from Merchant Bankcard fees, services charges on deposit accounts, Lease Finance Department lease residuals and rentals, and Issuing Bankcard (Credit Card) fees. During the past three fiscal years, Humboldt Bank's Merchant Bankcard Department has increased in importance to Humboldt Bank's revenues. Humboldt Bank offers merchant bankcard services to merchants located throughout the United States, including merchants who transact business through the Internet and merchants who have had problems obtaining merchant bankcard services from other institutions. In general, merchant bankcard services involve collecting funds for, and crediting the accounts of, merchants for sales of merchandise and services to credit card customers. For its services, Humboldt Bank receives a service fee and other processing fees. Also, at June 30, 1999, and as of December 31, 1998, 1997, and 1996, Humboldt Bank held merchant reserves primarily in non-interest bearing accounts of $54.6 million, $47.0 million, $33.0 million, and $21.3 million, respectively.

     During 1996, Humboldt Bank actively pursued credit card income through nationwide secured and unsecured credit card programs. In early 1997, this strategy was abandoned due to a perceived increase in credit risk and extreme competition from major credit card issuers. Currently, management estimates that at present levels of credit card receivables, Humboldt Bank makes a modest monthly profit net of service expenses and write-offs. Therefore, while Humboldt Bank intends to continue credit card lending to its customer base, there are no further plans to solicit credit card business beyond its market areas.

     Non-interest income increased $3.5 million, or 67.3% for the six-month period ended June 30, 1999, compared to the six months ended June 30, 1998. The principal reason for this increase was income generated by Merchant Bankcard operations. During the first six months of 1999, Merchant Bankcard operations generated $5.6 million in income compared to $2.4 million for the same period in 1998. The increase was also the result of increasing deposit volumes and related service charges. Service charges were $1.2 million for the six months ended June 30, 1999, compared to $1.0 million for the six months ended June 30, 1998. The remainder of the increase in non-interest income for the six months ended June 30, 1999, compared to the same period in 1998, is primarily attributable to fees for loan and lease servicing fees.

     Non-interest income for 1998 totaled $12.5 million, an increase of $4.4 million or 54.3% from $8.1 million earned in 1997. The increases for the year ended 1998, compared to the year ended 1997, are attributable primarily to the activities of the Merchant Bankcard, and to a lesser extent, the activities of the Lease Finance and Issuing Bankcard (Credit Card) Departments, plus an increase in service charges on deposit accounts. The increase in gain on sale of loans is attributable in part to selling some portfolio loans at a gain. The decrease in gain on sale of investments is attributable to fact that no investments were sold in 1998. Service charges on deposit accounts increased $797,000 or 61.3%, fees for customer services increased $2.8 million or 40.6%, and all other non-interest income increased $747,000 or 732.4%.

     Non-interest income for the year ended 1997 totaled $8.1 million, an increase of $2.4 million or 42.1% from $5.7 million earned for the year ended 1996. The increases are attributable primarily to the activities of the Merchant Bankcard, Lease Finance, and Issuing Bankcard (Credit Card) Departments, plus an increase in service charges on deposit accounts. Service charges on deposit accounts increased $591,000 or 83.4%, fees for customer services increased $2.6 million or 60.5%, net investment securities gain/loss decreased by $576,000 or 85.0%, and gain on sale of loans decreased by $279,000 or 372.0% from the prior year. The decrease in gain on sale of loans is attributable in part to selling some portfolio loans at a loss. The decrease in gain on sale of investments is attributable to selling more investments in 1996 to fund loans than in 1997.

Non-Interest Expense

     Non-interest expenses consist principally of employees' salaries and benefits, Merchant Bankcard expenses, and fixed asset (occupancy and equipment) expenses. Non-interest expense increased $3.7 million, or 39.8%, to $13.0 million for the six months ended June 30, 1999, compared to $9.3 million in the corresponding period of 1998. This was due to an increase in Merchant Bankcard operation expense of $2.0 million, as well as increases in other key operating costs such as salary and benefits, primarily relating to the increase in personnel, for the periods. Humboldt Bancorp's investments in new and expanded technology to support internal services, and to provide additional technology-based products for Humboldt Bancorp's customers, also resulted in expense increases.

     Non-interest expense for the year ended 1998 totaled $19.6 million, an increase of $4.1 million or 26.5% from the year ended 1997. Salaries and employee benefits represented the single largest component of non-interest expense: $9.2 million or 46.7% in 1998 and $6.8 million or 43.9% in 1997. Full time equivalent employees numbered 250, 209 and 175 on December 31, 1998, 1997, and 1996, respectively. Non-interest expense for the year ended 1997 totaled $15.5 million, an increase of $4.2 million or 37.2% from the year ended 1996. Salaries and employee benefits represented the single largest component of non-interest expense: $6.8 million or 43.9% in 1997, and $5.6 million or 49.4% in 1996.

     Fixed assets expense increased $245,000 or 9.9% to $2.7 million for the year ended 1998. This increase can be attributed to increased maintenance and repairs on older equipment, and increased rental expense, partially offset by increased rental income. Fixed assets expense increased $674,000 or 37.6% to $2.5 million in 1997. This increase can be in part attributable to depreciation expense related to the purchase of an in-house computer system, a local area network and a wide area network as well as the purchase of furniture and fixtures and leasehold improvements at the Garberville Branch, the Merchant Bankcard and Issuing Bankcard (Credit Card) Departments at 605 K Street, Eureka, California, the Cashiers Department at 555 H Street, Eureka, California, and increased maintenance and repairs on older equipment. Humboldt Bancorp's fixed assets expense is anticipated to increase in 1999 and 2000 due to the planned opening of a new headquarters; a new branch; the commencement of operations at the Capitol Thrift branches; and the acquisition of the two former CalFed branches located in Ukiah and Eureka.

     Other expenses (excluding salaries and employee benefits and fixed assets), increased $1.5 million or 24.2% in 1998 from 1997, and $2.3 million or 59.0% in 1997 from 1996, primarily due to the Merchant Bankcard program in 1998 and the Issuing Bankcard (Credit Card) program in 1997.

     The following table summarizes the significant components and percentages of non-interest expense for the years ended December 31, 1996, 1997, 1998 and the six months ended June 30, 1998 and 1999:



(Dollars in Thousands)                      Years Ended December 31,                           Six Months Ended June 30,
                            ---------------------------------------------------------   ----------------------------------------
                                 1996                1997                1998                  1998                 1999
                            ----------------   ------------------  ------------------   -------------------   ------------------

Salaries and employee        $ 5,592  49.38%  $   6,806    43.92%   $ 9,151    46.74%    $  4,387    47.27%    $ 5,570    42.98%
benefits
Net occupancy and
  equipment expense            1,792  15.82       2,466    15.91      2,711    13.85        1,303    14.04       1,285     9.92
Merchant Bankcard                434   3.83         822     5.30      2,665    13.61          921     9.92       2,918    22.51
expenses(1)
Professional services            693   6.12       1,342     8.66      1,123     5.74          584     6.29         662     5.11
Issuing Bankcard expenses(1)     170   1.50       1,021     6.59        346     1.77          216     2.33         103     0.79
Stationery, supplies &           542   4.79         887     5.72        884     4.52          502     5.41         547     4.22
postage
Intangible expense               372   3.28         426     2.75        372     1.90          186     2.00         150     1.16
FDIC and other insurance         480   4.24         164     1.06        186     0.95           91     0.98          94     0.73
Advertising expenses             235   2.08         265     1.71        247     1.26          135     1.45         216     1.67
Business development             129   1.14         242     1.56        249     1.27          146     1.57         181     1.40
Telephone and travel             424   3.74         478     3.08        598     3.05          303     3.26         434     3.35
Data processing/ATM expense      199   1.76         170     1.10        324     1.65           49     0.53         125     0.96
Other expenses                   263   2.32         407     2.64        722     3.69          458     4.95         677     5.20
                            --------- ------   --------  -------   -------- --------     -------- --------     ------- --------
Total expenses               $11,325 100.00%   $ 15,496   100.00%   $19,578   100.00%    $  9,281   100.00%    $12,962   100.00%
                            ======== ======   ========   =======   ======== =======     ========= ========     ======= =======



(1) Merchant Bankcard expenses include merchant and proprietary related expenses only. Issuing Bankcard (Credit Card) expenses include proprietary related expenses only. Salaries and employee benefits are included in salary and employee benefits above.

Provision for Income Taxes

     The provision for income taxes for the six month period ended June 30, 1999, was $1.0 million representing an effective tax rate of 32.3%, compared to $1.1 million, or 39.3% for the six-month period ended June 30, 1998.

     The provision for income taxes totaled $2.5 million for the year ended 1998, an increase of $906,000 or 56.2% from the year ended 1997, and in 1997 totaled $1.6 million, a decrease of $315,000 or 16.4% from 1996. The increase in 1998 and the decrease in 1997 in provision for income taxes was the result of increased pre-tax income partially offset by Humboldt Bancorp taking advantage of some deferred tax benefits. The 1998 effective tax rate of 38.5% and the 1997 effective tax rate of 33.1% on reported income was below the expected statutory federal rate of 34.0% and the state franchise tax rate of 10.8% (net of the federal benefit) principally because of exemptions for Enterprise Zone loans for state tax purposes, exemptions for municipal obligations for federal purposes, keyman insurance, and other temporary differences.

Investments

     Humboldt Bancorp invests excess funds in a variety of instruments in order to meet liquidity and profitability goals. A portion of available funds is invested in liquid investments including overnight federal funds. The balance is invested in investment securities including U.S. Treasury and Agency securities such as CMOs, tax-exempt municipal bonds, corporate bonds, and Federal Home Loan Bank and Federal National Mortgage Corporation stock.

     At June 30, 1999, Humboldt Bancorp's portfolio of investment securities totaled $68.4 million, a decrease of $9.4 million compared to its December 31, 1998 securities portfolio of $77.8 million, representing a decrease of 12.1% from the prior year-end.

     The following table provides the book value of Humboldt Bancorp's portfolio of investment securities as of December 31, 1996, 1997 and 1998 and June 30, 1999:

(Dollars in Thousands)                                        December 31,                June 30,
                                                -------------------------------------    -----------
                                                    1996         1997          1998         1999
                                                ------------- -----------  ------------  -----------
   Investments available-for-sale:
   U.S. Treasury and agencies                       $  4,058     $ 2,996       $  3,000     $  2,582
   CMOs issued by U.S. agencies                       23,331      62,433         56,682       48,709
   Obligations of political subdivisions              10,172      12,190         16,227       15,834
   Corporate debt and other securities                 1,755       1,286          1,062        1,078
                                                ------------- -----------  --------------------------
   Total investment securities                      $ 39,316    $ 78,905       $ 76,971     $ 68,203
                                                    ========    ========       ========     ========

         Investment   securities  at  the  dates  indicated   consisted  of  the
following:

(Dollars in Thousands)                December 31, 1997                 December 31, 1998                   June 30, 1999
                               --------------------------------  --------------------------------  --------------------------------
                                            Approx.                          Approx.                           Approx.
                               Amortized    Market               Amortized   Market                Amortized    Market
                                  Cost      Value    % Yield *     Cost      Value     % Yield *      Cost      Value    % Yield *
                               ----------- --------- ----------  ---------- ---------- ----------  ---------- ---------- ----------
U.S. Treasury and agencies:
Three months or less              $     -    $    -          -%    $   999   $  1,000       6.04%     $    -     $    -           %
                                                                                                                                 -
Three to twelve months                  -         -          -       2,001      2,013       6.20       1,014      1,012       4.83
One to three years                  2,996     3,007       6.15           -          -          -       1,568      1,561       5.21

CMO issued by U.S. agencies:
Three months or less                  769       771       9.00       1,398      1,348       9.08           -          -          -
Three to twelve months              8,960     9,048       8.08      11,384     11,384       4.16      11,525     11,594       7.67
One to three years                 19,020    19,200       6.58      35,821     35,780       4.80      21,551     21,580       5.15
Three to five years                32,545    32,935       6.09       6,019      6,019       4.21       9,107      9,041       3.13
Five to fifteen years               1,140     1,160       6.14       2,060      2,083       4.60       6,526      6,413       4.42

Obligations of political
subdivisions:
Three months or less                    -         -          -         280        286       7.50           -          -          -
Three to twelve months                102       104       7.99           -          -          -           -          -          -
One to three years                    283       292       7.45         235        243       7.75         482        493       8.84
Three to five years                 1,179     1,226       8.07       1,238      1,281       8.20         980      1,011       7.86
Five to fifteen years               6,016     6,381       7.82       8,324      8,920       7.75       9,061      9,338       7.74
Over fifteen years                  4,610     4,768       7.67       6,150      6,380       7.06       5,311      5,272       7.10

Corporate debt and other
securities
Three months or less                  664       664       8.35       1,062      1,065       6.22         953        953       4.40
Three to twelve months                175       178       8.35           -          -          -         125        126       5.96
Over fifteen years
                                      446       446       6.00           -          -          -           -          -          -
                                ---------   -------  ---------    --------   --------  ---------    --------   --------  ---------
Total securities                $  78,905   $80,180       6.28%   $ 76,971   $ 77,802       5.38%   $ 68,203   $ 68,394       5.55%
                                =========   =======  =========    ========   ========  =========    ========   ========  =========



*Weighted average yield is stated on a federal tax-equivalent basis of 34%, and has been annualized, where appropriate.

     At June 30, 1999, the book value of the following issuers' securities exceeded ten percent of Humboldt Bancorp's capital.


         (Dollars in Thousands)              Issuer            Book Value              Market Value

                                           FRMAC CMO's        $19,092,972               $18,987,794
                                           FNMA CMO's         $14,207,487               $14,212,762
                                           GNMA CMO's          $8,640,977                $8,576,652
                                           FHLMC CMO's         $6,490,711                $6,573,153


     Humboldt Bancorp does not own securities of a single issuer whose aggregate book value is in excess of its total equity.

Loans

     Humboldt Bancorp concentrates its lending activities in real estate, commercial, lease financed, credit card and consumer loans, made almost exclusively to individuals and businesses primarily in Northern California.

     At June 30, 1999, Humboldt Bancorp had total net loans outstanding of $197.7 million. This represented 68.0% of total consolidated deposits and 59.8% of total consolidated assets of Humboldt Bancorp. At December 31, 1998, Humboldt Bancorp had total net loans outstanding of $186.0 million. This represented 65.5% of total consolidated deposits and 58.1% of total consolidated assets of Humboldt Bancorp. At December 31, 1997, Humboldt Bancorp had total net loans outstanding of $157.5 million. This represented 61.7% of total consolidated deposits and 55.4% of total consolidated assets.

     Types of Loans. The table below shows the composition of loan or type of borrower at the dates indicated:

(Dollars in Thousands)                  December 31, 1994         December 31, 1995         December 31, 1996
                                      -----------------------   -----------------------  ------------------------

Type of Loan                            Amount    Percentage      Amount    Percentage     Amount      Percentage
------------
                                      ----------- -----------   ----------- -----------  ------------  ----------
Real estate-secured loans:
Construction                            $ 15,273       16.52%     $ 15,874       13.79%     $ 21,205       14.85%
Residential                               16,514       17.86        23,036       20.01        31,519       22.07
Commercial & agricultural                 42,314       45.76        54,879       47.67        61,030       42.73
                                      ----------- -----------   ----------- -----------  ------------  ----------
Total real estate loans                   74,101       80.14        93,789       81.47       113,754       79.65
Commercial                                13,950       15.09        16,284       14.15        20,559       14.39
Lease financing                            4,226        4.57         3,974        3.45         3,168        2.22
Credit card and related accounts             618        0.67         1,203        1.05         2,021        1.42
Consumer                                   1,389        1.50         2,192        1.90         2,508        1.76
Other                                         91        0.10           159        0.14         3,725        2.60
                                      ----------- -----------   ----------- -----------  ------------  ----------
Total loans and leases                    94,375      102.07       117,601      102.16       145,735      102.04
Less:
Deferred loan fees                          (582)      (0.63)         (616)     (0.54)          (765)      (0.54)
Allowance for loan losses                 (1,331)      (1.44)       (1,868)     (1.62)        (2,146)      (1.50)
                                      ----------- -----------   ----------- ----------  ------------  ----------
Loans and lease receivable, net         $ 92,462      100.00%     $115,117      100.00%     $142,824      100.00%
                                      =========== ===========   =========== ===========  ============  ==========


(Dollars in Thousands)                  December 31, 1997         December 31, 1998           June 30, 1999
                                      -----------------------   -----------------------  ------------------------


Type of Loan                             Amount   Percentage      Amount    Percentage      Amount     Percentage
------------                          ----------- -----------   ----------- -----------  ------------  ----------
Real estate-secured loans:
  Construction                            $ 20,165       12.80%     $ 20,667       11.11%     $ 23,194       11.73%
  Residential                               27,253       17.30        35,226       18.93        41,171       20.82
  Commercial & agricultural                 65,772       41.76        80,197       43.11        87,435       44.22
                                      ----------- -----------   ----------- -----------  ------------  ----------
    Total real estate loans                113,190       71.86       136,090       73.15       151,800       76.78
  Commercial                                28,091       17.83        33,981       18.27        34,699       17.55
  Lease financing                            8,732        5.54         9,867        5.30         7,851        3.97
  Credit card and related accounts           7,062        4.48         5,672        3.05         3,703        1.87
  Consumer                                   2,440        1.55         2,110        1.13         2,010        1.02
  Other                                      1,177        0.75         2,097        1.13         1,744        0.88
                                      ----------- -----------   ----------- -----------  ------------  ----------
    Total loans and leases                 160,692      102.02%      189,817      102.03%      201,807      102.07%
  Less:
    Deferred  loan fees                       (809)     (0.51)%         (724)     (0.39)%         (801)      (0.41)%
    Allowance for loan losses               (2,371)     (1.51)%       (3,055)     (1.64)%       (3,289)      (1.66)%
                                        ----------- -----------   ----------- -----------  ------------  ----------
      Loans and lease receivable, net     $157,512      100.00%     $186,038      100.00%     $197,717      100.00%
                                        =========== ==========    =========== ==========   ============  =========



     At June 30, 1999, and December 31, 1998, 1997, and 1996 Humboldt Bancorp had no concentration of loans which exceeded 10% of total loans not otherwise identified by the categories set forth above.

     Real Estate - Construction

     Humboldt Bancorp makes loans to finance the construction of residential and commercial properties and to finance land acquisition and development. Real estate construction as a percentage of total net loans outstanding was 11.7% at June 30, 1999, 11.1% at December 31, 1998, 12.8% at December 31, 1997, and 14.9%
at December 31, 1996. The concentration in the construction loan portfolio has been on owner-occupied single family construction loans.

     As of June 30, 1999, the breakdown of construction loans was as follows:

     Owner-Occupied Single Family Construction      $ 10,150,000
     Owner-Occupied Commercial Construction         $ 10,644,000
     Speculation Construction                       $    750,000
     Acquisition/Development                        $  1,650,000

     Humboldt Bancorp's owner-occupied single family construction loans typically have a maturity of up to nine months and are secured by deeds of trust and usually do not exceed 90% of the appraised value of the home to be built. All owner-occupied single family construction borrowers have been pre-qualified for long-term loans using Fannie Mae underwriting guidelines. When the total amount of a loan would otherwise exceed Humboldt Bancorp's legal lending limit, Humboldt Bancorp sells overline participation interests to other financial institutions to facilitate the extension of credit.

     Humboldt Bancorp also makes loans to developers for the purpose of acquiring unimproved land and developing such land into improved 1-to-4 lots. Humboldt Bancorp only makes these types of loans if Humboldt Bancorp has received assurances from local planning commissions that the land will be considered developable. These loans typically have a maturity of 12 to 24 months; have a floating rate tied to prime rate; usually do not exceed 75% of the appraised value; are secured by a first deed of trust and, in the case of corporations, are personally guaranteed. Loan commitment and original fees of 1% to 2% are usually charged. These loans generally provide for the payment of loan fees from loans proceeds.

     All commercial construction loans are underwritten using the estimated cash flow the secured real property would provide to an investor in the event of a default by the borrower. A debt coverage ratio of 1.25:1 and a maximum loan to value of 70% is required. In all cases, Humboldt Bancorp pre-approves a long-term loan to pay off the construction loan.

     Construction and development loans are obtained principally through solicitations by Humboldt Bancorp and through continued business from builders and developers who have previously borrowed from Humboldt Bancorp as well as referrals of builders and developers. The application process includes a submission to Humboldt Bancorp of accurate plans, specifications, and costs of the project to be constructed or developed, as well as both personal and corporate tax returns, both personal and corporate financial statements and environmental underwriting analysis. These items are used as the basis to determine the appraised value of the subject property and the debt-servicing ability of the borrower. Loans are based on the lesser of current appraised value or the cost of construction (land plus building).

     Risks associated with real estate construction loans are generally considered higher than risks associated with other forms of lending. Loan funds are advanced upon the security of the project under construction, which is more difficult to value prior to the completion of construction. Should a default occur which results in foreclosure, Humboldt Bancorp could be adversely affected in that it would have to control the project and attempt either to arrange for completion of construction or to dispose of the unfinished project.

     Humboldt Bancorp's underwriting criteria is designed to evaluate and minimize the risk of each construction loan. A wide variety of factors is carefully considered before originating a construction loan, including the availability of permanent financing or a takeout commitment to the borrower (which may be provided by Humboldt Bancorp at market rates); the reputation of the borrower and the contractor; independent valuations and reviews of cost estimates; preconstruction sale information and cash flow projections of the borrower. At the time of Humboldt Bancorp's origination of a construction loan to a builder, the builder often has a signed contract with a purchaser for the sale of the to-be-constructed house, which, by assuring the builder of a repayment source, lessens Humboldt Bancorp's underwriting risks on the construction loan. To reduce the risks inherent in construction lending, Humboldt Bancorp limits the number of properties which can be constructed on a "speculative" or unsold basis by a builder at any one time to 2 to 4 houses and requires the borrower or its principals personally to guarantee repayment of the loan. Moreover, Humboldt Bancorp controls certain of the risks associated with construction lending by requiring builders to submit itemized bills to Humboldt Bancorp, whereupon Humboldt Bancorp disburses the builder's loan funds directly to the contractor and subcontractors, rather than to the builder. For a contractor meeting specific criteria, loan funds may be disbursed directly to the contractor.

     Real Estate - Owner-Occupied, Single-Family Residential

     Humboldt Bancorp historically has been and continues to be an originator of owner-occupied, single-family, residential real estate loans in its market area. These residential loans as a percentage of total net loans outstanding were 20.8% at June 30, 1999, 18.9% at December 31, 1998, 17.3% at December 31, 1997,
and 22.1% at December 31, 1996. The decrease in residential real estate loans in 1998 and 1997 is attributable to the sale of portfolio loans. The higher volume of residential real estate loans in 1999 is attributable to lower rates at the beginning of 1999. Humboldt Bancorp also offers FHA and VA mortgage loans in its market area, which are underwritten and closed by a correspondent lender.

     Humboldt Bancorp originates owner-occupied, single-family, residential fixed-rate mortgage loans at competitive interest rates. Generally, Humboldt Bancorp sells these loans in the secondary market. Loans are classified as held for sale when Humboldt Bancorp is waiting to sell the loan in the secondary market to Federal National Mortgage Corporation. While there were no such loans held for sale at June 30, 1999, there were fixed-rate loans of $7.7 million for sale at December 31, 1998, $48,000 for sale at December 31, 1997, and $63,000 for sale at December 31, 1996. These balances are included in Real Estate - Residential totals in the table above.

     Humboldt Bancorp also offers adjustable-rate residential mortgage loans. The adjustable-rate loans currently offered by Humboldt Bancorp have interest rates which adjust every one, three or five years from the closing date of the loan or on an annual basis commencing after an initial fixed-rate period of one, three or five years in accordance with a designated index (the primary index utilized by Humboldt Bancorp is the weekly average yield on U.S. Treasury securities adjusted to a constant comparable maturity equal to the loan adjustment period, as made available by the Federal Reserve Board (the "Treasury Rate")), plus a stipulated margin. Humboldt Bancorp offers adjustable-rate loans that meet FNMA standards, as well as loans that do not meet such standards. Humboldt Bancorp's adjustable-rate single-family residential real estate loans that do not meet FNMA standards have a cap of generally 1% on any increase in the interest rate at any adjustment date, and include a cap on the maximum interest rate over the life of the loan, which cap generally is 5% above the initial rate. In return for providing a relatively low cap on interest rate increases over the life of the loan, Humboldt Bancorp's adjustable-rate loans provide for a floor on the minimum interest rate over the life of the loan, which floor generally is the initial rate. Further, Humboldt Bancorp generally does not offer "teaser" rates, i.e., initial rates below the fully indexed rate, on such loans. The adjustable-rate mortgage loans offered by Humboldt Bancorp that do conform to FNMA standards have a cap of 5% above the initial rate over the life of a loan. The floor rate is generally the initial rate. All of Humboldt Bancorp's adjustable-rate loans require that any payment adjustment resulting from a change in the interest rate of an adjustable-rate loan be sufficient to result in full amortization of the loan by the end of the loan term and, thus, do not permit any of the increased payment to be added to the principal amount of the loan, or so-called negative amortization.

     The retention of adjustable-rate loans in Humboldt Bancorp's portfolio helps reduce Humboldt Bancorp's exposure to increases or decreases in prevailing market interest rates. However, there are unquantifiable credit risks resulting from potential increases in costs to borrowers in the event of upward repricing of adjustable-rate loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate loans may increase due to increases in interest costs to borrowers. Further, although adjustable-rate loans allow the company to increase the sensitivity of its interest-earning assets to changes in interest rates, the extent of this interest sensitivity is limited by the initial fixed-rate period before the first adjustment and the lifetime interest rate adjustment limitations. Accordingly, there can be no assurance that yields on Humboldt Bancorp's adjustable-rate loans will fully adjust to compensate for increases in Humboldt Bancorp's cost of funds.

     Humboldt Bancorp evaluates both the borrower's ability to make principal and interest payments and the value of the property that will secure the loan. Humboldt Bancorp originates residential mortgage loans with loan-to-value ratios of up to 95%. On any mortgage loan exceeding an 80% loan-to-value ratio at the time of origination, however, Humboldt Bancorp requires private mortgage insurance in an amount intended to reduce Humboldt Bancorp's exposure to 80% of the appraised value of the underlying collateral. Property securing real estate loans made by Humboldt Bancorp is generally appraised by independent fee appraisers selected by Humboldt Bancorp and subject to review by the management and Board of Directors of Humboldt Bancorp. Humboldt Bancorp requires evidence of marketable title and lien position on all loans secured by real property and requires fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. Humboldt Bancorp may also require flood insurance to protect the property securing its interest.

     Humboldt Bancorp's fixed-rate residential mortgage loans customarily include "due-on-sale" clauses, which are provisions giving Humboldt Bancorp the right to declare a loan immediately due and payable in the event the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. Humboldt Bancorp enforces due-on-sale clauses in fixed-rate mortgage loans to the extent permitted under applicable laws.

     Residential mortgage loan originations come from a number of sources, including solicitations by Humboldt Bancorp, referrals by builders and real estate brokers, existing borrowers and depositors, and walk-in customers. Loan applications are accepted at all of Humboldt Bancorp's offices.

     At June 30, 1999, Humboldt Bancorp had approximately $14.5 million in home equity line of credit loans, representing approximately 7.19% of its gross loan portfolio. Humboldt Bancorp's home equity lines of credit have adjustable interest rates tied to the prime interest rate plus a margin. Home equity lines of credit are generally secured by liens against owner-occupied, residential real property. Humboldt Bancorp requires that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least sufficient to cover its loan. Home equity loans are generally limited so that the amount of such loans, along with any senior indebtedness, does not exceed 80% of the value of the real estate security.

     Real Estate - Commercial and Agricultural

     In order to enhance the yield on and decrease the average term to maturity of its assets, Humboldt Bancorp originates permanent loans secured by commercial real estate. Humboldt Bancorp's commercial real estate loan portfolio includes loans secured by small apartment buildings, strip shopping centers, small office buildings, farms and other business properties, generally located within Humboldt Bancorp's primary market areas. Real estate commercial and agricultural loans as a percentage of total net loans outstanding were 44.2% at June 30, 1999, 43.1% at December 31, 1998, 41.8% at December 31, 1997, and 42.7% at
December 31, 1996. Real estate commercial and agricultural loans are secured by both commercial and single-family property. The breakdown by type of property is as follows:

                     79%            Non-Farm/Non-Residential
                      4%            Multi-Family
                      2%            Single-Family Residential
                     15%            Equity Line of Credit

     Permanent commercial real estate loans have a maximum term of 10 years, with most having terms ranging up to 15 years with 25-year amortization schedules being the norm. Interest rates on permanent loans generally either adjust (subject, in some cases, to specified interest rate caps) at 1 to 5-year intervals to specified spreads over the related index. Commercial real estate loans are generally written in amounts up to 70% of the appraised value of the property or sale price.

     Appraisals on properties securing commercial real estate loans originated by Humboldt Bancorp are performed by an independent fee appraiser designated by Humboldt Bancorp at the time the loan application is made. All appraisals on commercial real estate loans are reviewed by Humboldt Bancorp's management. In addition, Humboldt Bancorp's underwriting procedures require verification of the borrower's credit history, income and financial statements, banking relationships, references and income projections for the property, as well as the submission of annual financial statements to Humboldt Bancorp for the life of the loan. Generally, Humboldt Bancorp requires borrowers to be personally liable for commercial real estate loans.

     Commercial real estate loans generally present a higher level of risk than loans secured by owner-occupied, single family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired.

     Humboldt Bancorp entered into a number of SBA guaranteed loans and has loans where SBA has a subordinate lien position. These loans are eligible for sale on the secondary market. Humboldt Bancorp chose to sell SBA guaranteed loans in 1998 but did not choose to sell these types of loans in 1997 or 1996. Several SBA loans were sold in 1999.

     Commercial Loans

     Humboldt Bancorp's commercial loans consist of loans secured by commercial real estate and commercial business loans which are not secured by real estate. For a discussion of Humboldt Bancorp's commercial real estate lending see " -- Real Estate - Commercial and Agricultural." Commercial loans as a percentage of total net loans outstanding were 17.6% at June 30, 1999, 18.3% at December 31, 1998, 17.8% at December 31, 1997, and 14.4% at December 31, 1996. Commercial loans are primarily loans to business customers and include revolving lines of credit, working capital loans, equipment financing, letters of credit and inventory financing.

     In recent years, Humboldt Bancorp has emphasized commercial business lending. Humboldt Bancorp originates commercial business loans to small and medium sized businesses in its market area. Humboldt Bancorp's commercial borrowers are generally small businesses engaged in manufacturing, distribution or retailing, or professionals in healthcare, accounting and law. Commercial business loans are generally made to finance the purchase of inventory, new or used equipment or commercial vehicles and for short-term working capital. Such loans generally are secured by equipment and inventory, and, if possible, cross-collateralized by a real estate mortgage, although commercial business loans are sometime granted on an unsecured basis. Such loans generally are made for terms of 5 years or less, depending on the purpose of the loan and the collateral, with loans to finance operating expenses made for one year or less, with interest rates that adjust at least annually at a rate equal to the prime rate as stated in the Wall Street Journal plus a margin of between 0.5% to 3.0%. Generally, commercial loans are made in amounts ranging between $50,000 and $300,000.

     Humboldt Bancorp underwrites its commercial business loans on the basis of the borrower's cash flow and ability to service the debt from earnings rather than on the basis of underlying collateral value, and Humboldt Bancorp seeks to structure such loans to have more than one source of repayment. The borrower is required to provide Humboldt Bancorp with sufficient information to allow Humboldt Bancorp to make its lending determination. In most instances, this information consists of at least two years of financial statements, a statement of projected cash flows, current financial information on any guarantor and any additional information on the collateral. For loans with maturities exceeding one year, Humboldt Bancorp requires that borrowers and guarantors provide updated financial information at least annually throughout the term of the loan.


     Humboldt Bancorp's commercial business loans may be structured as short-term loans, term loans or as lines of credit. Short-term commercial business loans are for periods of 12 months or less and are generally self-liquidating from asset conversion cycles. Commercial business term loans are generally made to finance the purchase of assets and have maturities of five years or less. Commercial business lines of credit are typically made for the purpose of providing working capital and are usually approved with a term of 12 months and are reviewed at that time to see if extension is warranted. Humboldt Bancorp also offers standby letters of credit for its commercial borrowers. The terms of standby letters of credit generally do not exceed one year, and they are underwritten as stringently as any commercial loan and generally are of a performance nature.

     Commercial business loans are often larger and may involve greater risk than other types of lending. Because payments on such loans are often dependent on successful operation of the business involved, repayment of such loans may be subject to a greater extent to adverse conditions in the economy. Humboldt Bancorp seeks to minimize these risks through its underwriting guidelines, which require that the loan be supported by adequate cash flow of the borrower, profitability of the business, collateral and personal guarantees of the individuals in the business. In addition, Humboldt Bancorp limits this type of lending to its market area and to borrowers with which it has prior experience or who are otherwise well known to Humboldt Bancorp.

     Lease Financing Loans

     Humboldt Bancorp makes lease financing loans to finance credit card swipe machines and other small ticket leases. The dollar amount of each lease usually ranges from under $2,000 to $5,000 and the term is approximately three to five years. Lease financing loans were $7.9 million or 4.0% of total net loans outstanding at June 30, 1999, $9.9 million or 5.3% of total net loans outstanding at December 31, 1998, $8.7 million or 5.5% of total net loans outstanding at December 31, 1997, and $3.2 million or 9.7% of total net loans outstanding at December 31, 1996. The increase in Humboldt Bancorp's lease financing loans in 1998 and 1997 is mostly attributable to small ticket leases purchased including some leases purchased from Bancorp Financial Services. The decrease in Humboldt Bancorp's lease financing loans in 1999 is due to a planned reduction in this type of loan.

     Credit Card and Related Accounts

     Humboldt Bank offers credit card loans through its participation as a Principal Member of Visa. Management believes that providing credit card services helps Humboldt Bank remain competitive by offering customers an additional service.

     During 1996, Humboldt Bank began to actively pursue credit card income through nationwide secured and unsecured credit card programs. In early 1997, this strategy was abandoned due to a perceived increase in credit risk and extreme competition from major credit card issuers. Currently, management estimates that at present levels of credit card receivables, Humboldt Bank makes a modest monthly profit net of service expenses and write-offs. Therefore, while Humboldt Bank intends to continue credit card lending to its customer base, there are no further plans to solicit credit card business beyond its market areas. Credit card loans were $3.7 million at June 30, 1999, $5.7 million at December 31, 1998, $7.1 million at December 31, 1997, and $2.0 million at
December 31, 1996. Credit card loans as a percentage of total net loans outstanding were 1.9% at June 30, 1999, 3.1% at December 31, 1998, 4.5% at December 31, 1997, and 1.4% at December 31, 1996. The rate currently charged by Humboldt Bank on its credit card loans ranges from 13.9% to 18.9%, and Humboldt Bank is permitted to change the interest rate on 30 days notice. Processing of bills and payments is contracted to an outside service. At June 30, 1999, Humboldt Bank had a commitment to fund an aggregate of $9.8 million of credit card loans, which represented the aggregate credit limit on credit cards, and had $3.7 million of credit card loans outstanding representing 1.9% of its gross loan portfolio. Humboldt Bancorp estimates that at current levels of credit card receivables, it makes a modest monthly profit net of service expenses and write-offs.

     Consumer Loans

     The consumer loans originated by Humboldt Bancorp include automobile loans and miscellaneous other consumer loans, including unsecured loans. Consumer loans as a percentage of total net loans outstanding were 1.0% at June 30, 1999, 1.1% at December 31, 1998, 1.6% at December 31, 1997, and 7.7% at December 31, 1996. Consumer loans include loans to individuals and business customers.

     Automobile loans were $1.2 million or 60.0%, mobile home loans were $100,000 or 5.0%, and personal loans were $700,000 or 35.0% of total consumer loans at June 30, 1999. Automobile loans were $1.2 million or 57.1%, mobile home loans were $100,000 or 4.8%, and personal loans were $800,000 or 38.1% of total consumer loans at December 31, 1998. Automobile loans were $1.4 million or 58.3%, personal loans were $0.7 million or 29.2%, and other consumer loans were $300,000 or 12.5% of total consumer loans at December 31, 1997. Automobile loans were $1.5 million or 60.0%, dealer auto loans (the dealer auto loan program was discontinued in 1997) were $300,000 or 12.0%, personal loans were $500,000 or 20.0%, and other consumer loans were $200,000 or 8.0% of total consumer loans at December 31, 1996.

     Humboldt Bancorp's automobile loans are generally underwritten in amounts up to 80% of the lesser of the purchase price of the automobile or, with respect to used automobiles, the loan value as published by the National Automobile
Dealers  Association.  The terms of most  such  loans do not  exceed 60  months.

Humboldt Bancorp requires that the vehicles be insured and Humboldt Bancorp be listed as loss payee on the insurance policy.

     Consumer lending affords Humboldt Bancorp the opportunity to earn yields higher than those obtainable on single-family residential lending. However, consumer loans entail greater risk than do residential mortgage loans, particularly in the case of loans which are secured by rapidly depreciable assets such as automobiles or are unsecured. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by events such as job loss, divorce, illness or personal bankruptcy. Further, the application of various state and federal laws, including federal and state bankruptcy and insolvency law, may limit the amount which may be recovered. In underwriting consumer loans, Humboldt Bancorp considers the borrower's credit history, an analysis of the borrower's income and ability to repay the loan, and the value of the collateral.

Maturities of Loans and Leases . The following table shows the maturity distribution of Humboldt Bancorp's loan portfolio with principal balances of loans indicated by both fixed and floating rate categories.


                 C>

(Dollars in                        December 31, 1998                                      June 30, 1999
Thousands)
                 ---------------------------------------------------- ----------------------------------------------------
                              Due after one                                          Due after one
                  Due in one   year through   Due after                Due in one     year through  Due after
                 year or less   five years   five years  Total loans  year or less    five years   five years  Total loans
                 ------------ ------------- -----------  ------------ ------------- ------------- ----------- ------------

Fixed rate         $  14,114     $  34,153    $ 31,795     $  80,062     $   8,341     $  32,790    $ 33,963    $  75,094
Variable rate         81,327        26,388       2,040       109,755        89,509        34,981       2,223      126,713
                 ----------- ------------- -----------  ------------ ------------- ------------- ----------- ------------
  Total loans      $  95,441     $  60,541    $ 33,835     $ 189,817     $  97,850     $  67,771    $ 36,186    $ 201,807
                 =========== ============= ===========  ============ ============= ============= =========== ============


     Humboldt Bancorp's renewal policy is that all maturing loans are reviewed on a case-by-case basis, new financial statements are requested from the borrower and an in-depth credit analysis is performed after which the loan may be extended, renewed, restructured or demand made for payment in full depending upon the circumstances.

Loan Losses and Recoveries

     Humboldt Bancorp maintains a reserve for loan and lease losses at a level that management of Humboldt Bancorp considers adequate for losses that can be reasonably anticipated. Humboldt Bancorp's reserve for loan and lease losses was $3.3 million and $2.6 million at June 30, 1999 and 1998, respectively. Humboldt Bancorp's reserve for loan and lease losses was $3.1, $ 2.4, $2.1, $1.9, and $1.3 million at December 31, 1998, 1997, 1996, 1995 and 1994, respectively.

     The Issuing Bankcard (Credit Card) Department's reserve also constitutes a portion of Humboldt Bancorp's reserves. The Issuing Bankcard (Credit Card)
Department was established in 1996. The Issuing Bankcard (Credit Card) Department's reserve at June 30, 1999 was $200,000 or 6.1%, and at June 30, 1998 was $300,000 or 11.5%, of total reserves. The Issuing Bankcard (Credit Card) Department's reserve at December 31, 1996 was $100,000 or 4.8%, at December 31, 1997 was $300,000 or 12.5%, and at December 31, 1998 was $300,000 or 9.7%, of
total reserves. The increase in Issuing Bankcard (Credit Card) Department's reserves from 1996 to 1998 both as to amount and as a percentage of total reserves is attributable to the Issuing Bankcard(Credit Card) Department's increase in the number of credit card accounts. Since early 1997, Humboldt Bank has focused on its customer base for issuing Humboldt Bank credit cards. Accordingly, reserves for the Issuing Bankcard (Credit Card) Department at June 30, 1999 has decreased from reserves at June 30, 1998 and December 31, 1998.

     The Merchant Bankcard's Department's reserves are separately accounted for as a liability of Humboldt Bank on its financial statement since there are no loans associated with such reserves.

     The adequacy of the reserve for loan losses is measured in the context of several key ratios and factors discussed below. The reserve is increased by a charge to operating expenses and is reduced by net charge-offs which are loans actually removed from the consolidated balance sheet after netting out recoveries on previously charged-off assets. Humboldt Bancorp's policy is to charge-off loans when, in management's opinion, the loan or a portion thereof is deemed uncollectible, although concerted efforts are made to maximize recovery. Humboldt Bancorp's historical net loan losses or recoveries stem from Humboldt Bancorp's underwriting and collection practices, and the quality of the loan portfolio.

     During the first six months of 1999, loan charge-offs net of recoveries were $272,000, compared to $759,000 during the six months ended June 30, 1998, a 64.2% decrease in loan charge-offs net of recoveries. This decrease is directly related to the planned reduction in credit card receivables through the sale of certain credit card portfolios and the cessation of new credit card issuing programs. Charge-offs recorded for the six months ended June 30, 1999 were consistent with Humboldt Bancorp's historical experience in view of the growth in its loan portfolio. Management expects its current loan underwriting, oversight and collection policies to promote high grade quality and limit loan losses. These policies include aggressive action to limit credit losses by lowering lending authorities, when and if appropriate. As part of these policies, Humboldt Bancorp has hired additional staff to support credit administration functions. Therefore, management believes its charge-off and recovery experience for the remainder of 1999 will be comparable to that of prior years.

     For the years ending December 31, 1998, 1997, 1996, 1995 and 1994, loan charge-offs net of recoveries were $1.4 million, $548,000, $255,000, $255,000 and $310,000, respectively. These amounts represented 0.8%, 0.4%, 0.2%, 0.3%, and 0.3%, respectively, of average loans outstanding. The increase from 1997 to 1998 is attributable to credit cards, lease and real estate. The increase from 1996 to 1997 is attributable to credit cards.

     The following table summarizes the changes in the reserve for loan and lease losses for the periods shown:



                                                                                             Six Months Ended
(Dollars in Thousands)                             Year Ended December 31,                       June 30,
                                    ------------------------------------------------------  -------------------
                                      1994       1995       1996        1997       1998      1998       1999
                                    ---------  ---------  ----------  ---------  ---------  -------- ----------
Reserve for loan and lease losses
balance, beginning of period         $   858  $  1,331    $  1,868   $  2,146   $  2,371    $2,371   $  3,055
                                      ------   -------    --------   --------   --------    ------   --------

Loans and leases charged off:
  Real estate                              -         -         (46)         -       (141)     (130)       (15)
  Commercial                               -       (11)       (122)      (193)      (191)     (161)      (121)



                                                                                             Six Months Ended
(Dollars in Thousands)                             Year Ended December 31,                       June 30,
                                    ------------------------------------------------------  -------------------

  Consumer                               (20)      (23)        (29)       (11)       (25)       (8)       (17)
  Lease financing                       (363)     (254)       (132)      (124)      (316)     (128)       (80)
  Credit card and related accounts         -         -           -       (475)      (956)     (439)      (298)
  Other                                    -       (30)        (45)        (7)        (5)        -          -
                                        ----      -----       ----       -----   --------     -----      -----
    Total loans and leases charged off  (383)     (318)       (374)      (810)    (1,634)     (866)      (531)
Recoveries:
  Real estate                              -         -           -          -          -         -         98
  Commercial                               7         9          78        129         54        55          4
  Consumer                                 4         4           5          9          8         3          3
  Lease financing                         62        49          34         34         24         6          9
  Credit card and related accounts         -         -           -         87        105        43        145
  Other
                                           -         1           2          3          3         -          -
  Total Recoveries                     ------    -----     -------    -------    -------   -------    -------
                                          73        63         119        262        194       107        259
                                       ------    -----     -------    -------    -------   -------    -------
Net (charge-offs) recoveries            (310)     (255)       (255)      (548)    (1,440)     (759)      (272)
Provision charged to operations          783       792         533        773      2,124     1,024        506
                                       ------    ------     ------    -------    -------   -------    -------
Reserve for loan and lease losses
balance, end of period               $ 1,331  $  1,868    $  2,146   $  2,371   $  3,055  $  2,636   $  3,289
                                     =======    =======     ======   ========   ========    ======   ========

Loans and leases outstanding at end
of period, net of unearned interest  $93,793  $116,985    $144,970   $159,883   $189,093  $175,333   $201,006
income                               =======   ========    =======   ========   ========  ========   ========



Average loans and leases
outstanding for the period           $89,977   $102,931   $134,617   $151,695   $175,173  $168,590   $192,945
                                     =======   ========   ========   ========   ========  ========   ========


Ratio of net loans and leases
  charged off (recovered) to
  average loans and                     0.34%      0.25%      0.19%      0.36%      0.82%      .90%      0.28%
  leases outstanding
Ratio of reserve for loan and lease
losses to loans and leases at end       1.42%      1.60%      1.48%      1.48%      1.62%     1.50%      1.64%
of period


     The adequacy of the reserve for loan losses is measured in the context of several key ratios and factors including: (1) the ratio of the reserve to total outstanding loans; (2) the ratio of total nonperforming loans to total loans; and, (3) the ratio of net charge-offs (recoveries) to average loans outstanding. Additional factors considered in establishing an appropriate reserve include a careful assessment of the financial condition of the borrower; a realistic determination of the value and adequacy of underlying collateral; the condition of the local economy and the condition of the specific industry of the borrower; comprehensive analysis of the levels and trends of loan categories; and a review of delinquent and classified loans. Management's evaluation is based on a system whereby each loan is "graded" at the time of origination, extension or renewal. Each grade is assessed a risk factor, which is calculated to assess the adequacy of the allowance for loan losses. Further, management considers other factors including changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, trends in the level of delinquent and classified loans, specific problem loans and commitments, and current and anticipated economic conditions.

     Since 1994, Humboldt Bancorp's ratio of the reserve for loan losses to total loans has ranged from 1.4% to 1.6%. The amounts provided by these ratios have been sufficient to fund Humboldt Bancorp's charge-offs, which have not been historically significant, and to provide for potential losses as the loan portfolio has grown. From 1994 through June 30, 1999, nonperforming loans to total loans have ranged from a low of 0.3% to a high of 1.1%. For the five years ended December 31, 1998, net charge-offs ranged from .2% to .8% of average loans.

     On a monthly basis, management considers the factors that follow in establishing Humboldt Bancorp's Allowance for Loan and Lease Losses (ALLL). The results are reported to the board of directors on a quarterly basis.

     o Management considers whether there have been any significant changes in Humboldt Bancorp's policies and procedures, including underwriting standards and collections, charge-offs, and recovery practices.

     o Management keeps abreast of the local economic and business conditions through the board of directors and various organizations.

     o Management considers any major changes regarding the lending officers and staff.

     o Humboldt Bancorp obtains quarterly outside credit reviews for loan write-ups and grade changes.

     o The Loan Review/Compliance Department reviews a sampling of loans not covered by the quarterly outside review and reports to the Chief Credit Officer on a monthly basis.

     o    Management   prepares   concentration   reports  in  which  loans  are
          segregated to better manage the portfolios.

     o On a limited basis, Humboldt Bancorp will extend the maturity of a loan if it is awaiting current customer financial statements or for valid reasons. Renewals and extensions are not granted for the sole purpose of keeping a loan current.

     o    On  a  regular  basis,   management  compares  Humboldt  Bancorp  loan
          portfolios to its peer group in various categories.

Non-Performing Assets

     Humboldt Bancorp's policy is to recognize interest income on an accrual basis unless the full collectibility of principal and interest is uncertain. Loans that are delinquent 90 days or more, unless well secured and in the process of collection, are placed on nonaccrual status on a cash basis and previously accrued but uncollected interest is reversed against income. Thereafter, income is recognized only as it is collected in cash. Collectibility is determined by considering the borrower's financial condition, cash flow, quality of management, the existence of collateral or guarantees and the state of the local economy.

     The following table provides information with respect to all non-performing assets.



(Dollars in Thousands)                                    December 31                            June 30,
                                 -------------------------------------------------------------- ------------
                                    1994        1995        1996         1997         1998         1999
                                 ----------- -----------  ----------  ------------ ------------ ------------
Loans on nonaccrual status          $    74     $   619     $   218      $    838     $    311     $    968
Loans - leases past due -
  greater than 90 days                  363         261         159           843          241          113
Restructured loans
  Total nonperforming loans              73          75           -            23            -           92
                                         --          --           -            --            -           --
                                        510         955         377         1,704          552        1,173



(Dollars in Thousands)                                    December 31                            June 30,
                                 -------------------------------------------------------------- ------------
  Other real estate owned                 -           -         233           148          175          175
                                    -------     -------     -------     ---------     --------    ---------
    Total Nonperforming Assets     $    510    $    955     $   610     $   1,852     $    727    $   1,348
                                    =======     =======     =======     =========     ========    =========
Allowance for loan losses          $  1,331    $  1,868     $ 2,146     $   2,371     $  3,055    $   3,289
Ratio of total nonperforming
  assets to total assets               0.33%       0.49%       0.28%         0.65%        0.23%        0.41%
Ratio of total nonperforming
  loans to total loans                 0.54%       0.81%       0.26%         1.06%        0.29%        0.58%
Ratio of allowance for loan
  losses to total non-
  performing assets                  260.98%     195.60%     351.80%       128.02%      420.22%      234.99%


     The increase in non-performing assets at June 30, 1999, compared to December 31, 1998, is primarily due to an increase in loans on non-accrual status and restructured loans offset by a decrease in loans and leases past due 90 days or more.

     The decrease in non-performing assets at December 31, 1998, compared to December 31, 1997, is primarily due to decreases in loans on non-accrual status, restructured loans and in loans and leases past due 90 days or more offset by a small increase in other real estate owned.

     The increase in non-performing assets at December 31, 1997, compared to December 31, 1996, is primarily due to increases in loans on non-accrual status, restructured loans and in loans and leases past due 90 days or more offset by an increase in other real estate owned.

     The table below shows the gross interest income that would have been recorded at June 30, 1999, and December 31, 1998, if these loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination if new for part of the period; and the amount of interest that was included in net income for the period. There were no restructured loans 90 days past due at December 31, 1998, or at June 30, 1999.



         (In Dollars)                       December 31, 1998               June 30, 1999
                                        --------------------------     -------------------------
                                           Gross       Interest           Gross      Interest
                                          Income        Earned           Income        Earned
                                        ------------  ------------     ------------  -----------
         Non-accrual loans                 $ 56,269     $ 19,789         $ 17,347      $ 4,403
         Other real estate owned           $ 15,300     $      -         $  6,016      $     -


Potential Problem Loans

     At June 30, 1999 and December 31, 1998, there were no loans or other interest bearing assets classified for regulatory purposes as loss, doubtful, substandard or special mention that (a) represent or resulted from trends or uncertainties which management anticipates could have a material impact on future operating results, liquidity or capital resources, or (b) represented material credits or assets about which management had information that would cause serious doubt as to the ability of the borrower to comply with the repayment terms.

Deposits

     The following table sets forth the average balances of Humboldt Bancorp's interest-bearing deposits, interest expense, and average rates paid for the periods indicated:


(Dollars in Thousands)        Year Ended December 31, 1997     Year Ended December 31, 1998        Six Months Ended June 30,
                                                                                                             1999
                              ------------------------------  --------------------------------   ------------------------------
                              Average    Interest  Average    Average     Interest   Average     Average    Interest   Average
                               Balance   Expense     Rate      Balance     Expense     Rate       Balance    Expense    Rate
                              ---------- --------- ---------  ----------- ---------- ---------   ---------- ---------- --------
Non-interest-bearing deposits  $ 59,050    $    -         -%   $  83,965     $    -      0.00%    $101,024     $    -        -%
Interest-bearing accounts:
Interest-bearing checking        46,177     1,157      2.51       51,609      1,061      2.06       52,146        428     1.65
Savings                          19,976       359      1.80       20,985        378      1.80       20,426        166     1.64
Time deposits
                               --------    ------    ------    ----------    --------   --------   -------     ------     ----
                                100,072     5,457      5.45      114,633      6,126      5.34      118,018      2,841     4.85
                               --------    ------    ------    ----------    --------   --------   -------     ------     ----
  Total interest-bearing
        accounts
                                166,225     6,973      4.19      187,227      7,565      4.04      190,590      3,435     3.63
                                -------     -----      ----      -------      -----      ----      -------      -----     ----
Total Deposits                 $225,275   $ 6,973      3.10%   $ 271,192   $  7,565      2.79%    $291,614   $  3,435     2.38%
                               ========   =======    ======    =========   ========    ======     ========   ========   ======



     Total deposits increased from the year ended December 31, 1998, to the six months ended June 30, 1999, by $6.6 million, or 2.3%. Management attributes this increase to Humboldt Bancorp's ongoing marketing efforts. Changes occurred in three of the four deposit categories: non-interest-bearing deposits increased by 5.5%, interest-bearing demand deposits increased by 4.6%, savings accounts decreased by 7.8%, and time deposits increased by 0.5%.

     At December 31, 1998, total deposits were $284.0 million, an increase of $28.8 million or 11.3% from total deposits of $255.2 million at December 31, 1997. Total deposits were $255.2 million, an increase of $62.6 million with 32.5% from total deposits of $192.6 million at December 31, 1996.

     Deposit growth in 1998 was due primarily to internal growth and not as a result of acquisitions. The growth in 1997 was the result of both internal growth and the acquisition of the Garberville office. The growth in deposit accounts has primarily been in interest-bearing and non-interest-bearing demand accounts particularly from our Merchant Bankcard operations. Non-interest-bearing demand deposits continued to be a significant portion of Humboldt Bancorp's deposit base. To the extent Humboldt Bancorp can fund operations with these deposits, net interest spread, which is the difference between interest income and interest expense, will improve. At June 30, 1999, non-interest bearing demand deposits accounted for 35.2% of total deposits, up slightly from 34.1% as of December 31, 1998.

     Interest-bearing deposits consist of money market, savings, and time certificate accounts. Interest-bearing account balances tend to grow or decline as Humboldt Bancorp adjusts its pricing and product strategies based on market conditions, including competing deposit products. At June 30, 1999, total interest-bearing deposit accounts were $188.3 million, an increase of $1.2 million, or 0.6%, from December 31, 1998. Interest-bearing demand accounts increased $2.7 million, or 1.5%, from December 31, 1997 to 1998, and $42.3 million, or 29.7%, from 1996 to 1997.

     At June 30, 1999, time certificates of deposits in excess of $100,000 totaled $ 48.3 million, or 16.6% of total outstanding deposits, compared to $
46.4 million, or 16.3%, of total outstanding deposits at December 31, 1998, $40.6 million, or 15.9%, of total outstanding deposits at December 31, 1997, and $26.4 million, or 13.7%, of total outstanding deposits at December 31, 1996.

Humboldt Bancorp has never had brokered deposits and does not intend to seek these deposits. All public-entity time certificates of deposit are from local government agencies located in Humboldt and Trinity Counties.

     The majority of certificates of deposit in denominations of $100,000 or more in the past have tended to mature in less than one year, however, management can give no assurance that this trend will continue in the future.

     The following table sets forth, by time remaining to maturity, all time certificates of deposit accounts outstanding at June 30, 1999.


        (Dollars in Thousands)                               June 30, 1999
                                                             --------------

        Three months or less                                      $  51,848
        Over three through twelve months                             52,642
        Over one year to three years                                 10,208
        Over three years                                              1,761
                                                             --------------
        Total                                                     $ 116,459
                                                             ==============

Short-Term Borrowings

     The following table sets forth certain information with respect to Humboldt Bancorp's short-term borrowings as of December 31, 1996, 1997, and 1998, and June 30, 1999.


(Dollars in Thousands)                                    December 31,           June 30,
                                                   ----------------------------  --------
                                                     1996      1997     1998      1999
                                                   --------- --------- --------  --------
Amount outstanding at end of period                 $   775   $ 1,761   $ 3,402   $ 4,660
Weighted average interest rate at end of period        6.19%     6.18%    6.13%      6.79%
Maximum amount outstanding at any month-end and
during the year                                     $   786   $ 1,774   $ 3,457   $ 4,688
Average amount outstanding during the period        $   784   $   845   $ 3,003   $ 4,390
Average weighted interested rate during the period     6.19%     6.19%    6.15%      6.70%


Shareholders' Equity

     Shareholders' equity increased $2.0 million during the first six months of 1999. Shareholders' equity at June 30, 1999, was $29.8 million compared to $27.8 million at December 31, 1998. This is an increase of $4.2 million or 17.8% compared with $23.6 million at December 31, 1997, which was an increase of $4.0 million or 20.4% compared with the $19.6 million at December 31, 1996.

     The   increase  in  the  first  half  of  1999   reflects  net  income  and
comprehensive income of $1.7 million and $200,000 in exercised stock options.

Asset-Liability Management and Interest Rate Sensitivity

     The operating income and net income of Humboldt Bancorp depend to a substantial extent on "rate differentials," i.e., the difference between the income Humboldt Bancorp receives from loans, securities and other earning assets, and the interest expense it pays on deposits and other liabilities. Interest income and interest expense are affected by general economic conditions and by competition in the marketplace. Humboldt Bancorp's interest and pricing strategies are driven by its asset-liability management analysis and by local market conditions.

     Humboldt Bancorp seeks to manage its assets and liabilities to generate a stable level of earnings in response to changing interest rates and to manage its interest rate risk. Humboldt Bancorp further strives to serve its communities and customers through deployment of its resources on a corporate-wide basis so that qualified loan demands may be funded wherever necessary in its branch banking system. Asset/liability management involves managing the relationship between interest rate sensitive assets and interest rate sensitive liabilities.

     The interest rate sensitivity of Humboldt Bancorp is measured over time and is based on Humboldt Bancorp's ability to reprice its assets and liabilities. The opportunity to reprice assets in the same dollar amounts and at the same time as liabilities would minimize interest rate risk in any interest rate environment. The difference between the amount of assets and liabilities repriced at the same time is referred to as the "gap." This gap represents the risk, or opportunity, in repricing. In general, if more assets than liabilities are repriced at a given time in a rising rate environment, net interest income would improve, and in a declining rate environment, net interest income would deteriorate. If more liabilities than assets were repriced under the same conditions, the opposite results would prevail. Humboldt Bancorp is asset sensitive and its near term performance could be enhanced by rising rates and negatively affected by falling rates due mainly to the significant amount of earning assets tied to prime.

     Interest Rate Risk. The table below shows the potential change in NIM (before taxes) if rates change as of June 30, 1999. NIM is the "net interest margin" which is the spread or difference between interest-earning assets and interest-paying liabilities. Humboldt Bancorp's NIM tends to increase if rates rise, and tends to decline if rates fall. The cause of this exposure is due to Humboldt Bancorp's concentration of short-term and rate sensitive loans as of June 30, 1999.

     Economic Risk. Humboldt Bancorp also measures the potential change in the net present value of Humboldt Bancorp's net existing assets and liabilities if rates change (the "economic value of equity" or "EVE"). The table below also shows the EVE. The EVE is determined by valuing Humboldt Bancorp assets and liabilities as of June 30, 1999, using a present value cash flow calculation as if Humboldt Bancorp is liquidated. The EVE declines when rates increase because there are more fixed rate assets than liabilities. However, Humboldt Bancorp's NIM earnings would also increase as rates increased (from the interest rate risk) and this benefit would offset the decline in EVE.

                                                             % Change in NIM
                                          Change in NIM       to Shareholder
                   Change in              (In thousands           Equity
                 Interest Rates             pre-tax)             (pre-tax)             % of EVE
                 --------------           -------------       --------------          ---------
                      +2%                    $   660               2.3 %                 (9)%
                      +1%                    $   346               1.2 %                 (5)%
                      -1%                    $  (375)             (1.3)%                  5 %
                      -2%                    $  (783)             (2.7)%                  9 %


     The following table sets forth the repricing opportunities for the assets and liabilities of Humboldt Bancorp at June 30, 1999. Assets and liabilities are classified by the earliest possible repricing date or maturity, whichever comes first.



                                                                   Repricing In
                                      --------------------------------------------------------------------
                                                    Three        One                   Five
                                       Less Than   Through     Through      Three      Years       Over         Non-
                                        Three       Twelve      Three      Through    Through     Fifteen     Interest
(Dollars in Thousands)                 Months       Months      Years    Five Years   Fifteen      Years      Bearing     Total
                                                                                       Years
                                      ----------- ---------- ---------- ----------- ----------- ---------- ----------- -----------

Assets:
  Net Loans                            $  83,708    $  13,341  $  27,636   $  40,134   $  21,837  $  14,350   $       -  $  201,006
  Investment Securities                        -       12,732     23,635      10,052      15,751      5,272           -      67,442
  Federal Funds Sold                      10,534            -          -           -           -          -           -      10,534
  FHLB Stock                                   -            -          -           -           -          -         952         952
  Interest-bearing deposits with banks        20            -          -           -           -          -           -          20
  Non-interest earning assets                  -            -          -           -           -          -      50,435      50,435
                                       ---------    ---------  ---------   ---------   ---------  ---------    --------  ----------
Total Assets                           $ 94,262     $  26,073  $  51,271   $  50,186   $  37,588  $  19,622    $ 51,387  $  330,389
                                       =========    =========  =========   =========   =========  =========    ========  ==========
Liabilities:
  Non-interest-bearing deposits        $       -    $      -   $       -   $       -   $       -  $       -    $102,261  $  102,261
  Interest-bearing deposits              123,735      52,643      10,208       1,761           -          -           -     188,347
  Borrowings                                  22          68         199       4,371           -          -           -       4,660
  Other liabilities                            -           -           -           -           -          -       5,338       5,338
  Stockholders' equity                         -           -           -           -           -          -      29,783      29,783
                                       ----------   --------   ---------   ---------   ---------  ---------    --------  ----------
Total liabilities and stockholders'
equity                                 $ 123,757    $ 52,711   $  10,407   $   6,132   $       -  $       -    $137,382  $  330,389
                                       ==========   ========   =========   =========   =========  =========    ========  ==========
Interest rate sensitivity gap          $ (29,495)   $(26,638)  $  40,864   $  44,054   $  37,588  $  19,622
Cumulative interest rate sensitivity   $ (29,495)   $(56,133)  $ (15,269)  $  28,785   $  66,373  $  85,995
gap


     The net cumulative Gap position is slightly negative in three years or less since more liabilities than assets appear to reprice during that time frame. However, this exposure to increasing rates is mitigated by deposit rates which are not expected to reprice rapidly in an increasing rate environment and a higher than normal level of short-term cash (not included in rate sensitive assets). Historically, Humboldt Bancorp's asset rates change more quickly than deposit rates, and management feels Humboldt Bancorp's asset yields will change more than cost of funds when rates change.

     Although the cumulative Gap position appears slightly negative as of June 30, 1999, management believes that Humboldt Bancorp is somewhat asset sensitive and has relatively low interest rate risk. The net interest margin should increase slightly when rates increase, and shrink somewhat when rates fall. This interest rate risk is driven by concentration of rate sensitive variable rate and short-term commercial loans, one of Humboldt Bancorp's major business lines. Humboldt Bancorp does have a significant amount of fixed rate loans to offset the impact from repricing of short-term loans. However, there can be no assurance that fluctuations in interest rates will not have a material adverse impact on Humboldt Bancorp.

Liquidity

     Humboldt Bancorp's liquidity is primarily a reflection of Humboldt Bancorp's ability to acquire funds to meet loan demand and deposit withdrawals and to service other liabilities as they come due. Humboldt Bancorp has adopted policies to maintain a relatively liquid position to enable it to respond to changes in the financial environment and ensure sufficient funds are available to meet those needs. Generally, Humboldt Bancorp's major sources of liquidity are customer deposits, sales and maturities of investment securities, the use of federal funds markets, and net cash provided by operating activities. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and unscheduled loan prepayments, which are influenced by general interest rate levels, interest rates available on other investments, competition, economic conditions, and other factors, are not. Liquid asset balances include cash, amounts due from other banks, federal funds sold, and securities available-for-sale. To augment liquidity, Humboldt Bancorp has a Federal Funds borrowing arrangement with two correspondent banks totaling $10.5 million.

     Additionally, Humboldt Bancorp is a member of the Federal Home Loan Bank and through membership has the ability to pledge qualifying collateral for short term (up to six months) and long-term (up to five years) borrowings. Management may use this facility to fund loan advances by pledging single-family residential mortgages and/or commercial real estate loans as qualifying collateral.

     The liquidity position of Humboldt Bancorp may be expressed as a ratio defined as cash, due from banks, federal funds sold, interest-bearing deposits and market value of available-for-sale securities less book value of pledged securities divided by total assets.


     The following table sets forth certain information with respect to Humboldt Bancorp's liquidity as of December 31, 1996, 1997 and 1998, and June 30, 1999.


                                                                                   Six
                                                                                  Months
                                                      Year Ended                  Ended
         (Dollars in Thousands)                      December 31,                June 30,
                                         -------------------------------------   ----------
                                            1996         1997         1998         1999
                                         ------------ ------------ -----------   ----------

         Cash and due from banks            $ 10,247    $  21,442    $ 28,626     $ 28,575
         Federal funds sold                    6,570        3,520       2,250       10,534
         Interest earning deposits                20        3,020       3,020           20
         Unpledged securities                 39,933       80,180      57,994       43,674
                                         -----------  -----------  ----------   ----------
         Total liquid assets                $ 56,770    $ 108,162    $ 91,890     $ 82,803
                                         ===========  ===========  ==========   ==========

         Liquid ratios
         Liquid assets to:
         Ending  assets                         26.4%        38.1%       28.7%        25.1%
         Ending  deposits (1)                   29.5%        42.4%       32.4%        28.5%

(1) Less pledged public deposits.

     The decrease in liquidity at June 30, 1999, compared to December 31, 1998, and December 31, 1998, compared to December 31, 1997, is mainly attributable to the pledging of investments for selected deposits and current Visa and MasterCard pledging requirements. The increase in liquidity at December 31, 1997, compared to December 31, 1996, is attributable to a substantial increase in deposits.

     The analysis of liquidity also includes a review of the changes that appear in the consolidated statements of cash flows for the first six months of 1999. The statement of cash flows includes operating, investing, and financing categories. Operating activities include net income of $2.1 million, which is adjusted for noncash items and increases or decreases in cash due to changes in certain assets and liabilities. Investing activities consist primarily of both proceeds from and purchases of securities, and the impact of the net growth in loans. Financing activities present the cash flows associated with deposit accounts.

     Part of Humboldt Bancorp's normal lending activity involves making commitments to extend credit. One risk associated with the loan commitments is the demand on Humboldt Bancorp's liquidity that would result if a significant portion of the commitments were unexpectedly funded at one time. Humboldt Bancorp assesses the likelihood of projected funding requirements by reviewing historical patterns, current and forecasted economic conditions and individual client funding needs. At June 30, 1999, Humboldt Bancorp had $52.7 million in undisbursed commitments compared to $54.5 million at December 31, 1998, $47.2 million at December 31, 1997, and $38.5 million at December 31, 1996. Further, management maintains unpledged U.S. Government securities that are available to secure additional borrowings in the form of reverse repurchase agreements. At June 30, 1999, no U.S. Government Treasuries or Agencies at market value were available for reverse repurchase agreements. However, Humboldt Bancorp had U.S. Government Agency CMO's at market value of approximately $24.5 million which were unpledged. Management believes that this provides Humboldt Bancorp with the necessary liquid assets to satisfy funding requirements in the unlikely event of substantially higher than projected customer funding requirements.

Humboldt Bank Plaza

     On June 30, 1998, Humboldt Bank purchased from an unaffiliated party approximately 29 acres of property located at 2500 Fifth Street, Eureka, CA 95501. The property was purchased as a site for the future Humboldt Bank Plaza at a cost of approximately $2.9 million. At June 30, 1998, the property contained a building partially leased to a pharmacy, a gas station, and a trailer park. The gas station was sold for $170,000 on August 4, 1998. The pharmacy holds a lease which expires December 31, 1999, which obligated it to pay monthly rent of $18,326. The trailer park holds a lease which currently expires September 6, 1999, but which is expected to be extended to December 31, 2000, and which obligated it to pay monthly rent of $166.66, plus 12.5% of its gross rental income and 0.5% of its additional revenues.

     Humboldt Bank is working with an architect and a construction company on plans to renovate the building and the parking lot so that all of Humboldt Bancorp's and Humboldt Bank's administrative offices and departments that are currently housed in leased premises will be able to relocate to the Humboldt Bank Plaza. Further, 20,090 square feet of the Plaza will be leased to the District Attorney's Family Support Division, a Humboldt County agency. During the initial year of the lease to the agency, monthly lease income will be $27,121.

     Humboldt Bancorp is internally financing the cost of the acquisition and the renovation. Although the final budget has not been completed or approved, the estimated cost to renovate the building to house the administrative offices and departments is between $2.2 million and $2.5 million. Humboldt Bancorp believes it will save approximately $136,296 per annum in lease expenses and become more efficient by housing all administrative offices in one building. In addition, Humboldt Bancorp expects to sell its current property at 6th & G

Streets, Eureka, California. This property has been appraised at between $660,000 and $690,000.

Financial Condition

                                                                                          Six Months
                                                                                            Ended       Increase
(Dollars in Thousands)          Year Ended December 31,           Increase (Decrease)      June 30,    (Decrease)
                         ----------------------------------------------------------------------------- ------------
                                                                  1997 over    1998 over                  12/31/98-
                              1996         1997         1998         1996         1997         1999        6/30/99
                         ------------- ------------ ------------ ------------ ------------ ----------- ------------
Assets                     $ 214,738    $ 284,087    $ 319,975    $  69,349    $  35,888    $ 330,389     $ 10,414
Liabilities                $ 195,138    $ 260,533    $ 292,127    $  65,395    $  31,594    $ 300,606     $  8,479
Shareholders' Equity       $  19,600    $  23,554    $  27,848    $   3,954    $   4,294    $  29,783     $  1,935

Capital Resources

     The Federal Reserve Board and the Federal Deposit Insurance Corporation have established minimum requirements for capital adequacy for bank holding companies and member banks. The requirements address both risk-based capital and leveraged capital. The regulatory agencies may establish higher minimum requirements if, for example, a corporation has previously received special attention or has a high susceptibility to interest rate risk.


     The following reflects Humboldt Bancorp's various capital ratios at June 30, 1999, and December 31, 1998, as compared to regulatory minimums:

                                                                                    Minimum              Minimum
                                                                                    Capital               Well
                                        December 31, 1998      June 30, 1999       Requirement         Capitalized
                                        -----------------      -------------       -----------         Requirement
                                                                                                       -----------

Tier I capital                                11.75%               11.98%              4.0%               6.0%
Total risk-based capital                      13.00%               13.23%              8.0%              10.0%
Leverage ratio                                 8.12%                8.67%              4.0%               5.0%


     No regulatory agency has advised Humboldt Bancorp that it is deficient with respect to the Tier 1 leverage-ratio. Management is unaware of any current recommendations by regulatory authorities, which if implemented, would have a material adverse impact on future operating results, liquidity or capital resources.

Effects of Inflation

     Assets and liabilities of financial institutions are principally monetary in nature. Accordingly, interest rates, which generally move with the rate of inflation, have a potentially significant effect on Humboldt Bancorp's net interest income. Humboldt Bancorp attempts to limit inflation's impact of rates and net income margins through a continuing asset/liability management program.

Year 2000 Issue

     The Year 2000 problem arises when computer programs have been written having two digits rather than four to define the applicable year. As a result, date-sensitive software and/or hardware may recognize a date having 00 as the year 1900 rather than the year 2000. This could result in a system failure or other disruption of operations and impede normal business activities.

     In June 1996, the Federal Financial Institutions Examination Council alerted the banking industry of the serious challenges that would be encountered with the Year 2000 issue. The Federal Deposit Insurance Corporation has also implemented a plan to require compliance with Year 2000 issues and regularly examines its progress.

     Humboldt Bancorp formed a committee of senior company personnel in late 1997 to address the issue of computer programs and embedded computer chips being unable to distinguish between the year 1900 and the year 2000. The committee meets on a regular basis to evaluate, review progress, and make recommendations on the various phases of the Year 2000 project. Humboldt Bancorp is satisfied with the progress made to date and is on track to complete the project in time for the Year 2000 date change.

Project

     The Humboldt Bancorp-wide project is divided into seven major phases:

     1. The Awareness Phase

     2. The Assessment Phase

     3. The Vendor, Customer and Employee Notification Phase

     4. The Vendor and Customer Response Review Phase

     5. The Testing Phase

     6. The Contingency Phase

     7. The Renovation Phase

     The Awareness Phase consisted of gaining executive level support for the resources necessary to perform compliance work, for establishing a Year 2000 project team and for developing an overall strategy that encompassed the in-house core system, out-sourced systems, vendors, customers, and suppliers including correspondents. The Awareness Phase is fully completed.

     The Assessment Phase consisted of assessing the size, scope, and complexity of the problem, detailing the magnitude of the effort necessary to address the Year 2000 project and the preparation of a Year 2000 action plan. This phase identified all hardware, software, network, ATM and various other processing platforms, and customers and vendor interdependencies affected by the year 2000-date change. The assessment went beyond informational systems to include environmental systems that are dependent on embedded microchips such as security systems, elevators and vaults. The Assessment Phase is fully completed.

     The Vendor, Customer, and Employee Notification Phase consisted of the following:

     1. The mailing of letters to critical vendors requesting information on their Year 2000 compliance plans and readiness.

     2. The mailing of letters to and personal contact with major customers (with special emphasis given key loan customers), to ascertain their awareness, preparations and compliance plans relative to the Year 2000 problem.

     3. Humboldt Bancorp staff members were guest speakers at several service clubs in the area outlining the Year 2000 problem.

     4. Meetings were held with all staff members within Humboldt Bancorp to advise them of the Year 2000 problem, and the steps Humboldt Bancorp was taking to ensure compliance.

     5. Humboldt Bancorp's Year 2000 Policy Statement, as well as other informational items, has been made available to both customers and other interested parties.

     The  Vendor,  Customer,  and  Employee  Notification  Phase  is  completed.
Humboldt Bancorp, however, will continue to keep vendors, customers and employees updated on its compliance progress and general Year 2000 issues.

     The Testing Phase is a multifaceted process that is critical to the Year 2000 project and inherent in each phase of the project plan. This process includes the testing of incremental changes to hardware and software components. In addition to testing upgraded components, connections with other systems have been verified to ensure that internal and external users accept all changes. The committee is assuring the effective and timely completion of all hardware and software testing prior to final implementation and has ongoing discussions with their vendors of their testing efforts. Humboldt Bancorp has prepared, and the board of directors has approved, Humboldt Bancorp's Year 2000 Test Plan. Test scripts for all critical applications are complete and have been executed without incident. Humboldt Bancorp's core operating system was unit tested in December 1998, with initial end-to-end interface testing executed in March 1999 and completed in June 1999. All critical dates have been tested for the core operating system. The system has proven to be compliant. Additional testing of critical interfaces to Humboldt Bancorp's core system was completed by the end of June 1999. As well, several of the organization's ancillary systems have been tested without incident. Humboldt Bancorp has completed the necessary testing as required by its regulatory agencies. Additional "comfort" testing is ongoing, and Humboldt Bancorp intends to continue testing through the rest of 1999 and into the Year 2000 (Leap Year). The additional testing will cover any upgrades to existing systems, as well as any new hardware or software Humboldt Bancorp implements prior to the end of the year.

     The Contingency Phase consists of a comprehensive plan to address remediation and business resumption functions that rely on mission critical systems. An updated version of the Contingency Plan, which contains an overview of Humboldt Bancorp's contingency testing and training plans, was completed by June 30, 1999 and was submitted to the board of directors for review and approval on July 15, 1999. Humboldt Bancorp anticipates that the Contingency Plan will be a living document, which will be continuously updated as necessary through 1999.

     The Renovation Phase will consist of renovating, replacing and retiring non-compliant systems, as well as evaluating Year 2000 code enhancements, hardware and software upgrades, system replacements and other associated changes. Humboldt Bancorp anticipates that the Renovation Phase will continue throughout the remainder of 1999.

Costs

     The total cost associated with required modifications to become Year 2000 compliant is not expected to be material to Humboldt Bancorp's financial position. The estimated total cost of the Year 2000 project is approximately $500,000. A minimal amount, other than time of the committee members, has been expended on the Year 2000 project as of June 1999. Humboldt Bancorp is also expensing and reserving $10,000 a month for possible loan losses caused by Year 2000 problems. This reserve will be approximately $220,000 at December 31, 1999.

Risks

     The failure to correct material Year 2000 problems could result in the interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect Humboldt Bancorp's results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from uncertainty of the Year 2000 readiness of third party suppliers and customers, Humboldt Bancorp is unable to specifically determine at this time whether the consequences of Year 2000 failures will have a material impact on Humboldt Bancorp's results of operations, liquidity or financial condition. However, its ongoing Year 2000 efforts are expected to significantly reduce Humboldt Bancorp's level of uncertainty about the Year 2000 problem and, in particular, about the Year 2000 compliance and readiness of its critical vendors. Humboldt Bancorp believes that, with implementation of new business systems, if necessary, and the completion of the project as scheduled, the possibility of significant interruptions of normal operations should be reduced to a minimum.

Impact of Recent Accounting Pronouncements

     In June 1998, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. This new standard is effective for 2000 and is not expected to have a material impact on the financial statements of Humboldt Bancorp.

     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," which establishes accounting and reporting standards for selected activities of mortgage banking enterprises and other enterprises that conduct operations that are substantially similar. SFAS No. 134 requires that after the securitization of mortgage loans held for sale, the resulting mortgage-backed securities and other retained interests should be classified in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," based on its ability and intent to sell or hold these investments. This new standard is effective for 1999 and is not expected to have a material impact on the financial statements of Humboldt Bancorp.

                          BUSINESS OF HUMBOLDT BANCORP

Introduction

     Humboldt Bancorp is a multi-bank holding company with two bank subsidiaries, Humboldt Bank and Capitol Valley Bank. In addition, Humboldt Bancorp owns a 50% interest in Bancorp Financial Services, a leasing corporation. Reference to Humboldt Bancorp in this section constitutes reference to Humboldt Bank, and Capitol Valley Bank which began operations March 3, 1999. Reference to Humboldt Bank is a reference to just Humboldt Bank and reference to Capitol Valley Bank is a reference to just Capitol Valley Bank.

     Humboldt Bancorp was incorporated under the laws of the state of California on January 23, 1995. Humboldt Bancorp initially was organized for the purpose of becoming the holding company for Humboldt Bank. On January 2, 1996, the plan of reorganization was effected and shares of Humboldt Bancorp common stock were issued to the shareholders of Humboldt Bank in exchange for their Humboldt Bank common stock. Humboldt Bancorp conducts its operations at its main office 701 Fifth Street, Eureka, California 95501.

     Humboldt Bank was incorporated as a California state-licensed bank on March 13, 1989, and began its operations in the Eureka/Humboldt area of California on September 13, 1989. Capitol Valley Bank was incorporated as a California state-licensed bank on December 17, 1998, and began its operations in Roseville, California on March 3, 1999. The deposits of Humboldt Bank and Capitol Valley Bank are insured to $100,000, the maximum amount permitted by the Federal Deposit Insurance Corporation.

     Humboldt Bank's head office is located at 701 Fifth Street, Eureka, CA 95501. It has nine branches. Humboldt Bank plans to open a new branch in Henderson Center, Eureka, California in the second quarter of the year 2000. Humboldt Bank has recently completed the acquisition of two branches from California Federal Bank located in Eureka and Ukiah, California. Capitol Valley Bank is a state, nonmember bank. Capitol Valley Bank has one main branch office located at 1601 Douglas Boulevard, Roseville, CA 95661. Bancorp Financial Services, a California corporation, makes consumer automobile loans and commercial equipment leases, of less than $100,000, to small businesses. Bancorp Financial Services is jointly owned by Humboldt Bancorp and Tehama Bancorp and began operations in November 1996. Bancorp Financial Services' office is located at 3 Park Center Drive, Suite 100, Sacramento, CA 95825.

     As of June 30, 1999, Humboldt Bancorp had total assets of $330.4 million, total deposits of $290.6 million, and shareholders' equity of $29.8 million. Humboldt Bancorp's net income for the six months ended June 30, 1999, and the year ended December 31, 1998, was $2.1 million and $4.0 million which was Humboldt Bancorp's ninth consecutive year of increasingly higher net income. For the year ended December 31, 1998, Humboldt Bancorp's return on average assets was 1.2% and return on average equity was 16.0%. Since the year ended December 31, 1994, Humboldt Bancorp has increased earnings by an average of 34.3% per year and increased return on average assets from 0.9% in 1994 to 1.2% in 1998. During the same period, Humboldt Bancorp has achieved a return on average equity greater than 14.5% each year while maintaining high asset quality.

     From Humboldt Bank's origins as a one-branch bank in Eureka, California, to a two-bank holding company, Humboldt Bancorp has grown primarily through branch acquisitions, new branch openings, the introduction of new business lines and the expansion of non-traditional banking services such as Merchant Bankcard. For example, a significant part of Humboldt Bancorp's growth in earnings can be attributed to the expansion of business in new business lines including Humboldt Bank's Merchant Bankcard services. For the six months ended June 30, 1999, and years ended December 31, 1998, 1997, and 1996, Humboldt Bancorp's revenue from other non-interest income was $8.7 million, $12.5 million, $8.1 million, and $5.7 million, respectively.

     In 1993, Humboldt Bank acquired its Arcata and McKinleyville branches from U.S. Bank which had in turn acquired these branches along with other branches of HomeFed Bank from the Resolution Trust Corporation. The Arcata and McKinleyville branches had deposits of approximately $56.0 million at the time of acquisition. In 1995, Humboldt Bank acquired its Loleta, Weaverville and Willow Creek branches from U.S. Bank. In this transaction, Humboldt Bank acquired deposits totaling approximately $27.1 million and fixed assets and loans totaling approximately $2.7 million. In 1997, Humboldt Bank acquired its Garberville, California, branch from First Nationwide Bank. The Garberville branch had total deposits of approximately $22.9 million at the time of acquisition. On August 27, 1999, Humboldt Bank completed the acquisition of two branches from CalFed located in Eureka and Ukiah, California acquiring approximately $0.1 million and $72.2 million in aggregate loans and deposits, respectively. Management believes these branch acquisitions strengthen Humboldt Bank's market position by eliminating competition in Humboldt Bank's primary region of Humboldt and Trinity counties.

Business Strategy

     Increase Earning Assets. With the CalFed branch acquisitions, which primarily includes deposits with only a nominal amount of loans, Humboldt Bancorp will have a 56.2% loan-to-deposit ratio. Our goal is to increase earning assets in order to raise the loan-to-deposit ratio to approximately 80%. If this were to happen, we would expect our profitability to increase as higher yielding loans replace investment securities on our balance sheet. One of our strategies to increase earning assets is the acquisition of Global Bancorp, parent of Capitol Thrift and Loan. Capitol Thrift's branch network extends from central to southern California, and its primary focus is on loan products, rather than deposit products. We expect this emphasis to compliment Humboldt Bancorp's current deposit products and marketing focus.

     Aggressively and Prudently Increase Market Share in Greater Sacramento/Roseville. Humboldt Bancorp's subsidiary, Capitol Valley Bank, opened in March 1999 in the Sacramento suburb of Roseville, California. Roseville was selected for our expansion into central California because it is one of the fastest growing regions in California. With employers like Hewlett Packard, N.E.C., and Oracle, more than 14,052 jobs have been created in the Roseville area over the past 10 years. Subsequently, in August 1999 Humboldt Bancorp acquired Silverado Merger Corporation, which under the name of Silverado Bank (In organization) had been raising capital in anticipation of opening a community bank in Roseville. The acquisition of Silverado not only removes a potential competitor from the marketplace, but more importantly, we believe it significantly increases our market presence and depth in the Sacramento/Roseville market.

     Capitalize on Humboldt Bank's Market Position. Humboldt Bank currently holds the largest share of FDIC-insured deposits in Humboldt County at 25.2%. It also holds 28.2% of FDIC-insured deposits in Trinity County. Our goal is to increase our market share position by opening new branches and increase the utilization of our current operations in the region. Current plans are underway to open an additional branch in the Henderson Center business area of Eureka. The additional branch should increase market share and provide an additional convenient location to serve Humboldt Bank's current customer base. Humboldt Bank's new President, John Dalby, intends to continue Humboldt Bank's strong sales culture in order to aggressively pursue new loan business while strictly adhering to our prudent and proven loan approval process.

     Continue  to  Seek  Strategic  Acquisitions.   We  intend  to  explore  the
acquisition of other community banks and branches of larger banks in the California market. We believe that the consolidation in the banking industry, along with increased regulatory burdens, and concerns about technology and marketing, could likely lead the owners of community banks within this market to explore the possibility of sale or combination with a broader-based holding company such as Humboldt Bancorp. From time to time, we have engaged in acquisition discussions that will be beneficial to us. We believe that such opportunities are available and our ability to consummate such acquisitions will be enhanced by completion of the concurrent public offering and the creation of a more active public market for Humboldt Bancorp's stock.

     Increase Efficiency of Operations. Humboldt Bancorp intends to commence an in-depth, corporation-wide study of methods to reduce costs and increase revenues as soon as feasible after the merger. Given our recent acquisitions, and the introduction of several new products and services, we believe there is an opportunity to reduce redundant costs within Humboldt Bancorp, as well as introduce existing products and services into our recently acquired operations.

Banking Services

     To retain existing customers and attract new customers, Humboldt Bank offers a broad range of services, including automated teller machines, credit card and merchant bankcard services, ACH services, and daily courier services. In addition, Humboldt Bank maintains close relationships with its customers by providing direct access to senior management during and after normal business hours, rapid response to customer requests, and specialized market area knowledge of the communities in northern California.

Lending Activities

     Humboldt Bancorp concentrates its lending activities in real estate, commercial, lease financing, credit card and consumer loans, made almost exclusively to individuals and businesses primarily in Northern California. Humboldt Bancorp has no foreign loans. The net loan and lease portfolio as of June 30, 1999 and December 31, 1998, totaled $197.7 million and $186.0 million which represented 68.0% and 65.5% of total deposits and 59.8% and 58.1% of total assets. Humboldt Bancorp also generates fee income by servicing mortgage loans. See "Loan Servicing" below.

     Real Estate Loans and Real Estate Banking Operations

     Real Estate - Construction

     Humboldt Bancorp makes loans to finance the construction of residential and commercial properties and to finance land acquisition and development. At June 30, 1999 and December 31, 1998, Humboldt Bancorp had outstanding real estate-secured construction loans totaling $23.2 and $20.7 million, representing 11.7% and 11.1% of Humboldt Bancorp's net loan portfolio. The concentration in the construction loan portfolio has been on owner-occupied single family construction loans.

     Humboldt  Bancorp's   owner-occupied   single  family   construction  loans
typically have a maturity of up to nine months and are secured by deeds of trust and usually do not exceed 90% of the appraised value of the home to be built.

     Loans to developers for the purpose of acquiring unimproved land and developing such land into improved 1-to-4 lots typically have a maturity of 12 to 24 months; have a floating rate tied to prime rate; usually do not exceed 75% of the appraised value; are secured by a first deed of trust and, in the case of corporations, are personally guaranteed. All commercial construction loans are underwritten using the actual or estimated cash flow the secured real property would provide to an investor in the event of a default by the borrower. A debt coverage ratio of 1.25:1 and a maximum loan to value of 70% is required in most cases. To reduce the risks inherent in construction lending, Humboldt Bancorp limits the number of properties which can be constructed on a "speculative" or unsold basis by a builder at any one time to 2 to 4 houses and requires the borrower or its principals personally to guarantee repayment of the loan.

     Real Estate - Owner-Occupied, Single-Family Residential

     Humboldt Bancorp also originates owner-occupied, single-family, residential real estate loans in its market area. At June 30, 1999 and December 31, 1998, Humboldt Bancorp had outstanding owner-occupied, single-family, residential real estate loans totaled $41.2 and $35.2 million. Humboldt Bancorp originates fixed-rate mortgage loans and adjustable-rate residential mortgage loans. Fixed-rate mortgages are at competitive rates and adjustable-rate loans currently offered by Humboldt Bancorp have interest rates which adjust every one, three or five years from the closing date of the loan or on an annual basis commencing after an initial fixed-rate period of one, three or five years in accordance with a designated index, plus a stipulated margin. The primary index utilized by Humboldt Bancorp is the weekly average yield on U.S. Treasury securities adjusted to a constant comparable maturity equal to the loan adjustment period, as made available by the Federal Reserve Board (the "Treasury Rate"). Humboldt Bancorp originates residential mortgage loans with loan-to-value ratios of up to 95%. On any mortgage loan exceeding an 80% loan-to-value ratio at the time of origination, however, Humboldt Bancorp requires private mortgage insurance in an amount intended to reduce Humboldt Bancorp's exposure to 80% of the appraised value of the underlying collateral. Also, at June 30, 1999, Humboldt Bancorp had approximately $14.5 million in home equity line of credit loans, representing approximately 7.9% of its gross loan portfolio. Humboldt Bancorp's home equity lines of credit have adjustable interest rates tied to the prime interest rate plus a margin.

     Generally,  Humboldt  Bancorp  sells  its  owner-occupied,   single-family,
residential fixed-rate loans in the secondary market. There were no real estate loans pending sale at June 30, 1999.

     Real Estate - Commercial and Agricultural

     In order to enhance the yield on and decrease the average term to maturity of its assets, Humboldt Bancorp originates permanent loans secured by commercial real estate. Humboldt Bancorp's commercial real estate loan portfolio includes loans secured by small apartment buildings, strip shopping centers, small office buildings, farms and other business properties, generally located within Humboldt Bancorp's primary market area. Real estate commercial and agricultural loans are secured by both commercial and single-family property. At June 30, 1999 and December 31, 1998, Humboldt Bancorp had outstanding real estate secured commercial and agricultural loans totaling $87.4 million and $80.2 million.

     Commercial Loans

     Humboldt Bancorp's commercial loans consist of loans secured by commercial real estate and commercial business loans, which are not secured by real estate. For a discussion of Humboldt Bancorp's commercial real estate lending see " -- Real Estate - Commercial and Agricultural." Commercial loans are primarily loans to business customers and include revolving lines of credit, working capital loans, equipment financing, letters of credit and inventory financing. At June 30, 1999, and December 31, 1998, Humboldt Bancorp had commercial loans totaling $34.7 million and $34.0 million, representing 17.6% and 18.3% of Humboldt Bancorp's net loan portfolio.

     Typically, commercial loans are floating rate obligations and are made for terms of 5 years or less, depending on the purpose of the loan and the collateral. Such loans generally are secured by equipment and inventory, and, if possible, cross-collateralized by a real estate mortgage, although commercial business loans are sometime granted on an unsecured basis. No single commercial customer accounted for more than 1.9% of total gross loans at June 30, 1999, and 3.1% of total gross loans at December 31, 1998.

     Lease Financing Loans

     As of June 30, 1999, and December 31, 1998, Humboldt Bancorp had outstanding lease financing loans totaling $7.9 and $9.9 million, representing 4.0% and 5.3% of Humboldt Bancorp's net loan portfolio. Humboldt Bancorp makes lease financing loans to finance credit card swipe machines and other small ticket leases. The dollar amount of each lease usually ranges from under $2,000 to $5,000 and the term is approximately three to five years. Humboldt Bancorp may also generate leases which may be sold to other financial institutions on a non-recourse basis.

     Credit Card and Related Service

     Humboldt Bank offers credit card accounts through its participation as a principal member of Visa. Management believes that providing credit card services to its customers helps Humboldt Bank remain competitive by offering an additional service. Currently Humboldt Bank does not actively solicit credit card business beyond its customer base and market area. At June 30, 1999, and December 31, 1998, credit card loans totaled $3.7 and $5.7 million, or 1.9% and 3.1% of Humboldt Bancorp's net loan portfolio.

     Consumer Loans

     In recent years, Humboldt Bancorp has been successful in its strategy of increasing its portfolio of consumer loans. The consumer loans originated by Humboldt Bancorp include automobile loans and miscellaneous other consumer loans, including unsecured loans. At June 30, 1999, and December 31, 1998, consumer loans, including loans to individuals, business customers totaled $2.0 and $2.1 million, or 1.0% and 1.1% of Humboldt Bancorp's net loan portfolio. Consumer lending affords Humboldt Bancorp the opportunity to earn yields higher than those obtainable on single-family residential lending.

     Other Loans

     As of June 30, 1999 and December 31, 1998, Humboldt Bancorp had outstanding other loans totaling $1.7 million and $2.1 million. These loans consist mainly of overdrafts of less than 30 days' duration and state and political loans.

     Loan Servicing

     Humboldt Bank may retain the servicing on loans sold to institutional investors, which generates ongoing servicing revenues. Humboldt Bank's mortgage and Small Business Administration servicing portfolio was $157.9 and $144.5 million at June 30, 1999 and December 31, 1998.

     Loan servicing includes (a) collecting and remitting loan payments, (b) accounting for principal and interest, (c) holding escrow and impound funds for payment of taxes and insurance, (d) making inspections as required of the mortgage premises, (e) collecting amounts from delinquent mortgages, (f) supervising foreclosures in the event of unremedied defaults, and (g) generally administering the loans for investors to whom they have been sold.

     Humboldt Bank receives fees for servicing mortgage loans. The fees range generally from .250% to .375% per annum on the declining principal balances of the loans. The average service fee collected by Humboldt Bank was .250% for the six months ended June 30, 1999, and .250% for the year ended December 31, 1998. Servicing fees are collected and retained by Humboldt Bank out of monthly mortgage payments. Humboldt Bank's servicing portfolio can be reduced by normal amortization and prepayment or liquidation of outstanding loans. Approximately 90% of the loans serviced by Humboldt Bank have outstanding balances of greater than $100,000, and approximately 10% are adjustable rate mortgages.

     Humboldt Bank accounts for revenue from the sale of loans where servicing is retained in conformity with the requirements of Statements of Financial
Accounting Standards No. 65 and the Financial Accounting Standards Board Emerging Issues Task Force Issue No. 88-11. Gains and losses are recognized at the time of sale by comparing sales price with carrying value. A premium results when the interest rate on the loan, adjusted for a normal service fee, exceeds the pass-through yield to the buyer.

     In general, the value of Humboldt Bank's loan servicing portfolio may be adversely affected as mortgage interest rates decline and loan prepayments increase. This would also decrease income generated from Humboldt Bank's loan servicing portfolio. This negative effect on Humboldt Bank's income attributable to existing servicing may be offset somewhat by a rise in origination and servicing income attributable to new loan originations, which historically have increased in periods of low mortgage interest rates.

     The following table sets forth the dollar amount of Humboldt Bank's mortgage loan servicing portfolio. Although Humboldt Bank intends to continue to increase its servicing portfolio, increases will depend on market conditions and the availability of capital.


                                                                         December 31, 1998       June 30, 1999
                                                                         -----------------       -------------
Loan Servicing Portfolio:
Loans originated by Humboldt Bank and sold:                                $142.1 Million         $154.9 Million
Loans originated by Humboldt Bank but awaiting funding:                    $  7.7 Million         $     -0-


     Humboldt Bank also services a portfolio of SBA loans which is anticipated to increase during 1999. As of December 31, 1998, SBA Loans originated and serviced by Humboldt Bank were $2.4 million, and as of June 30, 1999, were $3.0 million.

     For the most part, the Small Business Administration loans are tied to prime and as a result there are no early payoffs as a result of declining rates such as with real estate loans.

Savings and Deposit Activities

     Humboldt Bancorp offers customary banking services including personal and business checking, savings accounts, time certificates of deposit, IRA, and Keogh accounts. Most of Humboldt Bancorp's deposits are obtained from commercial businesses, professionals, and individuals with high income or net worth.

     The following table sets forth certain information with respect to Humboldt Bancorp's savings and deposit activities as of December 31, 1998, and June 30, 1999.



(Dollars in Thousands)                                          December 31, 1998              June 30, 1999
                                                            -------------------------  --------------------------
                                                             Number         Average        Number        Average
                                                               of           Balance          of          Balance
                                                            Accounts                      Accounts
                                                            ---------    -----------     ---------     -----------
Demand deposit accounts                                        11,973    $    10,022        12,944     $     9,691
Savings and money market                                       17,508          2,795        15,462           3,120
Time certificates in excess of $100,000                           252        180,803           288         169,244
Time certificates less than $100,000                            3,566         19,483         3,495          19,509
                                                            ----------   -----------     ---------     -----------
Totals                                                         33,299    $     8,528        32,189     $     9,028
                                                            =========    ===========     =========     ===========


     Humboldt Bancorp has not obtained any deposits through deposit brokers and has no present intention of using brokered deposits as a source of funding.

Merchant Bankcard

     Humboldt Bank offers Merchant Bankcard services to merchants located throughout the United States, including merchants who transact business through the Internet and merchants who have had problems obtaining Merchant Bankcard services from other institutions. Humboldt Bank's Merchant Bankcard Department's customers are nationwide because Humboldt Bank is able to electronically transact its business.

     Humboldt Bank began to offer Merchant Bankcard services in 1993. In general, Merchant Bankcard services involve collecting funds for, and crediting the accounts of, merchants for sales of merchandise and services to credit card customers. For its services, Humboldt Bank receives a service fee and other processing fees.

     Initially, Humboldt Bank marketed its Merchant Bankcard services through independent service and marketing organizations. Through Humboldt Bank's Merchant Bankcard Department, independent service and marketing organizations solicit merchant accounts and performs the service and collection function while Humboldt Bank provides the accounting and credit function. As discussed below, independent service and marketing organizations may also provide some form of guarantee to financial institutions that perform the credit function. As of June 30, 1999, three independent service and marketing organizations engaged by Humboldt Bank represented 59,963 merchant accounts. Further, those three independent sales organization represented $1,372.4 million of total Merchant Bankcard transactions for the six months ended June 30, 1999.

     In 1997, Humboldt Bank began an additional unit within Merchant Bankcard services where all servicing aspects of Merchant Bankcard are performed by Humboldt Bank. Humboldt Bank is then solely responsible for all aspects of servicing the merchant account, although Humboldt Bank still relies on independent sales organizations for solicitation of merchants. In turn, Humboldt Bank is able to retain more income from the service and processing fee. For the six months ended June 30, 1999, merchant accounts initiated by Humboldt Bank represented $85.2 million of total Merchant Bankcard transactions.

     In the event the customer is dissatisfied with the merchandise or service, in general, a merchant must accept a charge back for a period of 120 days. The merchant's checking account is debited with the charge-back if sufficient funds exist; otherwise, the merchant's reserve funds are debited. If a merchant's reserves are insufficient to fund the charge-back and an independent service and marketing organization is involved, Humboldt Bank looks to the applicable and available guarantee, if any, of the independent service and marketing organization. If the merchant's reserve is exhausted and either (a) an independent service and marketing organization is involved but no guarantee is applicable or available, or (b) no independent service and marketing organization is involved, Humboldt Bank uses its internal reserves to fund the charge-back. During the past three years, because Humboldt Bank has increased its own merchant bankcard services, Humboldt Bank has increased its internal reserves for charge-backs.

     At June 30, 1999, and as of December 31, 1998, 1997, and 1996, Humboldt Bank held merchant reserves primarily in non-interest bearing accounts of $55.4 million, $47.0 million, $33.0 million, and $21.3 million, respectively, and internal reserves of $1.24 million, $1.0 million, $682,805 and $582,495, respectively.

     During the past three fiscal years, Humboldt Bank's Merchant Bankcard Department has increased in importance to Humboldt Bank's revenues. For the six months ended June 30, 1999, and years ended December 31, 1998, 1997, and 1996, total revenues derived from the Merchant Bankcard Department, including ATM activities described below, were $6.3 million, $7.3 million, $4.3 million, and $2.6, respectively, and the Merchant Bankcard Department's personnel has increased from 20 employees in 1996 to 76 as of June 30, 1999.

     The VISA Association of which Humboldt Bank is a member has recently modified its operating regulations to decrease its fraud ratios. By December 1999, all members must lower their fraud ratios to three times the national average. While management does not envision this change to substantially affect Humboldt Bank's Merchant Bankcard operations, this change may adversely affect future growth opportunities. Further, the VISA Association has and is considering other changes to the operating regulations, such as processing limitations based on capital, that may adversely affect Humboldt Bank Merchant Bankcard Department's future growth opportunities.

     A  summary  of  the  Merchant  Bankcard   Department's   merchant  bankcard
activities for the six months ended June 30, 1999 and the years ended December 31, 1996, 1997 and 1998 is set forth below:


                                                                                          For Six
                                                                                        Months Ended
                                                     For Years Ended December 31,          June 30
                                                   ----------------------------------   -------------
                                                     1996        1997         1998           1999
                                                   --------    --------     --------     ------------
         Number of Accounts                          23,821      33,106       62,349           64,073
         Gross Processing Volume (In Millions)     $  1,149    $  1,428     $  2,172     $      1,458


     A summary of the Merchant Bankcard Department's losses in connection with merchant bankcard services involving an independent service and marketing organization, and for losses in connection with its own merchant bankcard services when an independent service organization was not involved, and for the six months ended June 30, 1999, and for the years ended December 31, 1996, 1997and 1998, is set forth below:


                                                                                     For Six
         (Dollars in Thousands)                 For Years Ended December 31,      Months Ended
                                                                                     June 30
                                           ----------------------------------     -------------
                                              1996         1997        1998           1999
                                           --------     --------     --------     -------------
         ISO Servicing Loss                $ 29,250     $ 14,682     $    -        $      -
         Proprietary Loss                  $   -        $   -        $  17,829     $    1,215


     In 1996, Humboldt Bank began to sponsor ATM placement companies and in 1997 began ATM funding. These activities are accounted for within the Merchant Bankcard Department.

     Humboldt Bank contracts with bonded money carriers and correspondent vault centers throughout the nation to access cash at any point. Humboldt Bank earns a fee for each sponsored transaction and a fee for the cash advanced. For the six months ended June 30, 1999, ATM funding was $14.4 million and ATM loss for the same period was $0. For the year ended December 31, 1998, ATM funding was $13.9 million, and for the year ended December 31, 1997, was $10.2 million.

Capitol Valley Bank

     In March, 1999, Humboldt Bancorp contributed capital totaling $4.5 million to form Capitol Valley Bank. Capitol Valley Bank is located in Roseville, California, and opened for business March 3, 1999. Humboldt Bancorp believes that the Sacramento-Roseville, California market represents an attractive location to do business for a community bank. The Sacramento-Roseville region's infrastructure contains a major airport, deep-water port, transcontinental railroad, and an interstate freeway system. Roseville is located approximately 20 miles northeast of downtown Sacramento and is primarily intersected by Interstate 80, which is an artery off Interstate 5 and travels in a northeasterly direction. The city of Roseville is an important link along the Interstate 80 corridor linking Sacramento and Auburn, California, and Reno, Nevada. Capitol Valley Bank will focus primarily on products and services geared to individuals, professionals and small and middle-size businesses.

     In September 1999, Humboldt Bancorp entered into an agreement to acquire all the outstanding shares of Silverado Merger Corporation which was Silverado Bank, a bank in organization, which had yet to raise the necessary capital to open as a commercial banking institution, for 45,002 shares of Humboldt Bancorp common stock and warrants to purchase up to 90,000 shares of Humboldt Bancorp common stock at $12.00 per share. In the event Capitol Valley Bank fails to achieve certain business objectives such as developing new business accounts,
(a) Humboldt Bancorp has the right to repurchase the 45,002 shares of common stock for $1.00 each, and (b) the warrants to purchase up to 90,000 shares of common stock for $12.00 per share cannot be exercised. As part of the acquisition, Capitol Valley Bank hired Silverado Merger Corporation's president, and entered into non-competition agreements with the shareholders of Silverado Merger Corporation prohibiting them from participating in any financial institution within 30 miles of Capitol Valley Bank until December 31, 2002. In addition, Capitol Valley Bank's board was expanded to include three to five new directors consisting of some of the prior directors of Silverado Merger Corporation. Finally, as part of the acquisition agreement, some shareholders and supporters of Silverado Merger Corporation purchased $1.6 million of Humboldt Bancorp's restricted common stock at $12.00 per share pursuant to a private placement.

     Silverado Merger Corporation has no operations, and all of its obligations and liabilities were extinguished prior to consummation of the merger. Therefore, Silverado Merger Corporation's financial statements are immaterial. Humboldt Bancorp acquired Silverado Merger Corporation to expand Capitol Valley Bank's presence in the Sacramento-Roseville, California area through business associates and contacts of the former directors and organizers of Silverado Merger Corporation.

     As of June 30, 1999, Capitol Valley Bank had total assets of $8.4 million, total loans of $2.6 million, and total deposits of $4.3 million.

Bancorp Financial Services

     During 1996, Humboldt Bank entered into a joint venture with Tehama Bank, Red Bluff, California, to organize and share equally in a subsidiary leasing company, Bancorp Financial Services. Bancorp Financial Services was organized as a California corporation on November 25, 1996, and Humboldt Bank and Tehama Bank each contributed $2.0 million towards its capitalization as of January 2, 1997. Subsequently during 1998, Humboldt Bank and Tehama Bank each contributed their interests in Bancorp Financial Services to their respective holding companies, Humboldt Bancorp and Tehama Bancorp. Bancorp Financial Services makes consumer automobile loans and commercial equipment leases, of less than $100,000, to small businesses.

     In addition to making leases and loans, Bancorp Financial Services buys and services equipment lease contracts throughout the United States and consumer automobile contracts primarily in Northern California. Bancorp Financial Services acquires commercial equipment leases directly from lessors, brokers, finance companies, banks and thrifts nationwide. While it maintains its own portfolio of contracts, the majority of acquired leases are sold to its wholly-owned subsidiary, BFS Funding Corporation, which packages the leases as asset-backed securities for placement in the public market on a non-recourse basis. Bancorp Financial Services retains the servicing and management of all leases it acquires regardless of their subsequent sale. Likewise, Bancorp
Financial   Services  acquires  consumer   automobile   contracts  from  dealers
throughout Northern California and similarly repackages and sells the payment streams to institutional investors in the financial marketplace while retaining the servicing. In addition to service fees, Bancorp Financial Services generates income through spreads on its lease portfolio, loan portfolio, gains on sales, and ongoing fees and charges.

     Previously, Humboldt Bank purchased leases from Bancorp Financial Services. It is not anticipated that Humboldt Bank will acquire leases from Bancorp Financial Services in the future. In addition, Humboldt Bank has extended credit to Bancorp Financial Services. See "Certain Relationships and Related Transactions."

     The Bancorp Financial Services board of directors consists of seven members including Bancorp Financial Services' Chief Executive Officer, Kevin D. Cochrane, and three members representing each of Humboldt Bancorp and Tehama Bancorp. Humboldt Bancorp has elected Theodore S. Mason, Lawrence Francesconi, and Gary L. Evans to the board of directors of Bancorp Financial Services.

     Humboldt Bancorp accounts for its investment in Bancorp Financial Services using the equity method. For the six months ended June 30, 1999, and the years ended December 31, 1998 and 1997, Humboldt Bancorp recognized revenue of $167,000 $259,000, and $22,000, respectively.

Acquisition of California Federal Branches

     On August 27, 1999, Humboldt Bank completed the acquisition of two branches located at 959 Myrtle Avenue, Eureka, CA 95501, and 607 South State Street, Ukiah, CA 95482, from CalFed. Under the terms of the purchase agreement, Humboldt Bank acquired all of the assets relating to CalFed's Eureka and Ukiah branch offices. Humboldt Bank primarily acquired the two CalFed branches for access to their deposits. The purchase price for the two branches was equal to approximately 3.25% of the aggregate deposits acquired by Humboldt Bank. Total deposits acquired by Humboldt Bank were approximately $72.2 million and loans acquired were approximately $0.1 million.

Acquisition of San Jose, California branch of Capitol Thrift

     On November 5, 1999, as of the merger, Humboldt Bank and Capitol Thrift entered into a Branch Purchase and Assumption Agreement whereby Humboldt Bank will purchase the San Jose, California branch of Capitol Thrift. In the transaction, Humboldt Bank will acquire approximately $63 million in assets and assume approximately $63 million in liabilities. Humboldt Bank will acquire certain assets of the branch and identified loans, with a purchase price based on the amount of

o cash on hand including all petty cash, vault cash, teller cash, ATM cash and prepaid postage maintained at the branch;

o    all office and other supplies of the branch;

o the cost value of all furniture, fixtures, equipment and software owned and located at the branch and specified in the branch purchase agreement; and

o an amount equal to the outstanding principal balance due and accrued and unpaid interest of all loans disclosed and specified in the branch purchase agreemen less the branch liabilities to be assumed by Humboldt Bank. It is expected that the assets acquired and liabilities assumed will be equal and no net funds will be exchanged between the parties. Total deposits acquired by Humboldt Bank will be approximately $63 million and loans acquired will be approximately $63 million.

     The purpose of the branch purchase agreement is to reduce the size of Capitol Thrift prior to the merger of Humboldt Bancorp with Global Bancorp and allow Capitol Thrift to be "well capitalized" after the merger. As of September 30, 1999, Capitol Thrift had approximately $120 million in total assets and $11 million in shareholders' equity. After the branch purchase, it is expected that Capitol Thrift will have approximately $57 million in total assets and $11 million in shareholders' equity. If the merger is not complete, the acquisition of the San Jose, California branch will not be completed.

Human Resources

     At June 30, 1999, Humboldt Bancorp employed a total of 286 full-time equivalent employees, consisting of 89 salaried persons and 197 hourly persons, respectively. None of Humboldt Bancorp's employees are represented by a collective bargaining group. Management considers its relations with its employees to be excellent.

Competition

     Humboldt Bancorp's primary market area consists of Humboldt and Trinity counties and nearby communities of adjacent counties. Humboldt Bancorp has recently entered into the Placer county market with the opening of Capitol Valley Bank in Roseville, California. Humboldt Bank will enter into the San Jose market with the purchase of the San Jose branch of Capitol Thrift, which purchase will occur immediately prior to the merger.

     Humboldt Bancorp actively competes for all types of deposits and loans with other banks and financial institutions located in its service area, especially credit unions which are able to offset more favorable savings rates and loan rates due primarily to favorable tax treatment. In California generally, major banks and local regional banks dominate the commercial banking industry. By virtue of their larger capital bases, such institutions have substantially greater lending limits than those of Humboldt Bancorp, as well as more locations, more products and services, greater economies of scale and greater ability to make investments in technology for the delivery of financial services.

     An independent bank's principal competitors for deposits and loans are other banks, particularly major banks, savings and loan associations, credit unions, thrift and loans, mortgage brokerage companies and insurance companies. Increased deregulation of financial institutions has increased competition. Other institutions, such as mutual funds, brokerage houses, credit card companies and even retail establishments have offered new investment vehicles, such as money-market funds, that also compete with banks. The direction of federal legislation in recent years favors competition between different types of financial institutions and encourages new entrants into the financial services market, and it is anticipated that this trend will continue.

     Humboldt Bancorp's strategy for meeting competition has been to maintain a sound capital base and liquidity position, employ experienced management, and concentrate on particular segments of the market, particularly businesses and professionals, by offering customers a degree of personal attention that, in the opinion of management, is not generally available through Humboldt Bancorp's larger competitors. Humboldt Bancorp relies upon specialized services, responsive handling of customer needs, local promotional activity, and personal contacts by its officers, directors and staff, compared with large multi-branch banks that compete primarily on interest rates and location of branches. The acquisition of Global Bancorp will increase Humboldt Bancorp's loan portfolio and the continuation of Capitol Thrift's industrial loan charter will provide favorable lending terms so as to assist Humboldt Bancorp to compete with institutions for more loans. No assurance can be given that Humboldt Bancorp will be able to compete successfully for more loans. Also, no assurance can be given that, because of customer loyalty, available products and services or other reasons, customers in Humboldt Bancorp's branches will not withdraw their business and establish a banking relationship with other competitors.

     Historically, insurance companies, brokerage firms, credit unions, and other non-bank competitors have less regulation than banks and can be more flexible in the products and services they offer. The proposed Financial Services Modernization Act of 1999, if enacted, will eliminate most of the separations between banks, brokerage firms, and insurance companies by permitting securities firms and insurers to buy banks and for banks to underwrite securities and insurance. Generally speaking, the Act would increase competition for community banks such as Humboldt Bank, Capitol Valley Bank, and Capitol Thrift, but may also cause consolidations and mergers with larger competitors and resources. The Act may also increase cross-border consolidations and mergers.

Properties

     The following table sets forth information about Humboldt Bancorp's subsidiaries offices as of October 31, 1999.


                                                                                                   Occupied
Location                                    Type of Office           Owned/Lease        Size        Since
--------                                    --------------           -----------        ----       --------
Humboldt Bank

701 Fifth Street, Eureka              Administrative/Main               Owned          19,800        1989
                                      Branch

1063 G Street, Arcata                 Branch                            Owned           4,660        1993

1360 Main Street, Fortuna             Branch                            Owned           5,770        1991

2095 Central Avenue,                  Branch                            Owned           2,500        1993
McKinleyville

612 G Street, Eureka                  Administrative                    Owned          15,000        1994

358 Main Street, Loleta               Branch                            Owned           2,400        1995

39171 Highway 299,                    Branch                            Owned           5,715        1995
Willow Creek

409 Main Street, Weaverville          Branch                            Owned           2,112        1995

605 K Street, Eureka                  Administrative                    Lease          10,000        1996

915 Redwood Drive,                    Branch                            Lease           3,100        1997
Garberville

555 H Street, Eureka                  Administrative                    Lease           1,945        1997

710 Fifth Street, Eureka              Administrative                    Lease           1,100        1997



                                                                                                   Occupied
Location                                    Type of Office           Owned/Lease        Size        Since
--------                                    --------------           -----------        ----       --------
539 G Street, Eureka                  Administrative                    Lease           1,000        1998

2830 G Street, Eureka                 Administrative                    Lease           1,000        1998

2851/2861 E Street, Eureka            Branch                            Purchase        2,500     1999 Owned
(Henderson Center)                                                                                  (Under
                                                                                                 Construction)

2440 Fifth Street, Eureka             Land for Humboldt                 Owned           70,000        1999
                                      Bancorp Plaza

607 South State Street, Ukiah         Branch                            Owned            4,500        1999

959 Myrtle Avenue, Eureka             Branch                            Lease            3,500        1999

1001 Searles Street, Eureka           Administrative                    Lease            3,450        1999

Capitol Valley Bank

1601 Douglas Boulevard,               Main Branch                       Lease            3,955        1998
Roseville


     Rental expense for all leases of premises was $135,000, $269,000, $128,000, and $94,000 for the six months ended June 30, 1999, and for the years ended December 31, 1998, 1997, and 1996, respectively. Rental income from all properties owned and leased was $152,000, $177,000, $65,000, and $69,000 for the six months ended June 30, 1999, and for the years ended December 31, 1998, 1997, and 1996, respectively.

Legal Proceedings

     On December 7, 1998, the case of Freeman, et al. v. Citibank (South Dakota), N.A., et al., Civil Action No. CV-98-RRA-3029-S, was filed in the United States District Court, Northern District of Alabama, Northern Division. This case is a purported class action brought on behalf of Mr. Freeman and others similarly situated (VISA credit cardholders issued by Citibank (South Dakota), hereinafter "Citibank"), against Citibank and VISA International (hereinafter "VISA") to (a) enjoin the collection of debts charged to Citibank VISA cards for gambling at Internet casino websites; (b) have Internet casino gambling declared unlawful; and (c) recover all payments including principal, interest and penalties received by Citibank and VISA related to such debts. Mr. Freeman is alleging that Citibank and VISA were facilitating, participating in and profiting from gambling by allowing Mr. Freeman to use his Citibank VISA card to purchase "e-cash" at a website owned and operated by a provider of such "virtual" commodity (hereinafter the "Merchant Provider"), which he accessed from an on-line casino operation. Mr. Freeman proceeded to play the game of blackjack with his e-cash and lost $30. The action alleges violation of the federal Wire Act and the federal Racketeering Influenced and Corrupt
Organizations Act ("RICO"). Mr. Freeman is seeking treble damages pursuant to RICO, punitive damages and attorney's fees, in addition to compensatory damages and declaratory relief. Citibank has pending a motion to compel arbitration in the case; the plaintiff has moved to consolidate this action with others which have been filed against VISA across the country. Neither motion has been heard by the court to date.

     Humboldt Bank is not a defendant in the Freeman case. However, Humboldt Bank provides merchant processing for the Merchant Provider used by Mr. Freeman, and on April 21, 1999, Citibank sent a letter to Humboldt Bank seeking indemnity for the Freeman action pursuant to VISA regulations. Humboldt Bank and Citibank have had preliminary discussions regarding this matter, but Humboldt Bank at this time has neither acknowledged nor disputed the applicability of the VISA regulation cited by Citibank. The Freeman action is in its preliminary stages and the outcome at this time cannot be determined. A similar lawsuit in a United States District Court in Wisconsin (not involving Humboldt Bank insofar as is known) was recently dismissed; however, that decision is not binding on the Freeman Court. Until the Freeman action is ultimately determined, any potential action against Humboldt Bank by Citibank would be premature. In the event it is ultimately determined that Humboldt Bank is obligated to indemnify Citibank, Humboldt Bank intends to seek indemnity against both the Merchant Provider and the company which through its independent marketing efforts presented the Merchant Provider's application for merchant services to Humboldt Bank.

     We are also involved in other litigation, the outcome of which, we believe, will not have a material effect on our operations or financial condition.

                 SUPERVISION AND REGULATION OF HUMBOLDT BANCORP,
                     HUMBOLDT BANK AND CAPITOL VALLEY BANK

     Humboldt Bancorp and our subsidiaries, Humboldt Bank and Capitol Valley Bank, are extensively regulated under both federal and state laws and regulations. Reference to "we" or "Humboldt Bancorp" in this section constitutes reference to Humboldt Bank, and Capitol Valley Bank which began operations March 3, 1999. Reference to Humboldt Bank is a reference solely Humboldt Bank and reference to Capitol Valley Bank is a reference solely Capitol Valley Bank. Also, as a result of the merger, Humboldt Bancorp will also operate Capitol Thrift as a California industrial thrift and loan institution. See "Business of Global Bancorp -- Regulation and Supervision -- California Industrial Loan Law." These laws and regulations are primarily intended to protect depositors, not shareholders. The following information describes statutory or regulatory provisions affecting us; however, it is qualified in its entirety by reference to the particular statutory and regulatory provisions at issue.

     We are a registered bank holding company under the Bank Holding Company Act, regulated, supervised and examined by the Federal Reserve Bank. We must file with the Federal Reserve Bank an annual report and additional reports as the Federal Reserve Board may require. We are also periodically examined by the Federal Reserve Board. Humboldt Bank and Capitol Valley Bank, as California state-licensed banks, are also regulated, supervised, and periodically examined by the California Department of Financial Institutions and the Federal Deposit Insurance Corporation. Humboldt Bank's and Capitol Valley Bank's deposits are each insured by the Federal Deposit Insurance Corporation to the maximum amount permitted by law, which is currently $100,000 per depositor in most cases. For this protection, Humboldt Bank and Capitol Valley Bank pay a semi-annual assessment and the rules and regulations of the Federal Deposit Insurance Corporation pertaining to deposit insurance and other matters apply.

     The regulations of the Federal Reserve Board, the Federal Deposit Insurance Corporation, and the California Department of Financial Institutions govern most aspects of Humboldt Bancorp's, Humboldt Bank's and Capitol Valley Bank's businesses and operations, including, but not limited to, the scope of its business, investments, reserves against deposits, the nature and amount of any collateral for loans, the time of availability of deposited funds, the issuance of securities, the payment of dividends, bank expansion and bank activities, including real estate development and insurance activities, and the making of periodic reports. Various consumer laws and regulations also apply to Humboldt Bank and Capitol Valley Bank. The Federal Reserve Board, the Federal Deposit Insurance Corporation, and the California Department of Financial Institutions have broad enforcement powers over depository institutions, including the power to prohibit a bank from engaging in business practices which are considered to be unsafe or unsound, to impose substantial fines and other civil and criminal penalties, to terminate deposit insurance, and to appoint a conservator or receiver under a variety of circumstances. The Federal Reserve Board also has broad enforcement powers over bank holding companies, including the power to impose substantial fines and other civil and criminal penalties.

     Humboldt Bank and Capitol Valley Bank are subject to detailed, complex and sometimes overlapping federal and state statutes and regulations in their routine banking operations. These statutes and regulations include but are not limited to state usury and consumer credit laws, the Federal Truth-in-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Truth in Savings Act and the Community Reinvestment Act.

     Humboldt Bank and Capitol Valley Bank are subject to Federal Reserve Board regulations that require depository institutions to maintain reserves against their transaction accounts (principally NOW and regular checking accounts). Humboldt Bank and Capitol Valley Bank are in compliance with this requirement. Because required reserves are commonly maintained in the form of vault cash or in a non-interest-bearing account (or pass-through account) at a Federal Reserve Bank, the effect of the reserve requirement is to reduce an institution's earning assets.

Regulation of Bank Holding Companies

     Our activities are subject to extensive regulation by the Federal Reserve Board. The Bank Holding Company Act requires us to obtain the prior approval of the Federal Reserve Board before (i) directly or indirectly acquiring ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, we would own or control more than 5% of the shares of the other bank or bank holding company (unless the acquiring company already owns or controls a majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company. The Federal Reserve Board will not approve any acquisition, merger or consolidation that would have a substantially anticompetitive result, unless the anticompetitive effects of the proposed transaction are clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served. The Federal Reserve Board also considers capital adequacy and other financial and managerial factors in its review of acquisitions and mergers.

     With certain exceptions, the Bank Holding Company Act also prohibits us from acquiring or retaining direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities that, by statute or by Federal Reserve Board regulation or order, have been determined to be activities closely related to the business of banking or of managing or controlling banks. In making this determination, the Federal Reserve Board considers whether the performance of such activities by a bank holding company can be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency in resources, that will outweigh the risks of possible adverse effects such as decreased or unfair competition, conflicts of interest or unsound banking practices.

     Some of the activities determined by Federal Reserve Board regulation to be incidental to the business of banking are: making or servicing loans or certain types of leases; engaging in certain insurance and discount brokerage activities; performing certain data processing services; acting in certain circumstances as a fiduciary or investment or financial advisor; and making investments in certain corporations or projects designed primarily to promote community welfare.

     It is Federal Reserve Board policy that bank holding companies serve as a source of strength for their subsidiary banking institutions. The Federal Reserve Board considers the adequacy of a bank holding company's capital on essentially the same risk-adjusted basis as capital adequacy is determined by the FDIC at the bank subsidiary level. In general, bank holding companies are required to maintain a minimum ratio of total capital to risk-weighted assets of 8% and Tier 1 capital (consisting principally of shareholders' equity) of at least 4%. Bank holding companies are also subject to a leverage ratio requirement. The minimum required leverage ratio for the highest rated companies is 3%. The minimum required leverage ratio for all other bank holding companies is 4% or higher. See "Capital Adequacy Guidelines."

     Subsidiary banks of ours are subject to restrictions imposed by the Federal Reserve Act on extensions of credit to us or our subsidiaries, on investments in their securities and on the use of their securities as collateral for loans to any borrower. These regulations and restrictions could limit our ability to obtain funds from Humboldt Bank and Capitol Valley Bank for our cash needs, including funds for payment of dividends, interest and operating expenses. Further, under the Bank Holding Company Act and regulations of the Federal Reserve Board, we and our subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. For example, Humboldt Bank and Capitol Valley Bank generally may not require a customer to obtain other services from the banks or us as a condition to an extension of credit to the customer, and may not require that customer to promise not to obtain other services from a competitor.

     Prior  approval  of  the   Commissioner  of  the  Department  of  Financial
Institutions is necessary to acquire control of a California-chartered bank.

Federal Deposit Insurance

     The FDIC insures deposits of federally insured banks, savings banks and savings associations and safeguards the safety and soundness of the banking industry. Two separate insurance funds are maintained and administered by the FDIC. In general, bank deposits are insured through the Bank Insurance Fund.

     Deposits in savings associations are insured through the Savings Association Insurance Fund. SAIF members may merger with a bank as long as the bank continues to pay the SAIF insurance assessments on the deposits acquired. Humboldt Bank continues to pay SAIF insurance assessments on deposits acquired from CalFed and HomeFed branch acquisitions. The Economic Growth and Regulatory Paperwork Reduction Act as part of the Omnibus Appropriations Bill provided for the recapitalization of SAIF requiring a one time assessment, payable on November 30, 1996, of approximately 65 basis points per $100 of deposits of SAIF insured deposits and for years 1997 through 1999, payment of interest on Financing Corporation ("FICO") bonds that were issued to help pay for the clean up of the savings and loan industry. Banks will pay approximately 1.3 cents per $100 of deposits for this special assessment from 1997 through 1999, and after the Year 2000, banks will pay approximately 2.4 cents per $100 of deposits until the FICO bonds mature in 2017 through 2019.

     As FDIC member institutions, deposits in Humboldt Bank and Capitol Valley Bank are insured to a maximum of $100,000 per depositor. The banks are required to pay semiannual deposit insurance premium assessments to the FDIC. In general terms, each institution is assessed insurance premiums according to how much risk to the insurance fund the institution represents. Well-capitalized institutions with few supervisory concerns are assessed lower premiums than other institutions. Currently, insurance fund assessments range from zero for well-capitalized institutions to 0.27% of deposits for institutions that are not (with a statutory minimum of $2,000 paid by all institutions). Capitol Valley Bank's current assessment rate is the statutory minimum of $2,000 annually. Humboldt Bank's current assessment rate is 0.017% annually ($73,813).

     The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, order or any condition imposed in writing by, or written agreement with, the FDIC. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.

Interstate Banking and Branching

     On September 28, 1995, Assembly Bill 1482 (known as the Caldera, Weggel and Killea California Interstate Banking and Branching Act of 1995 and referred to herein as "CIBBA") was enacted which allows for early interstate branching in California. Under the federally enacted Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("IBBEA"), discussed in more detail below, individual states could "opt-out" of the federal law that would allow banks on an interstate basis to engage in interstate branching by merging out-of-state banks with host state banks after June 1, 1997. In addition under IBBEA, individual states could also "opt-in" and allow out-of-state banks to merge with host state banks prior to June 1, 1997. The host state is allowed under IBBEA to impose nondiscriminatory conditions on the resulting depository institution until June 1, 1997. California, in enacting CIBBA, authorizes out-of-state banks to enter California by the acquisitions of or mergers with California banks that have been in existence for at least five years.

     Section 3824 of the California Financial Code ("Section 3824") as added by CIBBA provides for the election of California to "opt-in" under IBBEA allowing interstate bank merger transactions prior to July 1, 1997, of an out-of-state bank with a California bank that has been in existence for at least five years. The early "opt in" has the reciprocal effect of allowing California banks to merge with out-of-state banks where the states of out-of-state banks have also "opted in" under IBBEA. The five year age limitation is not required when the California bank is in danger of failing or in other emergency situations.

     Under IBBEA, California may also allow interstate branching through the acquisition of a branch in California without the acquisition of an entire California bank. Section 3824 provides an express prohibition against interstate branching through the acquisition of a branch in California without the acquisition of the entire California bank. IBBEA also has a provision allowing states to "opt-in" with respect to permitting interstate branching through the establishment of de novo or new branches by out-of-state banks. Section 3824 provides that California expressly prohibits interstate branching through the establishment of de novo branches of out-of-state banks in California, or in other words, California did not "opt-in" this aspect of IBBEA. CIBBA also amends the California Financial Code to include agency provisions to allow California banks to establish affiliated insured depository institution agencies out-of-state as allowed under IBBEA.

     Other provisions of CIBBA amend the intrastate branching laws, govern the use of shared ATM's, and amend intrastate branch acquisition and bank merger laws. Another banking bill enacted in California in 1995 was Senate Bill 855 (known as the State Bank Parity Act and is referred to herein as the "SBPA"). SBPA went into effect on January 1, 1996, and its purpose is to allow a California state bank to be on a level playing field with a national bank by the elimination of various disparities, provision of California Department of Financial Institutions' authority to implement changes in California banking law to parallel changes in national banking law including closer conformance of California's version of Regulation O to the Federal Reserve Board's version of Regulation O, and provision of other changes including allowance to repurchase stock with the prior written consent of the California Department of Financial Institutions.

     The laws governing interstate banking and interstate bank mergers provide that transactions which result in the bank holding company or bank controlling or holding in excess of 10% of total deposits nationwide or 30% of total deposits statewide, will not be permitted except under specified conditions. However, any state may waive the 30% provision for that state. In addition, a state may impose a cap of less than 30% of the total amount of deposits held by a bank holding company or bank provided the cap is not discriminatory to out-of-state bank holding companies or banks.

Impact of Economic Conditions and Monetary Policies

     The earnings and growth of Humboldt Bank and Capitol Valley Bank are and will be affected by general economic conditions, both domestic and international, and by the monetary and fiscal policies of the United States Government and its agencies, particularly the Federal Reserve Board. One function of the Federal Reserve Board is to regulate the money supply and the national supply of bank credit in order to mitigate recessionary and inflationary pressures. Among the instruments of monetary policy used to implement these objects are open market transactions in United States Government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements held by depository institutions. The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. However, the effect of these policies on the future business and earnings of Humboldt Bank and Capitol Valley Bank cannot be accurately predicted.

Risk Management

     Beginning in 1996, Federal Reserve Board examiners were instructed to assign a formal supervisory rating to the adequacy of an institution's risk management processes, including its internal controls. The five ratios are strong, satisfactory, fair, marginal, and unsatisfactory. The specific rating of risk management and internal controls will be given significant weight when evaluating management a bank (CAMELS) and bank holding company (BOPEC) rating systems.

Capital Adequacy Guidelines

     The Federal Reserve Board and the FDIC employ similar risk-based capital guidelines in their examination and regulation of bank holding companies and financial institutions. If capital falls below the minimum levels established by the guidelines, the bank holding company, bank or savings bank may be denied approval to acquire or establish additional banks or non-bank businesses or to open new facilities. Failure to satisfy applicable capital guidelines could subject a banking institution to a variety of enforcement actions by federal regulatory authorities, including the termination of deposit insurance by the FDIC and a prohibition on the acceptance of "brokered deposits."

     In the calculation of risk-based capital, assets and off-balance sheet items are assigned to broad risk categories, each with an assigned weighting (0%, 20%, 50% and 100%). Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property, which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% risk-weight. Off-balance sheet items are also taken into account in the calculation of risk-based capital, with each class of off-balance sheet item being converted to a balance sheet equivalent according to established "conversion factors." From these computations, the total of risk-weighted assets is derived. Risk-based capital ratios therefore state capital as a percentage of total risk-weighted assets and off-balance sheet items. The ratios established by guideline are minimums only.

     Current risk-based capital guidelines require all bank holding companies and banks to maintain a minimum risk-based total capital ratio equal to 8% and a Tier 1 capital ratio of 4%. Intangibles other than readily marketable mortgage servicing rights are generally deducted from capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock (within limits and subject to certain conditions, particularly if the preferred stock is cumulative preferred stock), and minority interests in equity accounts of consolidated subsidiaries, less intangibles. Tier 2 capital includes: (i) the allowance for loan losses up to 1.25% of risk-weighted assets; (ii) any qualifying perpetual preferred stock exceeding the amount includable in Tier 1 capital; (iii) hybrid capital instruments; (iv) perpetual debt; (v) mandatory convertible securities and (vi) subordinated debt and intermediate term preferred stock of up to 50% of Tier 1 capital. Total capital is the sum of Tier 1 and Tier 2 capital, less reciprocal holdings of other banking organizations, capital instruments and investments in unconsolidated subsidiaries. At December 31, 1998, and June 30, 1999, Humboldt Bancorp's general loan loss reserve was 1.4% and 1.4%, respectively, of risk-weighted assets and thus 0.1% and 0.1%, respectively, of the general loan loss reserve was not eligible for inclusion in Tier 2 capital. At June 30, 1999, and December 31, 1998, Humboldt Bank's and Capitol Valley Bank's general loss reserve was 1.4% and 1.4%, and 0.8% and 0.0%, respectively.

     Humboldt Bancorp's Tier 1 risk-based capital ratio at June 30, 1999, and December 31, 1998, was 12.0% and 11.8%, respectively. At June 30, 1999, and December 31, 1998, Humboldt Bank's and Capitol Valley Bank's Tier 1 risk-based capital ratio was 10.0% and 10.4%, and 96.4% and 0.0%, respectively.

     The FDIC has added a market risk component to the capital requirements of nonmember banks. The market risk component could require additional capital for general or specific market risk of trading portfolios of debt and equity securities and other investments or assets. The FDIC's evaluation of an institution's capital adequacy takes account of a variety of the factors as well, including interest rate risks to which the institution is subject, the level and quality of an institution's earnings, loan and investment portfolio characteristics and risks, risks arising from the conduct of nontraditional activities and a variety of other factors. Accordingly, the FDIC's final supervisory judgment concerning an institution's capital adequacy could differ significantly from the conclusions that might be drawn from the absolute level of an institution's risk-based capital ratios. Therefore, institutions generally are expected to maintain risk-based capital ratios that exceed the minimum ratios discussed above. This is particularly true for institutions contemplating significant expansion plans and institutions that are subject to high or inordinate levels of risk. Moreover, although the FDIC does not impose explicit capital requirements on holding companies of institutions regulated by the Federal Reserve Bank, the FDIC can take account of the degree of leverage and risks at the holding company level. If the FDIC determines that the holding company (or another affiliate of the institution regulated by the FDIC) has an excessive degree of leverage or is subject to inordinate risks, the FDIC may require the subsidiary institution(s) to maintain additional capital or the FDIC may impose limitations on the subsidiary institution's ability to support its weaker affiliates or holding company. Humboldt Bancorp's risk-based capital ratio at June 30, 1999, and at December 31, 1998, was 13.2% and 13.0%, respectively. Humboldt Bank's and Capitol Valley Bank's risk-based capital ratio at June 30, 1999, and at December 31, 1998, was 11.3% and 11.7%, and 97.2% and
0.0%, respectively.

     The Federal Reserve Board and the FDIC have also established a minimum leverage ratio of 3%. However, for bank holding companies and financial institutions seeking to expand and for all but the most highly rated banks and bank holding companies, the Federal Reserve Board and the FDIC expect an additional cushion of at least 100 to 200 basis points. The leverage ratio represents Tier 1 capital as a percentage of total assets, less intangibles. Humboldt Bancorp's leverage ratio at June 30, 1999 and December 31, 1998, was 8.1% and 8.7%. At June 30, 1999 and December 31, 1998, Humboldt Bank's and Capitol Valley Bank's leverage ratios were 7.3% and 7.2%, and 52.4% and 0.0%, respectively. At June 30, 1999, and at December 31, 1998, we and our bank subsidiaries were in compliance with all regulatory capital requirements.

     In order to resolve the problems of undercapitalized institutions and to prevent a recurrence of the banking crisis of the 1980s and early 1990s, the Federal Deposit Insurance Corporation Improvement Act of 1991 established a system known as "prompt corrective action." Under the prompt corrective action provisions and implementing regulations, every institution is classified into one of five categories, depending on (i) its total risk-based capital ratio, Tier 1 risk-based capital ratio and leverage ratio and (ii) certain subjective factors. The categories are: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A financial institution's operations can be significantly affected by its capital classification. For example, an institution that is not "well capitalized" generally is prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market, and the holding company of any undercapitalized institution must guarantee, in part, certain aspects of the institution's capital plan. Financial institution regulatory agencies generally are required to appoint a receiver or conservator shortly after an institution enters the category of weakest capitalization. The Federal Deposit Insurance Corporation Improvement Act of 1991 also authorizes the regulatory agencies to reclassify an institution from one category into a lower category if the institution is in an unsafe or unsound condition or engaging in an unsafe or unsound practice. Undercapitalized institutions are required to take certain specified actions in order to increase their capital or otherwise decrease the risks to the federal deposit insurance funds.

     The following table illustrates the capital and prompt corrective action guidelines applicable to Humboldt Bank and Capitol Valley Bank, as well as their total risk-based capital ratios, Tier 1 capital ratios and leverage ratios as of June 30, 1999.

                                                At June 30, 1999

                                                                                                     Minimum
                                                                                   Minimum        Necessary to
                                            Humboldt        Capitol Valley      Necessary to           Be
                                              Bank               Bank              Be Well         Adequately
                                                                                Capitalized        Capitalized

Total Risk-Based Capital Ratio               11.27%              97.17%             10.0%              8.0%
Tier 1 Risk-Based Capital Ratio              10.01%              96.38%              6.0%              4.0%
Leverage Ratio                                7.27%              52.40%              5.0%              4.0%


     In connection with Humboldt Bancorp's organization of Capitol Valley Bank, Humboldt Bank has committed to the FDIC that it will remain "well capitalized" and that it will maintain minimum Tier 1 leverage capital ratios of at least 6.5% for the initial 12 months of operation of Capitol Valley Bank, 6.8% for the next 12 months, and 7.2% for the third 12-month period.

Limits on Dividends and Other Payments

     Our ability to obtain funds for the payment of dividends and for other cash requirements is dependent on the amount of dividends that may be declared by Humboldt Bank and Capitol Valley Bank. California bank law provides that dividends may be paid from the lesser of retained earnings or net income of the bank for its last three years. Further, a California-chartered bank may not declare a dividend without the approval of the California Department of Financial Institutions if the total of dividends and distributions declared in a calendar year does not exceed the greater of the bank's retained earnings or net income for its last fiscal year or its current fiscal year. State-chartered banks' ability to pay dividends may be affected by capital adequacy guidelines of their primary federal bank regulatory agency as well. See "Capital Adequacy Guidelines." Moreover, regulatory authorities are authorized to prohibit banks and bank holding companies from paying dividends if payment of dividends would constitute an unsafe and unsound banking practice.

     The Federal Reserve Board's policy statement governing payment of cash dividends provides that we should not pay cash dividends on common stock unless
(i) our net income for the past year is sufficient to fully fund the proposed dividends and (ii) our prospective rate of earnings retention is consistent with our capital needs, asset quality and overall financial condition.

Transactions with Affiliates

     Humboldt Bank and Capitol Valley Bank are required to comply with Sections 23A and 23B of the Federal Reserve Act (pertaining to transactions with affiliates). An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Generally, Sections 23A and 23B of the Federal Reserve Act (i) limit the extent to which a bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital and surplus, limiting the aggregate of covered transactions with all affiliates to 20% of capital and surplus, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes making loans, purchasing assets, issuing a guarantee and other similar types of transactions.

     Humboldt Bank's and Capitol Valley Bank's authority to extend credit to executive officers, directors and greater than 10% shareholders, as well as entities such persons control, is subject to Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these laws require insider loans to be made on terms substantially similar to those offered to unaffiliated individuals, place limits on the amount of loans a bank may make to such persons based, in part, on the bank's capital position, and require certain approval procedures to be followed. Under Section 22(h), loans to an executive officer, director, or greater than 10% shareholder (a "principal shareholder") of a bank, and certain affiliated entities of either, together with all other outstanding loans to such persons and affiliated entities, may not exceed the bank's loans-to-one-borrower limit, which in general terms is 15% of tangible capital but can be higher in certain circumstances. Section 22(h) also prohibits loans in excess of the greater of 5% of capital or $25,000 to directors, executive officers and principal shareholders, and their respective affiliates, unless the loans are approved in advance by a majority of the board of directors, with any "interested" director not participating in the voting. A violation of these restrictions could result in the assessment of substantial civil monetary penalties, the imposition of a cease-and-desist order or other regulatory sanctions. Recent regulations now permit executive officers and directors to receive the same terms through benefit or compensation plans that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees.

Community Reinvestment Act

     Under the Community Reinvestment Act of 1977 and implementing regulations of the banking agencies, a financial institution has a continuing and affirmative obligation (consistent with safe and sound operation) to meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that the institution believes are best suited to its particular community. The CRA requires that bank regulatory agencies conduct regular CRA examinations and provide written evaluations of institutions' CRA performance. The CRA also requires that an institution's CRA performance rating be made public. CRA performance evaluations are based on a four-tiered rating system: Outstanding, Satisfactory, Needs to Improve and Substantial Noncompliance.

     At the most recent CRA examination of Humboldt Bank, concluded July 27, 1998, Humboldt Bank received a CRA performance rating of "satisfactory." Although CRA examinations occur on a regular basis, CRA performance evaluations are used principally in the evaluation of regulatory applications submitted by an institution. CRA performance evaluations are considered in evaluating applications for such things as mergers, acquisitions and applications to open branches. Over the twenty years that the CRA has existed, and particularly in the last few years, institutions have faced increasingly difficult regulatory obstacles and public interest group objections in connection with their regulatory applications, including institutions that have received the highest possible CRA ratings.

     As proposed, the Financial Services Modernization Act of 1999 would revise the CRA by easing the frequency of examinations for smaller banks, those with assets of less than $250 million, and by requiring disclosure by community groups as to the amount of funds received from lenders and the manner in which those community groups used those funds. If the proposed legislation is enacted, these revisions are not expected to significantly impact the application of CRA to Humboldt Bancorp.

Federal Home Loan Bank

     The Federal Home Loan Bank of San Francisco serves as credit source for Humboldt Bank and for Capitol Valley Bank. As members of the Federal Home Loan Bank, Humboldt Bank and Capitol Valley Bank are required to maintain an investment in the capital stock of the FHLB in an amount calculated by reference to the member institution's assets and the amount of loans, or "advances," from the FHLB. Humboldt Bank is in compliance with this requirement, with an investment in FHLB of stock of $953,000 at June 30, 1999. Capitol Valley Bank, while currently a member, was not a member at June 30, 1999.

     Humboldt Bank obtains funds from the Federal Home Loan Bank of San Francisco pursuant to an "Agreement for Advances and Security Agreement." At origination or renewal of a loan or advance, the Federal Home Loan Bank of San Francisco is required to obtain and maintain a security interest in one or more of the following kinds of collateral: fully disbursed, whole mortgage loans on improved residential property or securities representing a whole interest in such loans; securities issued, insured or guaranteed by the United States Government or an agency thereof; deposits in any FHLB; or other real estate-related collateral (up to 30% of the member's capital) acceptable to the FHLB, if the collateral has a readily ascertainable value and the FHLB can perfect its security interest. As of June 30, 1999, Humboldt Bank had $3.7 million in investment securities and $2.3 million in loans which are collectively pledged as collateral for the FHLB advances.

State Banking Regulation

     As California-chartered institutions, Humboldt Bank and Capitol Valley Bank are subject to regular examination by the California Department of Financial Institutions. State banking regulation affects the internal organization of Humboldt Bank and Capitol Valley Bank as well as their savings, mortgage lending, investment and other activities. State banking regulation may contain limitations on an institution's activities that are in addition to limitations imposed under federal banking law. State banking regulation also contains many provisions that are consistent with federal banking law, such as provisions of California banking law limiting loans by either of Humboldt Bank or Capitol Valley Bank to any one borrower to 15.0% of unimpaired capital and surplus, plus 10.0% of unimpaired capital and surplus if the additional amount is fully secured by certain forms of "readily marketable collateral."

     The California Department of Financial Institutions may initiate supervisory measures or formal enforcement actions, and if the grounds provided by law exist, the California Department of Financial Institutions may place a California-chartered financial institution in conservatorship or receivership. Whenever the Superintendent of the Division considers it necessary or appropriate, the Superintendent may also examine the affairs of any holding company or any affiliate of a California-chartered financial institution.

FIRREA and Cross-Guarantees

     Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly
FDIC-insured depository institution in danger of default (the "Cross Guarantee"). "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating either that there is no reasonable prospect that the institution will be able to meet the demands of its depositors or pay its obligations in the absence of regulatory assistance, or that its capital has been depleted and there is no reasonable prospect that it will be replenished in the absence of regulatory assistance. The Cross Guarantee thus enables the FDIC to assess a holding company's healthy BIF members for the losses of any of such holding company's failed BIF members. Cross Guarantee liabilities are generally superior in priority to obligations of the depository institution to its shareholders due solely to their status as shareholders and obligations to other affiliates. This law applies to Humboldt Bank and Capitol Valley Bank.

Recent Legislation

     Potentially significant changes have been enacted recently by Congress are discussed below.

     In 1997, California adopted the Environmental Responsibility Acceptance Act (the "Act") (Cal. Civil Code Sections 850-855) to facilitate the notification of government agencies and potentially responsible parties (for example, for cleanup) of the existence of contamination and the cleanup or other remediation of contamination by the potentially responsible parties. The Act requires, among other things, that owners of sites who have actual awareness of a release of a hazardous material that exceeds a specified notification threshold to take all reasonable steps to identify the potentially responsible parties and to send a notice of potential liability to the parties and the appropriate oversight agency.

     During 1996, new federal legislation amended the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") and the underground storage tank provisions of the Resource Conservation and Recovery Act to provide lenders and fiduciaries with greater protections from environmental liability. In June 1997, the U.S. Environmental Protection Agency ("EPA") issued its official policy with regard to the liability of lenders under CERCLA as a result of the enactment of the Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996. Although numerous exceptions exist, California law provides that a lender acting in the capacity of a lender will not be liable under any state or local statute, regulation or ordinance, other than the California Hazardous Waste Control Law, to undertake a cleanup, pay damages, penalties or fines, or forfeit property as a result of the release of hazardous materials at or from the property.

Proposed Legislation

     The proposed Financial Services Modernization Act of 1999 would substantially eliminate most of the separations between banks, brokerage firms, and insurers enacted by the Glass-Steagall Act of 1933. The reform legislation will permit securities firms and insurers to buy banks and banks to underwrite insurance and securities. States would retain regulatory authority over insurers. The Treasury Department's Office of the Comptroller of the Currency would have authority to regulate bank subsidiaries that underwrite securities and the Federal Reserve would have authority over bank affiliates for activities such as insurance underwriting and real-estate development.

Future Legislation and Regulations

     From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks and other financial institutions are frequently made in Congress, in the California legislature, and by various bank regulatory agencies. No prediction can be made as to the likelihood of any major changes or the impact legislative changes might have on Humboldt Bancorp.

                         MANAGEMENT OF HUMBOLDT BANCORP

     The board of directors of Humboldt Bancorp consists of 12 directors. All of the directors of Humboldt Bancorp then in office immediately prior to the completion of the merger will continue to serve as directors of Humboldt Bancorp.

Board of Directors

     Each of the directors has been elected to serve for the ensuing year and until his or her successor is elected and qualified at the annual stockholder meeting of Humboldt Bancorp for the year 2000. As of June 30, 1999, the directors, their ages, and their principal occupations during the past five years are:


Ronald F. Angell           57     Attorney and Partner with the firm of Roberts,
                                  Hill, Bragg, Angell & Perlman.  Board member
                                  since 1989.
Marguerite Dalianes        56     Former owner, Dalianes Worldwide Travel
                                  Service, since 1975.  Board member since 1992.
Gary L. Evans              56     Certified Public Accountant associated with
                                  the firm of Aalfs, Evans & Company since 1976.
                                  Board member since 1989.
Lawrence Francesconi       68     Retired.  From 1952 to 1992, owner of Redwood
                                  Bootery, retail shoe store.  Board member
                                  since 1991.  Chairman of the Board since
                                  March 1999.
Clayton R. Janssen         73     Attorney and Partner with the firm of Janssen,
                                  Malloy, Needham, Morrison & Koshkin LLP.
                                  Board member since 1993.
James O. Johnson           70     Owner, Jim Johnson General Contractor and
                                  Property Manager.  Board member since 1997.
Theodore S. Mason          56     President and Chief Executive Officer of
                                  Humboldt Bancorp since 1996 and of Humboldt
                                  Bank from 1989 until July 15, 1999.  Board
                                  member since 1989.
John C. McBeth             52     President, O & M  Industries, mechanical
                                  contractors, since 1964.  Board mmber since
                                  1991.
Michael L. Renner          46     President, L&M Renner, Inc., Board member
                                  since 1996.

Jerry L. Thomas            54     President and Director of Special Projects,
                                  Eureka Fisheries, Inc. Board member since
                                  1998.
Edythe E. Vaissade         61     Retired.  From 1989 to 1997, Vice President,
                                  Humboldt Bank. Board member since 1998.




John R. Winzler            69     Consulting Engineer and Chairman of the Board
                                  of Winzler & Kelly.  Board member since 1989.


Executive Officers

     As of June 30, 1999, the following are the names of the executive officers and significant employees of Humboldt Bancorp and its subsidiaries, and information concerning each of them:

Theodore S. Mason          56     President and Chief Executive Officer of
                                  Humboldt Bancorp since 1996 and of Humboldt
                                  Bank from 1989 until July 15, 1999.
John E. Dalby              40     President and Chief Executive Officer of
                                  Humboldt Bank commencing July 15, 1999; Vice
                                  President/Branch Manager of Humboldt Bank's
                                  Eureka branch from 1994 to July 14, 1999;
                                  Vice President/Branch Manager of Humboldt
                                  Bank's Fortuna Branch from 1992 to 1994.
Paul A. Ziegler            40     Senior Vice President and Chief Administrative
                                  Officer of Humboldt Bancorp since 1996 until
                                  July 15, 1999, Executive Vice President of
                                  Humboldt Bancorp since July 15, 1999, and
                                  Senior Vice President and Chief Administrative
                                  Officer of Humboldt Bank from January 1994 to
                                  July 15, 1999.
Ronald V. Barkley          62     Senior Vice President and Chief Credit Officer
                                  of Humboldt Bancorp since 1996 and Humboldt
                                  Bank since 1989.
Alan J. Smyth              66     Senior Vice President, Chief Financial Officer
                                  and Secretary of Humboldt Bancorp since 1996
                                  and Humboldt Bank since 1989.
Kenneth J. Musante         33     Vice President of Humboldt Bancorp since 1996
                                  and Manager of Humboldt Bank's Merchant
                                  Bankcard Department since 1993.
Richard Lee Whitsell       54     President and Chief Executive Officer of
                                  Capitol Valley Bank since 1998, previously
                                  Branch Administrator and Branch Officer of
                                  Humboldt Bank from 1994 to 1998.

Compensation of Directors

     Directors of Humboldt Bancorp who are also employees of Humboldt Bancorp or its subsidiaries do not receive compensation for their service on Humboldt Bancorp's Board of Directors. During 1998, for the period January through May, non-employee directors of Humboldt Bancorp received a fee of $400 per board meeting attended and $200 per board meeting not attended; Loan Committee members received $150 per meeting attended; and all other committee members received $100 per meeting attended. Since June 1998, non-employee directors of Humboldt Bancorp received a fee of $700 per board meeting attended, $200 per board meeting not attended, $450 per special board meeting attended, and $200 per meeting for all committee meetings attended.

     After the merger, the directors of Humboldt Bancorp will receive fees in amounts which are substantially similar to those presently paid to the directors.

Limitation of Liability and Indemnification

     The Articles of Incorporation and Bylaws of Humboldt Bancorp provide for indemnification of agents including directors, officers and employees, to the maximum extent allowed by California law including the use of an indemnity agreement. Humboldt Bancorp Articles further provide for the elimination of director liability for monetary damages to the maximum extent allowed by California law. The indemnification law of the state of California generally allows indemnification in matters not involving the right of the corporation, to an agent of the corporation if that person acted in good faith and in a manner that person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of that person was unlawful. California law, with respect to matters involving the right of a corporation, allows indemnification of an agent of the corporation, if the agent acted in good faith, in a manner that person believed to be in the best interests of the corporation and its shareholders; provided that there will be no indemnification for:

     o amounts paid in settling or otherwise disposing of a pending action without court approval;

     o expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval;

     o matters in which the agent will be determined to be liable to the corporation unless and only to the extent that the court in which the proceeding is or was pending will determine that the agent is entitled to be indemnified; or

     o    other matters specified in the California General Corporation Law.

     Humboldt Bancorp's Articles and Bylaws provide that Humboldt Bancorp will to the maximum extent permitted by law have the power to indemnify its directors, officers and employees. Humboldt Bancorp's Bylaws also provide that Humboldt Bancorp will have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not Humboldt Bancorp would have the power to indemnify them for those liabilities under the provisions of applicable law or the provisions of Humboldt Bancorp's Bylaws. Some of the executive officers of Humboldt Bancorp and Humboldt Bank have indemnification agreements providing indemnification to the full extent authorized by the applicable provisions of California law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Humboldt Bancorp, Humboldt Bancorp has been informed that in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                HUMBOLDT BANCORP
                             EXECUTIVE COMPENSATION

     As to Humboldt Bancorp's Chief Executive Officer and each other executive officer of Humboldt Bancorp and Humboldt Bank who received total compensation in excess of $100,000 in 1998 (the "named executive officers"), the following table sets forth all cash and non-cash compensation (including bonuses, other annual compensation, deferred compensation, and options granted) received from Humboldt Bancorp and Humboldt Bank for services performed in all capacities during the last three years.

Summary Compensation


                                                    SUMMARY COMPENSATION TABLE

                                                          Annual Compensation                       Long Term Compensation
                                             -------------------------------------------     -----------------------------------
                                                                               Other
                                                                               Annual
Name and Principal                   Year         Salary        Bonus (1)   Compensation           Deferred         Options
Position                                                                       ($)(2)          Compensation(3)      Granted
----------------------------------------------------------------------------------------     -----------------------------------
Theodore S. Mason                    1998        $125,000       $58,809         $2,434              $150,000           5,500
President and Chief                  1997        $125,000       $45,990         $1,782              $125,000           6,050
Executive Officer                    1996        $105,000       $70,906         $1,658              $100,000           6,655

Alan J. Smyth                        1998        $ 85,000       $12,932         $3,704               $90,000               0
Senior Vice President and            1997        $ 85,000       $ 1,865         $2,107               $75,000           5,775
Chief Financial Officer              1996        $ 70,000       $68,017         $2,331               $50,000           3,327

Ronald V. Barkley                    1998        $ 85,000       $35,550         $2,279               $45,000               0
Senior Vice President and            1997        $ 85,000       $34,991         $1,882               $60,000           5,775
Loan Administrator                   1996        $ 70,000       $12,926         $2,250               $45,000           3,327

Paul A. Ziegler                      1998        $ 77,000       $51,340         $  738               $     -               0
Executive Vice President             1997        $ 77,000       $25,825         $  554               $     -          14,025
                                     1996        $ 70,000       $24,600         $  631               $     -           3,327


(1) Includes amounts paid to Messrs. Mason, Smyth, Barkley, and Ziegler as provided by Humboldt Bank's Incentive Bonus Plan.

(2) Includes amounts imputed to Messrs. Mason, Smyth, Barkley, and Ziegler as income for tax purposes as provided by Humboldt Bank's automobile program and Humboldt Bank's life insurance program.

(3) Includes amounts of salary or bonus deferred by Messrs. Mason, Smyth, and Barkley as provided by Humboldt Bank's Deferred Compensation Plan. The amounts in this column are not included in the Salary and Bonus columns.

     Employment Contracts

     Humboldt Bank entered into an employment agreement with Mr. Mason on May 1, 1989, whereby Mr. Mason agreed to serve as Humboldt Bank's President and Chief Executive Officer. The term of this agreement was extended on December 10, 1996, to January 1, 2001. The agreement has been revised to refer to Humboldt Bancorp effective July 15, 1999 and has been extended to January 1, 2002. Under the terms of the agreement, Mr. Mason is entitled to receive a base salary of $125,000 per year and an incentive bonus based on a percentage ranging from 4% to 2.5% of Humboldt Bank's pre-tax net profits as provided by an Incentive Bonus Plan. During his term of employment, Mr. Mason may be reimbursed for travel, meals, entertainment expenses, service to charitable organizations, and membership in selected committees and other organizations. In addition, he is eligible for typical employee benefits including paid vacation, sick leave, medical insurance, and the use of an automobile owned by Humboldt Bank.

     Humboldt Bank entered into an employment agreement with Mr. Smyth on August 19, 1989, whereby Mr. Smyth agreed to serve as Humboldt Bank's Senior Vice President, Chief Financial Officer and Cashier. Mr. Smyth's employment agreement was for an initial three years to be automatically renewed for successive one-year terms. Mr. Smyth's current annual salary is $85,000 per annum. In addition, Mr. Smyth is entitled to a percentage of Humboldt Bank's pre-tax profits ranging from 2% to .5%.

     Humboldt Bank entered into an employment agreement with Mr. Barkley on June 1, 1989, whereby Mr. Barkley agreed to serve as Humboldt Bank's Senior Vice President and Senior Loan Officer. Mr. Barkley's employment agreement was for an initial two years to be automatically renewed for successive one-year terms. Mr. Barkley's current annual salary is $85,000 per annum. In addition, Mr. Barkley is entitled to a percentage of Humboldt Bank's pre-tax profits ranging from 2% to .5%.

Benefit Plans

     Retirement Plan: Currently, Humboldt Bank has a defined contribution retirement plan covering substantially all of Humboldt Bank's employees. Management is in the process of adopting the plan as a Humboldt Bancorp Plan for which Humboldt Bank and Capitol Valley Bank will sign on as sponsors. Bank contributions to the plan are made at the discretion of the Board of Directors in an amount not to exceed the maximum amount deductible under the profit sharing plan rules of the Internal Revenue Service. Employees may elect to have a portion of their compensation contributed to the plan in conformity with the requirements of Section 401(k) of the Internal Revenue Code. Salaries and employee benefits expense includes Bank contributions to the plan of $189,000 during 1998, $134,000 during 1997 and $98,000 during 1996.

     Director Fee Plan: Humboldt Bancorp has adopted the Humboldt Bank Director Fee Plan (the "Fee Plan"). The Fee Plan permits each director of Humboldt Bank to elect to receive his/her director's fees in the form of Humboldt Bancorp common stock, cash, or a combination of Humboldt Bancorp common stock and cash, and to elect to defer the receipt of any of the foregoing until the end of his/her term as a Bank director. If deferral is elected, the amount of the director's fees will be credited to an account on behalf of the director. However, this crediting will constitute a mere promise on the part of Humboldt Bank and Humboldt Bancorp to pay/distribute on this account. The account is otherwise unsecured and unfunded, and creditors of Humboldt Bank and Humboldt Bancorp with general claims may assert a right to the account. The Fee Plan provides for the issuance of up to 40,000 shares of Humboldt Bancorp common stock. The amount of director fees deferred in 1998 was $58,000, in 1997 was $43,000, and in 1996 was $20,000. At December 31, 1998, the liability for amounts due under this plan totaled $110,000 or approximately 4,800 shares of stock.

     Employee Stock Bonus Plan: Currently, Humboldt Bank has an Employee Stock Bonus Plan, which is funded annually at the sole discretion of the Board of Directors. Management is in the process of adopting the plan as a Humboldt Bancorp Plan for which Humboldt Bank would be a sponsor. Capitol Valley Bank would not initially become a sponsor. Funds are invested in Humboldt Bancorp common stock, when available, which is purchased at the current market price on behalf of all employees except the executive officers of Humboldt Bank. The compensation cost recognized for 1998, 1997, and 1996 was $20,000 each year.

     Post-Employment Benefit Plans and Life Insurance Policies: Humboldt Bank has purchased single premium life insurance policies in connection with the implementation of salary continuation and deferred compensation plans for selected key employees. The policies provide protection against the adverse financial effects from the death of an essential employee and provide income to offset expenses associated with the plans. The specified employees are insured under the policies, but Humboldt Bank is the owner and beneficiary. At December 31, 1998, 1997, and 1996, the cash surrender value of these policies totaled approximately $4,943,000, $4,810,000 and $4,583,000, respectively.

     The plans are unfunded and provide for Humboldt Bank to pay the employees specified amounts for specified periods after retirement and allow the employees to defer a portion of current compensation in exchange for Humboldt Bank's commitment to pay a deferred benefit at retirement. If death occurs prior to or during retirement, Humboldt Bank will pay the employee's beneficiary or estate the benefits set forth in the plans.

     At December 31, 1998, 1997, and 1996, liabilities recorded for the estimated present value of future salary continuation and deferred compensation benefits totaled approximately $2,038,000, $1,451,000, and $932,000, respectively. Salary continuation benefits may be paid if termination is without cause or due to a change in control of Humboldt Bancorp. Otherwise, no benefits are paid upon termination. Deferred compensation is vested as to the amounts deferred. In the event of death or under other selected circumstances, Humboldt Bank is contingently liable to make future payments greater than the amounts recorded as liabilities. Based on present circumstances, Humboldt Bank does not consider it probable that this contingent liability will be incurred or that in the event of death, a liability would be material after consideration of life insurance benefits.

     Stock Option Plan: Humboldt Bancorp has a stock option plan under which incentive and non-statutory stock options, as defined under the Internal Revenue Code, may be granted. Options representing 414,777 shares of Humboldt Bancorp's issued and outstanding no par value common stock may be granted under the Humboldt Bancorp stock option plan by the board of directors or a committee of the board, to directors, officers, and key, full-time employees at an exercise price not less than the fair market value of the shares on the date of grant. As of December 31, 1998, 183,862 options were outstanding under the Humboldt Bancorp Stock Option Plan. Options cannot have an exercise period of longer than ten years. Incentive stock options have vesting schedules of three years, and non-statutory stock options vest immediately. In addition, as of December 31, 1998, 710,697 options are outstanding as a result of Humboldt Bancorp's assumption of Humboldt Bank options granted prior to the reorganization.

     The Stock Option Plan contains an antidilution provision in the event of a private or public offering of Humboldt Bancorp common stock. The Board of Directors of Humboldt Bancorp has resolved to amend the Plan to remove the antidilution provision upon the completion of this offering. Under the current antidilution provision, certain holders of outstanding options will be granted additional options to purchase shares of Humboldt Bancorp common stock based on the number of shares issued in the Silverado merger, the merger, and the public offering. Additional options will be granted to a current employee, officer or director who holds options so as to maintain an optionee's proportionate interest in Humboldt Bancorp by reason of his or her unexercised portions of options as before the issuance. However, the total number may not exceed that available for grant under the Humboldt Bancorp Stock Option Plan and the former Humboldt Bank Stock Option Plan.

     The exercise for such additional options shall be the fair market value of the Humboldt Bancorp common stock on the date of the additional grant, except that in the event of an incentive stock option, the exercise price shall be 110% if the optionee is an employee owning more than 10% of the total combined voting power of all classes of stock of Humboldt Bancorp.

     The following tables set forth the number of options granted to Humboldt Bancorp's executive officers during 1998 and the number and value of unexercised options held by these executive officers as of the end of 1998.

                                          OPTION GRANTS AND EXERCISES BY
                                             EXECUTIVE OFFICER IN 1998
                                                                                            Potential Realizable
                                                                                              Value at Assumed
                                        % of Total                                            Annual Rates of
                                         Options                                                Stock Price
                           Options     Granted to        Exercise         Expiration          Appreciation for
          Name             Granted    Employees in       Price per            Date            Option Term 5% /
                                          1998            Share                                      10%
--------------------------------------------------------------------------------------------------------------------
Theodore S. Mason           5,500         100.0%           $10.73         May 9, 2008        $96,129 / $153,069


                                        AGGREGATED OPTION EXERCISES IN 1998

                                                                Number of Unexercised       Value of Unexercised
                               Shares                           Options at Year-end            In-the-money
          Name              Acquired on          Value             (Exercisable/                (Exercisable/
                              Exercise         Realized            Unexercisable)               Unexercisable)
--------------------------------------------------------------------------------------------------------------------
Theodore S. Mason              16,910           $99,938            139,441 /5,684            $512,208 / $53,849
Alan J. Smyth                   3,023           $16,234            68,218 / 2,841            $248,558 / $27,410
Ronald V. Barkley               3,000           $16,140            79,611 / 2,841            $273,053 / $27,410
Paul A. Ziegler                  ___              ___              31,711 / 8,341            $209,538 / $87,910

Compensation Committee Interlocks and Insider Participation

     The Personnel Committee is composed of Ronald F. Angell (Chairman), Mike Renner, Marguerite Dalianes, Larry Francesconi, John R. Winzler and Theodore Mason. Mr. Mason is president of Humboldt Bancorp and was president of Humboldt Bank. Ms. Dalianes is a former owner of Dalianes Worldwide Travel Service, which during 1998 provided travel services in the amount of $73,461 to Humboldt Bancorp and its subsidiaries.

                              SECURITIES OWNERSHIP

Principal Shareholders and Share Ownership of Management and Directors

     The following table sets forth, as of June 30, 1999, the number and percentage of shares of Humboldt Bancorp's outstanding common stock before and after the merger, which are beneficially owned, directly or indirectly, by:

     o    each shareholder who owns more than 5% of the outstanding shares;

     o    each of Humboldt Bancorp's directors;

     o    Humboldt Bancorp's named executive officers; and

     o    all of Humboldt Bancorp's directors and executive officers as a group.

The shares "beneficially owned" are determined under Securities and Exchange Commission rules, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which the indicated person has sole or shared voting or investment power and shares which he/she has the right to acquire within 60 days of June 30, 1999. Unless otherwise indicated, the persons listed have sole voting and investment power over the shares beneficially owned. Management is not aware of any arrangements which may, at a subsequent date, result in a change of control of Humboldt Bancorp.


                                      Shares
                                   Beneficially
Name                                 Owned(1)        Options (2)   Percentage
----                               ------------      -----------   ----------
Francis and Dorothy Dutra              257,070          2,750        5.67%
Ronald F. Angell                        94,441         31,349        2.08%
Marguerite Dalianes                     54,956         35,349        1.21%
Gary L. Evans                           97,347         57,880        2.15%
Lawrence Francesconi                    79,010         31,042        1.74%
Clayton R. Janssen                      60,364         31,042        1.33%
James O. Johnson                        19,767          5,250            *
John McBeth                            112,052          5,250        2.47%
Michael Renner                          38,626          8,275            *
John R. Winzler                        119,017         44,595        2.63%
Jerry L. Thomas                         12,047          2,750            *
Edythe E. Vaissade                      84,692         63,100        1.87%
Theodore S. Mason                      192,451        133,757        4.25%
Alan J. Smyth                           84,269         65,377        1.86%
Ronald V. Barkley                       77,225         76,770        1.70%
Paul A. Ziegler                         23,370         23,370            *



                                      Shares
                                   Beneficially
Name                                 Owned(1)        Options (2)   Percentage
----                               ------------      -----------   ----------

All Directors and Executive          1,406,704        617,906       31.03%
Officers (21 Persons)


*    Less than 1%.

(1) We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable within 60 days of June 30, 1999, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. Except as indicated in the footnote to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting power and investment power with respect to the shares set forth opposite such shareholder's name.

(2) Represents options that may be exercised within sixty days. The number of shares of common stock subject to options are included in the Shares Beneficially Owned column.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have entered into a $3.8 million line of credit with Bancorp Financial Services, in which we own a 50% interest. The line of credit expires May 2, 2000, and bears interest at the prime rate published in the Wall Street Journal plus 0.25% (currently 8.50%) per annum. During the years ended December 31, 1998 and 1997, the maximum amount outstanding under the line of credit was $3.0 million and $2.0 million. Further, during the year ended December 31, 1998 and 1997, Humboldt Bank purchased $2.0 million and $6.8 million in leases generated by Bancorp Financial Services.

     Some of the Humboldt Bancorp's directors and executive officers and their immediate families, as well as the companies with which they may have interest in, have had loans with Humboldt Bank in the ordinary course of the Bank's business. In addition, Humboldt Bank expects to have loans with these persons in the future. In management's opinion, all these loans and commitments to lend were made in the ordinary course of business, were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and, in the opinion of management, did not involve more than a normal risk of collectibility or present other unfavorable features. The outstanding balance under extensions of credit by Humboldt Bank to directors and executive officers of Humboldt Bancorp and Humboldt Bank and to the companies that these directors and executive officers may have an interest was $6,451,000, $6,218,000 and $3,624,000 as of December 31, 1998, 1997 and 1996,
respectively.

     We have, and in the future will, enter into transactions with our directors or companies in which they may have an interest. During the year ended December 31, 1998, 1997 and 1996 no transaction exceeded $60,000, except we engaged the services of Dalianes Worldwide Travel Service, which was formerly owned by Marguerite Dalianes, one of our directors. Fees paid by us to Dalianes Worldwide Travel Service for the year ended December 31, 1998 amounted to $73,461.

                     GLOBAL BANCORP SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of Global Bancorp (on a consolidated basis) as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998, and as of and for the six months ended June 30, 1998 and 1999, and should be read in conjunction with Management's Discussion and Analysis and with the financial statements presented elsewhere.

                                                                                                          As Of and For the
(Dollars in Thousands,                                 As Of and For the Years Ended                       Six Months Ended
except per share data)                                         December 31,                                    June 30,
                                       --------------------------------------------------------------   ---------------------------
                                          1994         1995         1996        1997         1998          1998         1999
                                       -----------   ----------  -----------  ----------  -----------   -----------  --------------
Income Statement Data:                                                                                        (Unaudited)

  Interest income                         $  8,776   $    9,115   $   10,793  $   11,996   $   12,953   $     6,408  $     5,753
  Interest expense                           3,119        4,592        5,628       6,469        6,843         3,459        2,911
                                       -----------   ----------  -----------  ----------   ----------   -----------  -----------
    Net interest income                      5,657                     5,165                                  2,949        2,842
                                                          4,523                    5,527        6,110
  Provision for credit losses                 (287)         (63)         151         416          226            53          391
                                       -----------   ----------  -----------  ----------   ----------   -----------  -----------
  Net interest income after
    provision for loan losses                5,944        4,586        5,014       5,111        5,884         2,896        2,451
  Non-interest income                          538          478          464         494        1,302           280        1,251
  Non-interest expense                       4,787        5,042        4,158       4,624        5,473         2,350        2,781
                                       -----------   ----------  -----------  ----------   ----------   -----------  -----------
    Income before provision for
      income taxes                           1,695           22        1,320         981        1,713           826          921
  Provision for income taxes                   694            9          501         349          658           339          201
                                       -----------   ----------  -----------  ----------   ----------   -----------  -----------
     Net income                           $  1,001   $       13   $      819  $      632   $    1,055   $       487  $       720
                                       ===========  ===========   ==========  ==========   ==========   ===========  ===========
Balance Sheet Data (at period end):
  Investment securities                   $  2,368   $      693   $    4,537  $   13,634   $   15,153   $     9,463  $     9,039
  Total assets                            $ 85,571   $   98,517   $  116,646  $  129,964   $  124,772   $   133,804  $   123,017
  Total net loans and leases              $ 73,727   $   78,155   $   92,897  $  101,167   $   97,480   $   106,616  $   101,063
  Total deposits                          $ 75,933   $   89,146   $  106,395  $  118,179   $  112,639   $   122,263  $   111,090
  Total stockholders' equity              $  8,905   $    8,800   $    9,482  $    9,988   $   10,828   $    10,341  $    11,366

Per Share Data:
  Net income
    Basic                                 $   1.53   $     0.02   $     1.25  $     0.96   $     1.57   $      0.73  $      1.07
    Diluted                               $   1.47   $     0.02   $     1.19  $     0.92   $     1.52   $      0.70  $      1.04
  Book value per share                    $  13.56   $    13.40   $    14.44  $    14.89   $    16.14   $     15.41  $     16.94
  Weighted average shares outstanding:
    Basic                                  656,600      656,600      656,600     660,163      670,850       670,850      670,850
    Diluted                                681,212      684,784      686,749     688,994      693,428       692,657      693,936

  Cash dividends per share                $   0.42   $     0.18   $     0.21  $     0.40   $     0.38   $      0.35  $      0.20
  Dividend payout ratio                      27.45%       90.00%       16.80%      41.67%       24.20%        47.82%       18.69%

Selected Financial Ratios (1)
  Return on average assets                    1.12%        0.02%        0.76%       0.51%        0.79%         0.72%        1.15%
  Return on average shareholders' equity     13.32%        0.18%        9.02%       6.40%        9.77%         9.19%       12.31%
  Total loans to deposits                    87.09%       87.67%       87.31%      85.60%       86.54%        87.20%       90.97%
  Net interest margins                        7.53%        4.85%        5.04%       4.67%        4.82%         4.65%        4.75%
  Efficiency ratio (2)                       77.27%      100.78%       73.87%      76.80%       73.84%        72.78%       67.95%

Asset Quality Ratios
  Reserve for loans losses to:
    Ending total loans                        1.83%        1.43%        1.17%       1.02%        1.19%         1.02%        1.46%
    Nonperforming assets                     26.06%       17.23%       11.97%      10.47%       14.34%        13.51%       23.46%




                                                                                                          As Of and For the
(Dollars in Thousands,                                 As Of and For the Years Ended                       Six Months Ended
except per share data)                                         December 31,                                    June 30,
                                       --------------------------------------------------------------   ---------------------------

  Nonperforming assets to ending total
    assets                                    6.17%        6.76%        7.97%       7.80%        6.61%         5.99%       5.20%
  Net loan charge-offs (recoveries) to
    average loans                             0.05%        0.21%        0.20%       0.45%        0.10%            -%       0.07%
  Reserve/nonperforming loans                22.01%       17.23%       11.97%      10.47%       19.34%        13.51%      23.46%

Capital Ratios
  Average shareholders' equity to
    average assets                            8.39%        8.39%        8.39%       7.93%        8.06%         7.83%       9.37%
  Tier 1 capital ratio (3)                   11.56%       10.56%        9.81%       9.35%       10.93%         9.40%      11.18%
  Total risk-based capital ratio (4)         12.81%       11.67%       10.96%      10.34%       12.13%        10.39%      12.41%
  Leverage ratio (5)                         10.87%        9.19%        8.35%       7.54%        8.09%         7.56%       8.72%

Other
  End of period ("EOP") common stock
    outstanding                            656,600      656,600      656,600     670,850      670,850       670,850     670,850
  Average assets                          $ 89,604   $   98,466    $ 108,204  $  124,467   $  134,405   $   135,364  $  124,849
  Average earning assets                  $ 84,889   $   93,285    $ 102,511  $  118,274   $  126,721   $   126,745  $  119,682
  Number of branch offices (6)                  12           11           11          11           11            11          10
  Number of full-time equiv. employees          70           55           55          57           55            55          50


(1)  Annualized, when appropriate.

(2) Efficiency ratio is non-interest expense divided by the sum of net interest income plus non-interest income.

(3) Tier I capital divided by risk-weighted assets.

(4) Total capital divided by risk-weighted assets.

(5) Tier I capital divided by average assets.

(6)  Including head office.


                           GLOBAL BANCORP MANAGEMENT'S
                 DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION

     The following management's discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. Global Bancorp's actual results could differ materially from those anticipated in these forward-looking statements as a result of the factors described in the section entitled "Risk Factors" and elsewhere in this prospectus.

Overview

     Global Bancorp and its wholly-owned subsidiary, Capitol Thrift & Loan is an industrial loan company headquartered in Napa, California. Global Bancorp's only asset is Capitol Thrift. Therefore, reference to Capitol Thrift shall mean Global Bancorp unless otherwise indicated. Capitol Thrift was incorporated under the laws of the State of California on May 15, 1947. Capitol Thrift operates 10 branches in the state of California. Capitol Thrift's primary source of revenue is providing single-family residential, commercial real estate, and installment loans to customers who are predominantly small and middle-market businesses and individuals. Capitol Thrift conducts a consumer and commercial finance business under the California Industrial Loan Law and insures its deposits through the Federal Deposit Insurance Corporation (FDIC).

     The following discussion is intended to provide information to facilitate the understanding and assessment of significant changes in trends related to the financial condition of Capitol Thrift and its results of operations. It should be read in conjunction with Capitol Thrift's consolidated financial statements and footnotes appearing elsewhere in this Prospectus. For a discussion of important factors that could cause actual results to differ materially from such forward-looking statements, see "Risk Factors."

Results of Operations

     At June 30, 1999, Capitol Thrift's total assets were $123.0 million, net loans amounted to $101.1 million, stockholders' equity was $11.4 million and the allowance for loan losses was $1.5 million. This compares to total assets of $124.8 million, net loans of $97.5 million, stockholders' equity of $10.8 million and allowance for loan losses of $1.2 million as of December 31, 1998. Total assets decreased 1.4% which was primarily due to a decrease in the securities portfolio of 40.4% and an increase in cash and cash equivalents of approximately 15.2%. The loan portfolio increased 3.7%.

     Net earnings for the six months ended June 30, 1999 and 1998 were $720,000 and $487,000, respectively. Net earnings per share for the six months ending June 30, 1999 and 1998 were $1.07 and $0.76, respectively. Net earnings increased for the six months ended June 30, 1999, primarily due to officer life insurance proceeds received of $297,000. The $297,000 consists of $598,000 officers' insurance proceeds, removal of a deferred compensation accrual of $378,000, offset by a payment to heirs of $522,000 and removal of a cash value accrual of $157,000. The payment and removal of cash value have been reclassified to other income for the analysis covered later under "Other Operating Income" and "Non-Interest Expense."

     For the year ended December 31, 1998, Capitol Thrift reported net income of $1.1 million. This represents a 66.8% increase over 1997. Earnings per share was $1.57 in 1998 as compared to $.96 in 1997. The increase in net income is primarily attributable to an increase of $583,000 in net interest income, an increase in non-interest income of $773,000, offset by an increase in non-interest expense of $849,000. The increase in net interest income is attributable to an increase in average outstanding loans of $6.1 million. The increase in non-interest income is attributable to a gain on the sale of loans. The increase in non-interest expense was attributable to higher provision for loss on RPHFS (Real Property Held For Sale).

     Capitol Thrift reported net income of $632,000 for the year ended December 31, 1997, a 22.8% decrease compared to net income of $819,000 for 1996. Earnings per share decreased to $.96 in 1997 from $1.25 in 1996. The decrease in earnings in 1997 was primarily due to an increase in provision for losses on loans of $265,000 and increase in loss on sale of real property held for sale of $374,000.

     Earnings as measured by return on assets increased to .79% in December, 1998, compared to .51% in the prior year. Return on equity approximated 9.77% in 1998, compared to 5.92% in 1997.

Distribution of Average Assets, Liabilities, and Stockholders' Equity: Interest Rates and Interest Differential

     The following table sets forth average daily balances of each principal category of assets, liabilities and stockholder's equity, interest on interest-earning assets, and interest on interest-bearing liabilities, and the average yields earned or rates paid thereon for the six months ended June 30, 1999 and 1998. The table also shows the net interest earnings and the net yield on average earning assets. Averages were computed based upon daily balances, except for June 30, 1997. The June 30, 1997 balances were computed based on monthly averages.

     The following sets forth Capitol Thrift's daily average balance sheets, components of net interest income and expense, and related yields and rates for the six months ended June 30, 1998 and 1999:


                                                                     Six Months Ended June 30,
                                         ----------------------------------------------------------------------------------
                                                            1998                                    1999
                                         ----------------------------------------------------------------------------------
(Dollars in Thousands)                       Average                     Yield/       Average                     Yield/
                                             Balance      Interest        Rate        Balance      Interest        Rate
                                        -----------------------------------------------------------------------------------
Assets:
Interest-earning assets:
  Loans (1)                                   $103,944       $ 5,778      11.12%      $ 99,085      $ 5,220        10.54%
  Investment Securities - taxable               15,022           417       5.55%        12,899          355         5.50%
  Federal funds sold and reverse repos           6,324           171       5.41%         7,698          178         4.62%
  Deposits in financial institutions             1,455            43       5.91%             0            0
                                              --------       -------      ------      --------      -------        ------
    Total interest-earning assets             $126,745       $ 6,409      10.11%      $119,682      $ 5,753         9.61%
                                              ========       =======      =====      =========      =======         ====

Allowance for possible loan losses              (1,075)                                 (1,227)
Non-interest-bearing assets:
  Cash and due from banks                          502                                     620
  Premises and equipment, net                      578                                     660
  Accrued interest receivable                    1,164                                   1,091
  Other real estate owned                        5,945                                   2,800
  Other assets                                   1,505                                   1,223
                                               --------                               --------
    Total average assets                       $135,364                               $124,849
                                               ========                               ========

Liabilities and Stockholders' Equity:
  Interest-bearing liabilities:
  Savings accounts                               22,683           521       4.59%       26,905          613         4.56%
  Time deposits                                 100,228         2,939       5.86%       85,365        2,297         5.38%
                                               --------       -------       ----      --------      -------         ----
    Total interest-bearing liabilities         $122,911       $ 3,460       5.63%     $112,270      $ 2,910         5.18%
                                               ========       =======       ====      ========      =======         ====

Non-interest-bearing liabilities:
  Non-interest-bearing checking
  Accrued interest payable                           12                                      4
  Other liabilities                                                                        906
                                               --------                               --------
                                                  1,846
    Total liabilities                           124,769                                113,180

Total stockholders' equity                       10,595                                 11,669
                                               --------                               --------

  Total average liabilities and
    stockholders' equity                       $135,364                               $124,849
                                               ========                               ========

Interest income as a percentage of





                                                                     Six Months Ended June 30,
                                         ----------------------------------------------------------------------------------
                                                            1998                                    1999
                                         ----------------------------------------------------------------------------------
(Dollars in Thousands)                       Average                     Yield/       Average                     Yield/
                                             Balance      Interest        Rate        Balance      Interest        Rate
                                        -----------------------------------------------------------------------------------
  average earning assets                                                   10.11%                                    9.61%
Interest expense as a percentage of
  average earning assets                                                    5.46%                                    4.86%
                                                                            ----                                     ----

Net interest margin                                                         4.65%                                    4.75%
                                                                            ====                                     ====


     NOTE:Applicable nontaxable securities yields have not been calculated on a tax-equivalent basis because they are not material to Capitol Thrift's results of operations.

     (1) Loan amounts include non-accrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis. Loan interest income includes loan fees of approximately $242,000 and $287,000 for the six months ended June 30, 1999 and 1998, respectively.

     The following table sets forth average daily balances of each principal category of assets, liabilities and stockholder's equity, interest on interest-earning assets, and interest on interest-bearing liabilities, and the average yields earned or rates paid thereon for the years ended December 31, 1998, 1997 and 1996. The table also shows the net interest earnings and the net yield on average earning assets. Averages were computed based upon daily balances, except for December 31, 1997 and 1996. 1997 and 1996 averages were computed based on monthly averages.

     The following sets forth Capitol Thrift's daily average balance sheets, components of net interest income and expense, and related yields and rates for the years ended December 31, 1996, 1997 and 1998:



(Dollars in Thousands)                                                         Year Ended December 31,
                                      ----------------------------------------------------------------------------------------------
                                                     1996                               1997                            1998
                                       ---------------------------------- ---------------------------------- -----------------------
                                         Average              Yield/     Average               Yield/   Average             Yield/
                                         Balance    Interest   Rate      Balance   Interest     Rate    Balance    Interest   Rate
Assets:
  Interest-earning assets:
  Loans (1)                              $ 91,557   $ 10,202   11.14%   $ 98,152   $ 10,849     11.05%  $ 104,281   $11,721   11.24%
  Investment Securities:
    Taxable securities                      1,727         79    4.57       9,513        514      5.40      15,645       872    5.57
  Federal funds sold and reverse repos      6,480        354    5.46       8,439        498      5.90       5,915       308    5.21
  Deposits in financial institutions        2,747        158    5.75       2,170                 6.22                          5.91
                                         ---------    ------ -------    --------  ---------    ------  ----------

  Total interest-earning assets            102,511    10,793   10.53     118,274     11,996     10.14     126,721    12,953   10.22

Allowance for loan losses                   (1,208)                       (1,202)                          (1,093)
Non-interest-bearing assets:
  Cash and due from banks                      855                           606                              476
  Premises and equipment, net                  618                           575                              598
  Accrued interest receivable                1,337                         1,271                            1,118
  Other real estate owned                    3,443                         4,085                            5,013
  Other assets
                                          --------                      --------
                                               648                           858                            1,572
                                          --------                      --------                            -----
    Total average assets                  $108,204                      $124,467                        $ 134,405
                                          ========                      ========                        =========

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
  Savings accounts                          16,386       680    4.15%     20,043        883      4.41%     24,295     1,141    4.70%
  Time deposits                             82,055     4,948    6.03      93,259      5,586      5.99      97,688     5,702    5.84
                                        ----------    ------   -----    --------     -------- -------   --------- --------- --------

    Total interest-bearing liabilities      98,441     5,628    5.72     113,302      6,469      5.71     121,983     6,843    5.61




(Dollars in Thousands)                                                         Year Ended December 31,
                                      --------------------------------------------------------------------------------------------
                                                     1996                               1997                            1998
                                       ---------------------------------- ---------------------------------- ----------------------
                                         Average              Yield/     Average               Yield/   Average             Yield/
                                         Balance    Interest   Rate      Balance   Interest     Rate    Balance    Interest   Rate
Assets:

  Non-interest-bearing checking                  -
  Accrued interest payable                      44                            17                               10
  Other liabilities                                                        1,272                            1,618
                                          --------                      --------                       ----------
                                               644
    Total liabilities                       99,129                       114,591                          123,611

Total stockholders' equity                                                 9,876                           10,794
                                          --------                      --------                       --- ------
                                             9,075

  Total average liabilities and
    stockholders' equity                  $108,204                     $ 124,467                         $134,405
                                          ========                     =========                         ========

Interest income as a percentage of
  average earning assets                                       10.53%                            10.14%                       10.22%
                                                               -----                             =====                        =====
Interest expense as a percentage of
  average earning assets                                        5.49%                             5.47%                        5.40%
                                                                =====                            =====                         ====
Net interest margin                                             5.04%                             4.67%                        4.82%
                                                                =====                            ====                          ====



NOTE:Applicable nontaxable securities yields have not been calculated on a tax-equivalent basis because they are not material to Capitol Thrift's results of operations.

(1) Loan amounts include non-accrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis. Loan interest income includes fees of approximately $853,000 and $719,000 for the years ended December 31, 1998 and 1997, respectively.

Net Interest Income

     Capitol Thrift's primary source of revenue is net interest income, which is the difference between interest income received on interest-earning assets and the interest expense paid on interest-bearing liabilities. Net interest income before the provision for loan losses decreased to $2.8 million for the six months ended June 30, 1999, from $2.9 million for the same period in 1998. The net interest margin was 4.75% in 1999 compared to 4.65% for the same period in 1998. The decrease in interest income is due primarily to a decrease in loan volume.

     Net interest income before the provision for loan losses was $6.1 million in 1998, an 10.54% increase over 1997, and $5.5 million in 1997, an increase of 7% over 1996. Capitol Thrift's net interest margin increased to 4.82% in 1998, compared to 4.67% in 1997. The increase in interest income was primarily due to an increase in interest income on loans and investment securities. Interest expense increased 5.8% from 1997 to 1998 due to a 7.7% increase in interest bearing deposits and rates decreasing 1.8% from 1997. The increase in the net interest margin in 1998 was primarily due to an increase in volume of loans and investments and an increase in the yield on interest earning assets to 10.22% in 1998 from 10.14% in 1997.

     Capitol Thrift's net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as a "volume change." It is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds, referred to as a "rate change." The following table sets forth changes in interest income and interest expense for each major category of interest-earning assets and interest-bearing liabilities, and the amount of change attributable to volume and rate changes for the years indicated. The changes due to the combined impact of rate and volume changes have been allocated to rate and volume in proportion to the relationship between their absolute dollar amounts. The effects of tax-equivalent yields have not been considered because they are not significant. Nonaccrual loans are included in average loans used to compute this table.


                                                              Year Ended December 31,                   Six Months Ended June 30,
                                         --------------------------------------------------------  ------------------------------
(Dollars in Thousands)                          1997 over 1996              1998 over 1997                   1999 over 1998
                                         --------------------------------------------------------  ------------------------------
                                                  Total   Rate   Volume   Total   Rate  Volume         Total     Rate    Volume
                                         --------------- ------ -------- ------- ------ ---------  ----------- -------- ---------

Increase (decrease) in interest income:
  Loans                                         $  647    (88)    735     $ 872    195    677         $ (558)    (288)     (270)
  Investment securities                            435     14     421       358     16    342            (62)      (3)      (59)
  Federal funds sold & reverse repos               144     28     116      (190)   (59)  (131)             7      (25)       32
  Deposits in other finc'l institutions            (23)    13     (36)      (83)    (7)   (76)           (43)     (43)        0
                                                ------   ----   -----     -----   ----   ----         ------    -----     -----

     Total interest income                       1,203    (33)  1,236       957    146    812           (656)    (359)     (297)
Increase (decrease) in interest expense:
  Investment and Savings Certificate:
     Savings accounts                              203     42     161       258     58    200             92       (4)       96
     Time deposits                                 638    (33)    671       116   (143)   259           (642)    (242)     (400)
                                                ------   -----  -----     -----   ----   ----         ------    -----     -----
       Total interest expense                      841      9     832       374    (85)   459           (550)    (246)     (304)
                                                ------  ------  -----     -----   ----   ----         ------    -----     -----
Increase (decrease)in net interest income       $  362    (42)    404     $ 583    230    353         $ (106)    (113)        7
                                                ======  ======  =====     =====   ====   ====         =======  =======    =====

     For the six months ended June 30, 1999, the decrease in total interest income of $656,000 is comprised of a $297,000 volume decrease associated with the decline in average loans of $4.9 million from June 30, 1998. Although yields decreased in 1999, interest income decreased due to the significant decrease in interest earning assets in the first quarter of 1999. The decrease in total interest expense of $550,000 from June 30, 1998 to June 30, 1999, is comprised of a volume decrease of $304,000 related to the $10.6 million decrease in average interest-bearing liabilities between the two periods and a $246,000 rate decrease associated with an decrease in the cost of funds to 5.18% in 1999 from 5.63% in 1998.

     The increase in total interest income of $957,000 in 1998 is comprised of a $812,000 volume increase associated with the $8.5 million increase in average earning assets between 1997 and 1998. The yield on total interest earning assets increased in 1998 to 10.22% from 10.14% from 1997. The increase in total interest expense of $374,000 is comprised of a volume increase of $459,000 related to the $8.7 million increase in average interest-bearing liabilities between 1998 and 1997 and a $85,000 rate decrease associated with a decrease in the cost of funds to 5.61% in 1998 from 5.71% in 1997.

     In 1997, the increase in total interest income of $1.2 million is comprised of a $1.2 million volume increase associated with the $15.8 million increase in average earning assets between 1997 and 1996 and a $33,000 rate decrease associated with a decrease in the total yield on interest-earning assets to 10.14% in 1997 from 10.53% in 1996. The increase in total interest expense of $841,000 in 1997 is comprised of a volume increase of $832,000 related to the $14.9 million increase in average interest-bearing liabilities between 1997 and 1996 and a $8,000 rate increase.

     A changing interest rate environment can have a significant impact on Capitol Thrift's net interest margin as measured against average earning assets and its interest rate spread. Management monitors its net interest margin by repricing its loans and deposit products after giving effect to such factors as competition and expected maturities in the loan, investment securities and deposit portfolios.

Provision for Loan Losses

     Capitol Thrift maintains an allowance for loan losses at a level management believes to be adequate to cover the inherent risks of loss associated with its loan portfolio. See "Balance Sheet Analysis - Credit Risk Management and Asset Quality." The provision for loan losses is charged against income and is applied to the allowances for loan losses.

     For the six months ended June 30, 1999, $391,000 was charged to the provision for loan losses. For the same period during 1998, $53,000 was charged to the provision for loan losses.

     The provision for loan losses for the year ended December 31, 1998, was $226,000 as compared to a $416,000 provision made in 1997 and a $151,000 provision made in 1996. Net charge-offs to average loans of 0.10% in 1998 is slightly lower as compared to 0.45% in 1997. Net charge-offs to average loans in 1996 was 0.20%.

     The provision for loan losses reflects management's on-going evaluation of the risk inherent in the loan portfolio, which includes consideration of numerous factors, such as economic conditions, relative risks in the loan portfolio, loan loss experience and review and monitoring of individual loans for identification and resolution of potential problems.

Other Operating Income

     Other income consists primarily of late charges, gain on sale of loans and miscellaneous income. Other income increased by $291,000 or 104% in the first six months of 1999 compared to the same period in 1998. This increase is attributable to officer life insurance proceeds of $297,000.

     Total other income for the year ended December 31, 1998 increased $808,000 or 164% when compared to the same period in 1997. This increase is attributable to gain on sale of loans for $476,000 and an increase in miscellaneous income of $343,000 as compared to the previous year. Miscellaneous income increased in 1998 because of increases in pass thru points of $105,000 and gain on sale real property held for sale of $68,000 from 1997. There was also a legal settlement of $170,000 in 1998.

     Other income increased $30,000 or 6% for the year ended December 31, 1997, compared to the same period in 1996. Late charges increased 33% over 1996 because of increase in loan volume compared to 1996.

     The following table summarizes significant components of other income for the six months ended June 30, 1998, and 1999 and for the years ended December 31, 1996, 1997 and 1998:


(Dollars in Thousands)                                                                        Six Months
                                                   Years Ended December 31,                 Ended June 30,
                                          ------------------------------------------------------------------------
                                                  1996          1997           1998          1998           1999
                                          ------------------------------------------------------------------------
Other Income:
Service charges and other income               $    85        $   113      $     102       $    54       $    39

Miscellaneous Income                               379            381            724           227            234

Officer life insurance proceeds                      -              -              -             -            297

Gain on sale of loans                                -              -            476             -              -
                                               -------        -------      ---------       -------       --------
                                               $   464        $   494      $   1,302       $   281       $    570
                                               =======        =======      =========       =======       ========

Non-interest Expense

     The following tables summarize changes in non-interest expense for the years ended December 31, 1996, 1997 and 1998, and the six months ended June 30, 1998 and 1999:


(Dollars in Thousands)                      Years Ended December 31,                          Six Months Ended June 30,
                            --------------------------------------------------------- ------------------------------------------
                                 1996                1997                1998                 1998                 1999
                            ----------------   ------------------  ------------------ --------------------- --------------------


Salaries and employee        $ 2,033   1.98%   $  2,078     1.76%   $ 2,023     1.60%    $    982     0.77%   $   1,030    0.86%
benefits
Occupancy expense                425   0.41         427     0.36        440     0.35          211     0.17          243    0.20
Equipment expense                212   0.21         221     0.19        213     0.17          100     0.08           93    0.08
Payroll taxes                    168   0.16         171     0.14        167     0.13           91     0.07           88    0.07
Professional fees                 63   0.06          72     0.06        126     0.10           83     0.07           75    0.06
FDIC insurance                    27   0.03          46     0.04         51     0.04           25     0.02           25    0.02
Expenses on RPHFS                190   0.19         141     0.12        272     0.21          109     0.09          178    0.15
Stationery and supplies           83   0.08          85     0.07         76     0.06           34     0.03           43    0.04
Loss/gain on sale and            190   0.19         564     0.48      1,224     0.97          276     0.22          (91)  (0.08)
provision for losses on
RPHFS
Insurance                        244   0.24         238     0.20        223     0.18          115     0.09          105    0.09
Other                            523   0.51         581     0.49        658     0.52          323     0.25          311    0.26
                            -------- ------   ---------  -------  --------- -------- ------------ -------- --------------------
     Total                   $ 4,158   4.06%   $  4,624     3.91%   $ 5,473     4.32%    $   2,349    1.85%   $   2,100    1.75%
                             ======= ======    ========   ======    =======   ======     =========  ======     ========= ======

Average Earning Assets          $102,511             $118,274            $126,721             $126,745             $119,682
                                ========             ========            ========             ========             ========

     Note: Percent of average earning assets not annualized for June 1999 and 1998.

     Other expense, excluding the provision for loan losses and income tax expense, decreased by $249,000 to $2.1 million at June 30, 1999, from $2.4 million at June 30, 1998. This decrease is attributable to losses on sale and provision for losses on real property held for sale. In 1999, there was a gain of real property held for sale for $91,000 as compared to a loss of $276,000 for the same six month period ending in June.

     Other expense, excluding the provision for loan losses and income tax expense, totaled $5.5 million in 1998 representing an increase of $849,000, or 18.4%, over 1997. The increase was primarily due to the increase in loss on real property held for sale and expenses related to RPHFS. The increase in the expenses associated with RPHFS led to an agreement with the regulatory agencies discussed under the caption, "Capital Resources." These increases were primarily related to loans originated prior to June 1992, at which time credit underwriting policies were strengthened. Historical data on RPHFS related expenses indicate that losses generally are not incurred until approximately four years after origination. Loan policy and underwriting procedures were significantly improved to present levels during the 1992-1995 period. The primary improvement was a greater reliance on borrower debt and income ratios. While RPHFS related expenses have significantly increased from $705,000 for the year ending December 31, 1997 to $1.5 million for the year ending December 1, 1998, they have declined to $87,000 for the six months ending June 30, 1999. In addition, as shown under the caption "Nonperforming Assets", nonperforming loans have declined from $5.1 million at December 31, 1998, to $3.0 million at June 30, 1999, while RPHFS has not significantly increased during this same period of time. Total nonperforming assets continue to decline from $10.1 million at December 31, 1997 to $8.2 million at December 31, 1998 and $6.4 million at June 30, 1999. Expenses other than those related to RPHFS increased by 1.48% for the year ending December 31, 1998 compared to the year ending December 31, 1997 and 1.98% for the six months period ending June 30, 1999 compared to June 30, 1998.

     Other expense increased $466,000 in 1997, as compared to 1996. The increase was primarily due to a provision made for losses on real property held for sale of $374,000. The provision was made to allow for a probable decline in the fair market value of the assets involved.

Financial Condition

     At June 30, 1999, average assets decreased 7.8% and average deposits decreased approximately 8.7% compared to the same period in 1998. Average loans decreased by 4.7% since June 30, 1998. These decreases in average loans are primarily due to a previously referenced bulk loan sale in October, 1998.

     At December 31, 1998, average assets and average deposits increased by approximately 8.0% and 7.7%, respectively. Average loans increased 6.2% reflecting a continued increase in loan demand caused primarily by a strengthening economy and a stable prime rate in 1998 and 1997. Increases in deposits during 1998 were used to fund a mix of loans, investment securities and federal funds.

     Earning assets averaged approximately $119.7 million during the period ended June 30, 1999, as compared to $126.7 million for the same period in 1998. This represents a 5.6% decrease to June 30, 1998.

     Earning assets averaged approximately $126.7 million during the year ended December 31, 1998, as compared to $118.3 million and $102.5 million for the years ended December 31, 1997 and 1996, respectively.

Loan Portfolio

     Capitol Thrift's primary business is that of acquiring deposits and making loans. Capitol Thrift concentrates its lending activities in three principal areas: commercial real estate loans, single family loans, and installment loans.

Capitol Thrift does not make commercial loans other than those secured by real estate. Interest rates charged for loans made by Capitol Thrift vary with the degree of risk, the size and maturity of the loans, and prevailing market rates.

     For the period ending June 30, 1999, loans totaled $101.1 million which represents a 3.7% increase over December 31, 1998. The increase in loans was primarily in the commercial real estate category. Installment loans remained relatively constant.

     Loans totaled $97.5 million at December 31, 1998, as compared to $101.2 million at December 31, 1997, and $92.9 million at December 31, 1996. Average loans rose 6.2% between December 1997 and December 1998, and 7.2% between December 31, 1996 and December 31, 1997, with loans averaging approximately $104.3 million for the twelve months ended December 31, 1998, and compared to $98.1 million and $91.6 million for the comparative twelve month period of 1997 and 1996, respectively.

     The following table sets forth the amounts of loans outstanding by category as of the dates indicated.



(Dollars in                                                          December 31,                                      June 30,
Thousands)
                  ------------------------------------------------------------------------------------------------------------------
                        1994               1995                1996                1997                 1998             1999
                  ----------------- -------------------  ------------------ -------------------- -------------------- --------------
                                                                                                                                %
                  Dollar      %      Dollar        %     Dollar       %      Dollar        %      Dollar        %     Dollar    of
                  Amount  of Loans   Amount   of Loans   Amount   of Loans   Amount    of Loans   Amount    of Loans  Amount  Loans
                  ----------------- -------------------  -----------------  -------------------- -------------------- --------------

Commercial Real   $ 51,405   69.72%  $58,253     74.54%  $ 73,683   79.32%  $ 82,123    81.18%  $ 77,833    79.85% $ 82,247   81.38%
Estate
Single Family
Residential (1)     21,989   29.82    20,575     26.33     20,635   22.21     20,518    20.28     21,372     21.92   21,013   20.79
Installment          2,678    3.63                                                       0.88
                                       1,314      1.68        741    0.80        878                 590      0.61      445    0.44
                  --------- ------- ---------   -------  --------- ------- ----------- ------- --------- ---------------------------
Total Gross Loans   76,072  103.18%   80,142    102.54%    95,059  102.33%   103,536   102.34%    99,795   102.37%  103,705  102.61%
                            ------             -------             ------              ------              ------            ------

Less allowance for
  loan losses       (1,375)  (1.32)   (1,147)    (1.07)    (1,112)  (1.20)    (1,061)   (1.05)    (1,183)   (1.16)   (1,500)  (1.13)
                             ------             -------             ------              ------              ------            ------

Less deferred fees
      and costs       (970)  (1.86)     (840)    (1.47)    (1,050)  (1.13)    (1,308)   (1.29)    (1,132)   (1.21)   (1,141)  (1.48)
                  --------- ------- ---------   -------  --------- ------- ---------- --------- --------- ---------          ------
Net loans         $ 73,727  100.00% $ 78,155    100.00%  $ 92,897  100.00%  $101,167   100.00%   $97,480   100.00% $101,064  100.00%
                  ======== =======  =========   ======  ========  ======   ========   ======     =======  ======== ======== =======




     (1) At June 30, 1999, construction real estate loans totaled $913,000 or 0.9% of total loans and consisted of only one loan. This loan is included in "Single Family Residential" for this table. There was an increase in real estate construction loans of $246,000 or 37.1% over December 31, 1998. The increase in real estate construction loans in the first six months of 1999 was primarily due to additional funding on this loan.

           As of December 31, 1998 Capitol Thrift's real estate-construction loans totaled $667,000 or 0.07% of its total loans. There were no real estate construction loans as of December 31, 1997. This loan is collateralized by property located in Rancho Santa Fe which matures in October 1999 pending completion of the project.

     Commercial real estate loans secured by deeds of trust on church facilities approximate 14.0% of total loans at June 30, 1999. These loans totaled $13.9 million, $14.1 million, and $12.0 million at June 30, 1999, December 31, 1998, and December 31, 1997, respectively. Management does not consider these loans a concentration as they are primarily multi-use properties and are geographically dispersed throughout California to varying religious orders. The Board of Directors have set a limit of $16.0 million for these types of loans. Capitol Thrift is not currently originating these types of loans. There were no concentrations of loans exceeding 10% of total loans which were not otherwise disclosed as a category of loans in the above table. Unsecured loans are not a significant portion of the loan portfolio depicted in the above table.

     Capitol Thrift has collateral management polices in place so that collateral lending of all types is on a basis which it believes is consistent with regulatory lending standards. Valuation analyses are utilized to take into consideration the potentially adverse economic conditions under which liquidation of collateral could occur. It is generally Capitol Thrift's policy to fully collateralize all loans with loan-to-value ratios determined on an individual loan basis taking into account the financial stability of each borrower and the value and type of the collateral. In addition to real estate, other collateral accepted as security against loans includes deposits, business or personal assets.

Commercial Real Estate Loans

     At June 30, 1999, commercial real estate loans, including multi-family real estate loans, totaled $82.2 million or 81.4% of total loans. There was an increase in commercial real estate loans of $4.5 million or 5.8% over June 30, 1998. This increase in commercial real estate loans was primarily due to continued strategic growth.

     As of December 31, 1998 and 1997, Capitol Thrift's commercial real estate loans, including multi-family real estate loans, totaled $77.8 million or 79.9% and $82.1 million or 81.2%, respectively, of its total loans. These loans are collateralized by properties located primarily in California. Nonresidential loans are primarily "mini-term" (medium-term) commercial real estate-mortgages, with maturities generally ranging from 5 to 15 years. Such loans generally range in size from $200,000 to $1.5 million. These loans are made to varying types of businesses, including but not limited to small office buildings, retail businesses, restaurants, warehouses, and churches.

     Commercial real estate lending contains potential risks which are not inherent in other types of loans. These potential risks include declines in commercial real estate values, general economic conditions surrounding the commercial real estate properties, and vacancy rates. A decline in the general economic conditions or real estate values within Capitol Thrift's market area could have a negative impact on the performance of the loan portfolio or value of the collateral. Because Capitol Thrift lends primarily within its market area, the real property collateral for its loans is similarly dispersed, rather than concentrated within a narrow geographic area. Capitol Thrift could therefore be adversely affected by a decline in real estate values in its California target market, even if real estate values elsewhere in the USA generally remained stable or increased.

Installment Loans

     At June 30, 1999, installment loans totaled $445,000 or 0.4% of total loans. There have been no significant changes in the composition of installment loans since December 31, 1998.

     At December 31, 1998 and 1997, installment loans aggregated approximately $590,000 or 0.6% and $895,000 or 0.9%, respectively, of total loans. Included in this loan category are unsecured Title I, 100% secured thrift loans and hypothecated loans. Hypothecation loans are secured by an assignment of the note and deed of trust on real property, which in turn have up to 75% loan to appraised value, if there is a foreclosure on the deed of trust.

     The following table shows the maturity distribution of Capitol Thrift's loans outstanding as of June 30, 1999. Amounts presented are shown by maturity dates rather than repricing periods:



Maturity Schedule

(Dollars in Thousands)                                              June 30, 1999
                                         ---------------------------------------------------------------------
                                                             Due after one
                                             Due in one      year through      Due after
                                            year or less      five years      five years          Total
                                         ---------------------------------------------------------------------

     Single Family Residential (1)           $   2,949       $   1,862        $  16,202       $   21,013
     Commercial Real Estate                     10,263          21,979           50,005           82,247
     Installment Loans                              11             296              138              445
                                             ---------       ---------        ---------       ----------
                                             $  13,223        $ 24,137        $  66,345       $  103,705
                                             =========        ========        =========       ==========
     Accruing loans:
     Fixed rate loans                        $   9,688        $ 11,736        $  36,932       $   58,356

     Floating rate loans                         2,188          11,365           29,018           42,571


          Total accruing loans                  11,876          23,101           65,950          100,927

     Nonaccrual loans:
     Fixed rate loans                            1,347           1,036              115            2,498

     Floating rate loans                             -               -              280              280

          Total nonaccrual loans                 1,347           1,036              395            2,778
                                              --------        --------       ----------       ----------
     Total loans                              $ 13,223        $ 24,137       $   66,345       $  103,705
                                              ========        ========       ==========       ==========

     (1) At June 30, 1999, single family residential loans included one construction real estate loan for $913,000 which was an accruing, fixed rate loan due in one year or less.

     The following table shows the maturity distribution of Capitol Thrift's loans outstanding as of December 31, 1998. Amounts presented are shown by maturity dates rather than repricing periods:



Maturity Schedule

(Dollars in Thousands)                                              December 31, 1998
                                         ---------------------------------------------------------------------
                                                             Due after one
                                             Due in one      year through      Due after
                                            year or less      five years      five years          Total
                                         ---------------------------------------------------------------------

     Single Family Residential (1)           $   2,520      $    3,017        $  15,835       $   21,372
     Commercial Real Estate                     10,339          22,851           44,643           77,833
     Installment Loans                             126             313              151              590
                                             ---------       ---------        ---------       ----------
     Total loans                             $  12,985        $ 26,181        $  60,629       $   99,795
                                             =========        ========        =========       ==========
     Accruing loans:
     Fixed rate loans                        $  10,218        $ 12,143        $  31,360       $   53,721

     Floating rate loans                           779          13,123           27,029           40,931
                                             ---------        --------        ---------       ----------

          Total accruing loans                  10,997          25,266           58,389           94,652
                                             ---------        --------        ---------       ----------
     Nonaccrual loans:
     Fixed rate loans                            1,988             163            1,493            3,644




Maturity Schedule

(Dollars in Thousands)                                              December 31, 1998
                                         ---------------------------------------------------------------------
                                                             Due after one
                                             Due in one      year through      Due after
                                            year or less      five years      five years          Total
                                        ---------------------------------------------------------------------

     Floating rate loans                             -             752              747            1,499
                                             ---------        --------       ----------       ----------
          Total nonaccrual loans                 1,988             915            2,240            5,143
                                             ---------        --------       ----------       ----------
     Total loans                             $  12,985        $ 26,181       $   60,629       $   99,795
                                             =========        ========       ==========       ==========


(1) At December 31, 1998, single family residential loans included one construction loan for $667,000 which was an accruing, fixed rate loan due in one year or less. Credit Risk Management and Asset Quality

     Management believes that the objective of a sound credit policy is to establish a sound asset portfolio while maintaining sufficient earnings to control capital to asset ratios at established levels. The Loan Committee is made up of experienced executive personnel with Board oversight and review. The Board of Directors and loan committee review quality and ensure compliance with credit policy. Capitol Thrift maintains a loan review staff which examines the loan portfolio of Capitol Thrift for compliance with established standards. Executive management, senior lending officers and senior credit officers also perform reviews of loan quality and monitor on a periodic basis the progress of watch list loans requiring an action plan for rehabilitation or refinancing. In addition, credit underwriting guidelines are periodically reviewed and adjusted to reflect current economic conditions.

     Management is constantly aware of the need for maintaining high credit standards. Capitol Thrift is not involved in foreign lending and is not engaged in high yield, high risk loans. A loan is placed on nonaccrual status when the principal and interest is in default for 90 days or more, or when external factors indicate that payment in full of principal and interest appears unlikely unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, all interest previously accrued but uncollected shall be reversed against the appropriate income account. In most cases, if the loan is rated substandard or better, payments shall be applied to interest first and then principal provided no loss is anticipated. When one loan of a customer is placed on nonaccrual status, related borrowings will be evaluated as to whether they should also be placed on nonaccrual status. Nonaccrual loans will be restored to an accruing status when principal and interest is no longer past due and unpaid, or the loan otherwise becomes well secured and in the process of collection.

     A troubled debt restructuring occurs when Capitol Thrift, for economic or legal reasons related to the debtor's financial difficulties, grants a concession to the debtor that it would not ordinarily consider. Troubled debt restructuring can occur in a variety of forms, such as transferring assets in a full or partial settlement of the debt, issuing debt, or modifying terms including reducing the stated interest rate, extending maturity dates, reducing the face amount or maturity of the debt, or reducing accrued interest.

     Loans on which collateral has been repossessed are classified either as real property held for sale (RPHFS) or "other assets" (for personal property collateral) in Capitol Thrift's financial statements. Capitol Thrift values its RPHFS properties at fair value less estimated costs to sell based on appraisals generally performed at the time the property is acquired. Management's objective is to dispose of those properties in an expeditious time frame in an effort to minimize holding costs, which may result in Capitol Thrift realizing less than book value. Due to possible variations in real estate values, management can give no assurance that the carrying values of properties will ultimately be realized upon disposition.

     Interest income would have increased by approximately $70,000 at June 30, 1999, had nonaccrual loans performed in accordance with their original terms.

     Interest income would have increased by approximately $170,000 in 1998, $232,000 in 1997 and $209,000 in 1996 had nonaccrual loans performed in accordance with their original terms.

Nonperforming Assets

The table below sets forth information about nonperforming assets:




(Dollars in                                            December 31,                                    June 30,
Thousands)
                                           ----------------------------------------------------------------------------------------
                                                1994           1995           1996           1997        1998           1999
                                           ----------------------------------------------------------------------------------------
Nonperforming Assets:
Nonaccrual loans (1)                           $2,152         $ 2,463       $ 5,264       $ 3,872       $ 5,143       $ 2,778
Restructured loans                              1,732             795           488           631          -              252
                                               ------         -------       -------       -------       -------       -------
  Total nonperforming loans                     3,884           3,258         5,752         4,503         5,143         3,030
RPHFS (2)                                       2,362           3,400         3,541         5,628         3,104         3,364
                                               ------        --------       -------        ------       -------        ------
  Total nonperforming assets                   $6,246         $ 6,658       $ 9,293       $10,131       $ 8,247       $ 6,394
                                               ======        ========       =======       =======       =======       =======

Nonperforming loans to total gross loans         5.11%          4.07%         6.05%          4.35%         5.15%         2.92%
Nonperforming assets to total gross loans        8.21%          8.31%         9.78%          9.79%         8.26%         6.17%
Nonperforming assets to total assets             7.30%          6.76%         7.97%          7.80%         6.61%         5.20%


(1) There were restructured loans included in nonaccrual loans at $219,000, $254,000, $216,000 and $691,000 at June 30, 1999, December 31, 1998, 1997
     and 1995, respectively.

(2)  RPHFS is net of the allowance for loss on RPHFS.

     At June 30, 1999, nonaccrual loans was $2.8 million and constituted 2.8% of total loans. There were $3.6 million restructured loans or RPHFS properties at June 30, 1999. There was a $1.9 million decrease in nonaccrual loans and nonperforming assets from December 31, 1998.

     At December 31, 1998, nonperforming assets consisted primarily of nonaccrual loans aggregating approximately $5.1million. There were $3.1 million restructured loans or RPHFS properties at December 31, 1998. The nonaccrual loans are primarily related to credits which Capitol Thrift believes are adequately collateralized, guaranteed or to borrowers with whom Capitol Thrift is currently negotiating a liquidation of the account.

     Nonperforming assets decreased at December 31, 1998, compared to December 31, 1997, by approximately $1.9 million or 18.7%.

     Although the volume of nonperforming assets will depend, in part, on the future economic environment, in addition to the assets described above, management of Capitol Thrift has identified approximately $107,000 in potential problem loans at June 30, 1999, as to which it has serious doubts as to the ability of the borrowers to comply with the present repayment terms and which may become nonperforming assets, based on known information about possible credit problems of its borrowers.

Allowance for Loan Losses

     Management's determination of the allowance for loan losses requires the use of estimates and assumptions related to the risks inherent in the loan portfolio which management believes are reasonable. Actual results could, however, differ significantly from those estimates. Estimates that are particularly susceptible to significant fluctuation relate to the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans because in those circumstances management revalues the asset to the lower of cost or fair value less selling expenses. In connection with the determination of the allowance for loan losses and the valuation of RPHFS, management obtains appraisals for properties. Management believes its current appraisal policies generally conform to federal regulatory guidelines.

     A quarterly evaluation of the overall quality of the portfolio is performed to determine the necessary level of the allowance for loan losses. This evaluation takes into consideration the classification of loans and the application of loss estimates to these classifications. Capitol Thrift classifies loans as pass, watch, special mention, substandard, doubtful, or loss based on classification criteria believed by management to be consistent with the criteria applied by Capitol Thrift's examiners. These classifications and loss estimates take into consideration all sources of repayment, underlying collateral, the value of such collateral, and current and anticipated economic conditions, trends, and uncertainties. These processes provide management with data that help to identify and estimate the credit risk inherent in the portfolio so that management may identify potential problem loans on a timely basis. The allowance for loan losses reflects the results of these estimates. For the six months ended June 30, 1999, the allowance for loan losses was $1.5 million and constituted 1.5% of total loans. Management continues to review the adequacy of the allowance for loan losses, keeping in mind economic factors, loan portfolio composition, the general level of real estate values, the California recession and other factors considered to be relevant by management. Management considered the allowance for loan losses at June 30, 1999 to be adequate.

     Based on information available at December 31, 1998, management considered the allowance for loan losses of $1.2 million, which constituted 1.2% of total loans, an adequate allowance for loan losses.

     While Capitol Thrift's policy is to charge off in the current period, those loans on which a loss is considered probable, there also exists the risk of future losses which cannot be precisely quantified or attributed to particular loans or classes of loans. Because this risk is continually changing in response to factors beyond the control of Capitol Thrift, such as the state of the economy, management's judgment as to the adequacy of the allowance for loan losses in future periods is based on estimates. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Capitol Thrift's allowance for losses on loans and RPHFS. Such agencies may require Capitol Thrift to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

     Loan losses have primarily occurred in the single-family residential category that contains Title I loans. Charge-offs primarily related to Title I loans have declined from $430,000 for the year ended December 31, 1997 to

$167,000 and $97,000 for the year ended December 31, 1998 and six months ended June 30, 1999, respectively. Capitol Thrift discontinued originating Title I loans in the first quarter of 1999.

     Title I loans approximated $2.2 million, $2.6 million and $3.7 million at June 30, 1999, December 31, 1998 and 1997, respectively.

     Provision for loan losses has increased to $391,000 for the six months ended June 30, 1999 from $53,000 for the six months ended June 30, 1998, and $226,000 for all of the year ended December 31, 1998. The primary reasons for increasing the allowance were related to regulatory review of loans and to bring the allowance to a level comparable to industry peers.

     The following table provides a summary of Capitol Thrift's allowance for loan losses and charge-off and recovery activity.


                                                                                                                  Six months
(Dollars in Thousands)                                                      Year Ended December 31,                 ended
                                                                                                                   June 30,
                                                   ------------------------------------------------------------   -----------
                                                      1994         1995        1996        1997        1998          1999
                                                   ------------  ---------- ----------- ----------- -----------   -----------

Total loans outstanding at end of period before
  deducting allowances for loan losses (1)            $ 69,762    $ 80,142    $ 95,058    $103,536    $ 99,795      $103,705
                                                      ========    ========    ========    ========    ========      ========
Average loans outstanding during period               $ 68,829    $ 77,029    $ 91,557     $98,152    $104,281       $99,085
                                                      ========    ========    ========     =======    ========       =======

Balance of allowance at beginning of period           $  1,626    $  1,375     $ 1,147     $ 1,112     $ 1,061       $ 1,183
Loans charged off:
  Single Family Residential (2)                              -         (31)        (40)       (430)       (167)          (97)
  Commercial Real Estate                                   (83)          -        (158)          -           -             -
  Installment
                                                             -        (206)        (16)        (51)          -            (1)
                                                       -------    --------    --------    --------    --------      --------
Total loans charged off:                                   (83)       (237)       (214)       (481)       (167)          (98)

  Recoveries of loans previously charged off:
  Single Family Residential (2)                             119          -           -           -          50            23
  Commercial Real Estate                                      -          -           -           -           -             -
  Installment                                                 -         72          28          14          13             1
                                                       --------    --------    --------    --------    --------      --------

    Total loan recoveries                                   119          1          28          14          63            24
                                                       --------    --------    --------    --------    --------      --------

Net loans (charged off) recovered                            36       (165)       (186)       (467)       (104)          (74)

Provision charged to operating expense                     (287)       (63)        151         416         226           391
                                                       --------    --------    --------    --------    --------      --------

Balance of allowance for loan losses at end of        $   1,375    $ 1,147     $ 1,112     $ 1,061     $ 1,183       $ 1,500
                                                      =========    =======     =======     =======     =======       =======
period

Net  loan charge-offs to total average loans              (0.05)%     0.21 %      0.20%       0.48%       0.10%         0.07%
Net  loan charge-offs to loans at end of period           (0.05)%     0.21 %      0.20%       0.45%       0.10%         0.07%
Allowance for loan losses to total loans at end of         1.97 %     1.43 %      1.17%       1.02%       1.19%         1.45%
period
Net loan charge-offs to allowance for loan losses         (2.62)%    14.39 %     16.73%      44.02%       8.79%         4.93%
Net loan charge-offs to provision for loan losses        (12.54)%  (261.90)%    123.18%     112.26%      46.02%        18.93%


(1)  Loans are at gross off financial statements.

(2) There were no construction real estate loans, charge-offs or recoveries for any of the above time periods.

     The following table shows the allocation of Capitol Thrift's allowance for loan losses and the percent of loans in each category to total loans at the dates indicated.

                                                                                                                   Six months ended
                                                                 December 31,                                          June 30,
                ------------------  -----------------------------------------------------------------------------------------------
(Dollars in            1994                1995                1996                1997              1998           1999
Thousands)
                ------------------  ------------------ ------------------  ------------------  ------------------  ----------------
                             %                   %                  %                   %                   %                % of
                Allowance of Loans  Allowance of Loans Allowance of Loans  Allowance of Loans  Allowance of Loans  Allowance Loans
               ------------------  -----------------------------------------------------------------------------------------------


Loan Categories:
Single Family    $   187  28.91%    $  124     25.67%   $   130   21.71%  $    127   19.56%  $    165    21.42%   $   142   20.26%
Residential (1)
Commercial Real      437  67.57%       352     72.69%       463   77.51%       516   79.60%       601    77.99%       554   79.31%
  Estate
Installment           22   3.52%         8      1.64%         4    0.78%         5    0.85%         4     0.59%         3    0.43%
Not allocated        729      -        663         -        515       -        413       -        413        -        413       -
                 -------  ------    ------     -----    -------  -------  --------  ------   --------   ------    -------  ------
  Total          $ 1,375    100%    $1,147    100.00%   $ 1,112  100.00%  $  1,061  100.00%  $  1,183   100.00%   $ 1,112  100.00%
                 =======  =====     ======    ======    =======  ======   ========  ======   ========   ======    =======  ======



(1) Single family residential allowance includes $6,000, and $5,000 at June 30, 1999, and December 31, 1998, respectively, allocated to construction real estate loans. This represents 0.7% and 0.9%, respectively. There was no allowance allocated to construction real estate loans for all other years as there were not any construction real estate loans.

     Total loans classified for regulatory purposes as loss, doubtful, substandard, or special mention (including nonaccrual loans and troubled debt restructuring) at June 30, 1999, were $6.4 million. There were no loans classified as doubtful.

     Total loans classified for regulatory purposes as loss, doubtful, substandard, or special mention (including nonaccrual loans and troubled debt restructuring) at December 31, 1998 and 1997 were $8.3 million and $10.1 million, respectively. There were no loans classified as doubtful.

     Management is not aware of any other material credit which there is serious doubt regarding the ability to repay other than those reflected in classified loans and in the allowance for loan losses.

Investment Securities

     The following tables set forth the amortized cost, estimated fair value, maturity schedule and weighted average yields of securities at the dates indicated:



                                                             Gross        Gross        Estimated
                                             Amortized    Unrealized    Unrealized        Fair
                                                Cost         Gains         Loss          Value
                                             ---------    ----------    ----------      --------
Available for sale -
U.S. Government Securities                    $  9,020     $    19              -      $  9,039
                                              ========     =======     ==========      ========

     December 31, 1998

Available for sale -
U.S. Treasuries                               $  15,054    $    99              -     $  15,153
                                              =========    =======     ==========     =========

     December 31, 1997

Available for sale
U.S. Treasuries                               $  12,117    $    32              -     $  12,149
                                              =========    =======     ==========     =========




                                                             Gross        Gross        Estimated
                                             Amortized    Unrealized    Unrealized        Fair
                                                Cost         Gains         Loss          Value
                                             ---------    ----------    ----------      --------

Held to maturity -
Certificates of Deposit                       $  1,485     $     3               -    $   1,488
                                              =========    =======      ==========    =========

     December 31, 1996

Available for sale -
U.S. Treasuries                               $  2,954           -               -     $  2,954
                                             ========     =======      ===========    =========


Held to maturity -
Certificates of Deposit                       $  1,584     $     2               -     $  1,586
                                              ========     =======     ===========     ========

                                                          Estimated      Weighted
                                               Amortized    Fair         Average
                                                 Cost       Value         Yield
                                              ----------  ---------      --------

Due in one year or less                       $  9,020    $  9,039         5.73%
                                              =========   ========         ====

     December 31, 1998

Due in one year or less                       $  12,059   $ 12,128         5.76%
After one year through five years             $   2,995   $  3,025         5.80%
                                              ---------   --------         ----

                                              $  15,054   $ 15,153         5.68%
                                              =========   =========        ====
     December 31, 1997
Due in one year or less                       $   5,492   $  5,496         5.80%
After one year through five years             $   8,110   $  8,141         5.87%
                                              ---------   --------         ----
                                              $  13,602     13,637         5.84%
                                              =========   ========         ====
     December 31, 1996
Due in one year or less                       $   5,231   $  5,235         5.40%
After one year through five years                     -          -            -%
                                              ---------   --------         ----

                                              $   5,231   $  5,235         5.40%
                                              =========   ========         ====


Deposits

     Capitol Thrift primarily attracts deposits from individuals. Capitol Thrift has no known foreign or brokered deposits. Capitol Thrift's deposit base is summarized below:



(Dollars in Thousands)                                  December 31,                     June 30,
                                         -------------------------------------------    -----------
                                             1996           1997           1998            1999
                                         -------------    ----------    ------------    -----------
Non-interest bearing deposits             $         -     $        -      $        -     $        -
interest bearing deposits:
  Savings accounts                              17,871        21,364          26,895         27,814
  Time deposits:
    Under $100,000                              81,864        89,917          77,079         74,976
    $100,000 and over                            6,660
                                          ------------     ---------       ---------     ----------
                                                               6,898           8,665          8,300
                                                           ---------       ---------     ----------
Total interest bearing deposits 106,395        118,179       112,639         111,090
                                          ------------     ---------       ---------     ----------
Total deposits                            $    106,395     $ 118,179       $ 112,639     $  111,090
                                          ============     =========       =========     ==========


     The average daily amount of deposits and rates paid on deposits is summarized below:




                                                         December 31,                                     June 30,
                            ----------------------------------------------------------------------- ---------------------
                                     1996                   1997                    1998                    1999
                            ----------------------- ---------------------- ------------------------ ---------------------
                             Average                 Average                  Average                Average
                             Balance      Rate %     Balance     Rate %      Balance      Rate %     Balance     Rate %
                            ----------- ----------- ---------- ----------- ------------- ---------- ----------- ---------
Interest bearing deposits:
Savings accounts              $16,386       4.15%   $ 20,043       4.41%      $ 24,295      4.70%     $26,905     4.56%
Time Deposits (1) (2)         $82,055       6.03%   $ 93,259       5.99%      $ 97,688      5.84%     $85,365     5.38%





(1) Included at June 30, 1999, are $8.7 million in time certificates of deposit of $100,000 or more, of which $3.2 million matures within three months or less, $931,000 matures in 3 to 6 months, $2.3 million matures in 6 to 12 months, and $2.3 million matures in more than 12 months.

(2) Included at December 31, 1998, are $8.3 million in time certificates of deposit of $100,000 or more, of which $1.8 million matures within three months or less, $1.8 million matures in 3 to 6 months, $1.9 million matures in 6 to 12 months, and $2.8 million matures in more than 12 months.

     Interest paid on deposits fluctuates according to current market rates and the liquidity needs of Capitol Thrift. For the six months ended June 30, 1999 and 1998, cost of funds decreased to 5.18% from 5.63%. Although cost of funds increased over the same period in 1998, there was a decrease from December 31, 1998, due to a reduction in rates paid on time deposits.

     Although interest bearing deposits decreased in 1998, Capitol Thrift was able to keep rates competitive and decrease cost of funds. Cost of funds decreased from 5.71% in 1997 to 5.61% in 1998.

     Time deposits of $100,000 or more are generally received from Capitol Thrift's growing retirement customer base , as well as local businesses and professionals, although Capitol Thrift does not aggressively seek these types of time deposits.

Capital Resources

     The following table presents Capitol Thrift's capital position under the regulatory guidelines at June 30, 1999 and December 31, 1998:




                                                     December 31, 1998                             June 30, 1999
                                          -----------------------------------------    ---------------------------------------

                                            Actual Capital      Minimum Capital        Actual Capital     Minimum Capital
                                                Ratios               Ratios                Ratios              Ratios
                                          ------------------- ---------------------    --------------- -----------------------

Total risk based capital ratio                  12.13%               8.00%                 12.41%              8.00%
Tier I capital to risk weighted assets          10.93%               4.00%                 11.18%              4.00%
Leverage ratio                                   8.09%               4.00%                  8.72%              4.00%



     Capitol Thrift is required to maintain minimum capital ratios defined by various federal government regulatory agencies. These regulatory agencies have established risk-based capital guidelines, which include minimum capital requirements. On August 23, 1998, Capitol Thrift entered into an agreement with the FDIC and the California Department of Financial Institutions (CDFI). Management and the Board of Directors agreed to reduce the level of classified assets as outlined in the agreement, develop and implement a plan with specific strategies for reducing RPHFS, classified and non-performing loans and revise the methodology for calculating the allowance for losses on loans. The FDIC and CDFI has required that within 90 and 150 days of the agreement, Capitol Thrift maintain a Leverage Ratio of 7.75% and 8.0%, respectively. Management believes that they have complied in most material respects with the provisions of the agreement and are actively working on completing the process of compliance with all other aspects.

     At June 30, 1999, and December 31, 1998, Capitol Thrift exceeded all applicable federal capital standards.

     The Board of Directors authorized dividends of $.38 and $.40 per share during 1998 and 1997.

Asset-Liability Management and Liquidity

     The primary function of asset/liability management is to assure adequate liquidity and maintain an appropriate balance between interest-sensitive assets and interest-sensitive liabilities. Capitol Thrift's policy has been to maintain an adequate liquidity position which, in addition to cash and cash equivalents, relies on cash inflows principally from earned interest, repayments of principal on loans and investments, and increases in deposits. Capitol Thrift's principal cash outflows are from loan originations, purchases of investment securities, decreases in deposits and payment of operating expenses.

     The following table sets forth the interest-rate sensitivity of Capitol Thrift's interest-earning assets and interest-bearing liabilities as of June 30, 1999. The cumulative interest sensitivity gap as reflected in the table represents the difference between interest-earning assets and interest-bearing liabilities maturing or repricing, whichever is earlier, at a given point in time and is not necessarily indicative of the position on other dates.



(Dollars in Thousands)                                                   June 30, 1999
                                    ----------------------------------------------------------------------------------------


                                                    Next Day     After Three      After One
                                                   But Within     Months But         Year        After Five
                                                     Three        Within 12       But Within       Years         Total
                                    Immediately      Months         Months         5 Years
                                    ------------- -------------  ------------- ----------------  ----------- ---------------
Interest Rate Sensitivity Gap:
     Loans (1)                            $    -     $  23,002      $  17,530        $  19,113     $ 41,282       $ 100,927
     Investment Securities (2)                           3,000          6,000                                         9,000
                                               -                                             -            -
     Federal Funds Sold                    5,800             -                                                        5,800
                                                                            -                -            -
     Deposits with other finc'l
inst.                                                        -              -                -            -               -
                                        --------     ---------      ---------        ---------     --------       ---------
     Total Earning Assets               $  5,800     $  26,002      $  23,530        $  19,113     $ 41,282       $ 115,727
                                        ========     =========      =========        =========     ========       =========

Interest Bearing transaction
accounts:
     Savings and IRA accounts           $      -     $  28,801      $   3,070        $   5,640     $   599       $  38,110
     Time Deposits
                                               -        22,097         37,605           13,505         173          72,980
                                        --------     ---------      ---------        ---------     -------        --------
     Total interest bearing             $      -     $  50,898      $  40,675        $  18,745     $   772       $ 111,090
                                        ========     =========      =========        =========     =======       =========
liabilities

Interest Rate Sensitivity Gap:          $  5,800     $ (24,896)     $ (17,145)       $     368     $ 40,510
Cumulative gap                          $  5,800     $ (19,096)     $ (36,241)       $ (35,873)    $  4,637
Cumulative gap percentage to total
  earning assets                            5.01 %      (16.50)%      (31.32)%          (31.00)%       4.01%


(1)  Loan balance does not include nonaccrual loans of $2.8 million.

(2)  Investment securities are stated at amortized costs.


     The gap is considered positive when the amount of interest rate sensitive assets which reprice over a given time period exceeds the amount of interest rate sensitive liabilities which reprice over the same time period and is considered negative when the reverse is true. During a period of rising interest rates, a positive gap tends to result in increased net interest income while a negative gap would have an adverse affect on net interest income. As illustrated by the table, Capitol Thrift was "liability sensitive" with respect to interest-earning assets and interest-bearing liabilities repricing within one year. However, management does not consider regular passbook accounts to be interest rate sensitive. Management also includes assumptions for loan prepayment  in its GAP  analysis.  This  results  in  cumulative  one  year  GAP percentages to total earning assets of less than 10%. Within one year, management expects that, in an increasing rate environment, Capitol Thrift's net interest margin would be expected to slightly decline as liabilities would generally reprice more quickly than assets, and in a decreasing rate environment, Capitol Thrift's net interest margin would tend to increase. Management and the Board of Directors have established limits of interest rate risk deemed acceptable and measure Capitol Thrift's current exposure against those limits. At June 30, 1999, management believed that the exposure to interest rate risk was within established limits.

     The following table sets forth the interest-rate sensitivity of Capitol Thrift's interest-earning assets and interest-bearing liabilities as of December 31, 1998.



(Dollars in Thousands)                                                     December 31, 1998
                                        -----------------------------------------------------------------------------------------
                                                                        After Three
                                                       Next Day But     Months But     After One Year
                                                       Within Three      Within 12      But Within 5    After Five
                                         Immediately      Months          Months           Years           Years          Total
                                        ------------   ------------     -----------    --------------   ----------        -----


Interest Rate Sensitivity Gap:
     Loans (1)                           $     -        $   21,496      $  21,066         $  17,983     $  34,107      $  94,652
     Investment Securities (2)                 -             8,500          9,000             3,000          -            20,500
     Federal Funds Sold                      5,500             -              -                -             -             5,500
     Deposits with other finc'l inst.          -               -              -                -             -
                                         ---------      ----------       --------         ---------     ---------      ---------

     Total Earning Assets                $   5,500      $   29,996       $ 30,066         $  20,983     $  34,107      $ 120,652
                                         =========      ==========       ========         =========     =========      =========

Interest Bearing transaction accounts:
     Savings and IRA accounts            $     -        $   29,060       $ 21,845         $   7,722      $    168      $  58,795
     Time Deposits                                          27,926         13,821            10,673         1,424         53,844
                                         ---------      -----------      --------        ----------      --------      ---------
                                               -
          Total interest bearing         $     -        $   56,986       $ 35,666         $  18,395      $  1,592      $ 112,639
                                         =========      ==========       ========         =========      ========      =========
liabilities

Interest Rate Sensitivity Gap:           $   5,500      $  (26,990)      $ (5,600)        $   2,588      $ 32,515
Cumulative gap                           $   5,500      $  (21,490)      $(27,090)        $ (24,502)     $  8,013
Cumulative gap percentage to total
earning assets                                4.56%         (17.81)%       (22.45)%          (20.31)%        6.64%


(1)      Loan balance does not include nonaccrual loans of $5.1 million.

(2) Investment securities are stated at amortized costs.

Effect of Changing Prices

     The majority of assets and liabilities of a financial institution are monetary in nature and, therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the thrift industry and the resulting need to increase equity capital in order to maintain an appropriate equity-to-assets ratio. An important effect of this has been the reduction of the proportion of earnings paid out as dividends by some banking organizations. Another significant effect of inflation is on other expenses, which tend to rise during periods of general inflation.

Year 2000 Issues

     Capitol Thrift & Loan Association and its parent corporation Global Bancorp (collectively "the Company") have been working on becoming year 2000 compliant since late 1997. In the first quarter of 1998, the Company developed a formal plan relating to the assessment and remediation of any year 2000 compliance problems and the development of contingency plans. By mid-1998, the Company had:

     o identified and prioritized all internal, mission critical hardware and software systems;

     o developed its own year 2000 testing plan for all internal, mission critical systems;

     o    developed a budget for all year 2000-related costs;

     o developed a risk assessment for all systems, both internal and external (i.e. vendors);

     o contacted all large borrowers and depositors to better understand their year 2000 risks; and

     o begun implementing renovation and enhancement efforts to correct year 2000 problems or eliminate exposures to year 2000 problems.

     During the last half of 1998, the Company, in accordance with FDIC requirements, tested most of its mission critical systems to confirm their date change viability. As necessary, the Company installed system upgrades and replaced hardware. During this period, the Company sought and received assurances from all significant vendors that their own systems were year 2000 compliant and developed contingency plans to address failures of vendors' systems in spite of their assurances. By the end of 1998, the Company successfully completed the testing of mission critical internal systems. This process included incremental changes to the hardware and software components.

     During the remainder of 1999, the Company intends to test and validate its previously-developed contingency plans and perform additional customer outreach and education.

     The Company estimates that the total costs related to its year 2000 compliance program will not be material.

     In order to prevent a liquidity crunch caused by the public's perception of the year 2000 problem, the Company has been active in customer education by sending letters to its customers advising them of the Company's year 2000 compliance efforts and providing them with FDIC year 2000 awareness material. Additionally, the Company is prepared to increase its liquidity and has confirmed that FHLB borrowing will be available if necessary.

                           BUSINESS OF GLOBAL BANCORP

Introduction

     Global Bancorp is a California corporation organized on September 18, 1980 to act as a holding company for thrift and loan companies and to engage in other financial activities.

     Thrift and loan companies raise lendable funds primarily by issuing passbook investment (which resemble passbook savings accounts) and certificate of deposit investment certificates (which resemble bank's certificates of deposit). Thrift and loan companies use such funds to make loans and to purchase conditional sales contracts and other consumer finance instruments.

     Global Bancorp conducts business through its wholly-owned thrift and loan company subsidiary, Capitol Thrift, a California corporation licensed under the California Industrial Loan Law. See " - Regulation and Supervision - Regulation of Capitol Thrift." Capitol Thrift was formed by the July, 1982 merger of Global Bancorp's two-office thrift and loan company subsidiary of that name (which had commenced operations in January 1982) with Atlas Thrift Company ("Atlas"), a 12-office California thrift and loan company formed in 1947. Capitol Thrift's deposits are insured up to $100,000 by the Federal Deposit Insurance

Corporation. Unless the context otherwise requires, the term "Global Bancorp" refers to Global Bancorp and Capitol Thrift.

     Global Bancorp and Capitol Thrift have their head offices located at 1424 Second Street, Napa, California 94559. Capitol Thrift has 10 branches all in the State of California.

     As of June 30, 1999, Global Bancorp had total assets of $123.0 million, total deposits of $111.1 million and shareholders' equity of $11.4 million. Global Bancorp's net income for the six months ended June 30, 1999, and the year ended December 31, 1998, was $720,000 and $1.1 million. Net income for the six months ended June 30, 1999 included $297,000 from the proceeds of a life insurance policy insuring the life of a former officer. For the year ended December 31, 1998, Global Bancorp's return on average assets was .78% and return on average equity was 9.96% per year.

Business Strategy

     Increase loan assets. Since 1995, Capitol Thrift has had a primary goal of increasing loans without significantly increasing operating expenses. Capitol Thrift has increased loans by $14.7 million or 18.9% for the year ended December 31, 1996, and $8.3 million or 8.9% for the year ended December 31, 1997. Loans decreased by $3.7 million or 3.6% for the year ended December 31, 1998. During the year, $9.5 million of loans were sold. These loans were sold as a strategy to reduce assets and thereby increase the leverage ratio to a level in compliance with a regulatory agreement as discussed above under "Capital Resources." This sale of loans also produced a $476,000 gain on sale of loans for the year ended December 31, 1998.

     Other non-interest expenses exclusive of those related to RPHFS were $3.98 million for the year ended December 31, 1998 compared to $3.92 million for the year ended December 31, 1997, or 1.5% higher compared to the growth increase for loans above of 6.3% (adjusted for loans sold). They were $4.03 million annualized for the six months ended June 30, 1999 compared to $3.98 million for the year ended December 31, 1998, or 1.2% higher compared to the growth increase for loans annualized at 7.4%. Now that the leverage ratio is above the required level, Capitol Thrift continues to seek higher loan assets. The primary thrust of its lending is directed at small commercial "A" and "B" product real estate loans in the $200,000 to $1,500,000 range. It offers both fixed and variable rates, with calls primarily ranging from two years to 10 years and amortization schedules up to 30 years.

     Increase non-interest income. In addition to its commercial real estate loan products, the Company also offers conforming and non-conforming residential loans, although not as its primary loan products. It also has a wide variety of correspondent lending relationships that enable it to effectively offer almost any type of real estate loan product, "passing through" to other lenders those loans, that for whatever reason, do not fit its target market.

     Due to its high average cost of money, approximately 5.15%, which is a result of its large portfolio of higher costing certificate of deposit accounts, with no demand deposit accounts, the Company does not retain the majority of lower yielding residential loans, or higher loan-to-value originations. These are "passed through" to the other lenders with whom it maintains a correspondent relationship.

     Reduce RPHFS related expenses. As mentioned above under the caption "Allowance for Loan Losses", Capitol Thrift has strengthened its credit and underwriting requirements. This has resulted in declining non-performing loans.

This in turn should result in declining RPHFS related expenses as lower amounts of loans are foreclosed and become RPHFS.

Banking Services

     Capitol Thrift conducts a general consumer and commercial finance business from 10 branches located throughout the State of California. Capitol Thrift's primary source of revenue is providing commercial and single-family, residential real estate loans to customers who are predominantly small and middle-market businesses and individuals. Capitol Thrift does not provide general commercial banking services such as demand checking accounts, lines of credit, safe deposit boxes and wire transfer. Capitol Thrift funds its lending activities by issuing thrift certificates and investment certificates.

Lending Activities

     Capitol Thrift concentrates its lending activities on commercial real estate and single-family residential loans. Capitol Thrift also makes consumer installment loans. As of June 30, 1999, commercial loans, single-family loans and installment loans were 81.4%, 20.8% and 0.4%, respectively, of total loans. Capitol Thrift had one construction loan in the amount of $913,000 as of June 30, 1999. Non-residential loans are primarily medium term commercial real estate loans with maturities ranging from 5 to 15 years. All of Capitol Thrift's commercial loans are secured by real estate. Such loans generally range in size from $200,000 to $1.5 million and are made to varying types of businesses, including but not limited to small office buildings, retail businesses, restaurants, warehouses and churches.

     Commercial real estate loans to churches totaled approximately 14.0% of total loans at June 30, 1999. The properties securing these loans are primarily multi-use properties and are geographically dispersed throughout California to varying religious denominations. Capitol Thrift is not currently originating these types of loans.

Human Resources

     At June 30, 1999, Global had 50 full-time employees and 2 part-time employees. No employees are represented by a collective bargaining agreement. The Company believes that it enjoys good relations with its personnel.

Competition

     Since Capitol Thrift's activities are conducted on a statewide basis, it faces strong competition, both in attracting deposits and originating loans, from numerous national, regional and community banks, savings and loan associations, mutual savings banks, credit unions and other financial institutions that serve California. Capitol Thrift's principal competition in originating loans are the local community banks in the communities where the company's branch offices are located. Capitol Thrift's principal competition in attracting deposits are other thrifts. Capitol Thrift's competition include Southern Pacific Thrift & Loan, First Fidelity Bank, Affinity Bank, Novato Community Bank and Imperial Thrift. These and many other competitors are larger and better capitalized than Capitol Thrift.

     The primary factors affecting competition for deposits are interest rates and the quality and range of deposit and lending services offered. The primary factors affecting competition for loans are interest rates, loan origination fees, and the quality and range of lending services offered. Capitol Thrift relies on its close proximity to numerous local small and medium-sized businesses, personal contacts and referrals by its officers, directors, employees, shareholders and customers, other local promotional activities and its reputation in the community to compete effectively. It also uses an extensive network of loan brokers to generate loans.

Premises

     The following table sets forth information about Global Bancorp's and Capitol Thrift's offices.




Location                        Type of Office              Owned/Leased              Size         Since
--------                        --------------              ------------              -----        -----
San Jose                        Branch                      Leased                    1,000        1993
Riverside                       Branch                      Leased                    1,848        1987
Fresno                          Branch                      Leased                    1,670        1994
Roseville                       Branch                      Leased                    1,376        1996
Sacramento                      Branch                      Leased                    2,148        1995
Lancaster                       Branch                      Leased                    2,500        1996
Lodi                            Branch                      Leased                    2,100        1994
San Diego                       Branch                      Leased                    1,200        1990
Covina                          Branch                      Leased                    1,410        1997
Napa                            Collections Dept.           Leased                    1,955        1997
Napa                            Administration/Branch       Owned                     5,600        1986


Legal Proceedings

     Global Bancorp's management believes that there is no threatened or pending legal proceedings against Global Bancorp or Capitol Thrift which if determined adversely, would have a material adverse effect on the business or financial position Global Bancorp or Capitol Thrift.

Regulation and Supervision

     General. Capitol Thrift is an industrial loan company licensed under the California Industrial Loan Law and is regulated, supervised and periodically examined by the California Department of Financial Institutions (CDFI) and the Federal Deposit Insurance Corporation (FDIC). Capitol Thrift's investment certificates are insured by the FDIC to the maximum amount permitted by law, which is currently $100,000 per depositor in most cases. For this protection, Capitol Thrift pays a semi-annual assessment and the rules and regulations of the FDIC pertaining to deposit insurance and other matters apply.

     The regulations of the FDIC and CDFI govern most aspects of Capitol Thrift's business and operations, including, but not limited to, the scope of its business, investments, reserves against deposits, the nature and amount of any collateral for loans, the time of availability of deposited funds, the issuance of securities, the payment of dividends, branch expansion and bank activities and the making of periodic reports. Various consumer laws and regulations also apply to Capitol Thrift. The FDIC and the CDFI have broad enforcement powers over depository institutions, including the power to prohibit a regulated institution from engaging in business practices which are considered to be unsafe or unsound, to impose substantial fines and other civil and criminal penalties, to terminate deposit insurance, and to appoint a conservator or receiver under a variety of circumstances.

     Capitol Thrift is subject to detailed, complex and sometimes overlapping federal and state statutes and regulations in their routine banking operations. These statutes include but are not limited to state usury and consumer credit laws, the Federal Truth-in-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Truth in Savings Act and the Community Reinvestment Act.

     California Industrial Loan Law. California law defines an industrial loan company as a company that in the regular course of business lends money and issues investment certificates. As a California industrial loan company, Capitol Thrift is regulated under California's Industrial Loan Law, also known as California's Industrial Banking Law or California's Thrift and Loan Law, and is supervised by the CDFI. The sale, merger or conversion of an industrial loan company and another industrial loan company, bank or savings association is subject to California law.

     California industrial loan companies must maintain a minimum amount of capital stock and prescribed amounts of additional stock for each branch office. In addition, the Department of Financial Institutions may require reasonable reserves as deemed necessary in accordance with sound business practices. No person may acquire in the aggregate 10% or more of the capital stock of an industrial loan company through any means without the written consent of the commissioner. An industrial loan company must be a participating member of the FDIC.

     Industrial loan companies may issue investment certificates and securities, subject to certain qualifications and approvals. The total amount of investment certificates issued and outstanding at any time by an industrial loan company is subject to limitations based on the amount of its unimpaired capital and surplus. Real estate holdings are limited to the purchase and construction of a building to carry on business, property taken to satisfy a debt, and property acquired through foreclosure. An industrial loan company may invest funds in any investments that are permissible for commercial banks.

     California law authorizes industrial loan companies to make closed-end and open-end loans, with limits or restrictions on aggregate loans to one borrower, loan-to-value ratios, maximum loan charges and loan terms, loan fees, advertising, foreclosure procedures and other loan features. California law also authorizes insurance premium finance agencies, and sets forth regulations for insurance premium finance loans. Each industrial loan company must maintain books and records, subject to audit, and file an annual audit report. All changes in officers, directors and managing personnel must be reported. Foreign industrial loan companies that maintain a facility or branch in California are subject to separate filing and reporting requirements.

     Global Bancorp, as a holding company, is also governed by certain provisions of the Industrial Loan Law. Specifically, certain transactions between an industrial loan company and its holding company are prohibited. An industrial loan company may not, directly or indirectly, make any loan to, or purchase a contract, loan or chose in action from, or hold a lease obligation of, or purchase a lease contract from (i) a person in which an officer or director of any holding company, directly or indirectly, is financially interested, directly or indirectly; (ii) a person in which the holder of record or beneficiary of is in excess of ten percent (10%) of the shares of any holding company, directly or indirectly, is financially interested, directly or indirectly; and (iii) a person who acquires those contracts, directly or indirectly, or through intervening assignments from a person described in (i) or
(ii). California law provides that a holding company cannot be used for the purpose of evading or avoiding any provisions of the Industrial Loan Law. A holding company is defined as an entity that, directly or through one or more intervening subsidiaries, whether or not wholly owned, controls or has power to control a majority of the shares of an industrial loan company.

     The CDFI has supervisory and enforcement powers over industrial loan companies. The CDFI can enter into agreements with other state and federal agencies regulating financial institutions and can turn over information on industrial loan companies as part of an investigation by other agencies. The CDFI can investigate and examine books and records, audit financial reports and financial statements, take possession of and retain property or the business until the business is resumed or liquidated, or order suspension or limitation of payment of liabilities if the CDFI determines such action necessary to protect the company, its investors or creditors, or if in the public interest. Enforcement powers include the power to invoke judicial remedies, both civil and criminal, and impose fines.

     In 1996 and 1997, Capitol Thrift experienced an increase in loss on real property held for sale (RPHFS) and expenses related thereto. A majority of the losses related to loans made prior to June 1992, at which time credit underwriting policies were strengthened. As a result of these increases, in August 1998, Capitol Thrift entered into an agreement with the FDIC and the CDFI pursuant to which management and the Board of Directors agreed to reduce the level of classified assets as outlined in the agreement, develop and implement a plan with specific strategies for reducing RPHFS, classified and non-performing loans, and revise the methodology for calculating the allowance for losses on loans. In addition, Capitol Thrift is required to maintain certain leverage ratios. Management believes that Capitol Thrift has complied in most material respects with the provisions of the agreement and are actively working on completing the process of complying with all other aspects.

                              PLAN OF DISTRIBUTION

Minimum and maximum purchases

     The minimum purchase for any person is 100 shares ($____), unless we, in our sole discretion, waive this requirement in a particular case and agree to accept a subscription for a lesser number of shares. The maximum purchase for any person or household is 6,667 shares (approximately $_______), unless we, in our sole discretion, waive this requirement in a particular case and agree to accept a subscription for a larger number of shares.

Method of distribution

     The common stock is being offered and sold through the efforts of our directors and executive officers. Their activities in connection with this offering will be in addition to their other duties, and they will not receive any additional compensation, commission, or other remuneration for such activities.

How to subscribe

     Each prospective investor who desires to purchase shares of common stock should:


     1. Complete, date, and execute the Subscription Agreement which has been delivered with this Prospectus;

2. Make a check, bank draft, or money order payable to "Pacific Coast Banker's Bank fbo Humboldt Bancorp" in the amount of $__.00 times the number of shares subscribed for; and

3. Deliver the completed Subscription Agreement and check to the escrow agent at the following address:

                  Pacific Coast Banker's Bank
                  -----------------------
                  San Francisco, California  ___
                  Attn: Tracy Holcomb

     Subscribers should retain a copy of the completed Subscription Agreement for their records. The subscription price is due and payable when the Subscription Agreement is delivered.

     Subscriptions to purchase shares will be received until 5:00 p.m., Eureka, California time, on [____, 2000], unless all of the shares are earlier sold or the offering is earlier terminated by us. We reserve the right to terminate the offering at any time. The date the offering terminates is referred to in this Prospectus as the "Expiration Date." Upon Expiration Date, assuming that the minimum shares have been sold, and other conditions have been met, we will have a closing.

     Upon acceptance by us, subscriptions will be binding on and may not be revoked by subscribers except with our consent. In addition, we reserve the right to cancel accepted subscriptions at any time and for any reason until the proceeds of this offering are released from escrow, and we reserve the right to reject any subscription, or a portion of any subscription, in our sole discretion. We may, in our sole discretion, allocate shares among subscribers in the event of an over-subscription for the shares. In determining which subscriptions to accept, we may take into account any factors we consider relevant, including the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, either Humboldt Bank, Capitol Valley Bank or Capital Thrift. If we reject any subscription, or accept a subscription but in our discretion subsequently elect to cancel all or part of that subscription, we will refund promptly the amount remitted that corresponds to the share offering price multiplied by the number of shares as to which the subscription is rejected or canceled. Certificates representing shares duly subscribed and paid for will be issued by us promptly after the offering conditions are satisfied and escrowed funds are delivered to us.

Conditions to the Offering and Release of Funds

     Subscription proceeds accepted by us for the shares subscribed for in this offering will be promptly deposited in an escrow account with Pacific Coast Banker's Bank until the conditions to this offering have been satisfied or the offering has been terminated. The offering will be terminated, no shares will be issued, and no subscription proceeds will be released from escrow to us, unless on or before the closing date:

     (a) we have accepted subscriptions and payment in full for a minimum of ______ shares (which will result in gross offering proceeds in excess of $6 million);


     (b) the shareholders of Global Bancorp have approved of the merger; and

     (c) we have received regulatory approval of the merger.

     If the above conditions are not satisfied by the closing date or the offering is otherwise earlier terminated:

     (a) accepted subscription agreements will be of no further force or effect and subscribers in the offering will not be shareholders of ours;

     (b) the funds held in the escrow account will not be subject to the claims of any of our creditors or available to defray the expenses of this offering; and

     (c) the full amount of all subscription funds will be returned promptly to subscribers, with interest.

     Subscription funds held in escrow will be invested in short-term United States Treasury securities or other short-term investments as we may determine. We do not intend to invest the subscription proceeds held in escrow in instruments that would mature after the Expiration Date of the offering.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, Humboldt Bancorp will have approximately ________ shares of common stock outstanding. Effective upon the consummation of this offering, assuming no exercise of outstanding options, Humboldt Bancorp will have outstanding options to purchase approximately ______ shares of common stock and warrants to purchase approximately 90,000 shares of its common stock.

     Of the common stock outstanding upon completion of this offering, _______ shares of common stock will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by "affiliates" of Humboldt Bancorp, as that term is defined under the Securities Act and the Regulations promulgated thereunder, and shares received in the merger by some officers and directors of Global Bancorp. The remaining _____ shares of common stock were sold by Humboldt Bancorp in reliance on exemptions from the registration requirements of the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act. Absent an effective registration statement, any shares of common stock issued upon the exercise of options or warrants held by any of such persons will constitute restricted securities. Approximately ________ of the outstanding shares of common stock that are restricted securities will be eligible for sale in the public market as of the date of this prospectus in reliance on Rule 144(k) under the Securities Act.

     In general, under Rules 144 and 145 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned restricted securities for a period of at least one year from the later of the date such restricted securities were acquired from Humboldt Bancorp or the date they were acquired from an affiliate, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain provisions relating to the number and notice of sale and the availability of current public information about Humboldt Bancorp.

     Further, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from Humboldt Bancorp and the date they were acquired from an affiliate of Humboldt Bancorp, a holder of such restricted securities who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume and manner of sale limitations described above.

     Prior to this offering, there has been minimal activity for the common stock of Humboldt Bancorp, and any sale of substantial amounts of common stock in the open market, or the availability of shares for sale, may adversely affect the market price of the common stock and the ability of Humboldt Bancorp to raise funds through equity offerings in the future.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 50,000,000 shares of common stock, no par value. No shares of preferred stock are authorized. As of September 30, 1999, we had ________ shares of common stock outstanding, held of record by _____ shareholders.

Common Stock.

     The holders of our common stock are entitled to one vote, in person or by proxy, per share on any matter requiring shareholder action. Holders of common stock are entitled to dividends when, as, and if declared by the board of directors from funds legally available therefor subject to certain restrictions on payment of dividends imposed by the California Corporations Code and other applicable regulatory limitations. The holders of common stock have no preemptive or other subscription rights and there are no redemption, sinking fund, or conversion privileges applicable to the common stock. Upon our liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.

Transfer Agent.

     The transfer agent and registrar for our common stock is Illinois Stock Transfer.

                                     EXPERTS

     The financial statements of Humboldt Bancorp and subsidiary as at December 31, 1998, and for each of the three years in the period then ended included in this Prospectus have been audited by Richardson & Company, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report given upon their authority as experts in accounting and auditing.

     The consolidated balance sheet of Global Bancorp and subsidiary as at December 31, 1998, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year then ended included in this Prospectus have been audited by Grant Thornton, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report given upon their authority as experts in accounting and auditing. It is anticipated that a representative of Grant Thornton will be at the meeting to respond to any questions.

     The consolidated financial statements of Global Bancorp and Subsidiary as of December 31, 1997, and for each of the two years in the period ended December 31, 1997, included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the certificates of interest and common stock to be issued by Humboldt Bancorp in this offering is being passed upon by Bartel Eng Linn & Schroder, a Law Corporation, Sacramento, California.

                       WHERE YOU CAN FIND MORE INFORMATION

     Humboldt Bancorp has filed a registration statement on Form S-1 to register with the Commission the common stock to be issued to shareholders in the offering. This Prospectus is a part of that Registration Statement. As allowed by the Commission's rules, this Prospectus does not contain all of the information you can find in the registration statement or the documents provided as in the exhibits to the registration statement.

     Humboldt Bancorp files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements and other information filed by Humboldt Bancorp at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. You will also be able to obtain the Commission filings from commercial document retrieval services and at the Commission's web site at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----


Humboldt Bancorp and Subsidiary

Independent Auditor's Report .............................................. F-2

Consolidated Balance Sheets, December 31, 1997 and 1998,
and June 30, 1999 (unaudited).............................................. F-3

Consolidated Statements of Operations for the Years Ended
December 31, 1996, 1997 and 1998, and for the Six Month Periods Ended
June 30, 1998 and 1999 (unaudited) ........................................ F-4

Consolidated Statements of Changes in Stockholders' Equity
for the Years Ended December 31, 1996, 1997 and 1998, and
for the Six Month Period Ended June 30, 1999 (unaudited) .................. F-5

Consolidated Statements of Cash Flows for the Years Ended
December 31, 1996, 1997 and 1998, and for the Six Month
Periods Ended June 30, 1998 and 1999 (unaudited) .......................... F-7

Notes to Consolidated Financial Statements ................................ F-9

Global Bancorp and Subsidiary

Independent Auditors' Reports............................................. F-37

Consolidated Balance Sheets, December 31, 1997 and 1998,
and June 30, 1999 (unaudited)............................................. F-39

Consolidated Statements of Earnings for the Years Ended
December 31, 1996, 1997 and 1998, and for the Six Month
Periods Ended June 30, 1998 and 1999 (unaudited) ......................... F-40

Consolidated Statement of Stockholders' Equity for the
Years Ended December 31, 1996, 1997 and 1998, and for
the Six Month Period Ended June 30, 1999 (unaudited) ..................... F-41

Consolidated Statements of Cash Flows for the Years Ended
December 31, 1996, 1997 and 1998, and for the Six Month
Periods Ended June 30, 1998 and 1999 (unaudited) ......................... F-42

Notes to Financial Statements ............................................ F-44

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors
Humboldt Bancorp and Subsidiary
Eureka, California


We have audited the accompanying consolidated balance sheets of Humboldt Bancorp (Bancorp) and Subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1996, 1997 and 1998. These financial statements are the responsibility of the Bancorp's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Humboldt Bancorp and Subsidiary at December 31, 1997 and 1998, and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 1996, 1997 and 1998, in conformity with generally accepted accounting principles.


RICHARDSON & COMPANY


January 15, 1999, except
  for Note Y, as to which
  the date is November 11, 1999

                         HUMBOLDT BANCORP AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)




                                                            December 31,       June 30,
                                                        1997           1998      1999
                                                      ---------    ---------  -----------
                                                                              (unaudited)
ASSETS
   Cash and due from banks                           $  21,442    $  28,626     $ 28,514
   Interest-bearing deposits in other banks              3,020        3,020           20
   Federal funds sold                                    3,520        2,250       10,534
   Investment securities, at fair value                 80,180       77,802       68,394
   Loans held for sale                                      48        7,677
   Loans and lease financing receivables, net of
      allowance for loan and lease losses and
      deferred loan fees                               157,464      178,361      197,717
   Premises and equipment, net                           5,635        7,950        8,648
   Accrued interest receivable and other assets         12,778       14,289       16,562
                                                    -----------   ---------    ---------
                                    TOTAL ASSETS    $  284,087    $ 319,975    $ 330,389
                                                    ===========   =========    =========

LIABILITIES
   Deposits
      Noninterest-bearing                           $   70,767    $  96,884    $ 102,261
      Interest-bearing                                 184,419      187,083      188,347
                                 Total Deposits        255,186      283,967      290,608
   Accrued interest payable and other liabilities        3,586        4,758        5,338
   Long-term debt                                        1,761        3,402        4,660
                                                    ----------   ----------     ---------
                                TOTAL LIABILITIES      260,533      292,127      300,606
                                                    ==========   ==========     =========

   Commitments and contingencies
   (see accompanying notes)


STOCKHOLDERS' EQUITY
   Common stock,  no par value; 20,000,000 shares
      authorized  with 1,576,542,
      1,787,954 and 4,532,831 (unaudited)
      shares issued and outstanding in 1997,
      1998 and 1999, respectively                       20,495       25,580       25,798
   Additional paid-in capital                              114          297          297
   Retained earnings                                     2,200        1,485        3,575
   Accumulated other comprehensive income                  745          486          113
                                                     ---------   ----------     --------
                       TOTAL STOCKHOLDERS' EQUITY       23,554       27,848       29,783
                                                     ---------   ----------     --------
                            TOTAL LIABILITIES AND
                             STOCKHOLDERS' EQUITY    $ 284,087    $ 319,975    $ 330,389
                                                     =========    =========     ========



The accompanying notes are an integral part of these consolidated financial statements.

                         HUMBOLDT BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (dollars in thousands except per share amounts)


                                                                            Six Months Ended
                                               Years Ended December 31           June 30,
                                              -------------------------    ---------------------
                                              1996      1997       1998      1998        1999
                                            --------  ---------  --------  ---------  -----------
                                                                                   (Unaudited)
INTEREST INCOME
   Interest and fees on loans and leases   $ 13,773   $ 15,961  $ 18,762    $ 9,064   $  9,266
   Interest and dividends on investment
     securities
      Taxable                                 1,687      2,700     3,239      1,980      1,459
      Exempt from Federal income tax            577        569       739        337        422
      Dividends                                 102         83        78         35         24
   Interest on federal funds sold               374        612       512        229        273
   Interest on deposits in other banks           49        128       174         88         62
                                            --------   --------  --------    -------   --------
                   Total Interest Income     16,562     20,053    23,504     11,733     11,506
INTEREST EXPENSE
   Interest on deposits                       5,501      6,973     7,565      3,834      3,435
   Interest on long-term debt and other
     borrowings                                  48         51       177         73        146
                                            --------   --------  --------    -------   --------
                  Total Interest Expense      5,549      7,024     7,742      3,907      3,581
                                            --------   --------  --------    -------   --------
                     NET INTEREST INCOME     11,013     13,029    15,762      7,826      7,925
   Provision for loan and lease losses          533        773     2,124      1,024        506
                                            --------   --------  --------    -------   --------
               NET INTEREST INCOME AFTER
                  PROVISION FOR LOAN AND
                            LEASE LOSSES     10,480     12,256    13,638      6,802      7,419
OTHER INCOME
   Fees and other income                      4,285      6,911     9,731      4,235      7,219
   Service charges on deposit accounts          709      1,300     2,097      1,040      1,163
   Net gain (loss) on sale of loans              75       (204)      645        (38)       298
   Net investment securities gains (losses)     678        102                             (18)
                                            --------   --------  --------    -------   --------
                      Total Other Income      5,747      8,109    12,473      5,237      8,662
OTHER EXPENSES
   Salaries and employee benefits             5,592      6,806     9,151      4,387      5,570
   Net occupancy and equipment expense        1,792      2,466     2,711      1,303      1,285
   Other expenses                             3,941      6,224     7,716      3,591      6,107
                                            --------   --------  --------    -------   --------
                    Total Other Expenses     11,325     15,496    19,578      9,281     12,962
                                            --------   --------  --------    -------   --------
              Income Before Income Taxes      4,902      4,869     6,533      2,758      3,119
   Provision for income taxes                 1,926      1,611     2,517      1,055      1,025
                                            --------   --------  --------    -------   --------
                              NET INCOME   $  2,976   $  3,258   $ 4,016    $ 1,703   $  2,094
                                            ========   ========  ========    =======   ========
                    NET INCOME PER SHARE      $0.71      $0.75     $0.91      $0.39      $0.46
                                            ========   ========  ========    =======   ========
                  NET INCOME PER SHARE--
                       ASSUMING DILUTION      $0.64      $0.67     $0.82      $0.35      $0.42
                                            ========   ========  ========    =======   ========


The accompanying notes are an integral part of these consolidated financial statements.

                         HUMBOLDT BANCORP AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             (dollars in thousands)


                                                                                                          Accumulated
                                                                         Additional                           Other
                               Comprehensive         Common Stock          Paid-In        Retained       Comprehensive
                                  Income        Shares        Amount       Capital         Earnings         Income          Total
                                ----------    ----------     ---------   -----------     ----------      --------------   ---------

Balance at January 1, 1996                     1,266,509      $  14,852                    $ 1,268          $    815        $16,935

10% stock dividend                               126,346          2,179                     (2,179)
Fractional shares purchased                                                                     (5)                              (5)
Stock options exercised                           17,912            148                                          148
Comprehensive income:
   Net income                    $ 2,976                                                     2,976                            2,976
   Other comprehensive
     loss, net of tax:
     Unrealized holding losses
      on securities available-
      for-sale arising during
      the year, net of taxes
      of $323                     (454)                                                                         (454)          (454)
                                -------        ----------    -----------   ----------     ----------     -------------    ---------
Total comprehensive income      $2,522
                                =======
            BALANCE AT
            DECEMBER 31, 1996                  1,410,767         17,179                      2,060              361          19,600

10% stock dividend                               143,110          3,113                     (3,113)
Fractional shares purchased                                                                     (5)                              (5)
Stock options exercised and
   related tax benefit                            22,665            203     $   114                                             317
Comprehensive income:
   Net income                   $3,258                                                       3,258                            3,258
   Other comprehensive
     income, net of tax:
     Unrealized holding gains
      on securities available-
      for-sale arising during
      the year, net of taxes
      of $274                      384                                                                           384            384
                                -------        ---------     -----------     -------        -------      ------------      ---------
Total Comprehensive income       3,642
                                =======
            BALANCE AT
            DECEMBER 31, 1997                  1,576,542         20,495         114          2,200               745         23,554




                                               (Continued)

                         HUMBOLDT BANCORP AND SUBSIDIARY

                             (dollars in thousands)

                                                                                                          Accumulated
                                                                         Additional                           Other
                               Comprehensive         Common Stock          Paid-In        Retained       Comprehensive
                                  Income        Shares        Amount       Capital         Earnings         Income          Total
                                ----------  ------------  ------------   -----------     ----------     ---------------  ---------

10% stock dividend                            160,110       $    4,723                    $  (4,723)
Fractional shares purchased                                                                      (8)                       $     (8)
Stock options exercised
   and related tax benefit                     51,302              362      $   183                                             545
Comprehensive income:
   Net income                  $   4,016                                                      4,016                           4,016
   Other comprehensive
     loss, net of tax:
     Unrealized holding losses
      on securities available-
      for-sale arising during
      the year, net of taxes
      of $185                       (259)                                                                  $   (259)           (259)
                               ----------   -----------      -----------    -----------   -----------      -------------  ----------
Total Comprehensive income    $    3,757
                              ===========
          BALANCE AT
          DECEMBER 31, 1998                  1,787,954           25,580         297           1,485             486          27,848

5 for 2 stock split (unaudited)              2,681,817
Fractional shares purchased
   (unaudited)                                                                                   (4)                             (4)
Stock options exercised
   (unaudited)                                  63,060             218                                                          218
Comprehensive income:
   Net income (unaudited)          2,094                                                      2,094                           2,094
   Other comprehensive
     loss, net of tax:
     Unrealized holding losses
      on securities
      available-for-
      sale arising during the
      year, net of taxes of
      $267 (unaudited)              (373)                                                                     (373)            (373)
                              -----------   ------------      ------------   ------------   --------------   -----------    --------

Total comprehensive income
   (unaudited)                  $  1,721
                              ==========
               BALANCE AT
               JUNE 30, 1999
               (UNAUDITED)                   4,532,831        $ 25,798       $  297          $3,575           $113          $29,783
                                           ============       ========       ======          ======          ======         =======



The accompanying notes are an integral part of these consolidated financial statements.

                         HUMBOLDT BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)


                                                                            Six Months Ended
                                          Years Ended December 31                June 30,
                                          -------------------------         -------------------
                                     1996         1997         1998            1998           1999
                                  ----------- ----------   ------------     -----------    ----------
                                                                                  (Unaudited)
OPERATING ACTIVITIES
   Net income                       $  2,976   $  3,258     $   4,016         $ 1,703        $  2,094
   Adjustments to reconcile net
      income to net cash provided
      by operating activities:
        Provision for loan and lease
          losses                         533        773         2,124           1,024             506
        Depreciation                   1,041      1,565         1,586             724             696
        (Gain) loss on sale of
          investments                   (678)      (102)                                           18
        Amortization and other           916      1,390         1,517             799             676
        Equity in income of
         subsidiary                                 (22)         (259)            (90)           (167)
        Decrease (increase) in loans
          held for sale                1,817         15        (7,629)         (2,228)          7,677
        Increase in interest
           receivable
           and other assets             (520)    (1,422)         (734)           (648)           (631)
        Increase in interest payable
           and other liabilities         122      1,913         1,355             393             580
                                      -------   --------      --------         ------        --------
           NET CASH PROVIDED BY
           OPERATING ACTIVITIES        6,207      7,368         1,976           1,677          11,449
INVESTING ACTIVITIES
   Net decrease (increase) in
        interest-bearing deposits
        with banks                     1,100     (3,000)                                        3,000
   Net (increase) decrease in
        federal funds sold            (1,100)     3,050         1,270          (7,230)         (8,284)
   Proceeds from maturities and
        sales of investment
        securities available-for-
        sale                          33,235     22,261        28,169          13,575          18,441
   Purchases of investment
        securities
        available-for-sale           (19,935)   (62,711)      (27,967)         (7,713)        (10,333)
   Net increase in loans and leases  (30,289)   (15,491)      (23,370)        (14,182)        (19,862)
   Purchases of premises and
        equipment                     (2,096)    (1,100)       (3,901)         (3,774)         (1,394)
   Investment in partnership/
        subsidiary                               (2,000)          (91)                         (1,242)
   Proceeds from the sale of OREO                   139           322
   Premium paid on deposits
        purchased                                (1,040)
   Purchases of life insurance
        policies                      (2,337)
                                    ---------  ---------     ----------     ---------       ----------
               NET CASH USED BY
           INVESTING ACTIVITIES      (21,422)   (59,892)      (25,568)        (19,324)        (19,674)

                                            (Continued)

                         HUMBOLDT BANCORP AND SUBSIDIARY

                             (dollars in thousands)


                                                                                     Six Months Ended
                                                     Years Ended December 31,                June 30,
                                            ----------------------------------       -------------------
                                                1996           1997        1998         1998        1999
                                            ----------     ----------    ---------    ----------  ---------
                                                                                   (Unaudited)
FINANCING ACTIVITIES
   Net increase in deposit accounts         $  18,050       $ 62,535      $28,781      $13,929    $ 6,641
   Net proceeds from long-term debt
      and notes payable                            22          1,000        1,700        1,700      1,300
   Payments on long-term debt and
      notes payable                               (34)           (14)         (59)        (17)        (42)
   Proceeds from issuance of
      common stock                                148            203          362         275         218
   Fractional shares purchased                     (5)            (5)          (8)         (8)         (4)
                                              ---------     ---------     --------    ---------    --------
           NET CASH PROVIDED BY
           FINANCING ACTIVITIES                18,181         63,719       30,776      15,879       8,113
                                              ---------     ---------     --------    ---------    --------
           NET INCREASE (DECREASE)
                IN CASH AND DUE
                     FROM BANKS                 2,966         11,195        7,184      (1,768)       (112)
   Cash and due from banks at
      beginning of period                       7,281         10,247       21,442      21,442      28,626
                                             ---------     ---------     --------    ---------    --------
              CASH AND DUE FROM
           BANKS AT END OF PERIOD           $  10,247       $ 21,442      $28,626     $19,674     $28,514
                                            =========       ========     ========     ========    ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

   Cash paid during the year for:
      Interest expense                      $   5,535       $  6,940      $ 7,755     $ 3,903     $ 3,616
      Income taxes                          $   2,666       $  1,809      $ 2,830     $ 1,705     $ 1,835

SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES:

   Stock dividend                           $   2,179       $  3,113      $ 4,723     $ 4,723
   Net change in unrealized gains
      on securities available-for-sale      $    (777)      $    658      $  (444)    $  (735)    $  (640)
   Net change in deferred income
      taxes on unrealized gains on
      securities available-for-sale         $     323       $   (274)     $   185     $   306     $   267
   Deposit liabilities assumed in
      exchange for assets acquired
      in connection with purchase
      of branches                                           $     75
   Loans transferred to OREO                $     233       $     54       $  349     $   201


The accompanying notes are an integral part of these consolidated financial statements.

                         HUMBOLDT BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1996, 1997 and 1998


NOTE A--SIGNIFICANT ACCOUNTING POLICIES

Business: Humboldt Bancorp, formed in 1995, is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Humboldt Bank. The Bank was incorporated on March 13, 1989 and opened for business on September 13, 1989. The Bank operates under a California state charter and is subject to regulation, supervision and regular examination by the Department of Financial Institutions and the Federal Deposit Insurance Corporation. The regulations of these agencies govern most aspects of the Bank's business. The accounting and reporting policies of the Bank conform with generally accepted accounting principles and general practices within the banking industry.

Principles of Consolidation: The consolidated financial statements include the accounts of the Bancorp and its wholly-owned subsidiary, the Bank. All material intercompany accounts and transactions have been eliminated.

Nature of Operations: The Bank is locally owned and operated and its primary service area is the communities of Northern California. The Bank's business is primarily focused on servicing the banking needs of individuals living and working in the Bank's primary service areas and local businesses, including retail, professional and real estate related enterprises in those service areas. The Bank offers a broad range of services to individuals and businesses with an emphasis upon efficiency and personalized attention. The Bank provides a full line of consumer services, and also offers specialized services to small businesses, middle market companies, and professional firms, such as courier services and appointment banking. The Bank offers personal and business checking and savings accounts (including individual interest-bearing negotiable orders of withdrawal ("NOW") accounts and/or accounts combining checking and savings accounts with automatic transfers), IRA and Keogh accounts, time certificates of deposit and direct deposit of social security, pension and payroll checks. It also makes available commercial, construction, accounts receivable, inventory, automobile, home improvement, real estate, office equipment, leasehold improvement, lease receivable financing and other consumer loans (including overdraft protection lines of credit), drafts and standby letters of credit, credit card activities to both individuals (including both secured and unsecured credit cards) and merchants and travelers' checks (issued by an independent entity).

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment Securities: Securities are classified as held-to-maturity if the Bank has both the intent and ability to hold those debt securities to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

Securities are classified as available-for-sale if the Bank intends to hold those debt securities for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available-for-sale are carried at fair value. Unrealized holding gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

                                HUMBOLDT BANCORP AND SUBSIDIARY

                               December 31, 1996, 1997 and 1998


NOTE A--SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans and Leases Held for Sale: The Bank sells mortgage loans, the guaranteed portion of Small Business Administration (SBA)-guaranteed loans and loan participations (with servicing retained) for cash proceeds equal to the principal amount of loans, participation or leases with yield rates to the investor based upon the current market rate. In accordance with Statement of Financial Standards (SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, the Bank records an asset representing the right to service loans for others when it sells a loan and retains the servicing rights. The total cost of originating or purchasing the loans is allocated between the loan and the servicing rights, based on their relative fair values. Fair value is estimated by discounting estimated future cash flows from the servicing assets using discount rates that approximate current market rates and using current expected future prepayment rates. The servicing rights are amortized in proportion to, and over the period of, estimated net servicing income, assuming prepayments.

SFAS No. 125 also required the assessment of all capitalized servicing rights for impairment based on current fair value of those rights. For purposes of evaluating and measuring impairment, the Bank stratifies servicing rights based on the type and interest rates of the underlying loans. Impairment is measured as the amount by which the servicing rights for a stratum exceed their fair value.

A premium over the adjusted carrying value is received upon the sale of the guaranteed portion of an SBA loan. The Bank's investment in an SBA loan is allocated among the sold and retained portions of the loan based on the relative fair value of each portion at the time of loan origination, adjusted for payments and other activities. Because the portion retained does not carry an SBA guarantee, part of the gain recognized on the sold portion of the loan may be deferred and amortized as a yield enhancement on the retained portion in order to obtain a market equivalent yield.

Loans and leases held for sale are recorded at the lower of cost or market determined on an aggregate basis.

Loans and Lease Financing Receivables: Loans and leases are stated at the amount of unpaid principal, less the allowance for losses, net deferred loan fees and costs and unearned income. Interest on loans is accrued and credited to income based on the principal amount outstanding. Unearned income on installment loans is recognized as income over the term of the loans using a method that approximates the interest method.

The Bank's leasing operations consist principally of the leasing of point-of-sale terminals, printers for credit card vouchers and related equipment. The Bank also has purchased small equipment leases from Bancorp Financial Services, a subsidiary of the Bancorp. All of the Bank's leases are classified and accounted for as direct financing leases. Under the direct financing method of accounting for leases, the total net rentals receivable under the lease contracts, net of unearned income, are recorded as a net investment in direct financing leases, and the unearned income is recognized each month as it is earned so as to produce a constant periodic rate of return on the unrecovered investment.

Loan origination fees and certain direct origination and acquisition costs are capitalized and recognized as an adjustment of the yield on the related loan or lease. Amortization is discontinued when the loan or lease is placed on nonaccrual status.

Beginning in 1997, credit card origination costs were deferred and netted against the related credit card fee, if any, and the net amount was amortized on a straight-line basis over the initial privilege period. Fees received and marketing costs incurred in connection with unsuccessful efforts to create credit card relationships were recorded as revenue and expense when the refundable period expired. Amounts paid

                         HUMBOLDT BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998


NOTE A--SIGNIFICANT ACCOUNTING POLICIES (Continued)

to third-party direct marketing specialists related to successful efforts to create credit card relationships were deferred and netted against related fees and all other amounts are recorded as expenses in the period the services were performed. Annual service fees are deferred and amortized over the credit card privilege period.

Allowance for Loan and Lease Losses: The allowance is maintained at a level which, in the opinion of management, is adequate to absorb probable losses inherent in the loan, including credit card receivables, and lease portfolios. Credit losses related to off-balance-sheet instruments are included in the allowance for loan and lease losses except if the loss meets the criteria for accrual under Statement of Financial Accounting Standard No. 5, in which case the amount is accrued and reported separately as a liability. Management determines the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and leases and other pertinent factors. The allowance is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed quarterly and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. Loans and leases deemed uncollectible are charged to the allowance. Credit card receivables are charged to the allowance when they become 120 days past due. Provisions for losses and recoveries on loans and leases previously charged off are added to the allowance.

Commercial loans are considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Allowances on impaired loans are established based on the present value of expected future cash flows discounted at the loans effective interest rate or for collateral- dependent loans, on the fair value of the collateral. Cash receipts on impaired loans are used to reduce principal.

Income Recognition on Impaired and Nonaccrual Loans and Leases: Loans and leases, including impaired loans and leases, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans and leases are well-secured and in the process of collection. If a loan or lease or a portion of a loan or lease is classified as doubtful or is partially charged off, the loan or lease is classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

Loans and leases may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

While a loan or lease is classified as nonaccrual and the future collectibility of the recorded balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectibility of the recorded balance is expected, interest income may be recognized on a cash basis.

In the case where a nonaccrual loan or lease had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan and lease losses until prior charge-offs have been fully recovered.

                         HUMBOLDT BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998


NOTE A--SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment: Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method over the estimated useful lives of the related assets.

Foreclosed Real Estate: Foreclosed real estate includes both formally foreclosed property and in-substance foreclosed property. In-substance foreclosed properties are those properties for which the Bank has taken physical possession, regardless of whether formal foreclosure proceedings have taken place. At the time of foreclosure, foreclosed real estate is recorded at the lower of the carrying amount or fair value less cost to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of their new cost basis or fair value minus estimated costs to sell. Revenue and expenses from operations and subsequent adjustments to the carrying amount of the property are included in income (loss) on foreclosed real estate.

Intangible Assets: The premiums paid to acquire the deposits of the McKinleyville, Arcata, Weaverville, Willow Creek, Loleta and Garberville branches were allocated to core deposit intangibles based on the results of valuation studies performed to determine the fair value of the deposit base acquired. Core deposit intangibles are being amortized over the estimated remaining life of the related deposits.

Investment in Unconsolidated Subsidiary: The Bank, along with another bank, formed a California corporation, Bancorp Financial Services, Inc. for the purpose of operating an equipment leasing company. In January 1997, the Bank contributed capital totaling $2,000,000 for a 50% interest in this corporation. The investment is accounted for using the equity method. During 1998, this investment was transferred to the Bancorp.

Income Taxes: Provisions for income taxes are based on amounts reported in the statements of operations (after exclusion of non-taxable income such as interest on state and municipal loans and securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are recognized for deductible temporary differences and tax credit carryforwards, and then a valuation allowance is established to reduce that deferred tax asset if it is "more likely than not" that the related tax benefits will not be realized.

Advertising:  Advertising costs are charged to operations in the year incurred.

Net Income Per Share: Net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock dividends. Net income per share---assuming dilution is computed similar to net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Included in the denominator is the dilutive effect of stock options computed under the treasury method.

                         HUMBOLDT BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998


NOTE A--SIGNIFICANT ACCOUNTING POLICIES (Continued)

Off-Balance-Sheet Financial Instruments: In the ordinary course of business the Bank has entered into off- balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Cash and Cash Equivalents: For the purpose of presentation in the Statement of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and due from banks."

Unaudited Interim Financial Data: The interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management all adjustments, including normal recurring accruals necessary for fair presentation of results of operations for the interim periods included herein, have been made. The results of operations for the six months ended June 30, 1999, are not necessarily indicative of results to be anticipated for the year ending December 31, 1999.

Recently Issued Accounting Standards: In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (Statement No. 133), was issued. Statement No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. This statement is effective for financial statements issued for all quarters of all fiscal years beginning after June 15, 2000. The Bancorp has not made an assessment of the potential impact of adopting Statement No. 133 at this time.


NOTE B--RESTRICTIONS ON CASH AND DUE FROM BANKS AND INTEREST-BEARING DEPOSITS IN OTHER BANKS

Cash and due from banks include amounts the Bank is required to maintain to meet certain average reserve and compensating balance requirements of the Federal Reserve. The total requirements at December 31, 1997 and 1998 were $6,060,000 and $10,936,000, respectively.

Interest-bearing deposits in other banks totaling $3,000,000 were pledged to MasterCard International as of December 31, 1997 and 1998 to secure the full performance of all of the Bank's payment obligations to MasterCard in connection with the Bank's MasterCard membership.

                         HUMBOLDT BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998


NOTE C--INVESTMENT SECURITIES

The amortized cost of investment securities and their approximate fair values at December 31 were as follows (dollars in thousands):


                                               Amortized    Unrealized    Unrealized     Fair
                                                   Cost        Gains        Losses       Value
                                              -----------   ----------   -----------  ---------
December 31, 1997:

Available-for-Sale
   U.S. Government and agency securities         $ 2,996     $    11                   $  3,007
   Municipal securities                           12,190         581                     12,771
   Collateralized mortgage obligations issued
      by U.S. government agencies                 62,433         698         $   17      63,114
   Equity securities                               1,286           2                      1,288
                                                ---------    --------       --------  ----------
                    Total available-for-sale    $ 78,905     $ 1,292         $   17    $ 80,180
                                                =========    ========       ========  ==========

December 31, 1998:

Available-for-Sale
   U.S. Government and agency securities       $   3,000     $    13                   $  3,013
   Municipal securities                           16,227         890         $    7      17,110
   Collateralized mortgage obligations issued
      by U.S. government agencies                 56,682         286            353      56,615
   Equity securities                               1,062           2                      1,064
                                               ---------    ---------       --------   ---------
                    Total available-for-sale  $   76,971     $ 1,191         $  360    $ 77,802
                                               =========     ========        ========  =========

The  maturities  of  investment  securities at December 31, 1998 were as follows
(dollars in thousands):

                                                                            Amortized     Fair
                                                                              Cost        Value
                                                                            ---------    --------
               Amounts maturing in:
      3 months or less                                                       $ 2,677     $  2,444
      Over three months through twelve months                                 13,385       12,835
      After one year through three years                                      36,056       36,822
      After three years through five years                                     7,257        7,299
      After five years through fifteen years                                  10,384       10,958
      After fifteen years                                                      6,150        6,380
      Equity securities                                                        1,062        1,064
                                                                            --------     --------
                                                                             $76,971     $ 77,802
                                                                            ========     ========



The amortized cost and fair value of collateralized mortgage obligations are presented by average life in the preceding table. Expected maturities differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                         HUMBOLDT BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998


NOTE C--INVESTMENT SECURITIES (Continued)

Proceeds from sales of investment securities available-for-sale during 1996, 1997 and 1998 were $27,766,000, $12,418,000, and $445,550, respectively. Gross gains and losses on those sales were $683,000 and $5,000 in 1996 and $108,000 and $6,000 in 1997, respectively. There were no gains or losses on the investment securities sold in 1998.

Investment securities with an amortized cost of approximately $2,002,000 and $3,000,000 and an approximate market value of $2,009,000 and $3,013,000 at December 31, 1997 and 1998, respectively, were pledged to meet the requirements of the Federal Reserve and the U. S. Department of Justice. In addition, investment securities with an amortized cost of approximately $5,084,000 and $4,878,000 and an approximate market value of $5,173,000 and $4,804,000 at December 31, 1997 and 1998, respectively, were pledged to secure public funds and other deposits. Furthermore, investment securities with an amortized cost of approximately $5,289,000 and an approximate market value of $5,224,000 at December 31, 1998 were pledged as collateral for an advance from the Federal Home Loan Bank. In addition, investment securities with an amortized cost of approximately $2,179,000 and $10,188,000 and an approximate market value of $2,182,000 and $10,229,000 at December 31, 1997 and 1998, respectively, were pledged to Visa and Mastercard to secure the full performance of all of the Bank's payment obligations to Visa and Mastercard in connection with the Bank's Visa and Mastercard membership.


NOTE D--LOANS AND LEASE FINANCING RECEIVABLES, NET

The components of loans and lease financing receivables in the balance sheets were as follows at December 31 (dollars in thousands):

                                                          1997           1998

    Real estate--construction and land development     $  20,165      $  20,667
    Real estate--commercial and agricultural              65,772         80,197
    Real estate--family and multifamily residential       27,205         27,549
    Commercial, industrial and agricultural               28,766         35,493
    Lease financing receivables, net of unearned
      income of $1,395,000 and $1,896,000 in
      1997 and 1998, respectively                          8,732          9,867
    Credit card receivables                                7,062          5,672
    Consumer loans, net of unearned income of $15,000
      and $1,000 in 1997 and 1998, respectively            2,440          2,110
    Other                                                    502            585
                                                         -------       ---------
                                                         160,644        182,140
    Deferred loan fees                                      (809)          (724)
    Allowance for loan and lease losses                   (2,371)        (3,055)
                                                         --------     ----------

                                                        $157,464      $  178,361
                                                        =========     ==========

                         HUMBOLDT BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998


NOTE D--LOANS AND LEASE FINANCING RECEIVABLES, NET (Continued)

The maturity and repricing distribution of the loan and lease portfolio at December 31, 1997 and 1998, follows (dollars in thousands):

                                                  1997                 1998
                                                ---------           ----------

   Three months or less                         $ 76,777            $    71,990
   Over three months to twelve months             10,904                 15,463
   Over one year to three years                   24,119                 28,428
   Over three years to five years                 16,517                 32,113
   Over five years to fifteen years               22,186                 21,979
   Over fifteen years                              9,303                 11,856
                                                --------             ----------
                                                 159,806                181,829
   Nonaccrual loans                                  838                    311
                                                --------             ----------

                                               $ 160,644            $   182,140
                                               =========            ===========

At  December  31,  1997  and  1998  approximately   $2,449,000  and  $1,348,000,
respectively, of the Bank's credit card receivables were secured by savings accounts.

At December 31, 1997, the recorded investment in loans for which impairment has been recognized in accordance with Statement No. 114 totaled $748,000, with a corresponding valuation allowance of $166,000. At December 31, 1998, the recorded investment in loans for which impairment has been recognized totaled $338,000, with a corresponding valuation allowance of $126,000. For the years ended December 31, 1996, 1997 and 1998, the average recorded investment in impaired loans was approximately $247,000, $156,000 and $515,000, respectively. In 1996 and 1997, the Bank recognized $2,000 and $5,000, respectively of interest on impaired loans (during the portion of the year that they were impaired), all of which was recognized on the cash basis. In 1998 the Bank recognized $41,000 of interest on impaired loans (during the portion of the year that they were impaired), of which $21,000 was related to impaired loans for which interest income was recognized on the cash basis.

In addition, at December 31, 1996, 1997 and 1998, the Bank had other nonaccrual loans of approximately $218,000, $97,000 and $246,000 for which impairment had not been recognized. If interest on these loans had been recognized at the original interest rates, interest income would have increased approximately $12,000 in 1996, $5,000 in 1997 and $16,000 in 1998. The Bank has no commitments to loan additional funds to the borrowers of impaired or nonaccrual loans.

The Bank receives fees for servicing retained on loans and leases sold. Loans and leases being serviced by the Bank for others were as follows at December 31 (dollars in thousands):

                                      1996        1997            1998
                                   ----------- -----------    -----------
   Loans                            $ 101,355    $ 123,232     $ 144,531
   Lease financing receivables          3,078          701             2
   Credit                                              904
                                   ----------- -----------    -----------

                                   $  104,433   $  124,837     $ 144,533

                         HUMBOLDT BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998


NOTE D--LOANS AND LEASE FINANCING RECEIVABLES, NET (Continued)

An analysis of the changes in the allowance for loan and lease losses is as follows for the years ended December 31 (dollars in thousands):

                                          1996          1997            1998
                                        --------    ----------       ---------

   Beginning balance                    $  1,868     $  2,146         $  2,371
      Provision for loan and lease
       losses                                533          773            2,124
      Credit cards charged off                           (475)            (956)
      Leases charged off                    (132)        (124)            (316)
      Loans charged off                     (242)        (211)            (362)
      Credit card recoveries                               87              105
      Lease recoveries                        34           34               24
      Loan recoveries                         85          141               65
                                        ---------   ----------        ----------
   Ending balance                       $  2,146     $  2,371          $ 3,055
                                        =========   ==========        ==========
NOTE E--PREMISES AND EQUIPMENT

Components of premises and equipment included the following at December 31 (dollars in thousands):

                                                        1997            1998
                                                      -------         -------
   Land                                               $ 1,042         $ 1,962
   Buildings and improvements                           3,269           5,168
   Furniture, fixtures and equipment                    3,656           3,007
   Leasehold improvements                                   9             203
                                                      -------         --------
                                                        7,976          10,340
   Accumulated depreciation                            (2,341)         (2,390)
                                                     ---------        --------
                                                     $  5,635         $ 7,950
                                                     =========        ========

                         HUMBOLDT BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998


NOTE F--INVESTMENT IN UNCONSOLIDATED EQUIPMENT LEASING SUBSIDIARY

The  following  information   summarizes  the  activity  of  the  unconsolidated
equipment leasing subsidiary from inception in January 1997 through November 30, 1997 and for the twelve months ended November 30, 1998 (in thousands):

                                                                  1997                 1998
                                                            ----------------     ------------------
   Balance sheet
      Assets                                                $        11,794        $         21,323
                                                            ==================     ================
      Liabilities                                           $          7,750       $         16,761
      Equity                                                           4,044                  4,562
                                                            -----------------      ----------------
                                                            $         11,794       $         21,323
                                                             =================     ================
   Income statement
      Revenues                                              $          1,018       $          3,055
      Expenses                                                           974                  2,537
                                                             -----------------     -----------------
         Net income                                                       44                    518
                                                                        x 50%             x      50%
                                                             -----------------     -----------------
      Bancorp's share of net income                         $             22       $            259
                                                             =================     =================


NOTE G--TRANSFERS OF FINANCIAL ASSETS

During the year ended December 31, 1998, the Bank recorded $739,000 of servicing rights related to loans originated and sold. Amortization of the servicing rights was $141,000 for the year ended December 31, 1998. The estimated fair value of the servicing assets aggregated $598,000 at December 31, 1998. A valuation allowance is recorded where the fair value is below the carrying amount of the servicing assets.
No valuation allowance was needed at December 31, 1998.


NOTE H--INTEREST-BEARING DEPOSITS

Interest-bearing deposits consisted of the following at December 31 (dollars in thousands):

                                                    1997            1998
                                                  --------        --------
   Negotiable order of withdrawal (NOW)           $ 21,575        $ 22,314
   Savings and money market                         52,380          48,936
   Time, $100,000 and over                          40,643          46,355
   Other time                                       69,821          69,478
                                                  ---------        --------
                                                  $184,419        $ 187,083
                                                  =========        ========

                         HUMBOLDT BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998


NOTE H--INTEREST-BEARING DEPOSITS (Continued)

Interest expense on these deposits for the years ended December 31 is as follows (dollars in thousands):

                                     1996             1997           1998
                                   ---------       ----------     ---------

   NOW                             $   162          $     190   $     207
   Savings and money market          1,082              1,327       1,232
   Time, $100,000 and over           1,245              1,803       2,412
   Other time                        3,012              3,653       3,714
                                  ---------         ----------  -----------
                                  $  5,501          $   6,973   $   7,565
                                  =========         ==========  ===========

The maturities of time deposits at December 31, 1998 are as follows (dollars in thousands):

   Three months or less                             $  47,015
   Over three months through twelve months             57,522
   Over one year through three years                    9,491
   Over three years                                     1,805
                                                   -----------
                                                   $  115,833
                                                   ===========

NOTE I--LINE OF CREDIT

The Bank has uncommitted federal funds lines of credit agreements with two financial institutions. The maximum borrowings available under the lines totaled $10,500,000. Availability of this line is subject to federal funds balances available for loan and continued borrower eligibility. The line is intended to support short-term liquidity, and cannot be used for more than ten consecutive business days or more than twelve times during a given thirty day period. At December 31, 1998 there were no borrowings outstanding under the agreements.


NOTE J--LONG-TERM DEBT

The Bank has three advances totaling  $3,402,000 from the Federal Home Loan Bank
(FHLB) at December 31, 1998. The first advance totaling $747,000 is due in monthly installments of principal and interest, at 6.19%, of approximately $5,000 through February 15, 2004. The second advance of $1,000,000 is due at maturity on December 31, 2007. Interest is due semi-annually at 6.18%. The third advance totaling $1,655,000 is due in monthly installments of principal and interest, at 6.08%, of approximately $14,000 through April 8, 2013. Investment securities with an amortized cost of $5,289,000 and approximate fair value of $5,224,000 at December 31, 1998, were held as collateral for these three advances. The Bank also had loans with an approximate principal balance of $1,991,000 at December 31, 1998 pledged as collateral for these advances.

                         HUMBOLDT BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998


NOTE J--LONG-TERM DEBT (Continued)

Scheduled principal repayments of long-term debt, assuming no changes in their terms, for the five years ending December 31, 2003 are as follows (dollars in thousands):

                    1999                                         $  86
                    2000                                            93
                    2001                                            99
                    2002                                           107
                    2003                                           114


NOTE K--FEES AND OTHER INCOME

Fees and other income consisted of the following for the years ended December 31 (dollars in thousands):

                                                   1996        1997        1998
                                                 -------     --------    -------

   Merchant credit card processing fees          $2,508       $3,906    $  6,177
   Lease residuals and rentals                      752        1,306       1,575
   Credit card program fees                         169          778       1,019
   Fees for customer services                       287          291         346
   Earnings on life insurance                       142          195         106
   Loan and lease servicing fees                    370          346          87
   Other (none exceeding 1% of revenues)             57           89         421
                                                 ------      -------      ------

                                                $ 4,285      $ 6,911     $ 9,731
                                                =======     ========     =======


NOTE L--OTHER EXPENSES

Other expenses consisted of the following for the years ended December 31 (dollars in thousands):

                                                1996         1997        1998
                                              --------     --------    -------
   Merchant credit card program               $  434      $    822    $  2,665
   Professional and other outside services       693         1,342       1,122
   Stationery, supplies and postage              542           887         884
   Telephone and travel                          424           478         598
   Amortization of core deposit intangible       372           426         372
   Credit card program                           170         1,021         346
   Data processing and ATM fees                  199           170         324
   Development                                   129           242         249
   Advertising                                   235           265         247
   FDIC and other insurance                      480           164         186
   Other (none exceeding 1% of revenues)         263           407         723
                                             --------    ---------    --------
                                             $ 3,941     $   6,224    $  7,716
                                             ========    =========    ========

                         HUMBOLDT BANCORP AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                        December 31, 1996, 1997 and 1998


NOTE M--INCOME TAXES

The components of income tax expense included in the statements of operations were as follows for the years ended December 31 (dollars in thousands):


                                              1996            1997           1998
                                           -----------    ----------      ----------
   Currently payable
      Federal                             $     1,757      $   1,707       $   2,104
      State                                       624            602             735
                                           -----------     ----------     ----------
                                                2,381          2,309           2,839
   Deferred tax benefit
      Federal                                   (324)           (606)           (394)
      State                                     (131)           (206)           (111)
                                           ----------     -----------     -----------
                                                (455)           (812)           (505)
   Tax benefit of exercised stock
      options recorded as additional
      paid in capital                                            114             183
                                          -----------     -----------     -----------
   Net provision for income taxes        $     1,926       $   1,611      $     2,517
                                          ===========      ==========     ===========



A reconciliation of income taxes computed at the federal statutory rate of 34% and the provision for income taxes for the years ended December 31 are as follows (dollars in thousands):

                                                   1996        1997        1998
                                                 --------    --------   --------
   Income tax at Federal statutory rate          $ 1,667      $ 1,655    $2,221
      State franchise tax, less federal
         income tax benefit                          366          348       467
      Interest on municipal obligations exempt
         from Federal tax                           (193)        (176)     (227)
      Non statutory stock option expense             (91)
      Interest on enterprise zone loans exempt
         from State tax                              (58)         (52)      (38)
      Life insurance earnings and expenses           (20)         (93)      (55)
      Deferred tax asset valuation allowance
         change                                      252          (99)      122
      Other differences                                3           28        27
                                                --------    ---------  --------
   Provision for income taxes                   $  1,926    $   1,611   $ 2,517
                                               =========    =========  ========

                         HUMBOLDT BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998


NOTE M--INCOME TAXES (Continued)

The tax effects of temporary differences that give rise to the components of the net deferred tax asset recorded as an other asset as of December 31 were as follows (dollars in thousands):

                                                                 1997     1998
                                                               ------- --------
   Deferred tax assets:
      Allowance for loan and lease losses                      $  795   $  944
      Nonqualified benefit plans                                  681      984
      Deferred loan fees                                          333      295
      State franchise taxes                                       205      249
      Depreciation                                                397      525
      Merchant Bankcard program                                   280      379
      Core deposit intangible amortization                        115      186
      Deferred credit card fees                                   110       84
      Other                                                        53       88
                                                               ------- -------
                                 Total deferred tax assets      2,969    3,734

      Valuation allowance for
         deferred tax assets                                     (319)    (441)
                                                               -------  -------
      Deferred tax assets recognized                            2,650    3,293
   Deferred tax liabilities:
      Unrealized securities holding gains                         530      346
      Equity in income of subsidiaries                              8      116
      FHLB stock dividends                                         33       49
      Other                                                        25       40
                                                               -------  ------
                             Total deferred tax liabilities       596      551
                                                              -------- --------
                             Net deferred tax asset            $2,054    $2,742
                                                              ======== ========
Amounts presented for the tax effects of temporary differences are based upon estimates and assumptions and could vary from amounts ultimately reflected on the Bank's tax returns. Accordingly, the variances from amounts reported for prior years are primarily the result of adjustments to conform to the tax returns as filed. A valuation allowance has been established to reduce deferred tax assets to the amount that is more likely than not to be realized.

Income taxes payable were $199,000 and $207,000 at December 31, 1997 and 1998, respectively. The income tax expense related to net investment securities gains was $281,000 and $42,000 during 1996 and 1997, respectively. There were no net investment gains during 1998.

                         HUMBOLDT BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998


NOTE N--EARNINGS PER SHARE

The following is a computation of basic and diluted earnings per share for the years ended December 31 (dollars in thousands except per share amounts):


                                                1996                   1997                 1998
                                           -------------          -------------       -------------
Basic:

Net income                                 $    2,976              $      3,258       $     4,016
                                           =============           ============       =============
Weighted-average common shares outstanding  4,215,325                 4,323,610         4,433,210
                                           =============           ============       =============
Earnings per share                         $     0.71              $       0.75       $      0.91
                                           =============           =============       ============
Diluted:

Net income                                 $    2,976              $      3,258       $     4,016
                                           ============            =============       ============
Weighted-average common shares
 outstanding                                4,215,325                 4,323,610         4,433,210

Net effect of dilutive stock options -
 based on the treasury stock method using
 average market price                         452,977                   517,165           456,398
                                            -----------             -----------        -----------
Weighted-average common shares outstanding
 and common stock equivalents               4,668,302                 4,840,775         4,889,608
                                            ===========            =============       ============
Earnings per share - assuming dilution     $     0.64              $       0.67        $     0.82
                                            ===========            =============       ============



Options to purchase 27,500 shares of common stock at $11.27 per share were outstanding at December 31, 1997 but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares. All options outstanding at December 31, 1996 and 1998 were included in the computation of diluted EPS.


NOTE O--BENEFIT PLANS

Retirement Plan: The Bank has a defined contribution retirement plan covering substantially all of the Bank's employees. Bank contributions to the plan are made at the discretion of the Board of Directors in an amount not to exceed the maximum amount deductible under the profit sharing plan rules of the Internal Revenue Service. Employees may elect to have a portion of their compensation contributed to the plan in conformity with the requirements of Section 401(k) of the Internal Revenue Code. Salaries and employee benefits expense includes Bank contributions to the plan of $98,000 during 1996, $134,000 during 1997 and $189,000 during 1998.

                         HUMBOLDT BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998


NOTE O--BENEFIT PLANS (Continued)

Director Fee Plan: The Bancorp has adopted the Humboldt Bank Director Fee Plan (the "Fee Plan"). The Fee Plan permits each Bank director to elect to receive his/her director's fees in the form of Bancorp common stock, cash, or a combination of Bancorp common stock and cash, and to elect to defer the receipt of any of the foregoing until the end of his/her term as a Bank director. If deferral is elected, the amount of the director's fees shall be credited to an account on behalf of the director, however, such crediting shall constitute a mere promise on the part of the Bank and Bancorp to pay/distribute on this account. The account is otherwise unsecured, unfunded and subject to the general claims of creditors of the Bank and Bancorp. The Fee Plan provides for the issuance of up to 100,000 shares of Bancorp common stock. The amount of such fees deferred in 1997 and 1998 totaled $43,000 and $58,000, respectively. At December 31, 1997 and 1998, the liability for amounts due under this plan totaled $63,000 and $110,000, respectively, or approximately 7,500 and 12,000 shares of stock.

Employee Stock Bonus Plan: The Bancorp has an Employee Stock Bonus Plan which is funded annually at the sole discretion of the Board of Directors. Funds are invested in Bancorp stock, when available, and is purchased at the current market price on behalf of all employees except the executive officers of the Bank. The compensation cost recognized for 1996, 1997 and 1998 was $20,000 each year.


NOTE P--STOCK OPTION PLAN

At December 31, 1998, the Bancorp has a stock-based compensation plan consisting of a fixed stock option plan which is described below. The Bancorp applies
Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the Bancorp's stock option plan been determined based on the fair value at the grant dates for awards under this plan consistent with the method of SFAS No. 123, the Bancorp's net income and net income per share would have been adjusted to the pro forma amounts indicated below (dollars in thousands except per share amounts):



                                               1996               1997        1998
                                             ---------           ------    --------
   Net income
       As reported                           $ 2,976             $ 3,258    $ 4,016
       Pro forma                               2,946               3,194      3,716

   Net income per share
       As reported                              0.71                0.75       0.91
       Pro forma                                0.70                0.74       0.84

   Net income per share--assuming dilution
       As reported                              0.64                0.67       0.82
       Pro forma                                0.63                0.66       0.76


The Bancorp has a stock option plan under which incentive and nonstatutory stock options, as defined under the Internal Revenue Code, may be granted. Options representing 414,777 shares of the Bancorp's no par value common stock may be granted under the plan by the Board of Directors to directors, officers and key, full-time employees at an exercise price not less than the fair market value of the shares on the date of grant. In addition, 710,697 options are outstanding that were granted by Humboldt Bank prior to the formation of the Bancorp. Options may have an exercise period of not longer than 10 years and the options are subject to a graded vesting schedule of 33% per year for incentive stock options. Nonstatutory stock options vest immediately.

                         HUMBOLDT BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998


NOTE P--STOCK OPTION PLAN (Continued)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996, 1997 and 1998, respectively; dividend yield of zero for all years; expected volatility of 9.40 percent for 1996, 10.69 for 1997 and 1998; risk-free interest rates of 5.54 percent and 6.29 percent for 1996, 5.85 percent and 6.48 percent for 1997 and 5.95 percent for 1998 for the incentive options; risk-free interest rates of 5.85 percent and 6.65 percent for 1996, 5.86 percent and 6.87 percent for 1997 and 5.94 percent and 5.02 percent for 1998 for the nonstatutory options; and expected lives of 10 years for the incentive options for all years and 5 years for the nonstatutory options granted in 1996 and 10 years for nonstatutory options granted in 1997 and 1998.

A summary of stock option activity, adjusted to give effect to stock dividends and the 1999 stock split (unaudited) follows:



                                              Incentive Stock Options
                      -------------------------------------------------------------------------------------
                                       1996                    1997                     1998
                      ----------------------------  --------------------------   --------------------------
                              Weighted-                   Weighted-                 Weighted-
                              Average                     Average                   Average
                         Exercise Price   Shares      Exercise Price      Shares   Exercise Price    Shares
                        ---------------- --------     ----------------   --------- --------------- ---------
Shares under option at
   beginning of year     $ 2.92           434,567          $ 3.07         472,092    $ 4.12          556,662

Options granted            4.81            38,260            9.55          91,162     10.73            5,500

Options exercised                                            3.74          (3,887)     2.21          (77,840)

Options expired            3.82              (735)           4.49          (2,705)     9.15           (1,202)
                                          ---------                      ---------                  ---------
Shares under option at
   end of year             3.07           472,092            4.12         556,662      4.49          483,120
                                          =========                     ==========                  =========
Options exercisable at
   end of year                            404,030                         436,070                    406,195

Weighted-average
   fair value of options
   granted during the
   year                    2.82                               4.89                      4.80



                         HUMBOLDT BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998


NOTE P--STOCK OPTION PLAN (Continued)

                                                    Nonstatutory Stock Options
                                                    ----------------------------
                                              1996                            1997                        1998
                              ------------------------------    ---------------------------  ---------------------------
                                    Weighted-                       Weighted-                     Weighted-
                                     Average                         Average                       Average
                                Exercise Price       Shares       Exercise Price      Shares    Exercise Price   Shares
                             ------------------    ----------    ---------------- ----------- ----------------- ---------
Shares under option at
   beginning of year                $ 3.21            467,775           $ 3.60        473,797     $ 4.22           439,382

Options granted                       5.84             60,197            11.16         30,250      10.22            28,000

Options exercised                     2.74            (54,175)            2.92        (64,665)      3.20           (55,942)
                                                     ---------                     ------------                   ---------
Shares under option at
   end of year                        3.60            473,797             4.22        439,382       4.77           411,440
                                                     =========                     ============                  =========
Options exercisable at
   end of year                                        342,107                         379,060                      411,440

Weighted-average fair value
   of options granted
   during the year                    1.94                                5.49                      4.18



The following table summarizes information about fixed stock options outstanding at December 31, 1998:

                               Options Outstanding
                       --------------------------------------------------------
                                     Weighted-Average
    Range of                Number     Remaining              Weighted-Average
Exercise Prices         Outstanding  Contractual Life          Exercise Price
-------------------     ----------- -----------------        ------------------

$2.15 to $3.55           391,310        3.4 years               $    2.77
$3.82 to $7.19           383,815        6.2 years                    4.56
$10.00 to $11.27         119,435        9.2 years                   10.84
                        --------
$2.15 to $11.27          894,560        6.4 years                    4.62
                        ========
                                                Options Exercisable
                                      -----------------------------------------
    Range of                               Number             Weighted-Average
Exercise Prices                         Exercisable             Exercise Price
-------------------                   ----------------       ------------------

$2.15 to $3.55                               391,310             $ 2.77
$3.82 to $7.19                               349,500               4.38
$10.00 to $11.27                              76,825              10.78
                                      ---------------
$2.15 to $11.27                              817,635               4.21
                                      ===============

                         HUMBOLDT BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998


NOTE Q--RELATED PARTY TRANSACTIONS

The Bank has entered into transactions with its directors, executive officers and their affiliates and a subsidiary of the Bank (related parties). The following is a summary of the aggregate activity involving related party borrowers at December 31, 1997 and 1998 (dollars in thousands):

                                                         1997            1998
                                                      --------       -----------
          Loans outstanding at beginning of year       $3,624          $ 6,218
          Loan disbursements                            4,693            2,095
          Loan repayments                              (2,099)          (1,862)
                                                      --------       -----------
          Loans outstanding at end of year            $ 6,218         $   6,451
                                                      ========       ==========

At December 31, 1997 and 1998, commitments to related parties of approximately $1,245,000 and $605,000 were undisbursed.

Deposits received from directors and officers totaled $2,013,000 and $1,531,000 at December 31, 1997 and 1998, respectively.

The Bank made payments totaling $23,000 in 1996, $50,000 in 1997 and $73,000 in 1998 to a travel business owned by a director. Payments under contracts with directors' companies for premises remodeling, repair and engineering services totaled $17,000 in 1996, $14,800 in 1997 and $32,000 in 1998. The Bank purchased computer equipment and office furniture from businesses owned by members of executive officers' immediate families totaling $5,700 in 1996, $17,000 in 1997 and $20,000 in 1998. The Bank paid fees for payroll services and other miscellaneous expenses totaling $7,000 in 1996, $11,000 in 1997 and $4,000 in 1998 to a business with which a director is associated. In 1997, the Bank entered into a long term lease for a branch office with a company owned by a director. Payments on the lease during 1997 and 1998 totaled $13,000 and $31,000.

During 1997, the Bancorp purchased leases that were originated by its subsidiary, Bancorp Financial Services. These outstanding lease receivable balances, net of unearned interest, totaled $5,588,000 and $5,403,000 at December 31, 1997 and 1998, respectively.


NOTE R--COMMITMENTS AND CONTINGENT LIABILITIES

Postemployment Benefit Plans and Life Insurance Policies: The Bank has purchased single premium life insurance policies in connection with the implementation of salary continuation and deferred compensation plans for certain key employees. The policies provide protection against the adverse financial effects from the death of a key employee and provide income to offset expenses associated with the plans. The specified employees are insured under the policies, but the Bank is the owner and beneficiary. At December 31, 1997 and 1998, the cash surrender value of these policies totaled approximately $4,810,000 and $4,943,000, respectively.

The plans are unfunded and provide for the Bank to pay the employees specified amounts for specified periods after retirement and allow the employees to defer a portion of current compensation in exchange for the Bank's commitment to pay a deferred benefit at retirement. If death occurs prior to or during retirement, the Bank will pay the employee's beneficiary or estate the benefits set forth in the plans.

                         HUMBOLDT BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998


NOTE R--COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

At December 31, 1997 and 1998, liabilities recorded for the estimated present value of future salary continuation and deferred compensation benefits totaled approximately $1,451,000 and $2,038,000, respectively. Salary continuation benefits may be paid if termination is without cause or due to a change in control of the Bank. Otherwise no benefits are paid upon termination. Deferred compensation is vested as to the amounts deferred. In the event of death or under certain other circumstances, the Bank is contingently liable to make future payments greater than the amounts recorded as liabilities. Based on present circumstances, the Bank does not consider it probable that such a contingent liability will be incurred or that in the event of death, such a liability would be material after consideration of life insurance benefits.

Lease Commitments: The Bank leases five sites under noncancelable operating leases expiring in August 1999, September 1999, February 2006, September 2007 and October 2008. The lease expiring August 1999 includes an option to extend the lease for an additional term of one year. The lease expiring in February 2006 requires adjustments to the base rent after two years for changing price indices with a maximum annual increase of five percent and includes an option to renew for two consecutive five-year terms. The lease expiring September 2007 is renewable for two consecutive five-year periods and requires adjustment every September 1 based on changing price indices but not less than 2% nor more than 10%. The lease expiring October 2008 requires annual adjustments to the base rent every November 3 of the greater of 2% or the percentage increases in the Consumer Price Index and includes an option to extend the term of the lease for three consecutive five-year terms.

As of December 31, 1998, future minimum lease payments under noncancelable operating leases are as follows (dollars in thousands):

                                                                         Lease
                                                                      Commitment
                                                                      ----------
    Year ended December 31:
        1999                                                             $   182
        2000                                                                 171
        2001                                                                 173
        2002                                                                 176
        2003                                                                 178
        Thereafter                                                           710
                                                                        --------

                           Total minimum lease commitments              $  1,590
                                                                        ========

Rent expense for the years ended December 31, 1996, 1997 and 1998 totaled $94,000, $128,000 and $269,000, respectively. Sublease rental income was $14,000 in 1996 and $4,000 in 1997.

Financial Instruments with Off-Balance-Sheet Risk: The Bank's financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are

                         HUMBOLDT BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998


NOTE R--COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

commitments to extend credit, credit card arrangements and standby letters of credit. A summary of the Bank's commitments and contingent liabilities at December 31, is as follows (dollar in thousands):

                                                    Contractual Amounts
                                                    1997             1998
                                                 ----------        ---------

            Commitments to extend credit        $   32,616         $  42,200
            Credit card arrangements                10,695            12,299
            Standby letters of credit               3,927              5,240

Commitments to extend credit, credit card arrangements and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the balance sheet. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, certificates of deposits and income-producing commercial properties. At December 31, 1997 and 1998, approximately $1,484,000 and $1,300,000, respectively, of the Bank's undisbursed credit card commitments were secured by deposit accounts.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. All letters of credit are short-term guarantees with no guarantees extending more than two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending facilities to customers. The Bank holds assigned deposit accounts as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1997 and 1998 varies from zero to 100%; the average amount collateralized is approximately 37% in 1997 and 92% in 1998. None of these letters of credit were utilized during 1997 or 1998.

The Bank has not incurred any losses on its commitments in 1996, 1997 or 1998.

Merchant Credit and Debit Card Sales Processing: The Bank processes the settlement of credit and debit card sales for merchants located throughout the continental United States, Alaska, Hawaii and Puerto Rico. The process involves collecting funds from the card issuing bank and crediting the merchant accounts in exchange for a merchant discount and other processing fees. The more significant areas of risk associated with this process includes the risk that funds due from the card issuing bank will be uncollectible, that significant fines may be assessed for violations of VISA or MasterCard rules or that the merchant will be unable to absorb chargebacks, deliver products due to insolvency or may commit fraud. To protect the Bank from losses, merchant deposits of $46,935,000 at December 31, 1998 have been established by withholding a percentage of merchant processing volume. In addition, the Bank has accrued a liability to cover losses,

                         HUMBOLDT BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998


NOTE R--COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

if any, in excess of the merchant reserves of $680,000 and $954,000 at December 31, 1997 and 1998, respectively. No losses were incurred in 1996 or 1997. The Bank has incurred approximately $28,000 in losses during 1998. The Bank processed approximately $1.5 billion and $2.5 billion of credit and debit card sales for merchants during 1997 and 1998, respectively.

Legal Proceedings: The Bancorp is a party to claims and legal proceedings arising in the ordinary course of business. After taking into consideration information furnished by legal counsel to the Bancorp as to the current status of various claims and proceedings to which the Bancorp is a party, management is of the opinion that the ultimate aggregate liability represented thereby, if any, will not have a material adverse effect on the financial position or results of operations of the Bancorp.


NOTE S--CONCENTRATIONS OF CREDIT RISK

Most of the Bank's business activity is with customers located within the State of California, primarily in Northern California except for the merchant credit card debit card sales processing as discussed in Note R. The economy of the Bank's primary service area is heavily dependent on the area's major industries which are timber, commercial fishing, agriculture and tourism. General economic conditions or natural disasters affecting the primary service area or its major industries could affect the ability of customers to repay loans and the value of real property used as collateral.

In addition to the types of loans as set forth in Note D, the Bank has concentrations in out-of-area participation loans, motel loans and construction loans. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers on a secured basis in excess of 25% of its unimpaired capital (shareholders' equity plus the allowance for loan and lease losses) and on an unsecured basis in excess of 15% of its unimpaired capital.

The Bank places its cash investments  primarily in financial  instruments backed by the U.S. Government and its agencies or by high quality financial institutions or corporations. At December 31, 1997 and 1998, approximately 15% and 9%, respectively, of the Bank's net worth was invested in federal funds sold to a New York bank. In addition, at December 31, 1998, the Bank had deposits in federally insured banks in excess of federally insured limits by $3,851,000.


NOTE T--REGULATORY MATTERS

Banking regulations limit the amount of cash dividends that may be paid without prior approval of the Bank's regulatory agency. Cash dividends are limited to the lesser of retained earnings, if any, or net income for the last three years, net of the amount of any other distributions made to shareholders during such periods. As of December 31, 1998, $8,043,000 was available for cash dividend distribution without prior approval.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minium capital requirements can initiate certain mandatory---and possible additional discretionary---actions by regulators that, if undertaken, could have a direct material effect on the Bank's

                         HUMBOLDT BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998


NOTE T--REGULATORY MATTERS (Continued)

financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation (FDIC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category. The Bank's actual capital amounts and ratios are also presented in the table.


                                                                                    To Be Well
                                                                                  Capitalized Under
                                                             For Capital          Prompt Corrective
                                          Actual         Adequacy Purposes        Action Provisions
                                      ---------------   -------------------     -------------------
                                      Amount     Ratio   Amount        Ratio       Amount        Ratio
                                      -------   -------  ---------   --------   ---------     --------
                                                            (in thousands)
As of December 31, 1997:
  Total Capital
     (total Risk Weighted Assets)     23,118    12.02%     >$15,381    >8.0%    >$19,226         >10.0%
                                                           -           -        -                -
  Tier I Capital
     (total Risk Weighted Assets)     20,747    10.79%     >$7,690     >4.0%    >$11,536         >6.0%
                                                           -           -        -                -
  Tier I Capital
     (total Average Assets)           20,747     7.38%     >$11,238    >4.0%    >$14,047         >5.0%
                                                           -           -        -                -
As of December 31, 1998:
  Total Capital
     (total Risk Weighted Assets)     25,683    11.66%     >$17,617    >8.0%    >$22,022         >10.0%
                                                           -           -        -                -
  Tier I Capital
     (total Risk Weighted Assets)     22,931    10.41%     >$ 8,809    >4.0%    >$13,213         >6.0%
                                                           -           -        -                -
  Tier I Capital
     (total Average Assets)           22,931     7.23%    >$12,690    >4.0%     >$15,863         >5.0%
                                                          -           -         -                -



                         HUMBOLDT BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998


NOTE U--CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Condensed balance sheets as of December 31, 1997 and 1998 and the related condensed statements of operations and cash flows for the three years in the period ended December 31, 1998 for Humboldt Bancorp (parent company only) are presented as follows (dollars in thousands):

                                       Condensed Balance Sheets

                                                December 31
                                               ------------
                                         1997                 1998
                                      --------            ---------
Assets
  Cash                                   504              $     805
  Other assets                            13                    197
  Investment in subsidiaries          22,292                 26,443
                                     --------               --------
                                    $ 22,809              $  27,445
                                    =========             ==========

Liabilities
  Other liabilities                                        $     83

Stockholders' equity
  Common stock                      $ 20,495                 25,580
  Additional paid-in capital             114                    297
  Retained earnings                    2,200                  1,485
                                    ---------              --------
                                    $ 22,809               $ 27,445
                                    =========              ========

                                              Condensed Statements of Operations


                                                   Year Ended December 31
                                     -----------------------------------------------------
                                    1996                      1997                   1998
                                  ----------                --------              --------

Dividends from subsidiaries                                                        $   2,085
Other income                       $    1                   $     2                        3
Expenses                              (20)                      (24)                     (87)
                                   -------                   --------              ----------
(Loss) income before taxes            (19)                      (22)                   2,001
Tax (expense)                          (3)                      106                      (51)
                                   -------                   --------              ----------
(Loss) income before equity in
  income of subsidiaries              (22)                       84                    1,950
Equity in undistributed income
 of subsidiaries                    2,998                     3,174                    2,066
                                  -------                   --------               ---------
Net income                       $  2,976                   $ 3,258                $   4,016
                                  =======                   ========               ==========



                                HUMBOLDT BANCORP AND SUBSIDIARY

                               December 31, 1996, 1997 and 1998


   NOTE U--CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (Continued)

                       Condensed Statements of Cash Flows


                                                           Year ended December 31
                                                    ------------------------------------
                                                     1996           1997          1998
                                                    -------      ----------    ---------

Operating activities:
  Net income                                         $2,976         $3,258       $4,016
  Adjustments to reconcile net income to net cash
    (used) provided by operating activities:
    Dividends from subsidiaries                                                  (2,085)
    Equity in undistributed income of subsidiaries   (2,998)        (3,174)      (2,066)
    Amortization                                          4              4            4
    Increase in other assets                            (21)                       (188)
    Increase in other liabilities                                                    83
                                                     --------     ---------      -------
      Net cash (used) provided by operating
       activities                                       (39)            88         (236)

Investing activities:
  Reimbursement from subsidiary                                        114          183
                                                      --------     ----------  ----------
         Net cash provided by investing activities                     114          183

Financing activities:
  Proceeds from note payable                             22
  Payments on note payable                              (22)
  Cash paid for fractional shares                        (5)            (5)          (8)
  Proceeds from issuance of common stock                148            203          362
                                                     ----------     ---------   ---------

        Net cash provided by financing activities       143            198          354
                                                     ----------     ---------   ---------
                             Net increase in cash       104            400          301
                        Cash at beginning of year                      104          504
                                                     ----------    ----------   ---------

                              Cash at end of year     $ 104        $   504        $ 805
                                                      =======      ==========    ========



NOTE V--FAIR VALUES OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bancorp as a whole.

                         HUMBOLDT BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998


NOTE V--FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The estimated fair values of the Bancorp's financial instruments are as follows at December 31 (dollars in thousands):


                                                         1997                    1998
                                                 --------------------  -----------------------
                                                       Estimated               Estimated
                                                 Carrying     Fair        Carrying      Fair
                                                  Amount       Value         Amount      Value
                                                 ---------  ---------    ---------- -----------
Financial assets:
   Cash and due from banks                        $ 21,442   $  21,442    $  28,626   $  28,626
   Interest-bearing deposits in other banks          3,020       3,020        3,020       3,020
   Federal funds sold                                3,520       3,520        2,250       2,250
   Investment securities                            80,180      80,180       77,802      77,802
   Loans and leases held for sale                       48          48        7,677       7,731
   Loans and lease financing receivables, net      157,464     157,085      178,361     178,386
   Accrued interest receivable                       1,699       1,699        1,779       1,779
   Cash surrender value of life insurance            4,810       4,810        4,943       4,943

Financial liabilities:
   Deposits                                        255,186      255,204     283,967     283,997
   Accrued interest payable                            319          319         306         306
   Long-term debt                                    1,761        1,761       3,402       3,402



The carrying amounts in the preceding table are included in the balance sheet under the applicable captions.

The following methods and assumptions were used by the Bancorp in estimating its fair value disclosures for financial instruments:

    Cash and due from banks, interest-bearing deposits in other banks and federal funds sold: The carrying amount is a reasonable estimate of fair value.

    Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amount of accrued interest receivable approximates its fair value.

    Loans and leases held for sale: Fair values for loans and leases held for sale are based on quoted market prices or dealer quotes. If a quoted price is not available, fair value is estimated using quoted market prices for similar loans or leases.

    Loans and lease financing receivables, net: For variable-rate loans that reprice frequently and fixed rate loans that mature in the near future, with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other fixed rate loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The Bank's lease portfolio has relatively high fixed rates that usually do not fluctuate with market changes and, therefore, the carrying amount is a reasonable estimate of the fair value. Loan and lease fair value estimates include judgments regarding future expected loss experience and risk characteristics and are adjusted for the allowance for loan and lease losses. The carrying amount of accrued interest receivable approximates its fair value.

                                HUMBOLDT BANCORP AND SUBSIDIARY

                               December 31, 1996, 1997 and 1998


NOTE V--FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

    Cash surrender value of life insurance: The carrying amount approximates its fair value.

    Deposits:  The fair  values  disclosed  for demand  deposits  (for  example, interest-bearing checking accounts and passbook accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

    Long-term debt: The fair value of long-term debt is estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar debt instruments.

    Off-balance sheet instruments: Off-balance sheet commitments consist of commitments to extend credit, credit card arrangements and standby letters of credit. The contract or notional amounts of the Bank's financial instruments with off-balance-sheet risk are disclosed in Note R. Estimating the fair value of these financial instruments is not considered practicable due to the immateriality of the amounts of fees collected, which are used as a basis for calculating the fair value, on such instruments.


NOTE W--SUBSEQUENT EVENTS

The Bancorp has filed an application with its regulators to obtain approval to form a wholly-owned subsidiary bank in Roseville, California and expects to provide $4.5 million of initial capital. Organization costs related to the formation of this subsidiary totaled $188,251 through December 31, 1998.

The Bank is in the process of negotiating the sale of approximately $1,047,000 of its secured credit card portfolio.


NOTE X--OPERATING SEGMENTS

Reportable  operating  segments  are  generally  defined  as  components  of  an enterprise for which discrete financial information is available, whose operating results are regularly reviewed by the organization's decision makers and whose revenue from external customers is 10 percent or more of total revenue. The Bancorp has two reportable segments under this definition, retail banking and credit card operations. The retail banking segment provides traditional banking services such as checking, savings, IRA and Keogh accounts, time certificates of deposit, loans, and lease financings. The credit card segment processes the settlement of credit and debit card sales for merchants and issues and maintains credit card accounts for its customers. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Each segment receives an allocation of administrative expenses. The Bancorp evaluates performance based on profit or loss from operations before income taxes. The Bancorp's reportable segments are strategic business units that provide different services that are carried out by separate departments. Included in the retail banking segment are all other operations of the Bancorp, which include an investment in an equipment leasing company.

                         HUMBOLDT BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998


NOTE X--OPERATING SEGMENTS (Continued)

The following table includes segment profit, including certain revenues and expenses, and segment assets as of and for the year ended December 31, 1998 (in thousands):


                                                Retail       Credit Card
                                               Banking       Operations    Total
                                             -----------   ------------  --------

Revenue from external customers                $   3,524    $   8,304   $  11,828
Interest revenue                                  22,339        1,165      23,504
Interest expense                                   7,593          149       7,742
Depreciation and amortization                      2,886          217       3,103
Segment profit, before taxes                       4,444        2,089       6,533
Other significant non-cash items:
    Additions to reserves for potential losses     1,240        1,183       2,423
Segment assets                                   262,301       57,674     319,975
Investment in equity method investees              2,281                    2,281



The segment information for prior fiscal years is not available.


NOTE Y--SUBSEQUENT STOCK SPLIT TRANSACTION (UNAUDITED)

During 1999, the Bancorp approved and completed a 5 for 2 stock split. All per share amounts contained herein reflect the effect of this transaction.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Stockholders
Global Bancorp and Subsidiary

We have audited the accompanying consolidated balance sheet of Global Bancorp and Subsidiary (the Company) as of December 31, 1998 and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Bancorp and Subsidiary as of December 31, 1998, and the consolidated results of their operations and their consolidated cash flows for the year then ended, in conformity with generally accepted accounting principles.


GRANT THORNTON LLP

Sacramento, California
February 12, 1999

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of Global Bancorp and Subsidiary

In our opinion, the consolidated balance sheet and the related consolidated statements of earnings, of cash flows and of changes in stockholders' equity as of and for each of the two years in the period ended December 31, 1997 present fairly, in all material respects, the financial position, results of operations and cash flows of Global Bancorp and Subsidiary as of and for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Global Bancorp and Subsidiary for any period subsequent to December 31, 1997.


PricewaterhouseCoopers LLP

San Francisco, California
March 6, 1998

                          GLOBAL BANCORP AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                 (in thousands)

                                     ASSETS


                                                                        December 31,                 June 30,
                                                                        ------------                   1999
                                                                    1997             1998           (unaudited)
                                                              ---------------   ---------------  ---------------

Cash and due from banks                                       $         1,841   $            93  $           642
Short-term certificates of deposit                                        297                                  -
Federal funds sold                                                      4,000             5,500            5,801
                                                              ---------------   ---------------  ---------------

       Cash and cash equivalents                                        6,138             5,593            6,443

Securities available-for-sale                                          12,149            15,153            9,039
Securities held-to-maturity                                             1,485                 -                -

Federal Home Loan Bank stock                                              400               418              424

Loans, net                                                            101,167            97,480          101,063

Property and equipment, net                                               519               593              691
Real property held for sale, net                                        5,628             3,104            3,364
Other assets                                                            2,477             2,431            1,992
                                                              ---------------   ---------------  ---------------
                                                              $       129,963   $       124,772  $       123,016
                                                              ===============   ===============  ===============


                                       LIABILITIES AND STOCKHOLDERS' EQUITY


Investment and savings certificates                           $       118,179   $       112,639   $      111,089
Other liabilities                                                       1,796             1,305              560
                                                              ---------------   ---------------  ---------------

       Total liabilities                                              119,975           113,944          111,649
                                                              ---------------   ---------------  ---------------

Stockholders' equity:
    Preferred stock - no par value; authorized
       600,000 shares, no shares issued                                     -                 -                -
    Common stock - no par value; 1,200,000
       shares authorized; issued and outstanding:
       670,850                                                          7,831             7,831            7,831
    Accumulated other comprehensive income,
       net of tax                                                          18                58               11
    Retained earnings                                                   2,139             2,939            3,525
                                                              ---------------   ---------------  ---------------

              Total stockholders' equity                                9,988            10,828           11,367
                                                              ---------------   ---------------  ---------------

                                                              $       129,963   $       124,772  $       123,016
                                                              ===============   ===============  ===============


The accompanying notes are an integral part of these statements.

                          GLOBAL BANCORP AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF EARNINGS

                     (in thousands except per share amounts)



                                                                                            Six months ended
                                                       Years ended December 31,                 June 30,
                                                    -------------------------------         1998         1999
                                                    1996         1997         1998      (unaudited)  (unaudited)
                                                 -----------  -----------  ----------  -------------  -----------
Interest income:
    Loans        $                                 10,202    $   10,849    $  11,721    $   5,777     $  5,220
    Investment securities                             237           649          925          460          355
    Federal funds sold                                354           498          307          171          178
                                                 ----------  -----------  -----------  -----------  -----------

       Total interest income                       10,793        11,996       12,953        6,408        5,753

Interest expense on investment and
    savings certificates                            5,628         6,469        6,843        3,460        2,911
                                                 -----------  -----------  -----------  -----------  -----------

       Net interest income                          5,165         5,527        6,110        2,948        2,842

Provision for losses on loans                         151           416          226           53          391
                                                 -----------  -----------  -----------  -----------  -----------

       Net interest income after provision
          for losses on loans                       5,014         5,111        5,884        2,895        2,451
                                                 -----------  -----------  -----------  -----------  -----------

Other operating income:
    Late charges                                       85           113          102           53           39
    Gain on sales of loans                              -             -          476            -            -
    Pass through points                               109           178          281           99          191
    Loan documentation and
       underwriting expense                          (181)         (173)        (146)         (84)         (84)
    Officers' life insurance proceeds                   -             -            -            -          295
    Rental income                                     153            39           72           17            4
    Proceeds from legal settlement                      -             -          170            -            -
    Miscellaneous income, net                         298           337          347          195          125
                                                 -----------  -----------  -----------  -----------  -----------

                                                      464           494        1,302          280          570
                                                 -----------  -----------  -----------  -----------  -----------

Other operating expenses:
    Salaries and employee benefits                  2,034         2,078        2,023          982        1,030
    Occupancy                                         425           427          440          211          243
    Loss/(gain) on sale and provision for
       losses on real property held for sale          190           564        1,224          276          (91)
    Expenses on real property held for sale           190           141          272          109          178
    Federal and state payroll taxes                   168           171          167           91           88
    Telephone expense                                 153           138          139           69           66
    Repairs and maintenance                           136           138          152           70           67
    Group insurance                                   138           143          130           65           67
    Other                                             724           824          926          476          452
                                                 ----------  -----------  -----------  -----------  -----------

                                                    4,158         4,624        5,473        2,349        2,100
                                                 -----------  -----------  -----------  -----------  -----------

Income before income taxes                          1,320           981        1,713          826          921

Provision for income taxes                            501           349          658          339          201
                                                 -----------  -----------  -----------  -----------  -----------

       Net income                                $    819  $        632  $     1,055  $       487  $       720
                                                 ===========  ===========  ===========  ===========  ===========

Per common share:
    Net income per common share                  $   1.25  $       0.96  $      1.57  $      0.76  $      1.07
                                                 ===========  ===========  ===========  ===========  ===========

    Net income per common share
       assuming dilution                         $   1.19  $       0.92  $      1.52  $      0.70  $      1.04
                                                 ===========  ===========  ===========  ===========  ===========



The accompanying notes are an integral part of these statements.

                          GLOBAL BANCORP AND SUBSIDIARY

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                 (in thousands)


                                                                                                        Accumulated
                                            Common Stock                                                   Other
                                       ---------------------        Retained           Comprehensive    Comprehensive
                                        Shares       Amount         Earnings               Income          Income            Total
                                       --------     ----------     -----------        ---------------   ------------       ---------

Balance at January 1, 1996                657       $   7,712      $    1,089                          $          -        $  8,801

Dividends paid ($0.21 per share)            -               -            (138)                                    -            (138)

    Net income                              -               -             819                                     -             819
                                       --------     ---------       -----------                         ------------       ---------
Balance at December 31, 1996              657           7,712           1,770                                     -           9,482

Proceeds from exercise of stock options    14             119               -                                     -             119

Dividends paid ($0.40 per share)            -               -            (263)                                    -            (263)

Comprehensive income

    Other comprehensive income,
       net of tax of $13,167
         Unrealized gain on securities      -               -               -          $          18             18              18

    Net income                              -               -             632                    632              -             632
                                       --------     ----------       ----------        --------------   ------------          ------
Comprehensive income                                                                   $         650
                                                                                       ==============

Balance at December 31, 1997              671           7,831           2,139                                    18           9,988

Dividends paid ($0.38 per share)            -               -            (255)                                    -            (255)

Comprehensive income

    Other comprehensive income,
       net of tax of $27,700
          Unrealized gain on securities     -               -               -            $        40             40              40

    Net income                              -               -           1,055                  1,055              -           1,055
                                       --------     -----------       ----------         ------------   ------------         -------
Comprehensive income                                                                     $     1,095
                                                                                         ============

Balance at December 31, 1998              671           7,831           2,939                                    58          10,828

Dividends paid ($0.20 per share)            -               -            (134)                                    -            (134)

Comprehensive income

    Other comprehensive income,
       net of tax of $7,600
          Unrealized loss on securities     -               -               -             $      (47)           (47)            (47)

    Net income                              -               -             720                    720              -             720
                                       --------     -----------       ----------          -----------   ------------         -------
Comprehensive income                                                                      $      673
                                                                                         ============

Balance at June 30, 1999                  671        $  7,831         $ 3,525                           $        11         $11,367
                                       ========     ==========       ===========                         ===========        =======


The accompanying notes are an integral part of this statement.

                                           GLOBAL BANCORP AND SUBSIDIARY

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  (in thousands)



                                                                                            Six months ended
                                                       Years ended December 31,                 June 30,
                                                    -------------------------------         1998         1999
                                                     1996         1997          1998      (unaudited)  (unaudited)
                                                  ----------- ------------ -----------     ----------- -----------

Cash flows from operating activities:
   Net income                                    $       819  $       632  $     1,055  $       487  $       720
   Adjustments to reconcile net income to
     net cash provided by operating activities:
       Deferred income taxes                              (4)        (406)         (59)          77          294
       Depreciation and amortization                     146          139          128          106          107
       Deferred loan fees, net                           269          297         (176)          59           11
       Provision for loan losses                         151          416          226           22          318
       Proceeds from sales of loans                        -            -       10,052            -            -
       Gain on sales of loans                              -            -         (476)           -            -
       Loss/(gain) on sale and provision for
         losses on real property held for sale           190          564        1,224          276          (91)
       Change in:
         Other assets                                    277         (252)          76         (132)         178
         Other liabilities                               198        1,025         (491)        (597)        (744)
                                                 -----------  -----------  -----------  -----------  -----------

     Net cash provided by operating
       activities                                      2,046        2,415       11,559          298          793
                                                 -----------  -----------  -----------  -----------  -----------

Cash flows from investing activities:
   Loan originations, net of repayments              (16,380)     (12,041)      (5,643)      (5,226)      (4,082)
   Expenditures for property and
     equipment, net                                      (86)         (78)        (202)        (190)        (171)
   Maturities of investment securities:
     Held-to-maturity, net of purchases                 (891)          99        1,485          297            -
     Available-for-sale, net of purchases             (2,954)      (9,176)      (2,937)      (5,000)       6,000
   Purchase of Federal Home Loan Bank
     stock                                                 -         (400)         (18)          (6)          (6)
   Proceeds from sales of real property
     held for sale                                       889          407        1,006          217            -
                                                 -----------  -----------  -----------  -----------  -----------

     Net cash (used in) provided by
       investing activities                          (19,422)     (21,189)      (6,309)      (9,908)       1,741
                                                 -----------  -----------  -----------  -----------  -----------

Cash flows from financing activities:
   Net (decrease) increase in investment
     and savings certificates                         17,249       11,785       (5,540)       4,083       (1,550)
   Proceeds from exercise of stock options                 -          119            -            -            -
   Dividends paid                                       (138)        (264)        (255)        (133)        (134)
                                                 -----------  -----------  -----------  -----------  -----------

     Net cash (used in) provided by
       financing activities                           17,111       11,640       (5,795)       3,950       (1,684)
                                                 -----------  -----------  -----------  -----------  -----------

Net change in cash and cash equivalents                 (265)      (7,134)        (545)      (5,660)         850

Cash and cash equivalents at beginning
   of period                                          13,537       13,272        6,138        6,137        5,593
                                                 -----------  -----------  -----------  -----------  -----------

Cash and cash equivalents at end
   of period                                     $    13,272  $     6,138  $     5,593  $       477  $     6,443
                                                 ===========  ===========  ===========  ===========  ===========

                          GLOBAL BANCORP AND SUBSIDIARY

                                 (in thousands)

                                                                                            Six months ended
                                                       Years ended Decmber 31,                  June 30,
                                                 -----------------------------------        1998         1999
                                                    1996         1997          1998      (unaudited)  (unaudited)
                                                 ----------- -----------  ----------    ------------ -------------
Supplemental disclosures of cash flow
 information:

   Interest paid                                 $    5,631   $     6,459   $   6,865     $   3,460    $     2,911
   Income taxes paid                             $      292   $       882   $     595     $     118    $         -



Non-cash investing activities:
    During 1996, 1997 and 1998, the Company converted loans in the amount of $2,892,000, $4,287,000 and $1,650,000, respectively, to real property held-for-sale.

    During 1996, 1997 and 1998, the Company issued loans in the amount of $3,137,000, $1,131,000 and $1,945,000, respectively, to facilitate the sale of real property held-for-sale.

    During 1997, the Company recognized an increase in the unrealized gain on available-for-sale securities of $32,000. As a result, the deferred tax asset was reduced by $13,000 and equity was increased by $19,000.

    During 1998, the Company recognized an increase in the unrealized gain on available-for-sale securities of $67,400. As a result, the deferred tax asset was reduced by $27,700 and equity was increased by $40,000.




     The accompanying notes are an integral part of these statements.

                          GLOBAL BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1996, 1997 and 1998


NOTE A - ORGANIZATION

     The consolidated financial statements of Global Bancorp (the Company) include the accounts of its wholly owned subsidiary, Capitol Thrift and Loan Association (Capitol). All significant intercompany accounts and transactions have been eliminated in consolidation.

     Capitol primarily operates 11 branches in the state of California. Capitol's primary source of revenue is providing commercial and multifamily real estate loans to customers, who are predominantly small and middle-market businesses and individuals. Capitol conducts a consumer and commercial finance business under the California Industrial Loan Law and insures its deposits through the Federal Deposit Insurance Corporation
     (FDIC).


NOTE B - SUMMARY OF ACCOUNTING POLICIES

     1.  Use of estimates in the preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     2.  Cash and cash equivalents

     Cash and cash equivalents consist of cash and due from banks, certificates of deposit, and federal funds sold with original maturities of three months or less. Substantially all cash, due from banks, and federal funds sold are held in one financial institution, First USA Bank, which exceeds existing deposit insurance coverage. The Company complies with Regulation F, Interbank Liabilities, which requires that the Company monitor several financial ratios of any financial institution with which it has more than a 25% exposure of its cash, due from banks, and federal funds sold deposited in one financial institution.

                          GLOBAL BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998



NOTE B - SUMMARY OF ACCOUNTING POLICIES - CONTINUED

     3.  Securities

     The Company classifies securities as either trading, held-to-maturity or available-for-sale as follows:

     Held-to-Maturity: Debt securities that management has the positive intent and ability to hold until maturity are classified as held-to-maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the level interest yield method over the estimated remaining term of the underlying security.

     Trading Securities: Debt and equity securities that are bought and held principally for the purposes of selling them in the near term are classified as trading securities and reported at market value, with unrealized gains and losses included in earnings.

     Available-for-Sale: Debt and equity securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity and changes in the availability of and the yield of alternative investments are classified as available-for-sale. These assets are carried at estimated fair value. Fair value is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and reported in other comprehensive income, net of income taxes.

     4.  Loans

     Loans are stated at the principal amount outstanding less unearned income. Interest on loans, other than discounted loans, is computed on the loan balance outstanding. Interest on discounted loans is recognized as income over the terms of the loans by a method that approximates the interest method.

     Interest accruals on loans are generally reversed and discontinued when the payment of interest or principal is 90 days past due. Interest on loans well secured and in the process of collection are not reversed.

     Nonrefundable loan origination fees, net of related costs, are deferred and amortized using the interest method over the term of the loan.

                          GLOBAL BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998


NOTE B - SUMMARY OF ACCOUNTING POLICIES - CONTINUED

     5.  Allowance for losses on loans

     A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. The allowance for losses on impaired loans is to be measured under one of three methods. Because almost all of the Company's loans are collateral dependent, the calculation of the allowance on impaired loans is generally based on fair value of collateral.

     These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is based on estimates and is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to income and reduced by net charge-offs. In evaluating the adequacy of the allowance, the Company performs credit reviews of the loan portfolio which consider the borrower's ability to repay, the value of any underlying collateral, the seriousness of the loan's delinquency status and other factors which affect the collectibility of the loan. A specific amount of loss is then determined as a result of this evaluation process. In addition, management may from time to time set aside additional allowances for the inherent risk in the portfolio based on general risk characteristics of the loan portfolio.

     6.  Property and equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the lesser of the lease terms or estimated useful lives of the assets. Estimated useful lives of assets are as follows:

                Building                                             35 years
                Equipment                                           3-5 years
                Leasehold improvements                              4-5 years

                          GLOBAL BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998



NOTE B - SUMMARY OF ACCOUNTING POLICIES - CONTINUED

     7. Real property held for sale (RPHFS)

     Real property held for sale is comprised of real estate acquired in settlement of loans and is recorded at fair value at the time of foreclosure which becomes its new cost basis. Subsequently, real property held for sale is carried at the lower of cost or fair value minus estimated selling costs. Operating results from real property held for sale including rental income, expenses incurred to maintain property are included in operating income and expense. Included in real property held for sale is an allowance for losses.

     The Company in some instances makes loans to facilitate the sales of real property held for sale. Management reviews all sales for which it is the lending institution for compliance with sales treatment under provisions established by Statement of Financial Accounting Standards (SFAS) No. 66 "Accounting for Sales of Real Estate".

     8.  Income taxes

     The Company and its subsidiary file a consolidated federal income tax return and a combined California franchise tax return. Deferred income taxes reflect the estimated future tax effects of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

     9.  Income per common share

     Net income per common share is stated in accordance with SFAS No. 128 "Earnings per Share." Net income per common share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the year. Net income per common share assuming dilution is computed by dividing net income available to common shareholders by the weighted average number of common shares and common equivalent shares outstanding including dilutive stock options. The computation of common stock equivalent shares is based on the weighted average market price of the Company's common stock throughout the period.

     In 1996, the numerator and denominator were $819,489 and 656,600 for the net income per share calculation and $819,489 and 686,749 for the net income per share assuming dilution calculation. There were 30,149 common equivalent shares from the assumed conversion of stock options in 1996.

     In 1997, the numerator and denominator were $632,358 and 660,163 for the net income per share calculation and $632,358 and 688,994 for the net income per share assuming dilution calculation. There were 28,832 common equivalent shares from the assumed conversion of stock options in 1997.

                          GLOBAL BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998



NOTE B - SUMMARY OF ACCOUNTING POLICIES - CONTINUED

     In 1998, the numerator and denominator were $1,054,971 and 670,850 for the net income per common share and were $1,054,971 and 693,428 for net income per common share assuming dilution calculations for 1998. There were 22,578 common equivalent shares from the assumed conversion of stock options in 1998.

     10. Statement of Financial Accounting Standards No. 130

     The Company adopted SFAS No. 130, "Reporting Comprehensive Income" as of January 1, 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as "the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners."

     11. Statement of Financial Accounting Standards No. 133

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that any entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. In June 1999, the FASB issued SFAS No. 137, which defers the effective date of SFAS No. 133. The Company will adopt SFAS No. 133 as of July 1, 2000 and has made no assessment of the potential impact of adopting SFAS No. 133 at this time.

     12. Reclassifications

     Certain 1997 balances have been reclassified to conform with the 1998 presentation.

     13. Unaudited interim financial data

     The interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management all adjustments, including normal recurring accruals necessary for fair presentation of results of operations for the interim periods included herein, have been made. The results of operations for the six months ended June 30, 1999, are not necessarily indicative of results to be anticipated for the year ending December 31, 1999.

                          GLOBAL BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998



NOTE C - INVESTMENT SECURITIES

     At December 31, 1997 and 1998, the amortized cost and estimated fair values of investment securities by type are shown below (in thousands):



      December 31, 1997                                               Gross            Gross          Estimated
                                                  Amortized        Unrealized       Unrealized          Fair
                                                    Cost              Gains           Losses            Value
                                               ---------------   ---------------  -------------  -----------------
     Available-for-sale securities:
         U.S. Treasury securities              $        12,117   $            32   $          -   $         12,149
                                               ===============   ===============   ============   ================

     Held-to-maturity securities:
         Certificates of deposit               $         1,485   $             2   $          -   $          1,487
                                               ===============   ===============   ============   ================

      December 31, 1998                                               Gross            Gross          Estimated
                                                  Amortized        Unrealized       Unrealized          Fair
                                                    Cost              Gains           Losses           Value
                                               ---------------  ----------------   ------------   ----------------
     Available-for-sale securities:
         U.S. Treasury securities              $        15,054   $            99   $          -   $         15,153
                                               ===============   ===============   ============   ================


     Scheduled  maturities of securities as of December 31, 1998 were as follows
(in thousands):

                                                                                   Amortized         Estimated
                                                                                     Cost           Fair Value
                                                                                ---------------  ---------------

       Within one year                                                          $        12,059  $        12,128
       After one year through five years                                                  2,995            3,025
                                                                                ---------------  ---------------

          Total                                                                 $        15,054  $        15,153
                                                                                ===============  ===============


                          GLOBAL BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998



NOTE D - LOANS AND ALLOWANCE FOR LOSSES ON LOANS

     Loans consisted of the following at December 31 (in thousands):


                                                                                     1997              1998
                                                                                ---------------  ---------------

       Commercial real estate                                                   $        82,123  $        78,149
       Real estate 1-4 family first mortgage                                             13,009           15,819
       Real estate 1-4 junior lien mortgage                                               7,509            5,236
       Consumer                                                                             895              590
                                                                                ---------------  ---------------

                                                                                        103,536           99,794
       Less:
          Discounts on loans                                                                (15)               -
          Deferred loan fees                                                             (1,293)          (1,132)
          Allowance for losses on loans                                                  (1,061)          (1,182)
                                                                                ---------------  ---------------

                                                                                $       101,167  $        97,480
                                                                                ===============  ===============



     During 1998, the Company sold a block of mortgage loans and the related servicing rights. The principal balance and related accrued interest totaled $9,576,000 at date of sale. The Company recognized a gain on the sale of $476,000.

     The recorded investments in loans for which impairment has been recognized totaled $3,872,000 and $5,143,000 with corresponding valuation allowances of $-0- and $100,000 at December 31, 1997 and 1998, respectively. The average recorded investment in impaired loans was approximately $4,568,000 and $4,507,000 for the years ended December 31, 1997 and 1998, respectively. The Company did not recognize any interest on impaired loans during the portion of the year that they were impaired.

     Loans on non-accrual status totaled $3,872,000 and $5,143,000 at December 31, 1997 and 1998, respectively. If interest on non-accrual loans had been accrued, such income would have approximated $232,000 for 1997 and $170,000 for 1998. Loans over ninety days past due on which interest continues to be accrued totaled $281,000 and $-0- at December 31, 1997 and 1998, respectively, as such loans are well secured and in the process of collection. Interest accrued on such loans was $25,000 and $-0- at December 31, 1997 and 1998, respectively.

                          GLOBAL BANCORP AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                        December 31, 1996, 1997 and 1998


NOTE D - LOANS AND ALLOWANCE FOR LOSSES ON LOANS - CONTINUED

     Loans restructured to reflect the current rate of interest charged by the Company totaled $932,000 and $744,000 as of December 31, 1997 and 1998, respectively. Interest income that would have been received under the contractual agreements for restructured loans is as follows for the years ended December 31 (in thousands):


                                                                                          1996              1997             1998
                                                                                    --------------   ------------     --------------
       Estimated interest that would have been recognized
          under original terms                                                       $     255       $       133       $       95
       Actual interest recognized                                                         (118)             (103)             (68)
                                                                                    --------------    -----------      -------------

       Net interest foregone                                                         $      67      $         30         $     27
                                                                                    ==============     ==========      ============

     Most of the Company's business activity is with customers located within California. Real estate loans are generally secured by first or second deeds of trust on real property. Credit evaluation of lending is based on an evaluation of collateral, the borrower's financial strength, and other pertinent factors.

     A summary of activity in the allowance for losses on loans is as follows for the years ended December 31 (in thousands):

                                                                                          1996              1997             1998
                                                                                    ------------   ---------------     ----------

       Balance at beginning of year                                                  $   1,147       $     1,112      $     1,061

       Provision for losses on loans                                                       151               416              226

       Charge-offs                                                                        (214)             (480)            (167)

       Recoveries                                                                           28                13               63
                                                                                    ------------    ---------------    -----------

       Balance at end of year                                                       $    1,112      $      1,061       $    1,183
                                                                                    ============    ===============    ===========


NOTE E - ALLOWANCE FOR LOSSES ON REAL PROPERTY HELD FOR SALE (RPHFS)

     The following summarizes the activity in the allowance for losses on real property held for sale for the years ended December 31 (in thousands):

                                                                                          1996              1997             1998
                                                                                    -----------     --------------     ------------

       Real property held for sale at end of the year                               $    4,147    $        6,788      $     4,152
                                                                                    ------------    --------------     ------------

       Allowance at beginning of the year                                                1,061               599            1,160

       Provision for loss on RPHFS                                                           -               695            1,313

       Charge-offs                                                                        (462)             (134)          (1,425)
                                                                                    ------------    --------------     -----------

       Allowance at end of year                                                            599             1,160            1,048
                                                                                    ------------    ---------------    -------------

       Real property held for sale at end of the year, net                          $    3,541     $       5,628       $    3,104
                                                                                    ============    ===============    =============

                          GLOBAL BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998



NOTE F - PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31 (in thousands):


                                                                                     1997              1998
                                                                                ---------------  ---------------

       Land                                                                     $            85  $            85
       Building                                                                             376              376
       Equipment                                                                            496              663
       Leasehold improvements                                                               244              244
                                                                                ---------------  ---------------

                                                                                          1,201            1,368
       Less accumulated depreciation                                                       (682)            (775)
                                                                                ---------------  ---------------

                                                                                $           519  $           593
                                                                                ===============  ===============

     Depreciation charged to occupancy and general and administrative expense was $145,755, $138,677 and $127,814 in 1996, 1997 and 1998, respectively.
     In 1997, fully depreciated assets of $2,297,788 were written off.


NOTE G - INVESTMENT AND SAVINGS CERTIFICATES

     The following summarizes investment and savings certificates outstanding by interest rate at December 31 (in thousands):

                                                                                     1997              1998
                                                                                ---------------  ---------------
       Investment certificates
       Below 4.00%                                                              $           234  $         1,997
       4.00   -  5.00                                                                       774            9,731
       5.01   -  6.00                                                                    77,657           59,246
       6.01   -  7.00                                                                    15,954           13,609
       7.01   -  8.00                                                                     1,321            1,063
       8.01   -  9.00                                                                       423               99
       Over 9.00%                                                                           452                -
                                                                                ---------------  ---------------

                                                                                         96,815           85,745
                                                                                ---------------  ---------------
       Savings certificates
       Below 4.00%                                                                        6,098            5,003
       4.00   -  5.00                                                                     5,575            7,662
       5.01   -  6.00                                                                     9,234           13,710
       Over 6.00%                                                                           457              519
                                                                                ---------------  ---------------

                                                                                         21,364           26,894
                                                                                ---------------  ---------------

          Total investment and savings certificates                             $       118,179  $       112,639
                                                                                ===============  ===============


                          GLOBAL BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998



NOTE G - INVESTMENT AND SAVINGS CERTIFICATES - CONTINUED

     Investment certificates are issued for terms which range from 30 days to 60 months.

     The maturity of investment certificates at December 31, 1998 is as follows (in thousands):

                 1999                                                           $        65,758
                 2000                                                                     8,669
                 2001                                                                     5,409
                 2002                                                                     2,001
                 2003 and thereafter                                                      3,908
                                                                                ---------------
                                                                                $        85,745
                                                                                ===============

NOTE H - LEASE COMMITMENTS

     The Company leases premises and equipment used in the operations of the business. The leases have remaining terms ranging from one to four years and expire at various dates through 2002. The leases usually require the Company to pay maintenance, insurance, taxes, and certain other expenses in addition to stated rentals.
     Certain of the leases contain renewal options and rent escalation clauses.

     Future minimum rental payments for noncancelable operating leases with initial or remaining terms of one year or more consist of the following as of December 31, 1998 (in thousands):

                 1999                                                           $           195
                 2000                                                                       173
                 2001                                                                        84
                 2002                                                                        33
                                                                                ---------------
                                                                                $           485
                                                                                ===============

     Total rental expense for all operating leases amounted to $299,000, $242,000 and $258,000 in 1996, 1997 and 1998, respectively.







                          GLOBAL BANCORP AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                        December 31, 1996, 1997 and 1998



NOTE I - INCOME TAXES

     The following is a summary of the components of the provision for income taxes (in thousands):

                                                                                     1996
                                                               -------------------------------------------------
                                                                   Federal           State             Total
                                                               ---------------  ---------------- ---------------

       Current                                                $           386   $           119  $           505
       Deferred                                                           (17)               13               (4)
                                                              ----------------  ---------------  ----------------
       Total                                                  $           369   $           132  $           501
                                                              ===============   ===============  ================

                                                                                     1997
                                                              --------------------------------------------------
                                                                   Federal           State             Total
                                                              ------------------ --------------  ---------------

       Current                                                $           576   $           179  $           755
       Deferred                                                          (309)              (97)            (406)
                                                              ----------------  ---------------- ----------------
       Total                                                  $           267   $            82  $           349
                                                              ===============   ===============  ===============

                                                                                     1998
                                                              --------------------------------------------------
                                                                   Federal           State             Total
                                                              ----------------  ----------------  --------------

       Current                                                $           542   $           175  $           717
       Deferred                                                           (56)               (3)             (59)
                                                              ----------------  ---------------- ---------------
       Total                                                  $           486   $           172  $           658
                                                              ===============   ===============  ===============

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 are presented below (in thousands):

                                                                                     1997              1998
                                                                                ---------------  ---------------
       Deferred tax assets:
          Book provision for losses in excess of tax                            $           351  $           391
          Book allowance for real property
          held for sale in excess of tax                                                    477              432
          Book depreciation in excess of tax                                                 55               60
          Deferred compensation                                                             232              282
          State franchise taxes                                                              61               66
                                                                                ---------------  ---------------

              Deferred tax asset                                                          1,176            1,231

       Deferred tax liabilities:
          Book deferred loan costs in excess of tax                                        (270)            (266)
          Other comprehensive income                                                          -              (41)
                                                                                ---------------  ---------------

              Net deferred tax asset                                            $           906  $           924
                                                                                ===============  ===============

                          GLOBAL BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998



NOTE I - INCOME TAXES - CONTINUED

     Management believes a valuation allowance is not needed to reduce the deferred tax asset because there is no material portion of the deferred tax asset that will not be realized through sufficient taxable income within the carryback and carryforward periods.

     The actual income tax expense for 1996, 1997 and 1998 differs from the "expected" tax expense for those years (computed by applying the U.S. Federal corporate income tax rate of 34% to taxable income) as follows (in thousands):

                                                                    1996             1997              1998
                                                              ---------------   ---------------  ---------------

       Expected tax at statutory rate                         $           449   $           334  $           583
       State taxes, net of Federal benefit                                 98                73              123
       Officers life insurance premiums                                     3                (1)              (3)
       Other                                                              (49)              (57)             (45)
                                                              ---------------- ----------------- ---------------
                                                              $           501   $           349  $           658
                                                              ===============   ================  ===============




NOTE J - STOCK OPTION PLAN

     In May 1991, the Company adopted a stock option plan which reserved 50,000 shares of common stock to be granted at an exercise price of greater than or equal to the market value of the shares on the date of grant. Stock options vest when granted and expire ten years from the date of grant. Changes in stock options for the years ended December 31, 1996, 1997 and 1998, are summarized as follows:

                                                                                   Number of        Price range
                                                                                    options         per option
                                                                                ---------------  ----------------

    Outstanding at January 1, 1996                                                       50,000  $ 8.00 - $10.00

       Granted                                                                                -                -
       Exercised                                                                              -  $ 8.00 - $10.00
                                                                                ---------------  ----------------
       (50,000 exercisable)
    Outstanding at January 1, 1997                                                       50,000  $ 8.00 - $11.00

       Granted                                                                                -                -
       Exercised                                                                         14,250  $ 8.00 - $11.00
                                                                                ---------------  ----------------
       (35,750 exercisable)
    Outstanding at December 31, 1997                                                     35,750  $ 8.00 - $11.00

       Granted                                                                                -                -
       Exercised                                                                              -                -
                                                                                ---------------  ----------------
       (35,750 exercisable)
    Outstanding at December 31, 1998                                                     35,750  $ 8.00 - $11.00
                                                                                ===============  ================

                          GLOBAL BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998



NOTE K - REGULATORY MATTERS

     The Company and Capitol are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material affect on Capitol's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Capitol must meet specific capital guidelines that involve quantitative measures of Capitol's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and Capitol to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that Capitol meets all capital adequacy requirements to which it is subject.

     As of December 31, 1997

                                                                                               To be well
                                                                                            capitalized under
                                                                   For capital              prompt corrective
                                         Actual                adequacy purposes:          action provisions:
                                 -----------------------  ------------------------     ------------------------
                                    Amount                    Amount                       Amount
                                  (in 000's)      Ratio     (in 000's)      Ratio        (in 000's)        Ratio
                                 -------------  ---------- ------------  ----------     -------------   ---------

     The Company:

     Total capital (to Risk
       Weighted Assets)         $     11,031     10.34%    $       8,533     > 8.0%       $
                                                                             -
     Tier I capital (to Risk
       Weighted Assets)         $      9,970      9.35%    $       4,266     > 4.0%       $
                                                                             -
     Tier I capital (to
       Average Assets)          $      9,970      7.54%    $       5,291     > 4.0%       $
                                                                             -

     Capitol:

     Total capital (to Risk
       Weighted Assets)        $      11,030     10.34%    $       8,531     > 8.0%       $   10,663        >10.0%
                                                                             -                              -
     Tier I capital (to Risk
       Weighted Assets)        $       9,969      9.35%    $       4,265     > 4.0%       $    6,398         > 6.0%
                                                                             -                               -
     Tier I capital (to
       Average Assets)         $       9,969      7.54%    $       5,290     > 4.0%       $    6,613         > 5.0%
                                                                             -                               -


                          GLOBAL BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998



NOTE K - REGULATORY NET WORTH REQUIREMENTS - CONTINUED

     As of December 31, 1998

                                                                                              To be well
                                                                                           capitalized under
                                                                 For capital               prompt corrective
                                           Actual            adequacy purposes:            action provisions:
                                 ---------------------  ---------------------------- ---------------------------
                                    Amount                    Amount                       Amount
                                  (in 000's)      Ratio     (in 000's)      Ratio        (in 000's)        Ratio
                                -------------- --------  ------------- -------------  --------------  -----------

     The Company:

     Total capital (to Risk
       Weighted Assets)           $   11,953     12.16%   $     7,865      > 8.0%      $
                                                                           -
     Tier I capital (to Risk
       Weighted Assets)           $   10,770     10.96%   $     3,932      > 4.0%      $
                                                                           -
     Tier I capital (to
       Average Assets)            $   10,770      8.04%   $     5,361      > 4.0%      $
                                                                           -

     Capitol:

     Total capital (to Risk
       Weighted Assets)           $   11,919     12.13%   $     7,862      > 8.0%      $      9,827      > 10.0%
                                                                           -                             -
     Tier I capital (to Risk
       Weighted Assets)           $   10,736     10.93%   $     3,931      > 4.0%      $      5,896      > 6.0%
                                                                           -                             -
     Tier I capital (to
       Average Assets)            $   10,736      8.01%   $     5,306      > 4.0%      $      6,632      > 5.0%
                                                                           -                             -


                          GLOBAL BANCORP AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                        December 31, 1996, 1997 and 1998


NOTE K - REGULATORY NET WORTH REQUIREMENTS - CONTINUED

     As of December 31, 1998, Capitol was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, Capitol must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratio as set forth in the above table, and not subject to a capital directive. On August 23,1998 Capitol entered into an agreement with the FDIC and the California Department of Financial Institutions (CDFI). Management and the Board of Directors agreed to reduce the level of classified assets as outlined in the agreement, develop and implement a plan with specific strategies for reducing RPHFS, classified and non performing loans and revise the methodology for calculating an adequate allowance for losses on loans. The FDIC and CDFI has required that within 90 and 150 days of the agreement, Capitol maintain a Tier I capital (to Average Assets) of 7.75% and 8.0%, respectively. Management believes that they have complied with the provisions of the agreement.

     In addition to the FDIC guidelines above, Capitol is subject to the provisions of the California Industrial Loan Law. Regulatory requirements include limits on the size and type of loans which may be made, the amount of thrift balances which may be raised, and the amount of dividends that may be paid. Under the California Industrial Loan Law, Capitol may issue thrift certificates of up to a maximum of eighteen times stockholder's equity. At December 31, 1998, based on the amount of thrift certificates outstanding, Capitol had a ratio of thrift certificates to stockholder's equity of approximately 11 to 1.


NOTE L - DEFERRED COMPENSATION

     In 1991, the Company implemented a deferred compensation plan for a select group of officers. The officers have elected to defer a portion of their compensation until they reach normal retirement age, at which time they will become eligible for benefits under the plan. Deferred compensation plan expense was approximately $47,000 in 1998, $44,000 in 1997 and $41,000 in 1996.

     In 1991, the Company implemented a retirement plan for the former President which provides for ten annual payments of $60,000. The President vested in the retirement plan upon completion of service in September 1997. Retirement plan expense was approximately $29,000 in 1998 and $66,000 in 1997.

                          GLOBAL BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998



NOTE M - FAIR VALUES OF FINANCIAL INSTRUMENTS

     Fair value estimates are determined as of a specific date in time utilizing quoted market prices, where available, or various assumptions and estimates. As the assumptions underlying these estimates change, the fair value of the financial instruments will change. The use of assumptions and various valuation techniques, as well as the absence of secondary markets for certain financial instruments, will likely reduce the comparability of fair value disclosures between financial institutions. Additionally, the Company has not disclosed highly subjective values of other nonfinancial instruments. Accordingly, the aggregate fair value amounts presented do not represent and should not be construed to represent the full underlying value of the Company.

     The methods and assumptions used to estimate the fair value of each class of financial instruments are as follows:

     Cash and Cash Equivalents:

     The carrying value of cash and cash equivalents approximates fair value due to the relatively short-term nature of these instruments.

     Securities:

     Fair value of investment securities is based on quoted market prices. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     Loans:

     In order to determine the fair values for loans, the loan portfolio was segmented based on loan type, credit quality, and repricing characteristics. For certain variable rate loans with no significant credit concerns and frequent repricings, estimated fair values are based on the carrying values. The fair values of other loans are estimated using discounted cash flow analyses. The discount rates used in these analyses are generally based on origination rates for similar loans of comparable credit quality.

     Investment and Savings Certificates:

     The fair values for investment and savings certificates, subject to immediate withdrawal are equal to the amount payable on demand at the reporting date (i.e., their carrying amount on the balance sheet). Fair values for fixed rate investment and savings certificates are estimated by discounting future cash flows using interest rates currently offered on time deposits with similar remaining maturities.

                          GLOBAL BANCORP AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                        December 31, 1996, 1997 and 1998


NOTE M - FAIR VALUES OF FINANCIAL INSTRUMENTS - CONTINUED

     Accrued Interest:

     The carrying value of accrued interest receivable and accrued interest payable approximates fair value due to the relatively short-term nature of these instruments.

     The following table provides summary information on the fair value of financial instruments at December 31, 1997 (in thousands):

                                                                                                     Estimated
                                                                                   Carrying            Fair
                                                                                    Amount             Value
                                                                                ---------------  ---------------
       Financial assets:
          Cash and cash equivalents                                             $         6,138  $         6,138
          Securities available-for-sale                                                  12,149           12,149
          Securities held-to-maturity                                                     1,485            1,487
          Loans                                                                         101,167          102,824
          Accrued interest receivable                                                       834              834

       Financial liabilities:
          Investment and savings certificates                                          (118,179)        (118,820)
          Accrued interest payable                                                          (22)             (22)

     The following table provides summary information on the fair value of financial instruments at December 31, 1998 (in thousands):

                                                                                                     Estimated
                                                                                   Carrying            Fair
                                                                                    Amount             Value
                                                                                ---------------- ----------------
       Financial assets:
          Cash and cash equivalents                                             $         5,593    $        5,593
          Securities available-for-sale                                                  15,153            15,153
          Loans                                                                          99,794           101,660
          Accrued interest receivable                                                       930               930

       Financial liabilities:
          Investment and savings certificates                                          (112,639)        (113,575)
          Accrued interest payable                                                            -                -


                          GLOBAL BANCORP AND SUBSIDIARY

                        December 31, 1996, 1997 and 1998



NOTE N - PARENT COMPANY ONLY CONDENSED FINANCIAL DATA

   The condensed financial statements of Global Bancorp (parent company only) as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 are presented below:

                                 BALANCE SHEETS

                                  December 31,

                                 (in thousands)

                                     ASSETS


                                                                                     1997              1998
                                                                                ---------------  ---------------

       Cash                                                                     $            27  $            41
       Investment in subsidiary                                                           9,970           10,736
                                                                                ---------------  ---------------

                                                                                $         9,997  $        10,777
                                                                                ===============  ===============


                                        LIABILITIES AND STOCKHOLDERS' EQUITY

       Liabilities:
          Accrued expenses and other liabilities                                $            27  $             7

       Stockholders' equity                                                               9,970           10,770
                                                                                ---------------  ---------------

                                                                                $         9,997  $        10,777
                                                                                ===============  ===============



                          GLOBAL BANCORP AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                        December 31, 1996, 1997 and 1998


NOTE N - PARENT COMPANY ONLY CONDENSED FINANCIAL DATA - CONTINUED

                             STATEMENTS OF EARNINGS

                             Year ended December 31,

                                 (in thousands)


                                                                    1996             1997              1998
                                                              ---------------   ---------------  ---------------

       Income
         Miscellaneous income                                 $            21   $            25  $            10

         Expenses
           General and administrative                                      16                19               91
                                                              ---------------   ---------------  ---------------

              Earnings (loss) before income
                taxes and equity in earnings
                of subsidiary                                               5                 6              (81)

         Income tax (expense) benefit                                      (2)               (4)              33
                                                              ---------------   ---------------  ---------------

                                                                            3                 2              (48)
         Equity in earnings of Capitol Thrift
           and Loan Association                                           816               630            1,103
                                                              ---------------   ---------------  ---------------

         NET EARNINGS                                         $           819   $           632  $         1,055
                                                              ===============   ===============  ===============


                          GLOBAL BANCORP AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                        December 31, 1996, 1997 and 1998


NOTE N - PARENT COMPANY ONLY CONDENSED FINANCIAL DATA - CONTINUED

                            STATEMENTS OF CASH FLOWS

                             Year ended December 31,

                                 (in thousands)


                                                                    1996             1997              1998
                                                              ---------------   ---------------  ---------------

Increase (decrease) in cash and cash equivalents

     Cash flows from operating activities:
       Net earnings                                           $           819   $           632  $         1,055
       Adjustment to reconcile net earnings to net
         cash provided by operating activities
           Increase (decrease) in accrued expenses
              and other liabilities                                         1                (5)             (20)
           Cash dividends from subsidiary                                 138               251              337
           Undistributed earnings of subsidiary                          (816)             (630)          (1,103)
                                                              ---------------   ---------------  ---------------

              Net cash provided by operating
                activities                                                142               248              269
                                                              ---------------   ---------------  ---------------

     Cash flows from investing activities:
       Investment in subsidiary                                             -              (100)               -
                                                              ---------------   ---------------  ---------------

     Cash flows from financing activities:
       Dividends paid                                                    (138)             (263)            (255)
       Proceeds from exercise of stock options                              -               119                -
                                                              ---------------   ---------------  ---------------

              Net cash used in financing activities                      (138)             (144)            (255)
                                                              ---------------   ---------------  ---------------

Net increase in cash and cash equivalents                                   4                 4               14

Cash and cash equivalents at beginning of year                             19                23               27
                                                              ---------------   ---------------  ---------------

Cash and cash equivalents at end of year                      $            23   $            27  $            41
                                                              ===============   ===============  ===============


     No persons have been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Humboldt Bancorp. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Humboldt Bancorp since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY ........................................................  4

SUMMARY CONSOLIDATED FINANCIAL DATA .......................................  6

RISK FACTORS .............................................................. 10

USE OF PROCEEDS ........................................................... 20

CAPITALIZATION ............................................................ 20

MARKET PRICES ............................................................. 20

DIVIDEND POLICY ........................................................... 21

DESCRIPTION OF THE MERGER ................................................. 22

ORGANIZATIONAL CHART ...................................................... 23

PRO FORMA FINANCIAL STATEMENTS ............................................ 24

REGULATORY CAPITAL AND LEVERAGE RATIO ..................................... 30

HUMBOLDT BANCORP SELECTED FINANCIAL DATA .................................. 30

HUMBOLDT BANCORP MANAGEMENT'S
     DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATION ............................................. 33

BUSINESS OF HUMBOLDT BANCORP .............................................. 66

SUPERVISION AND REGULATION OF HUMBOLDT BANCORP,
     HUMBOLDT BANK AND CAPITOL VALLEY BANK ................................ 80

MANAGEMENT OF HUMBOLDT BANCORP ............................................ 91

HUMBOLDT BANCORP
EXECUTIVE COMPENSATION .................................................... 93

SECURITIES OWNERSHIP ...................................................... 98

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ............................ 99

GLOBAL BANCORP SELECTED FINANCIAL DATA ................................... 100

GLOBAL BANCORP MANAGEMENT'S
     DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATION ............................................ 101

BUSINESS OF GLOBAL BANCORP ............................................... 123

PLAN OF DISTRIBUTION ..................................................... 128

SHARES ELIGIBLE FOR FUTURE SALE .......................................... 130

DESCRIPTION OF CAPITAL STOCK ............................................. 131

EXPERTS .................................................................. 131

LEGAL MATTERS ............................................................ 132

WHERE YOU CAN FIND MORE INFORMATION ...................................... 132

INDEX TO FINANCIAL STATEMENTS ............................................ F-1

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized list of the estimated expenses to be incurred in connection with this offering of the securities being offered hereunder.

                                AMOUNT TO BE PAID

SEC Registration fee ................................................... $2,224
NASDAQ National Market listing fee .......................................... *
Printing and Engraving expenses ............................................. *
Legal fees and expenses ..................................................... *
Blue Sky qualification fees and expenses .................................... *
Accounting fees and expenses ................................................ *
Transfer Agent and registrar fees ........................................... *
Miscellaneous ............................................................... *
      Total ............................................................ $

* To be filed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Articles of Incorporation and Bylaws of Humboldt Bancorp provide for indemnification of agents including directors, officers and employees to the maximum extent allowed by California law including the use of an indemnity agreement. Humboldt Bancorp's Articles further provide for the elimination of director liability for monetary damages to the maximum extent allowed by California law. The indemnification law of the State of California generally allows indemnification in matters not involving the right of the corporation, to an agent of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of such person was unlawful. California law, with respect to matters involving the right of a corporation, allows indemnification of an agent of the corporation, if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its shareholders; provided that there will be no indemnification for: (i) amounts paid in settling or otherwise disposing of a pending action without court approval; (ii) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval; (iii) matters in which such person will have been adjudged to be liable to the corporation unless and only to the extent that the court in which the proceeding is or was pending will determine that such person is entitled to be indemnified; or (iv) other matters specified in the California General Corporation Law.

     Humboldt Bancorp's Bylaws provide that Humboldt Bancorp will to the maximum extent permitted by law have the power to indemnify its directors, officers and employees. Humboldt Bancorp's Bylaws also provide that Humboldt Bancorp will have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not Humboldt Bancorp would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of Humboldt Bancorp's Bylaws. Certain directors and executive officers of Humboldt Bancorp's subsidiary, Humboldt Bank, have an indemnification agreement with Humboldt Bank that provides that Humboldt Bank will indemnify such person to the full extent authorized by the applicable provisions of California law, subject to federal banking law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         (A) On September 29, 1999, Humboldt Bancorp acquired all of the outstanding shares of common stock of Silverado Merger Corporation from 17 shareholders in exchange for 45,002 shares of its common stock valued at $540,024 and warrants to purchase in the aggregate 90,000 shares of common stock. The transaction was exempt from registration upon reliance of Section 4(2) of the Securities Act and Rule 506 of regulation D. No commission was paid in connection with the transaction.

         (B) On September 29, 1999, Humboldt Bancorp sold a total of 133,108 shares of its common stock at $12.00 per share to 27 accredited and 26 non-accredited sophisticated investors raising in the aggregate $1,597,296. The shares were sold in a private placement in connection with the merger of Silverado Merger Corporation. The transaction was exempt from registration upon reliance of Section 4(2) of the Securities Act and Rule 506 of regulation D. No commission was paid in connection with the transaction. This transaction should not be integrated with the present offering pursuant to Rule 152.

         (C) On September 17, 1999, Humboldt Bancorp sold a total of 22,250 shares of its common stock at $12.00 per share to 5 accredited and 3 non-accredited sophisticated investors raising in the aggregate amount $267,000. The purchasers were board members of the Company's subsidiary, Capitol Valley Bank. The transaction was exempt from registration upon reliance of Section 4(2) of the Securities Act and Rule 506 of regulation D. This transaction should not be integrated with the present offering pursuant to Rule 152. No commission was paid in connection with the transaction.

ITEM 16.  EXHIBITS

     (a)  Exhibits

     2.1 Second Restatement of Agreement and Plan of Reorganization and Merger by and among Humboldt Bancorp, Humboldt Bank, Global Bancorp and Capitol Thrift & Loan Association dated as of November 5, 1999 (1).

     3.1  Amended and Restated  Articles of Incorporation  of Humboldt  Bancorp.
          (2)

     3.2  Bylaws of Humboldt Bancorp. (2)

     5.1  Opinion re: legality of counsel. *

     10.1 Amended Employment Agreement with Theodore S. Mason (3)

     10.2 Director Fee Plan (4)

     10.3 Amended Humboldt Bancorp Stock Option Plan (4)

     10.4 Salary Continuation Agreement with Theodore S. Mason (4)

     10.5 Salary Continuation Agreement with Alan J. Smyth (4)

     10.6 Salary Continuation Agreement with Ronald V. Barkley (4)

     10.7 Salary Continuation Agreement with Paul A. Ziegler (4)

     10.8 Director-Shareholder's Agreement in the Global Bancorp and Humboldt Bank merger. (1)

     10.9 Affiliate's Agreement (1)

     10.10 Trust Indenture (1)

     10.11 Deferred Compensation Agreement with Theodore Mason (1)

     10.12 Deferred Compensation Agreement with Alan J. Smyth (1)

     10.13 Deferred Compensation Agreement with Ronald V. Barkley (1)

     10.14 Plan of Reorganization with Silverado Merger Co. (1)

     11.1 Statement re: computation of per share earnings is included in Note N to the financial statements to the proxy statement/prospectus included in Part I of this Registration Statement.

     21.1 Subsidiaries of Humboldt Bancorp are Humboldt Bank, a California state chartered bank, Capitol Valley Bank, a California state chartered bank, and Bancorp Financial Services, a California corporation.

     23.1 Consent of Bartel Eng Linn & Schroder is included with the opinion re: legality as Exhibit 5.1 to this Registration Statement. *

     23.2 Consent of Richardson & Company, independent accountants for Humboldt Bancorp.

     23.3 Consent of Grant Thornton, independent accountants for Global Bancorp.

     23.4 Consent of PricewaterhouseCoopers LLP, accountants for Global Bancorp.

     99.1 Subscription Agreement.

     (1) Incorporated by reference to Humboldt Bancorp's Registration Statement on Form S-4 filed on November 12, 1999.

     (2) Incorporated by reference to the Company's Form 10-KSB for the fiscal year ended December 31, 1996 and previously filed with the Commission.

     (3) Incorporated by reference to the Company's Definitive Proxy Statement for the Company's 1996 Annual Meeting previously filed with the Commission (and, with respect to the Stock Option Plan, as amended pursuant to the terms set forth in the Definitive Proxy Statement for the Company's 1998 Annual Meeting).

     (4) Incorporated by reference to the Company's Form 10-K for the fiscal year ended December 31, 1998 and previously filed with the Commission.

         *        To be filed by Amendment.

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus with is part of the registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Eureka, California, on November __, 1999.

                           HUMBOLDT BANCORP

                           /s/ Theodore S. Mason
                           ---------------------------------
                           Theodore S. Mason, President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Known All Persons By These Present, that each person whose signature appears below appoints Theodore S. Mason or Alan J. Smyth as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, to sign any amendment (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he may do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of his substitutes, may lawfully do or cause to be done by virtue hereof.





/s/ Theodore D. Mason                       11-8-99         /s/ Alan J. Smyth                            11-8-99
-----------------------------------        ---------        ------------------------------------        ---------
Theodore S. Mason, President, Chief           Date          Alan J. Smyth, Senior Vice President           Date
Executive Officer & Director                                & Board Secretary (Principal
(Principal Executive Officer)                               Accounting and Financial Officer)


/s/ Ronald F. Angell                        11-9-99
-----------------------------------        ---------        ------------------------------------        ---------
Ronald F. Angell,                             Date          Marguerite Dalianes, Director                  Date
Director


/s/ Gary L. Evans                           11-9-99         /s/ Lawrence Francesconi                     11-8-99
-----------------------------------        ---------        ------------------------------------        ---------
Gary L. Evans, Director                       Date          Lawrence Francesconi,                          Date
                                                            Chairman of the Board

                                                            /s/ James O. Johnson                         11-8-99
-----------------------------------        ---------        ------------------------------------        ---------
Clayton R. Janssen, Director                  Date          James O. Johnson, Director                     Date


/s/ John McBeth                             11-8-99         /s/ Michael Renner                           11-08-99
-----------------------------------        ---------        ------------------------------------        ---------
John McBeth, Director                         Date          Michael Renner, Director                       Date




/s/ Jerry L. Thomas                       Nov. 8, 1999
-----------------------------------        ---------        ------------------------------------        ---------
Jerry L. Thomas, Director                     Date          Edythe E. Vaissade, Director                   Date


/s/ John R. Winzler                         11/8/99
-----------------------------------        ---------        ------------------------------------        ---------
John R. Winzler, Director                     Date

